     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SYBRON INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)
                            ------------------------

              WISCONSIN                                  3843                                 22-2849508
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of incorporation or organization)          Classification Code Number)                Identification Number)

                           411 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               R. JEFFREY HARRIS
                VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY
                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                              MILWAUKEE, WI 53202
                                 (414) 274-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

             BRUCE C. DAVIDSON                            EDWARD T. SWAN, P.C.
              QUARLES & BRADY                               KIRKLAND & ELLIS
         411 EAST WISCONSIN AVENUE                      200 EAST RANDOLPH DRIVE
         MILWAUKEE, WISCONSIN 53202                     CHICAGO, ILLINOIS 60601
               (414) 277-5000                                (312) 861-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective and all conditions prerequisite have been satisfied or waived.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                             PROPOSED MAXIMUM         PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE             AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED(1)(4)(5)         PER UNIT(1)           OFFERING PRICE(2)     REGISTRATION FEE(3)(5)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..........................     4,667,000 shs.               N/A                      (2)                    $2,426
=================================================================================================================================

(1) Under the Agreement and Plan of Reorganization (the "Reorganization Agreement") to which this Registration Statement relates, outstanding shares of LRS Acquisition Corp. ("LRS") Common Stock and Preferred Stock will be converted into, and outstanding options and an outstanding warrant to acquire LRS Common Stock will be exchanged for, shares of Sybron International Corporation ("Sybron") Common Stock based on the average closing sale price of Sybron Common Stock on the New York Stock Exchange for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date, as provided in the Reorganization Agreement. Since the number of shares of Sybron Common Stock to be issued will not be determined until the Closing Date, the number of shares registered hereby is an arbitrary number intended to be more than sufficient to cover the maximum number that could be issued under the pricing formula.

(2) Estimated pursuant to Rule 457(f)(2) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the book value of the LRS securities to be acquired by Sybron in the transaction, computed as of January 31, 1998, as adjusted to add the redemption value of the Preferred Stock to the amount of the stockholders' deficit shown on the balance sheet, resulting in adjusted stockholders' equity of LRS in the amount of $8,222,000.

(3) Includes the fee of $1,682 paid to the Commission on February 24, 1998, upon filing of preliminary materials with respect to this transaction. Pursuant to Rule 457(b), the $744 balance of the registration fee is being paid to the Commission upon filing of this Registration Statement.

(4) To the extent that less than the maximum number of shares registered hereby are issued pursuant to the Reorganization Agreement, Sybron may use the remaining shares to cover the exercise of any LRS stock options assumed pursuant to the Reorganization Agreement, by filing one or more post-effective amendments hereto on the appropriate registration form.

(5) This Registration Statement may also cover the public reoffering of the securities registered hereunder by persons who may be deemed to be underwriters through the use of a separate reoffering prospectus included in a post-effective amendment hereto on Form S-3, with no additional registration fee.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             LRS ACQUISITION CORP.
                              9900 OLD GROVE ROAD
                       SAN DIEGO, CALIFORNIA  92131-1683


                                                                  March 12, 1998
Dear Stockholder:

    You are cordially invited to attend a Special Meeting of the Stockholders of LRS Acquisition Corp. ("LRS") to be held on Thursday, April 9, 1998, at the principal offices of LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California, at 9:00 a.m., local time. At the Special Meeting, you will be asked to approve an Agreement and Plan of Reorganization, dated as of January 23, 1998, by and among Sybron International Corporation ("Sybron"), Normandy Acquisition Co. ("Acquisition"), LRS and Liberty Partners Holdings 5, L.L.C. (the "Reorganization Agreement"). The Reorganization Agreement provides for the acquisition of LRS by Sybron through the merger of Acquisition, a wholly owned subsidiary of Sybron, with and into LRS (the "Merger").

    Upon consummation of the Merger, all outstanding shares of LRS Common Stock and LRS Preferred Stock will be converted into, and outstanding options and an outstanding warrant to acquire LRS Common Stock will be exchanged for, shares of Sybron Common Stock. The exchange ratios will be determined under formulas based on the values assigned to the various LRS securities and the average closing sale price per share of Sybron Common Stock on the New York Stock Exchange for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date (the "Average Sybron Stock Price"), as provided in the Reorganization Agreement and described in the attached Proxy Statement/Prospectus. Any resulting fractional share interests will be paid in cash. If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145, each outstanding share of Series A Preferred Stock would have been converted into
43.7739571 shares of Sybron Common Stock, each outstanding share of Series B Preferred Stock would have been converted into 58.20405 shares of Sybron Common Stock, each outstanding share of unrestricted LRS Common Stock would have been converted into 325.0008 shares of Sybron Common Stock, and each outstanding Nonvested Restricted Share of LRS Common Stock would have been converted into
234.43598 shares of Sybron Common Stock. The LRS Warrant would have been exchanged for 641,291 shares of Sybron Common Stock, and each LRS Option, assuming all of the outstanding LRS Options were exchanged, would have been exchanged for 226.16124 shares of Sybron Common Stock for each share of LRS Common Stock issuable upon exercise of such option (assuming 100% vesting). The actual exchange ratios will be determined by the Average Sybron Stock Price and the other elements of the formulas determining the exchange ratios at the time the Merger is consummated. If the Average Sybron Stock Price is greater than $27.625, LRS, and if the Average Sybron Stock Price is less than $18.4375, LRS or Sybron, shall have the right but not the obligation to terminate the Reorganization Agreement prior to Closing.

    THE BOARD OF DIRECTORS OF LRS HAS CAREFULLY CONSIDERED THE TERMS OF THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE MERGER IS ADVISABLE, FAIR
AND IN THE BEST INTERESTS OF LRS AND ITS SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT. Holders of LRS Common Stock will receive shares of Sybron Common Stock in a tax-free reorganization having a market value representing a significant premium to LRS' book value. Sybron Common Stock is actively traded on the New York Stock Exchange. Consequently, the stockholders of LRS will have their shares converted into a publicly traded security representing ownership in a significantly larger and more diversified enterprise.

    The attached Proxy Statement/Prospectus describes the Reorganization Agreement, the Merger, and related transactions. The Reorganization Agreement is attached as Appendix A to the Proxy Statement/Prospectus. Information concerning LRS, Sybron and Acquisition is also provided in the Proxy Statement/Prospectus or incorporated by reference and available upon request.

    The consummation of the Merger is subject to the satisfaction of certain conditions. Before the Merger is consummated, you will receive instructions concerning the exchange of your LRS securities. PLEASE DO NOT REMIT YOUR CERTIFICATES UNTIL YOU RECEIVE THOSE INSTRUCTIONS.

    The affirmative vote of the holders of the majority of the outstanding shares of LRS Common Stock, 75% of the outstanding shares of LRS Preferred Stock, and 75% of the outstanding shares of LRS Common Stock held by the original investors in LRS, is required to approve and adopt the Reorganization Agreement. As described in the Proxy Statement/Prospectus, the holders of more than the requisite amount of shares have indicated that they intend to vote for the Reorganization Agreement. Failure to execute and return the accompanying proxy card or to vote in person at the Special Meeting will have the effect of a vote cast against approval of the Reorganization Agreement. To be sure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

                                        Very truly yours,

                                        Gordon Nye
                                        President and Chief Executive Officer

                            LRS ACQUISITION CORP.
                             9900 OLD GROVE ROAD
                      SAN DIEGO, CALIFORNIA  92131-1683

                               -------------------

                          NOTICE OF SPECIAL MEETING
                          OF STOCKHOLDERS TO BE HELD
                               ON APRIL 9, 1998

                             -------------------
To the Stockholders of
  LRS Acquisition Corp.:

    A special meeting of the stockholders of LRS Acquisition Corp. ("LRS") will be held at the principal offices of LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California, on Thursday, April 9, 1998 at 9:00 a..m., local time (the "Special Meeting"), for the following purposes:

                 (1) To consider and vote upon the approval and adoption of the Agreement and Plan of Reorganization, dated as of January 23, 1998, by and among Sybron International Corporation ("Sybron"), Normandy Acquisition Co. ("Acquisition"), LRS and Liberty Partners Holdings 5, L.L.C. (the "Reorganization Agreement"), providing for the merger of Acquisition with and into LRS (the "Merger"), pursuant to which each issued and outstanding share of LRS Common Stock and LRS Preferred Stock will be converted into, and outstanding options and an outstanding warrant to acquire LRS Common Stock will be exchanged for, shares of Sybron Common Stock, plus cash in lieu of any fractional share, all as described and set forth in the Proxy Statement/Prospectus accompanying this notice (to which a copy of the Reorganization Agreement is attached as Appendix A); and

                 (2) To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

        Only holders of record of LRS Common Stock and LRS Preferred Stock at the close of business on March 9, 1998 are entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of LRS Common Stock, 75% of the outstanding shares of LRS Preferred Stock, and 75% of the outstanding shares of LRS Common Stock held by the original investors in LRS, is required for approval and adoption of the Reorganization Agreement. As described in the Proxy Statement/Prospectus, the holders of more than the requisite amount of shares have indicated that they intend to vote for the Reorganization Agreement.

         Under Delaware law, appraisal rights are available to holders of record of LRS Common Stock and LRS Preferred Stock who object to the Merger.
If you object to the Merger and desire to be paid in cash the fair value of your shares, you must deliver to LRS, before the taking of the vote on the Merger, a written demand for appraisal of your shares, you must not vote in favor of the Merger, and you must otherwise comply with the procedures set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached to the Proxy Statement/Prospectus as Appendix B. Pursuant to the terms of the Amended and Restated Stockholders Agreement of LRS dated as of June 13, 1994 (the "LRS Stockholders Agreement"), holders of shares of LRS Common Stock subject thereto must waive any dissenters, appraisal or similar rights with respect to the Merger if the Merger is approved by holders of a majority of the shares of LRS Common Stock covered thereby. Holders of approximately 91.2% of the outstanding shares of LRS Common Stock are parties to the LRS Stockholders Agreement. It is a condition to Sybron's obligation to consummate the Merger that appraisal rights not be asserted with respect to more than 2% of the outstanding shares of LRS Common Stock or more than 2% of the outstanding shares of LRS Preferred Stock.

                                        By Order of the Board of Directors,

                                        David J. Milner
                                        Secretary
San Diego, California
March 12, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                                PROXY STATEMENT
                                       OF
                             LRS ACQUISITION CORP.
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 9, 1998

                               ---------------

                                  PROSPECTUS
                                      OF
                       SYBRON INTERNATIONAL CORPORATION

         This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Normandy Acquisition Co., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of Sybron International Corporation, a Wisconsin corporation ("Sybron"), with and into LRS Acquisition Corp., a Delaware corporation ("LRS"), and is being furnished to the stockholders of LRS in connection with the solicitation of proxies by the LRS Board of Directors (the "LRS Board") for use at the special meeting of LRS stockholders (the "Special Meeting") to be held at the principal offices of LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California, on Thursday, April 9, 1998 at 9:00 a..m., local time, and at any adjournment or postponement thereof.

         This Proxy Statement/Prospectus also constitutes a prospectus of Sybron filed as part of the Registration Statement (defined below) with respect to the shares of Common Stock, $0.01 par value per share, of Sybron ("Sybron Common Stock") to be issued pursuant to an Agreement and Plan of Reorganization, dated as of January 23, 1998, by and among Sybron, Acquisition, LRS and Liberty Partners Holdings 5, L.L.C. ("Liberty") (the "Reorganization Agreement"). The actual number of shares of Sybron Common Stock to be issued pursuant to the Reorganization Agreement will be determined by the average closing sale price per share of Sybron Common Stock on the New York Stock Exchange for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date of the Merger and the other elements of the pricing formulas provided in the Reorganization Agreement to determine the exchange ratios for the conversion or exchange of the LRS securities outstanding immediately before the Merger. If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145, approximately 3,747,351 shares of Sybron Common Stock would have been issuable pursuant to the Reorganization Agreement. See "The Merger -- General."
                        -------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.

                               ---------------


         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Sybron, Acquisition or LRS or in the information set forth herein since the date of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus does not cover any resale of the securities to be received by securityholders of LRS upon consummation of the proposed transaction, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

        The date of this Proxy Statement/Prospectus is March 12, 1998. This Proxy Statement/Prospectus is first being mailed to stockholders of LRS on or about March 12, 1998.

                             AVAILABLE INFORMATION

         Sybron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Sybron has been an electronic filer with the SEC since May 1996. The SEC maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, proxy and information statements and other information regarding registrants that file electronically. Sybron Common Stock (symbol "SYB") is listed on the New York Stock Exchange (the "NYSE"), and such reports, statements and other information concerning Sybron should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. LRS is not subject to the informational requirements of the Exchange Act and its securities do not trade in any public market.

         Sybron has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of Sybron Common Stock issuable pursuant to the Reorganization Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO SYBRON WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM SYBRON, AT ITS PRINCIPAL EXECUTIVE OFFICES, AT 411 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202, ATTENTION:
TRICIA MINTZLAFF, INVESTOR RELATIONS (TELEPHONE: (414) 274-6600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY APRIL 2, 1998.

         Sybron will provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents which are incorporated herein by reference. Requests for such documents should be directed to the person indicated above.

         The following document(s) previously filed by Sybron with the SEC pursuant to the Exchange Act (File No. 1-11091) are incorporated in this Proxy Statement/Prospectus by reference:

             1. Sybron's Annual Report on Form 10-K for the year ended September 30, 1997 (which incorporates certain portions of Sybron's Proxy Statement dated December 23, 1997 for its Annual Meeting of Shareholders on January 30, 1998); and

             2. Sybron's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

         In lieu of incorporating by reference the description of Sybron Common Stock contained in Sybron's Registration Statement on Form 8-B dated January 13, 1994, such description is included in this Proxy Statement/Prospectus. See "Description of Sybron Capital Stock."

         All documents filed by Sybron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date on which the Special Meeting is held shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         The information relating to Sybron contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         FORWARD-LOOKING STATEMENTS; CAUTIONARY FACTORS. This Proxy Statement/Prospectus and the documents incorporated by reference herein may contain forward-looking statements made by or on behalf of Sybron or LRS, respectively. Readers are cautioned not to place undue reliance on these forward-looking statements. Such statements are based upon management's expectations at the time made and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. The words "anticipate", "believe", "estimate", "expect", "project", "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Sybron's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Cautionary Factors" in the Sybron documents incorporated herein by reference.

                               ------------------

         The information contained in this Proxy Statement/Prospectus with respect to Sybron and Acquisition has been supplied by Sybron. The information contained herein with respect to LRS has been supplied by LRS.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . .  2

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         The Parties to the Reorganization  . . . . . . . . . . . . . . . . .  7
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . .  9
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Comparison of Shareholder Rights . . . . . . . . . . . . . . . . . . 13
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . 14
         Sybron Unaudited Pro Forma Combined Financial Data . . . . . . . . . 18
         Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . 20
         Market Price Data  . . . . . . . . . . . . . . . . . . . . . . . . . 21
         Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . 22

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Place, Time and Date . . . . . . . . . . . . . . . . . . . . . . . . 23
         Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Record Date; Shares Entitled to Vote . . . . . . . . . . . . . . . . 23
         Vote Required for Approval . . . . . . . . . . . . . . . . . . . . . 23
         Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . 24

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Conversion and Exchange of Outstanding LRS Securities  . . . . . . . 26
         Gross Merger Price Adjustments . . . . . . . . . . . . . . . . . . . 29
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . 30
         Reasons for the Merger; Recommendation of the LRS Board  . . . . . . 31
         Interest of Certain Persons in the Merger  . . . . . . . . . . . . . 32
         Management and Operations of LRS After the Merger  . . . . . . . . . 34
         Conduct of Business Pending the Merger . . . . . . . . . . . . . . . 34
         Representations, Warranties and Covenants  . . . . . . . . . . . . . 35
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . 36
         Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . 37
         Termination; Amendment; Waiver . . . . . . . . . . . . . . . . . . . 37
         LRS Representatives  . . . . . . . . . . . . . . . . . . . . . . . . 38
         Indemnity; Escrow Agreement  . . . . . . . . . . . . . . . . . . . . 38
         Exchange of LRS Certificates; No Fractional Shares . . . . . . . . . 40
         Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . . 42
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . 43
         Resale of Sybron Common Stock  . . . . . . . . . . . . . . . . . . . 44
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . 45

BUSINESS OF SYBRON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         Operating Strategies . . . . . . . . . . . . . . . . . . . . . . . . 46

         Certain Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

BUSINESS, MANAGEMENT AND SECURITYHOLDERS OF LRS . . . . . . . . . . . . . . . . . . . . . . . . 49
         Organization and Commencement of Operations  . . . . . . . . . . . . . . . . . . . . . 49
         General Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         Historical Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         Marketing and Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         Manufacturing and Sourcing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         Facilities and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         Market Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
         Market Information and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
         Principal Stockholders and Security Ownership of Management of LRS   . . . . . . . . . 55
         Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
         Interests of Management and Certain Other Transactions . . . . . . . . . . . . . . . . 58

MANAGEMENT'S DISCUSSION AND ANALYSIS OF LRS'
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . 59
         Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
         Year Ended December 31, 1997
            Compared to the Year Ended December 31, 1996 .  . . .  . . . . . . . . . . . . . .  60
         Year Ended December 31, 1996
            Compared to the Year Ended December 31, 1995  . .  .  . . . . . . . . . . . . . . . 60
         Liquidity And Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
         Impact of Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
         Impact of Inflation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

DESCRIPTION OF SYBRON CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         Certain Statutory Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         Comparison of Sybron Articles and Bylaws to LRS Certificate and Bylaws . . . . . . . . 65
         Comparison of Delaware and Wisconsin Law . . . . . . . . . . . . . . . . . . . . . . . 71
         Certain Contractual Rights of LRS Securityholders  . . . . . . . . . . . . . . . . . . 76

RIGHTS OF DISSENTING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

CERTAIN INFORMATION CONCERNING SYBRON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

                                                                                               PAGE
                                                                                               ----
INDEX TO LRS FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A - Agreement and Plan of Reorganization . . . . . . . . . . . . . . . . . . . . . . . A-1

APPENDIX B - Section 262 of the Delaware General Corporations Law--Appraisal Rights . . . . . . B-1

APPENDIX C - Example of Calculation of Merger Price and Exchange Ratios . . . . . . . . . . . . C-1

                                    SUMMARY

         The following summary information is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the Appendices and the documents incorporated herein by reference. Unless otherwise indicated, all financial and other data in this Proxy Statement/Prospectus have been restated to give retroactive effect to stock splits, including Sybron's two-for-one stock split in the form of a 100% share dividend effected on February 20, 1998 (the "Sybron 1998 Stock Split"). However, data in Sybron's Annual Report on Form 10-K for the year ended September 30, 1997 do not reflect the Sybron 1998 Stock Split, which was declared after the 10-K was filed. Capitalized terms used and not otherwise defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus or in the Reorganization Agreement.

                       THE PARTIES TO THE REORGANIZATION

SYBRON

         Sybron, through its subsidiaries, is a leading manufacturer of value-added products for the laboratory and professional dental and orthodontic markets in the United States and abroad. Its laboratory business provides plastic labware, microscope slides, disposable diagnostic products, consumables, temperature control apparatus and water purification systems to industrial, academic, clinical, governmental and biotechnology laboratories. Its dental and orthodontic businesses provide a diversified line of consumable products to dentists and orthodontic appliances and related products to orthodontists. Sybron has been pursuing a growth strategy designed to increase sales and enhance operating margins. Elements of that strategy include emphasis on acquisitions, product line extensions, new product introductions and international growth. Sybron's consolidated net sales have increased from $383 million in the fiscal year ended September 30, 1992 to $795 million in the fiscal year ended September 30, 1997. In fiscal year 1997, Sybron's sales outside the United States represented approximately 32% of net sales. Sybron's principal executive offices are located at 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202; its telephone number is (414) 274-6600. See "Business of Sybron."

ACQUISITION

         Acquisition, a wholly-owned subsidiary of Sybron, is a Delaware corporation which was incorporated by Sybron for the purpose of consummating the Merger. It will have no operations except as contemplated by the Reorganization Agreement. At the Effective Time of Merger, Acquisition will be merged with and into LRS, which will be the surviving corporation in the Merger. Following the Effective Time of Merger, Acquisition will cease to exist. Acquisition's principal executive offices are the same as Sybron's, located at 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202; telephone number (414) 274-6600. See "Business of Sybron--Acquisition."

LRS

         LRS, through its wholly owned subsidiaries, designs, manufactures, markets and distributes orthodontic appliances and products. LRS is a holding company whose principal subsidiary is "A" Company Orthodontics, a Delaware corporation (" "A" Company"), which is a developer, manufacturer and provider of orthodontic products. LRS has five other direct or indirect wholly owned subsidiaries, which are referred to herein collectively with LRS and "A" Company as the "LRS Companies." LRS' principal executive offices are located at 9900 Old Grove Road, San Diego, California 92131-1683; its telephone number is (619) 635-9300. See "Business, Management and Securityholders of LRS."

LIBERTY

         Liberty, a Delaware limited liability company, was organized for the sole purpose of investing in LRS Common Stock and a warrant to purchase shares of LRS Common Stock. The members of Liberty are (i) Liberty Investments 5, Inc., a Delaware corporation which holds a 76.5% profits interest in Liberty and is in turn wholly owned by the State Board of Administration of Florida and
(ii) Liberty Investment Partners 5, a Delaware general partnership which holds a 23.5% profits interest in Liberty. Liberty Partners, L.P., a Delaware limited partnership, is the sole manager of Liberty. Liberty Capital Partners, Inc., an investment management firm, is the sole general partner of Liberty Partners, L.P. and is the investment advisor to the State Board of Administration of Florida. Certain individuals, including Michael Kluger and Peter Bennett, who serve as directors of LRS, are general partners of Liberty Investment Partners 5, limited partners of Liberty Partners, L.P., and stockholders of Liberty Capital Partners, Inc. Liberty (also referred to herein as the "LRS Warrantholder") is a party to the Reorganization Agreement because, in addition to holding 1,868.03 shares of LRS Common Stock, it holds a warrant to acquire 2,000 shares of LRS Common Stock (the "LRS Warrant") which will be exchanged for shares of Sybron Common Stock pursuant to the Reorganization Agreement. See "The Merger--Conversion and Exchange of Outstanding LRS Securities."

                              THE SPECIAL MEETING

PLACE, TIME AND DATE; PURPOSE

         The Special Meeting of holders of LRS Common Stock and LRS Preferred Stock (as defined below) (collectively, "LRS Stockholders") will be held at the principal offices of LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California, on Thursday, April 9, 1998 at 9:00 a.m., local time. The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Reorganization Agreement (attached hereto as Appendix A) providing for the Merger. See "The Special Meeting--Place, Time and Date" and "--Purpose."

RECORD DATE; SHARES ENTITLED TO VOTE

         The LRS Board has fixed the close of business on March 9, 1998 as the record date for determination of the stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only holders of record of shares of Common Stock, par value $.01 per share, of LRS (the "LRS Common Stock"), Series A Preferred Stock, par value $1.00 per share, of LRS (the "LRS Series A Preferred Stock") and Series B Preferred Stock, par value $1.00 per share, of LRS (the "LRS Series B Preferred Stock" and, together with the LRS Series A Preferred Stock, the "LRS Preferred Stock"), on the Record Date will be entitled to notice and to vote at the Special Meeting. Each share of LRS Common Stock and each share of LRS Preferred Stock is entitled to one vote on the Reorganization Agreement. Except as otherwise provided in the Amended and Restated Certificate of Incorporation of LRS (the"LRS Certificate"), the Amended and Restated Stock and Warrant Purchase Agreement dated as of June 13, 1994, by and among LRS and the Investors named therein (the "LRS Stock and Warrant Purchase Agreement") and as otherwise required by law, the LRS Preferred Stock has no voting rights. The holders of LRS Common Stock have such voting rights as are provided in the LRS Certificate, the Amended and Restated Stockholders Agreement of LRS dated as of June 13, 1994 (the "LRS Stockholders Agreement") and as otherwise required by law. Pursuant to the LRS Certificate, holders of a majority of the shares of LRS Preferred Stock may require LRS to redeem all or any portion of the LRS Preferred Stock upon the consummation of the Merger. Holders of more than a majority of the LRS Preferred Stock have indicated that they do not intend to require LRS to redeem their shares of LRS Preferred Stock in connection with the Merger, and, if no such election is made, and the Merger is approved, all of the LRS Preferred will be exchanged for shares of Sybron Common Stock pursuant to the Reorganization Agreement. It is a condition to Sybron's obligation to consummate the Merger that such right of redemption not be asserted. All holders of LRS Preferred Stock are parties to the LRS Stock and Warrant Purchase Agreement. The LRS Stock and Warrant Purchase Agreement provides that LRS may not merge with or into any other person without the prior written consent of the holders of 75% of the shares of LRS Preferred Stock. A vote to approve the Reorganization Agreement by the holders of LRS Preferred Stock will constitute such consent. At the Record Date, there were outstanding 7,755 shares of LRS Common Stock, 4,110.68 shares of LRS Series A Preferred Stock and 5,192.65 shares of LRS Series B Preferred Stock. See "The Special Meeting--Record Date; Shares Entitled to Vote."

VOTE REQUIRED FOR APPROVAL

         The following votes are required for the approval of the Reorganization Agreement by the LRS Stockholders at the Special Meeting: (i) the affirmative vote of holders of a majority of the outstanding shares of LRS Common Stock is required pursuant to the Delaware General Corporation Law ( the "DGCL") and the LRS Certificate, (ii) the affirmative vote of 75% of the shares of LRS Common Stock held by parties to the LRS Stockholders Agreement is required pursuant to the LRS Stockholders Agreement, and (iii) holders of 75% of the outstanding shares of LRS Preferred Stock must provide their consent pursuant to the LRS Stock and Warrant Purchase Agreement. At the Record Date, the directors and executive officers of LRS and their affiliates beneficially owned approximately 93.0% of the outstanding shares of LRS Common Stock, 100% of the LRS Series A Preferred Stock and 94.3% of the LRS Series B Preferred Stock entitled to vote at the Special Meeting. Liberty held 1,868.03 shares of LRS Common Stock, of which 1,429.04 shares were beneficially owned by the State Board of Administration of Florida, LRS' principal lender, which also owns all of the outstanding LRS Series A Preferred Stock. Liberty, the State Board of Administration of Florida, and all of the directors and executive officers of LRS have indicated their intention to vote their shares for approval of the Reorganization Agreement. Pursuant to the terms of the LRS Stockholders Agreement, if holders of a majority of the shares of LRS Common Stock which are subject thereto vote to approve and adopt the Merger, all other holders of LRS Common Stock who are party to the LRS Stockholders Agreement must consent to and raise no objections to the Merger. Holders of approximately 91.2% of the outstanding shares of LRS Common Stock are subject to the provisions of the LRS Stockholders Agreement and holders of a majority of the shares of LRS Common Stock which are subject to the LRS Stockholders Agreement have indicted that they intend to vote to approve and adopt the Merger. No shares of LRS Common Stock or LRS Preferred Stock were beneficially owned at the Record Date by Sybron directors, executive officers and their affiliates. See "The Special Meeting--Vote Required for Approval."

DISSENTERS' RIGHTS

         The DGCL, under which LRS is incorporated, gives LRS Stockholders appraisal rights with respect to the Reorganization Agreement. Appraisal rights are available to holders of record of LRS Common Stock and LRS Preferred Stock who object to the Merger. If you object to the Merger and desire to be paid in cash the fair value of your shares, you must deliver to LRS, before the taking of the vote on the Merger, a written demand for appraisal of your shares, you must not vote in favor of the Merger, and you must otherwise comply with the procedures set forth in Section 262 of the DGCL, a copy of which is attached to the Proxy Statement/Prospectus as Appendix B. It is a condition to Sybron's obligation to consummate the Merger that no more than two percent of the then outstanding shares of LRS Common Stock and no more than two percent of the then outstanding shares of LRS Preferred Stock shall be shares as to which appraisal rights are exercised ("Dissenting Shares"). Pursuant to the terms of the LRS Stockholders Agreement, holders of shares of LRS Common Stock subject thereto must waive any dissenters, appraisal or similar rights with respect to the Merger if the Merger is approved by holders of a majority of the shares of LRS Common Stock covered thereby. Holders of approximately 91.2% of the outstanding shares of LRS Common Stock are parties to the LRS Stockholders Agreement. See "The Special Meeting--Dissenters' Rights" and "Rights of Dissenting Stockholders."

                                   THE MERGER

GENERAL

         At the Effective Time of Merger, Acquisition will merge with and into LRS. At such time, each issued and outstanding share of LRS Common Stock and LRS Preferred Stock (except Dissenting Shares, if any) will be converted into that number of shares of Sybron Common Stock as is equal to the applicable exchange ratio determined pursuant to the Reorganization Agreement. The LRS Warrant, the Nonvested Restricted Shares and unvested stock options to acquire LRS Common Stock ("LRS Options") (other than LRS Options held by persons who have not consented to such exchange) will be exchanged, based on their estimated fair value, for shares of Sybron Common Stock as provided in the Reorganization Agreement. The transaction value used as the starting point in determining the conversion and exchange ratios for outstanding LRS securities is the "Gross Merger Price" of $120,000,000, less the amount of certain payments and subject to certain adjustments. In each case, the conversion or exchange ratio will be computed by dividing the applicable measure of value determined pursuant to the Reorganization Agreement for each type of LRS security by the average closing sale price per share of Sybron Common Stock on the New York Stock Exchange for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date for the Merger (the "Average Sybron Stock Price"). No fractional shares of Sybron Common Stock will be issued in the Merger. In lieu thereof, each holder of shares of LRS securities who would otherwise have been entitled to receive a fraction of a share of Sybron Common Stock (after all fractional shares to which such holder is entitled have been combined to yield the largest possible number of whole shares of Sybron Common Stock) will be paid the cash value of such fraction based on the Average Sybron Stock Price. PLEASE NOTE THAT SECURITYHOLDERS OF LRS SHOULD NOT SUBMIT THEIR LRS CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO.

         If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145 (as adjusted for the Sybron 1998 Stock Split), each outstanding share of Series A Preferred Stock would have been converted into 43.7739571 shares of Sybron Common Stock, each outstanding share of Series B Preferred Stock would have been converted into 58.20405 shares of Sybron Common Stock, each outstanding share of unrestricted LRS Common Stock would have been converted into 325.0008 shares of Sybron Common Stock, and each outstanding Nonvested Restricted Share of LRS Common Stock would have been converted into 234.43598 shares of Sybron Common Stock. The LRS Warrant would have been exchanged for 641,291 shares of Sybron Common Stock and each LRS Option, assuming all of the outstanding LRS Options were exchanged, would have been exchanged for 226.16124 shares of Sybron Common Stock for each share of LRS Common Stock issuable upon exercise of such option (assuming 100% vesting).

         The actual exchange ratios will be determined by the Average Sybron Stock Price and the other elements of the formulas determining the exchange ratios at the time the Merger is consummated. If the Average Sybron Stock Price (as adjusted for the Sybron 1998 Stock Split) is greater than $27.625, LRS, and if the Average Sybron Stock Price (as so adjusted) is less than $18.4375, LRS or Sybron, shall have the right but not the obligation to terminate the Reorganization Agreement prior to Closing. If the Merger had been consummated as of March 9, 1998, the Average Sybron Stock Price would have been $26.9540.

         If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145, approximately 3,747,351 shares of Sybron Common Stock would have been issuable pursuant to the Reorganization Agreement. If the Average Sybron Stock Price had been $27.625 as of the date of the Reorganization Agreement, the number of shares of Sybron Common Stock issuable pursuant to the Reorganization Agreement would have been approximately 3,114,737; if the Average Sybron Stock Price at such time had been $18.4375, approximately 4,666,828 shares of Sybron Common Stock would have been issuable pursuant to the Reorganization Agreement.

         As a result of the Merger, the independent corporate existence of Acquisition will cease and LRS, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Sybron. See "The Merger--General" and "--Conversion and Exchange of Outstanding LRS Securities."

RECOMMENDATION OF THE LRS BOARD

         THE LRS BOARD BY UNANIMOUS WRITTEN CONSENT HAS APPROVED THE MERGER AS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF LRS AND THE LRS SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         For a discussion of the circumstances surrounding the Merger and the factors considered by the LRS Board in making its recommendation, see "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the LRS Board." Approval of the Reorganization Agreement by the stockholders of LRS is a condition to consummation of the Merger. See "The Merger--Conditions to Consummation of the Merger."

INTEREST OF CERTAIN PERSONS IN THE MERGER

         In connection with the Merger, Sybron will repay all outstanding indebtedness owed by LRS or its direct or indirect subsidiaries to the State Board of Administration of Florida, after LRS has used available cash to reduce such indebtedness. As of the date of the Reorganization Agreement, the amount of such outstanding indebtedness, including accrued interest, was approximately $32,424,000. As provided in the Reorganization Agreement, Sybron will also make one-time bonus payments to individuals for past performance and for assisting in completing the transaction in the aggregate amount of $1,040,000 to six executive officers of the LRS Companies, and in the aggregate amount of approximately $773,000 to 33 non-executive employees of the LRS Companies; 59% of the bonus recipients are not holders of LRS securities. In addition, Sybron will pay approximately $635,000 to Johnston Associates in satisfaction of amounts owed by LRS in connection with the termination of a consulting agreement pursuant to which Johnston Associates has provided certain consulting services to LRS. Robert Stockman, a director of LRS, is a Vice President of Johnston Associates. In connection with the Merger, Sybron will make certain termination payments to Gordon Nye, President and CEO of LRS. These payments are estimated to be approximately $1,930,000 and consist of (i) $1,600,000 under the Employment Agreement dated as of March 8, 1996, as replaced by a similar Employment Agreement dated as of June 24, 1997, among LRS, "A" Company and Mr. Nye, and (ii) $330,000 under the Deferred Compensation Agreement dated as of June 24, 1997 between "A" Company and Mr. Nye. In addition, Sybron will forgive certain indebtedness owed by Mr. Nye to the LRS Companies totaling $105,000 for relocation expenses incurred in 1996. Mr. Nye will repay his $30,000 promissory note given to LRS as consideration for 300 shares of LRS Common Stock sold to Mr. Nye pursuant to the March 8, 1996 Employment Agreement.

         The Reorganization Agreement provides that for a period of at least three years after the Merger becomes effective (the "Effective Time of Merger") Sybron will, and will cause LRS to, maintain in effect certain provisions indemnifying present or former directors and officers of LRS who served as such at or prior to the Effective Time of Merger.

         See "The Merger--Interests of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS OF LRS AFTER THE MERGER

         After the Effective Time of Merger, LRS, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Sybron. Immediately after the Merger, "A" Company and the other LRS Companies will continue to be direct or indirect subsidiaries of LRS. The directors and officers of Acquisition immediately prior to the Effective Time of Merger will be the directors and officers of LRS after the Effective Time of Merger. Sybron's dental company subsidiary, Sybron Dental Specialties, Inc. ("SDS"), will manage the operations of "A" Company and the other LRS Companies after the Effective Time of Merger. Because "A" Company fits well with Ormco Corporation, SDS's orthodontic subsidiary, SDS plans to take advantage of the complementary products of Ormco and "A" Company to provide orthodontists with a broader range of products, use the strength of each company to expand research and development, and gain efficiencies by consolidating certain operating functions. See "The Merger--Management and Operations of LRS After the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of Sybron, Acquisition and LRS to consummate the Merger are subject to the fulfillment or waiver of certain conditions, including, among others: approval of the Reorganization Agreement by the requisite vote of LRS Stockholders; the receipt of consents of the holders of LRS Options ("LRS Optionholders") and the consents of holders of restricted shares of LRS Common Stock that have not vested as of the Closing Date ("Nonvested Restricted Shares") as required by the Reorganization Agreement; the securing of all requisite regulatory approvals and consents of third parties, and compliance with all necessary requirements of Section 7A of the Clayton Act, enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); the absence of any condition in such approvals or consents applicable to the LRS Companies, Sybron or Acquisition which is, in the reasonable judgment of Sybron, materially adverse in any manner to the LRS Companies, Sybron or Acquisition; receipt of an opinion of counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization; and assurance from Sybron's independent accountants that the Merger will qualify for pooling-of-interests accounting treatment.
See "The Merger--Conditions to Consummation of the Merger."

EXCLUSIVE DEALING

         As long as the Reorganization Agreement has not been terminated in accordance with its terms, LRS has agreed not to directly or indirectly solicit, entertain or encourage inquiries or proposals or enter into an agreement or negotiate with any other person with respect to the sale of all or any portion of the LRS Common Stock, the LRS Preferred Stock or the business of the LRS Companies. See "The Merger--Exclusive Dealing."

REGULATORY REQUIREMENTS

         Consummation of the Merger is subject to expiration or termination of the waiting period under the HSR Act. Sybron and LRS filed appropriate notifications under the HSR Act on January 26, 1998. The waiting period under the HSR Act expires or terminates 30 days after such a filing unless early termination is received or a request for additional information is made by either the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC"). The waiting period was terminated by early termination on February

4, 1998, so this condition to the Merger has been satisfied. See "The Merger--Conditions to Consummation of the Merger" and "--Regulatory Requirements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is conditioned upon the receipt by LRS of an opinion of Quarles & Brady, Sybron's legal counsel, dated as of the Closing Date, to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Sybron, Acquisition and LRS will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by Sybron, Acquisition or LRS as a result of the Merger; (iv) no gain or loss will be recognized by LRS Stockholders and the LRS Warrantholder with respect to the exchange of their shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant for Sybron Common Stock in the Merger (other than with respect to any cash paid in lieu of fractional shares of Sybron Common Stock); (v) the tax basis of the shares of Sybron Common Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant are converted will be the same as the basis of the shares of LRS Common Stock, shares of LRS Preferred Stock or the LRS Warrant converted into such Sybron Common Stock, reduced by any amount allocable to the fractional share interests for which cash is received; (vi) the holding period for shares of Sybron Common Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares) or shares of LRS Preferred Stock are converted will include the period that such shares of LRS Common Stock or shares of LRS Preferred Stock were held by the holder, provided that such shares were held as capital assets of the holder at the Effective Time of Merger; and (vii) cash payments received by an LRS Stockholder or the LRS Warrantholder in lieu of a fractional share of Sybron Common Stock will be treated as received in redemption of such fractional share, subject to the provisions of Section 302 of the Code, as if such fractional share of Sybron Common Stock had been issued in the Merger and then redeemed by Sybron. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service. The opinion of Quarles & Brady will express no opinion with respect to the federal income tax treatment arising out of the Merger and/or the transactions contemplated by the Reorganization Agreement of the LRS Optionholders with respect to the LRS Options or the holders of Nonvested Restricted Shares with respect to the Nonvested Restricted Shares. No opinion will be expressed as to the holding period of the shares of Sybron Common Stock for which the LRS Warrant is exchanged; however, the parties believe that such holding period will include the period during which the LRS Warrant was held. No opinion will be expressed as to the tax treatment of Dissenting Shares, if any. All LRS securityholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger and the other transactions contemplated in connection therewith, including the applicability and effect of federal, state, local, foreign and other tax laws. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger has been structured to qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of Sybron to consummate the Merger is subject to the receipt of assurance from KPMG Peat Marwick LLP, its independent accountants, that the Merger will qualify for pooling-of-interests accounting treatment. See "The Merger--Conditions to Consummation of the Merger" and "--Accounting Treatment."


                        COMPARISON OF SHAREHOLDER RIGHTS

         Sybron is incorporated in the State of Wisconsin and is governed by Wisconsin law. LRS is incorporated in the State of Delaware and is governed by Delaware law. For a discussion of certain differences in the rights of shareholders under Wisconsin law and stockholders under Delaware law, and under the respective articles or certificate of incorporation and bylaws of Sybron and LRS, see "Comparison of Shareholder Rights."

                            SELECTED FINANCIAL DATA

         The summary below sets forth selected historical financial data for Sybron and LRS. The Sybron financial data should be read in conjunction with the consolidated financial statements and notes thereto contained in the Sybron documents incorporated by reference herein. The LRS financial data should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Index to LRS Financial Statements."

SYBRON CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical consolidated financial data for Sybron for each of the five years in the period ended September 30, 1997 and the unaudited consolidated financial data for the three months ended December 31, 1996 and 1997. The selected data as of and for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Sybron's Annual Report on Form 10-K for the year ended September 30, 1997, including the notes thereto, incorporated by reference herein. The selected historical financial statement data as of and for the three month periods ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements which, in the opinion of Sybron, reflect all adjustments which are of a normal recurring nature, and are necessary for the fair presentation of the results for the unaudited periods. Such data should be read in conjunction with the other financial information contained in Sybron's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, including the notes thereto, incorporated by reference herein.

                                                                                            THREE MONTHS ENDED
                                                YEARS ENDED SEPTEMBER 30,                       DECEMBER 31,
                                               --------------------------                  ---------------------
                                                                                                (unaudited)
                                  1993       1994         1995        1996        1997        1996       1997
                                  ----       ----         ----        ----        ----        ----       ----
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 STATEMENT OF INCOME DATA(A):
 Net sales . . . . . . . . .    $395,404  $439,704     $519,200    $674,457   $795,087    $173,658    $210,127
 Income before extraordinary
 items and cumulative effect
 of accounting change  . . .      25,793    43,015       51,800      57,584     81,876      15,678      19,335

 Extraordinary items . . . .  (8,531)(b)        --   (2,885)(b)          --   (673)(b)          --          --


 Cumulative effect of
 accounting change . . . . .          --  (420)(c)           --          --         --          --          --
 Net income  . . . . . . . .      17,262    42,595       48,915      57,584     81,203      15,678      19,335
 Basic earnings per common
 share(e):
 Basic earnings per common
 share before extraordinary
 items and cumulative effect                                         .62(d)        .86         .17         .20
 of accounting change  . . .      .30(d)       .47          .56
 Extraordinary items . . . .       (.10)        --        (.03)          --      (.01)          --          --

 Cumulative effect of
 accounting change . . . . .          --      (.01)          --          --         --          --          --
 Basic earnings per common                     .46          .53      .62(d)        .85         .17         .20
 share . . . . . . . . . . .      .20(d)

 Diluted earnings per common
 share(e):
 Diluted earnings per common
 share before extraordinary
 items and cumulative effect
 of accounting change  . . .      .29(d)       .46          .55      .60(d)        .83         .16         .19

 Extraordinary items . . . .       (.10)        --        (.03)          --      (.01)          --          --
 Cumulative effect of
 accounting change . . . . .          --        --           --          --         --          --          --
 Diluted earnings per common                                         .60(d)                    .16         .19
 share . . . . . . . . . . .      .19(d)       .46          .52                    .82
 BALANCE SHEET DATA (AT
 PERIOD END):
   Total assets  . . . . . .
   Long-term debt  . . . . .    $481,291  $557,676     $852,083    $974,613 $1,221,511    $990,047  $1,280,852
   Shareholders' equity  . .     249,309   223,565      406,547     481,037    645,733     478,673     676,637
                                 126,353   176,775      227,250     283,079    366,956     303,678     391,447

(a) Includes results of acquired companies since their effective dates of acquisition with the exception of the merger of National Scientific Company with a wholly owned subsidiary of Sybron formed for that purpose, whose results are included from October 1, 1996.

(b)      Amount resulted from the refinancing of debt.

(c) Amount resulted from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(d) Includes a restructuring charge of $.03 and $.07 per share in fiscal 1993 and 1996, respectively.

(e) Earnings per common share have been adjusted to reflect a two-for-one stock split in the form of a 100 percent share dividend distributed on February 20, 1998 to shareholders of record at the close of business on February 12, 1998.

LRS CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical consolidated financial data for LRS for the period from June 16, 1994 to December 31, 1994, and for each of the three years in the period ended December 31, 1997. Such data should be read in conjunction with the audited consolidated financial statements, including the notes thereto, contained in this Proxy Statement/Prospectus.


                                                           PERIOD FROM
                                                         JUNE  16, 1994 TO
                                                           DECEMBER 31,      YEARS ENDED DECEMBER 31,
                                                           ------------      ------------------------

                                                              1994(A)        1995        1996         1997
                                                              ----           ----        ----         ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 STATEMENT OF INCOME DATA:

 Net sales. . . . . . . . . . . . . . . . . . . . .          $20,527        $41,652     $43,493      $45,256

 Net income (loss). . . . . . . . . . . . . . . . .           (6,793)           887       1,239        2,558

 Dividends to preferred stockholders. . . . . . . .             (405)          (783)       (818)        (877)

 Net income (loss) attributable to common stock . .           (7,198)           104         421        1,681

 Basic earnings (loss) per common share   . . . . .          (999.72)         14.71       58.07       229.39

 Diluted earnings (loss) per common share . . . . .          (999.72)         14.71       58.07       169.46



 BALANCE SHEET DATA (AT PERIOD END):

   Total assets . . . . . . . . . . . . . . . . . .          $52,547        $49,296     $47,480      $48,491

   Long-term debt . . . . . . . . . . . . . . . . .           41,977         37,062      33,350       29,366

   Redeemable preferred stock . . . . . . . . . . .            9,455          9,985      10,469       11,015

   Stockholders' deficit. . . . . . . . . . . . . .           (5,203)        (4,705)     (4,313)      (2,605)


--------------------

(a) Includes the period from June 16, 1994, to December 31, 1994. Prior to June 16, 1994, "A" Company operated as a division of Johnson & Johnson.

SYBRON UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following table sets forth selected unaudited pro forma combined financial data for Sybron for each of the three years in the period ended September 30, 1997, and for the three month periods ended December 31, 1996 and 1997. This data is presented to reflect the estimated impact on the historical consolidated financial statements of Sybron of the Merger, which will be accounted for as a pooling of interests, and the issuance of approximately 3,747,351 shares of Sybron Common Stock pursuant to the Reorganization Agreement (the number of shares that would have been issuable if the Merger had been consummated on January 23, 1998, the date of the Reorganization Agreement). The financial data assume that the Merger had been consummated at the beginning of the earliest period presented, October 1, 1994. The unaudited pro forma combined financial data do not reflect any cost savings and other synergies nor merger related expenses anticipated by Sybron management as a result of the Merger and are not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of Sybron's future results of operations or financial position. The unaudited pro forma combined data should be read in conjunction with the historical consolidated financial statements of Sybron and LRS, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                     THREE MONTHS ENDED
                                                              YEARS ENDED SEPTEMBER 30,(E)              DECEMBER 31,
                                                            --------------------------------        --------------------
                                                            1995          1996          1997         1996         1997
                                                            ----          ----          ----         ----         ----
STATEMENT OF INCOME DATA:(A)                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net sales  . . . . . . . . . . . . . . . . . . . . . .      $560,852      $717,950      $840,343    $186,871     $224,629

Income before extraordinary items  . . . . . . . . . .        52,687        58,823        84,434      16,795       20,854

Extraordinary items(b) . . . . . . . . . . . . . . . .        (2,885)           --          (673)         --           --

Net income . . . . . . . . . . . . . . . . . . . . . .        49,802        58,823        83,761      16,975       20,854

Dividends to Preferred Stockholders(c) . . . . . . . .          (783)         (818)         (877)       (209)        (222)

Net income attributable to common stock(c)   . . . . .        49,019        58,005        82,884      16,766       20,632

Basic earnings per common share(c):

Basic earnings per common share before
extraordinary items . . . . . . . . . . . . . . . . . .         0.55          0.61          0.85         .17          .21

Extraordinary items . . . . . . . . . . . . . . . . . .        (0.03)           --         (0.01)         --           --

Basic earnings per common share(d)  . . . . . . . . . .
                                                                0.52          0.61          0.84         .17          .21

Diluted earnings per common share(c):

Diluted earnings per common share
before extraordinary items  . . . . . . . . . . . . . .         0.54          0.59          0.82         .17          .20

Extraordinary items . . . . . . . . . . . . . . . . . .        (0.03)           --         (0.01)         --           --

Diluted earnings per common share(d)  . . . . . . . . .         0.51          0.59          0.81         .17          .20

BALANCE SHEET DATA (AT PERIOD END):

   Total assets . . . . . . . . . . . . . . . . . . . .
                                                            $901,379    $1,022,093    $1,270,002  $1,037,527   $1,329,343
   Long-term debt . . . . . . . . . . . . . . . . . . .      443,609       514,387       675,099     512,023      706,003

   Shareholders' equity . . . . . . . . . . . . . . . .      222,545       278,766       364,351     299,365      388,842
--------------------

(a) Includes results of acquired companies since their effective dates of acquisition with the exception of the merger of National Scientific Company with a wholly owned subsidiary of Sybron formed for that purpose, whose results are included from October 1, 1996, and LRS whose results are included from October 1, 1994.

(b)      Amounts resulted from the refinancing of debt.

(c) Dividends to preferred shareholders are shown for the purpose of disclosing amounts which will be presented in the Sybron historical financial statements after the Merger. Since the terms of the Reorganization Agreement dictate that LRS Preferred Stock will be exchanged for Sybron Common Stock, for purposes of earnings per share calculations, dividends on LRS Preferred Stock were eliminated and the exchanged number of shares of Sybron Common Stock were included in the weighted average shares outstanding calculations.

(d)      Includes a restructuring charge of $.07 per share in fiscal 1996.

(e) Amounts included for LRS are for fiscal years ended December 31, 1995, 1996 and 1997.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth per share data of Sybron on a historical and pro forma combined basis and of LRS on a historical and equivalent pro forma basis. This table should be read in conjunction with the consolidated financial statements and notes thereto of Sybron contained in the Sybron documents incorporated by reference herein, and with the consolidated financial statements and notes thereto of LRS appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Index to LRS Financial Statements." Pro forma combined and equivalent pro forma per share data reflect the combined results of Sybron and LRS, after giving effect to the Merger under the pooling-of-interests accounting method, as if the Merger had occurred on the date of such data, in the case of book value data, and on October 1, 1994, in the case of earnings data.

                                                                                       PRO FORMA SYBRON AND
                                                                                       EQUIVALENT PRO FORMA
                                                HISTORICAL                                  LRS(A)(B)
                                  --------------------------------------     ---------------------------------------------
                                                                 THREE                                          THREE
                                                                 MONTHS                                         MONTHS
                                                                 ENDED                                          ENDED
                                  YEARS ENDED SEPTEMBER 30,    DECEMBER 31,  YEARS ENDED SEPTEMBER 30,        DECEMBER 31,
                                  -------------------------    ------------  -------------------------        ------------
                                   1995      1996     1997    1996   1997    1995     1996     1997          1996     1997
                                   ----      ----     ----    ----   ----    ----     ----     ----          ----     ----
 SYBRON

 Basic earnings per
 common share                      $ .53    $ .62     $ .85   .17    .20    $ .52    $ .61    $ .84         $ .17     $ .21

 Diluted earnings
 per common share                    .52      .60       .82   .16    .19      .51      .59      .81           .17       .20

 Cash dividends declared
 per common share                     --       --        --    --     --       --       --       --            --        --

 Book value per common
 share                              2.44     3.02      3.81  3.23   4.06     2.30     2.86     3.64          3.06      3.88

                                   YEARS ENDED DECEMBER 31,
                                   ------------------------

 LRS                               1995      1996     1997
                                   ----      ----     ----
 Basic earnings per
 common share                    $ 14.71   $58.07   $229.39               $171.25  $200.23 $   276.51   $    55.86    $67.65

 Diluted earnings
 per common share                  14.71    58.07    169.46                169.20   195.28     266.69        54.05     65.12

 Cash dividends
 declared per common
 share                                --       --        --

 Book value per
 common share(c)                 (635.81) (554.23)  (335.91)               747.16   928.33   1,183.06       995.77  1,261.35
--------------------

    (a) The equivalent per share data for LRS presents the pro forma results for Sybron using the exchange ratios that would have applied if the Merger had been consummated on January 23, 1998, the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145. Dividends on LRS Preferred Stock have been eliminated for purposes of this presentation.
The actual exchange ratios will reflect the Average Sybron Stock Price for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date. See "The Merger--Conversion and Exchange of Outstanding LRS Securities."

    (b) Pro forma data for the years ended September 30, 1995, 1996, and 1997 have been presented using the year ended September 30, 1995, 1996, and 1997 Sybron data combined with the December 31, 1995, 1996, and 1997 LRS data.

    (c) The book value per share for LRS excludes redeemable preferred stock from the numerator.

                               MARKET PRICE DATA

         Sybron Common Stock is listed for trading on the NYSE under the symbol "SYB." There is no public market for LRS Common Stock or LRS Preferred Stock. Sybron has not, since its inception paid any dividends on its Common Stock. Certain restrictions on Sybron's ability to pay dividends are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in Item 7 and in Note 7 to Sybron's consolidated financial statements contained in Item 8 of Sybron's Annual Report on Form 10-K for the year ended September 30, 1997, incorporated by reference herein. Subject to such limitations, any future dividends will be at the discretion at the Sybron Board of Directors and will depend upon, among other factors, Sybron's earnings, financial condition and other requirements. Sybron has no current intention to pay cash dividends on its Common Stock.

         As long as any LRS Preferred Stock remains outstanding, LRS may not, without the prior written consent of the holders of at least 75% of the outstanding shares of Preferred Stock, pay or declare any dividends on the LRS Common Stock. Holders of LRS Preferred Stock are entitled to receive preferential and cumulative quarterly dividends at a rate of 8% per annum payable on the sum of the liquidation value of the Preferred Stock plus all accumulated and unpaid dividends. Quarterly dividends on the Series A Preferred Stock are payable in cash. Series A dividends paid out in the years 1995, 1996 and 1997 were $253,000, $334,000 and $331,000, respectively. There were no dividends paid on Series B Preferred Stock during such periods.

         The table below sets forth, for the fiscal quarters indicated, the range of high and low sales prices of Sybron Common Stock as reported on the NYSE Composite Transactions Tape. The sales prices have been adjusted to reflect Sybron's two-for-one stock splits effected on December 15, 1995 and February 20, 1998.

                                                           SYBRON
                                                        COMMON STOCK
                                                      ---------------------
              FISCAL YEARS ENDED SEPTEMBER 30         HIGH          LOW
              --------------------------------------------------------------
              1995
                 First Quarter                         $ 9.000     $ 7.782
                 Second Quarter                          9.090       8.063
                 Third Quarter                          10.188       8.813
                 Fourth Quarter                         10.719       9.844
              --------------------------------------------------------------
              1996
                 First Quarter                         $12.063     $ 9.219
                 Second Quarter                         12.500      10.938
                 Third Quarter                          13.750      11.563
                 Fourth Quarter                         14.875      12.188
              --------------------------------------------------------------
              1997
                 First Quarter                         $16.875     $14.375
                 Second Quarter                         17.375      13.375
                 Third Quarter                          20.375      13.563
                 Fourth Quarter                         21.875      19.625

              --------------------------------------------------------------
              1998
                 First Quarter                         $24.250     $19.500
                 Second Quarter
                 (through March 6, 1998)                28.688      21.844
              ==============================================================





         On January 22, 1998, the trading day immediately preceding the day the Reorganization Agreement was entered into, the closing price per share of Sybron Common Stock, as reported on the NYSE Composite Transactions Tape, was $23.688.

         On March 6, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Sybron Common Stock, as reported on the NYSE Composite Transactions Tape, was $27.50. HOLDERS OF LRS SECURITIES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SYBRON COMMON STOCK.

                              RECENT DEVELOPMENTS

SYBRON

         Sybron 1998 Stock Split. On January 30, 1998, the Sybron Board approved a two-for-one stock split in the form of a 100% share dividend, resulting in the issuance on February 20, 1998 of one additional share of Sybron Common Stock for each share held by shareholders of record on February 12, 1998 (the "Sybron 1998 Stock Split"). Unless otherwise indicated, all financial and other data in this Proxy Statement/Prospectus (but not all data incorporated herein by reference) has been restated to reflect the effect of the Sybron 1998 Stock Split.

                              THE SPECIAL MEETING

PLACE, TIME AND DATE

         The Special Meeting of LRS Stockholders will be held at the principal offices of LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California, on Thursday, April 9, 1998, at 9:00 a.m., local time. This Proxy Statement/Prospectus is being sent to holders of LRS Common Stock and LRS Preferred Stock and accompanies a form of proxy which is being solicited by the LRS Board for use at the Special Meeting and any adjournment or postponement thereof. The Proxy Statement/Prospectus is also being provided to the LRS Optionholders and the holders of Nonvested Restricted Shares in connection with the solicitation of consents to the exchange of their LRS securities pursuant to the Reorganization Agreement.

PURPOSE

         The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Reorganization Agreement providing for, among other things, the Merger and the conversion of shares of LRS Common Stock and LRS Preferred Stock into shares of Sybron Common Stock, as well as to transact such other business, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

         The LRS Board has fixed the close of business on March 9, 1998 as the Record Date for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the shares of LRS Common Stock and LRS Preferred Stock on the Record Date will be entitled to notice and to vote at the Special Meeting. Each share of LRS Common Stock and each share of LRS Preferred Stock is entitled to one vote on the Reorganization Agreement. Except as otherwise provided in the LRS Certificate of Incorporation, the LRS Stock and Warrant Purchase Agreement and as otherwise required by law, the LRS Preferred Stock has no voting rights. Pursuant to the LRS Certificate, holders of a majority of the shares of LRS Preferred Stock may require LRS to redeem all or any portion of the LRS Preferred Stock upon the consummation of the Merger. Holders of more than a majority of the LRS Preferred Stock have indicated that they do not intend to require LRS to redeem their shares of LRS Preferred Stock in connection with the Merger, and, if no such election is made, and the Merger is approved, all of the LRS Preferred Stock will be exchanged for shares of Sybron Common Stock pursuant to the Reorganization Agreement. It is a condition to Sybron's obligation to consummate the Merger that such right of redemption not be asserted. All holders of LRS Preferred Stock are parties to the LRS Stock and Warrant Purchase Agreement. The LRS Stock and Warrant Purchase Agreement provides that LRS may not merge with or into any other person without the prior written consent of the holders of 75% of the shares of LRS Preferred Stock. A vote to approve the Reorganization Agreement by the holders of LRS Preferred Stock will constitute such consent. At the Record Date, there were outstanding 7,755 shares of LRS Common Stock, 4,110.68 shares of LRS Series A Preferred Stock and 5,192.65 shares of LRS Series B Preferred Stock.

VOTE REQUIRED FOR APPROVAL

         A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of LRS stockholders at the Special Meeting. Abstentions will be considered present for purposes of determining whether a
quorum exists.   The following votes are required for the approval of the
Reorganization Agreement by the LRS Stockholders at the Special Meeting: (i) the affirmative vote of holders of a majority of the outstanding shares of LRS Common Stock is required pursuant to the DGCL and the LRS Certificate, (ii) the affirmative vote of 75% of the shares of LRS Common Stock held by parties to the LRS Stockholders Agreement is required pursuant to the LRS Stockholders Agreement, and (iii) holders of 75% of the outstanding shares of LRS Preferred Stock must provide their consent pursuant to the LRS Stock and Warrant Purchase Agreement. Abstentions will have the same effect as votes cast against approval of the Reorganization Agreement.

        At the Record Date, the directors and executive officers of LRS and their affiliates beneficially owned approximately 93.0% of the outstanding shares of LRS Common Stock, 100% of the LRS Series A Preferred Stock and 94.3% of the LRS Series B Preferred Stock entitled to vote at the Special Meeting. Liberty held 1,868.03 shares of LRS Common Stock, of which 1,429.04 shares were beneficially owned by the State Board of Administration of Florida, LRS' principal lender, which also owns all of the outstanding LRS Series A Preferred Stock. Liberty, the State Board of Administration of Florida, and all of the directors and executive officers of LRS have indicated their intention to vote their shares for approval of the Reorganization Agreement. Pursuant to the terms of the LRS Stockholders Agreement, if holders of a majority of the shares of LRS Common Stock which are subject thereto vote to approve and adopt the Merger, all other holders of LRS Common who are party to the LRS Stockholders Agreement must consent to and raise no objections to the Merger. Holders of approximately 91.2% of the outstanding shares of LRS Common Stock are subject to the provisions of the LRS Stockholders Agreement and holders of a majority of the shares of LRS Common which are subject to LRS Stockholders Agreement have indicted that they intend to vote to approve and adopt the Merger. No shares of LRS Common Stock or LRS Preferred Stock were beneficially owned at the Record Date by Sybron directors, executive officers and their affiliates.

PROXIES

         Holders of LRS Common Stock and LRS Preferred Stock may vote either in person or by a properly executed proxy. Shares of LRS Common Stock and LRS Preferred Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposal to approve and adopt the Reorganization Agreement. FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

         Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Corporate Secretary of LRS, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy related to the same shares of LRS Common Stock or LRS Preferred Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

         The expense of soliciting proxies will be borne by LRS. The expense of printing this Proxy Statement/Prospectus and the expense of printing and filing the Registration Statement will be paid by Sybron. Sybron paid the filing fee relating to the filing required by the HSR Act. All other costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other regular employees of LRS in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

         If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the LRS Board of Directors knows of no such other matters.

DISSENTERS' RIGHTS

         Pursuant to the Delaware General Corporation Law ( the "DGCL"), any holder of LRS Common Stock and any holder of LRS Preferred Stock (i) who files a written demand for appraisal of such shares prior to the vote being taken at the Special Meeting, (ii) whose shares are not voted in favor of the Reorganization Agreement, and (iii) who follows certain other procedural requirements shall, if the Merger is consummated, be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). A copy of Section 262 is attached to this Proxy Statement/Prospectus as Appendix B. See "Rights of Dissenting Stockholders." A vote against the Reorganization Agreement or an abstention or a failure to vote will NOT be treated as a demand for appraisal rights. A separate written demand is required.

         Pursuant to the terms of the LRS Stockholders Agreement, holders of shares of LRS Common Stock subject thereto must waive any dissenters, appraisal or similar rights with respect to the Merger if the Merger is approved by holders of a majority of the shares of LRS Common covered thereby. Holders of approximately 91.2% of the outstanding shares of LRS Common Stock are parties to the LRS Stockholders Agreement.

         The LRS Board will solicit the consent of the holders Nonvested Restricted Shares and LRS Options to the transactions contemplated by Reorganization Agreement. This consent will provide that the holders of such securities waive any applicable dissenters, appraisal or similar rights. Such consent is being solicited because the holders of Nonvested Restricted Shares and LRS Options (none of which have vested) will receive consideration equal to 72% of the consideration which would be paid with respect to such securities if such securities had been fully vested at the time of the Merger. The agreements under which the Nonvested Restricted Shares and LRS Options were issued require the holders thereof to waive dissenters, appraisal and similar rights only upon the condition that (i) the holders receive the same aggregate consideration as the holders of the vested securities, and (ii) in the case of Nonvested Restricted Shares, the securities issued in consideration are held in escrow subject to the vesting restrictions applicable to the Nonvested Restricted Shares, and in the case of the LRS Options, the LRS Options are exchanged for new options which are subject to the same vesting restrictions as the LRS Options. As these conditions will not have been met, holders of Nonvested Restricted Shares are only required to waive any dissenters rights and appraisal rights pursuant to the consents being solicited in connection with the Merger.


                                   THE MERGER

         The information contained in this Proxy Statement/Prospectus with respect to the Merger is qualified in its entirety by reference to the Reorganization Agreement, which is attached hereto as Appendix A and is incorporated herein by reference.

GENERAL

         The Reorganization Agreement provides for the merger of Acquisition, a wholly owned subsidiary of Sybron, with and into LRS. LRS will be the surviving corporation in the Merger and the independent corporate existence of Acquisition will terminate. At the Effective Time of Merger (as defined below), all outstanding shares of LRS Common Stock and LRS Preferred Stock (except Dissenting Shares, if any) will be converted into, and the LRS Warrant and the LRS Options (other than LRS Options held by persons who have not consented to such exchange, if any, which will become options to acquire Sybron Common Stock) will be exchanged for, shares of Sybron Common Stock as provided in the Reorganization Agreement, and LRS will become a wholly owned subsidiary of Sybron. The Reorganization Agreement provides that the closing to consummate the Merger (the "Closing") will occur on the later of (a) March 15, 1998, or (b) the date that is five business days after all the conditions to Closing set forth in the Reorganization Agreement have been satisfied or waived, other than those conditions to be accomplished at Closing, or (c) such other date as Sybron and LRS may mutually agree to in writing (the "Closing Date"). The Merger will become effective on the date and at the time of the filing of the Certificate of Merger with the Delaware Secretary of State, or such other date and time as may be specified in the Certificate of Merger (the "Effective Time of Merger"). While Sybron and LRS believe that all conditions to the consummation of the Merger can be met, there can be no assurance as to this or as to the timing thereof. If the Closing has not occurred on or before May 1, 1998, either Sybron or LRS may terminate the Reorganization Agreement and abandon the Merger.

CONVERSION AND EXCHANGE OF OUTSTANDING LRS SECURITIES

         In each case, the ratio for converting or exchanging the various types of outstanding LRS securities into or for shares of Sybron Common Stock will be computed by dividing the applicable measure of value determined pursuant to the Reorganization Agreement for each type of LRS security, as described below, by the average closing sale price per share of Sybron Common Stock on the NYSE for the 30 consecutive trading days ending with the fifth trading day prior to the Closing Date (the "Average Sybron Stock Price"). No fractional shares of Sybron Common Stock will be issued in the Merger. In lieu thereof, each holder of LRS securities who would otherwise have been entitled to receive a fraction of a share of Sybron Common Stock (after all fractional shares to which such holder is entitled have been combined to yield the largest possible number of whole shares of Sybron Common Stock) will be paid the cash value of such fraction based on the Average Sybron Stock Price. See "--Exchange of LRS Certificates; No Fractional Shares" below. Any shares of LRS Common Stock or LRS Preferred Stock that are owned by any of the LRS Companies at the Effective Time of Merger will be cancelled and retired, and no Sybron Common Stock or other consideration will be issued or delivered in exchange therefor.

         The following defined terms in the Reorganization Agreement will be used in determining the conversion and exchange ratios for outstanding LRS securities at the Effective Time of Merger (the number before each defined term is its section number in the Reorganization Agreement):

                 1.16 "Certain Indebtedness" shall mean the Indebtedness of the LRS Companies to the State Board of Administration of Florida, plus accrued and unpaid interest thereon and any prepayment penalties and/or fees related thereto.

                 1.21 "Closing Merger Price" shall mean the sum, calculated as of the Effective Time of Merger, of the Gross Merger Price, plus all cash and cash equivalents of the LRS Companies, less the amount of the Certain Indebtedness.

                 1.23 "Common Equity Merger Price" shall mean, for each share of LRS Common Stock (other than Nonvested Restricted Shares), the Net Equity Merger Price divided by the Total Shares Deemed Outstanding.

                 1.58 "Gross Merger Price" shall mean One Hundred Twenty Million Dollars ($120,000,000) less the amount of the payments, to the extent paid, as set forth on Exhibit 11 hereto, subject to adjustment as of the Closing pursuant to Sections 2.7(a), 3.1(a) and
         (b), and after the Closing pursuant to Sections 10.3 and 10.4 of this Agreement.

                 1.72 "LRS Common Stock" shall mean all of the issued and outstanding shares of common stock, par value $.01 per share, of LRS, including the Nonvested Restricted Shares.

                 1.77 "LRS Options" shall mean all of the issued and outstanding options for LRS Common Stock granted under the LRS Acquisition Corp. 1994 Stock Plan, as described in the Disclosure Schedule.

                 1.79 "LRS Preferred Stock" shall mean all of the issued and outstanding shares of LRS Series A and Series B Preferred Stock, par value $1.00 per share.

                 1.83 "LRS Warrant" shall mean the LRS Acquisition Corp. Common Stock Purchase Warrant dated June 16, 1994 issued to the LRS Warrantholder.

                 1.88 "Net Equity Merger Price" shall mean an amount equal to the excess of (a) the sum of (i) the Closing Merger Price, plus
         (ii) the exercise price of the LRS Warrant, plus (iii) 90% of the aggregate exercise price of all LRS Options (except for those which have not consented to the transaction), minus (iv) 10% of the aggregate original purchase prices for the Nonvested Restricted Shares, over (b) the aggregate amount of the Preferred Stock Value for all of the LRS Preferred Stock.

                 1.89 "Nonvested Restricted Share Value" shall mean the fair market value of each Nonvested Restricted Share as of the Effective Time of Merger which shall be an amount equal to the sum of
         (a) the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be 0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, plus (b) 10% of the original purchase price for such Nonvested Restricted Share.

                 1.90 "Nonvested Restricted Shares" shall mean the shares of LRS Common Stock issued pursuant to Section 11 of the LRS Acquisition Corp. 1994 Stock Plan that have not vested as of the Closing Date.

                 1.91 "Option Value" shall mean the fair market value of each LRS Option as of the Effective Time of Merger calculated by multiplying (a) the excess of (i) an amount equal to the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be
         0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, over (ii) 90% of the per share exercise price of such LRS Option, by (b) the number of shares of LRS Common Stock issuable upon exercise of such LRS Option (assuming 100% vesting).

                 1.95 "Preferred Stock Value" shall mean, for each share of LRS Preferred Stock, $1,000 per share plus all accrued and unpaid dividends thereon (whether or not they have been declared) as of the Effective Time of Merger.

                 1.112 "Total Shares Deemed Outstanding" shall mean, as of the Closing Date, the sum of (i) the number of shares of LRS Common Stock (other than Nonvested Restricted Shares), plus (ii) .72 multiplied by the number of Nonvested Restricted Shares, plus (iii) .72 multiplied by the number of shares of LRS Common Stock issuable upon exercise of all LRS Options (assuming 100% vesting), plus (iv) the number of shares of LRS Common Stock issuable upon exercise of the LRS Warrant.

                 1.113 "Warrant Price" shall mean the fair market value of the LRS Warrant as of the Effective Time of Merger calculated by (a) multiplying the Net Equity Merger Price by a fraction, the numerator of which shall be the number of shares of LRS Common Stock issuable upon exercise of the LRS Warrant and the denominator of which shall be the Total Shares Deemed Outstanding, and (b) subtracting therefrom the aggregate exercise price of the LRS Warrant.

         On the Closing Date, Sybron will pay or fund the payment of (a) the Certain Indebtedness (after LRS has used its available cash balances to repay a portion of the Certain Indebtedness), and (b) the cash bonuses to be paid to certain employees of the LRS Companies set forth on Exhibit 11 to the Reorganization Agreement, net of any amounts required to be withheld with respect to such payments pursuant to applicable tax laws and subject to any conditions of payment set forth on Exhibit 11.

         Upon the terms and subject to the conditions set forth in the Reorganization Agreement, at the Effective Time of Merger, and without any action on the part of the holders thereof (and, in each case, subject to the provisions of the Reorganization Agreement concerning cash being paid in lieu of fractional shares):

                 (a) Each share of LRS Preferred Stock outstanding immediately prior to the Effective Time of Merger will be converted into that number of shares of Sybron Common Stock as is equal to the applicable Preferred Stock Value for such share of LRS Preferred Stock (as defined above) divided by the Average Sybron Stock Price.

                 (b) Each share of LRS Common Stock outstanding immediately prior to the Effective Time of Merger (other than the Nonvested Restricted Shares) will be converted into that number of shares of Sybron Common Stock as is equal to the Common Equity Merger Price (as defined above) divided by the Average Sybron Stock Price.

                 (c) Each Nonvested Restricted Share outstanding immediately prior to the Effective Time of Merger will be converted into that number of shares of Sybron Common Stock as is equal to the Nonvested Restricted Share Value (as defined above) divided by the Average Sybron Stock Price.

         However, Dissenting Shares, if any, will not be converted into the right to receive shares of Sybron Common Stock in the Merger unless and until the holders thereof have failed to perfect or have effectively withdrawn or lost their appraisal rights, in which event such Dissenting Shares will be deemed to have been converted into shares of Sybron Common Stock as of the Effective Time of Merger as provided in the Reorganization Agreement.

         Each LRS Option outstanding immediately prior to the Effective Time of Merger will be exchanged for that number of shares of Sybron Common Stock as is equal to the applicable Option Value for such LRS Option (as defined above) divided by the Average Sybron Stock Price, plus cash in lieu of any fractional share. However, with respect to any LRS Option for which consent to such exchange has not been obtained prior to Closing: (i) such LRS Option will, following the Merger, constitute an option to acquire shares of Sybron Common Stock, on the same terms and conditions (including vesting provisions) as were applicable under such LRS Option, based on the same number of shares of Sybron Common Stock as the holder of such LRS Option would have been entitled to receive pursuant to the Merger in accordance with the Reorganization Agreement had such holder exercised such option (assuming 100% vesting) immediately prior to the Effective Time of Merger, and with an appropriate adjustment to the exercise price per share; and (ii) the aggregate Option Value for all such LRS Options will constitute a reduction to the Gross Merger Price.

         The LRS Warrant will be exchanged for that number of shares of Sybron Common Stock as is equal to the Warrant Price (as defined above) divided by the Average Sybron Stock Price, plus cash in lieu of any fractional share.

         Each share of common stock of Acquisition outstanding immediately prior to the Effective Time of Merger, all of which are owned by Sybron, will be converted into one share of the common stock of LRS, as the surviving corporation.

         If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145 (as adjusted for the Sybron 1998 Stock Split), each outstanding share of Series A Preferred Stock would have been converted into 43.7739571 shares of Sybron Common Stock, each outstanding share of Series B Preferred Stock would have been converted into 58.20405 shares of Sybron Common Stock, each outstanding share of unrestricted LRS Common Stock would have been converted into 325.0008 shares of Sybron Common Stock, and each outstanding Nonvested Restricted Share of LRS Common Stock would have been converted into 234.43598 shares of Sybron Common Stock. The LRS Warrant would have been exchanged for 641,291 shares of Sybron Common Stock and each LRS Option, assuming all of the outstanding LRS Options were exchanged, would have been exchanged for 226.16124 shares of Sybron Common Stock for each share of LRS Common Stock issuable upon exercise of such option (assuming 100% vesting). See Appendix C to this Proxy Statement/Prospectus for information regarding the calculation of these exchange ratios assuming that the Merger had been consummated as of January 23, 1998, the date of the Reorganization Agreement.

         The actual conversion and exchange ratios will be determined by the Average Sybron Stock Price and the other elements of the formulas determining the ratios at the time the Merger is consummated. If the Average Sybron Stock Price (as adjusted for the Sybron 1998 Stock Split) is less than $18.4375, Sybron and LRS shall each have the right but not the obligation to terminate the Reorganization Agreement prior to Closing. If the Average Sybron Stock Price is greater than $27.625 (as so adjusted), LRS shall have the right but not the obligation to terminate the Reorganization

Agreement prior to Closing. If the Merger had been consummated as of March 9, 1998, the Average Sybron Stock Price would have been $26.9540.

         If the Merger had been consummated as of the date of the Reorganization Agreement, when the Average Sybron Stock Price would have been $22.96145, approximately 3,747,351 shares of Sybron Common Stock would have been issuable pursuant to the Reorganization Agreement. If the Average Sybron Stock Price had been $27.625 as of the date of the Reorganization Agreement, the number of shares of Sybron Common Stock issuable pursuant to the Reorganization Agreement would have been approximately 3,114,737; if the Average Sybron Stock Price at such time had been $18.4375, approximately 4,666,828 shares of Sybron Common Stock would have been issuable pursuant to the Reorganization Agreement.

         Of the 7,755 shares of LRS Common Stock outstanding on the Record Date, 76.43 were Nonvested Restricted Shares. The number of Nonvested Restricted Shares reduces each month as additional shares vest on a monthly basis. As of the Record Date, there were outstanding LRS Options to acquire 437 shares of LRS Common Stock at an exercise price of $200 per share. The LRS Warrant represents a right to acquire 2,000 shares of LRS Common Stock at an exercise price of $100 per share. As a party to the Agreement, Liberty, the LRS Warrantholder, has agreed to the exchange of the LRS Warrant for shares of Sybron Common Stock as provided in the Reorganization Agreement. It is a condition to the obligations of Sybron to consummate the transactions contemplated by the Reorganization Agreement that the holders of all Nonvested Restricted Shares and the holders of LRS Options covering not less than 400 shares of LRS Common Stock consent to the conversion or exchange of the Nonvested Restricted Shares and LRS Options as contemplated by the Reorganization Agreement. See "--Conditions to Consummation of the Merger" below.

GROSS MERGER PRICE ADJUSTMENTS

         The Reorganization Agreement includes provisions for certain adjustments to the Gross Merger Price, which is the starting point for determining the Closing Merger Price, the Net Equity Merger Price, the Common Equity Merger Price, the Nonvested Restricted Share Value, the Option Value and the Warrant Price which are used to determine the conversion and exchange ratios for the LRS Common Stock, the LRS Options and the LRS Warrant, as described above.

         In the event that the EBITDA (earnings before interest, income taxes, depreciation and amortization, as defined in the Reorganization Agreement) reflected on LRS' audited consolidated financial statements for the year ended December 31, 1997 were less than $9,500,000, the Gross Merger Price would have been reduced to the amount that equaled the EBITDA reflected thereon multiplied by twelve (12), less the amount of the cash bonuses to be paid at the Closing to certain employees of the LRS Companies as described on Exhibit 11 to the Reorganization Agreement and reduced by the aggregate Option Value for all LRS Options, if any, which are not exchanged for Sybron Common Stock. If such EBITDA were less than $9,000,000, LRS would have been entitled, at its option, to either terminate the Reorganization Agreement prior to Closing or proceed at a Gross Merger Price of twelve (12) times EBITDA, minus the amounts referred to above. However, if LRS elected to terminate the Reorganization Agreement for this reason, Sybron would have been entitled to void the termination and proceed as if such EBITDA were $9,000,000, so that the Gross Merger Price would have been $108,000,000 minus the amounts referred to above. Since the EBITDA reflected on the LRS financial statements is $9,997,000, the Gross Merger Price will remain as defined in the Reorganization Agreement without any adjustment pursuant to this adjustment provision.

         Prior to the Closing Date, LRS and Sybron will jointly prepare and agree on a consolidated balance sheet of LRS prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent with past practices used in the preparation of LRS' audited historical financial statements (the "Closing Balance Sheet"). The Closing Balance Sheet will contain (i) accruals for the Expenses of LRS and the LRS Stockholders to the extent not paid directly by LRS or the LRS Stockholders prior to the Closing and (ii) accruals and reserves for certain specified matters, regardless of whether GAAP would require such accruals or reserves.
If the amount of the stockholders' equity reflected on the Closing Balance Sheet, as adjusted to add the redemption value of the LRS Preferred Stock (the "Adjusted Stockholders' Equity"), is less than or greater than $6,797,000, the Gross Merger Price will be reduced by the amount by which the Adjusted Stockholders' Equity is less than $6,797,000 or will be increased by the amount by which the Adjusted Stockholders' Equity is greater than $6,797,000.
However, if an EBITDA adjustment would have been made as described above, the Adjusted Stockholders' Equity target number would have been reduced by an amount equal to 65% of the EBITDA shortfall below $10,000,000. (Thus, if the EBITDA number were $9,300,000, the Adjusted Stockholders' Equity target number would have been reduced by $455,000 to $6,342,000.)

BACKGROUND OF THE MERGER

         Prior Negotiations. As discussed below, Sybron and LRS have had numerous preliminary discussions regarding an acquisition or merger transaction between "A" Company and Sybron.

         On August 23, 1994, just three months after the closing of the acquisition by LRS of "A" Company and its subsidiaries from Johnson & Johnson, Kenneth F. Yontz, Chairman of the Board and Chief Executive Officer of Sybron, sent an unsolicited letter to Michael Kluger, a director of LRS, indicating Sybron's strong interest in acquiring the "A" Company business. Mr. Kluger, after consultation with the LRS Board, informed Mr. Yontz that LRS was not interested in pursuing a sale of "A" Company at that time and instead was intending to pursue a strategy of independently growing the "A" Company business and thereby increasing shareholder value. On September 22, 1994, Mr. Yontz sent a letter to Mr. Kluger reconfirming Sybron's interest in acquiring the "A" Company business and indicating a willingness to pay approximately $100 million in cash for all of the stock or assets of "A" Company, based on certain assumptions regarding "A" Company's financial performance. After further consideration, the Board of Directors of LRS determined that the proposed acquisition of the "A" Company business by Sybron presented a meaningful avenue for maximizing shareholder value, and on October 13, 1994, LRS and Sybron entered into a confidentiality agreement enabling Sybron to conduct its preliminary due diligence investigation of "A" Company. Shortly thereafter, however, Mr. Kluger contacted Mr. Yontz and informed him that the Board of Directors of LRS had concluded that it was not interested in negotiating a sale of the "A" Company business at that time.

         In April 1995, Messrs. Yontz and Kluger had a series of exploratory discussions regarding a potential transaction. These discussions ended without any meaningful negotiations taking place.

         On February 5, 1996, Mr. Yontz sent an unsolicited letter to Mr. Kluger expressing Sybron's continued interest in acquiring the "A" Company business and indicating an interest in purchasing all of the assets of "A" Company for a price equal to seven times "A" Company's trailing twelve-months EBITDA. After numerous telephone calls between Mr. Yontz and Mr. Kluger regarding the terms of the proposed acquisition, the parties determined that they were unable to arrive at a mutually agreeable price, and on February 16, 1996, Mr. Yontz sent a letter to Mr. Kluger indicating that Sybron's offer had lapsed.

         Negotiation of the Merger. On June 17, 1997, Sybron again approached LRS to express its interest in a merger transaction with "A" Company. On June 23, 1997, Mr. Yontz presented a proposal to LRS pursuant to which a subsidiary of Sybron would merge with LRS. The proposal estimated the merger price, to be paid in shares of Sybron Common Stock, would be twelve times "A" Company's trailing twelve-months EBITDA. The proposal was subject to the completion of a satisfactory due diligence review and numerous other closing conditions which were customary for transactions of this type. At that time, Sybron and LRS also entered into a new confidentiality agreement to permit Sybron to conduct its due diligence investigation of "A" Company. The Board of Directors of LRS considered the potential merger along with several other alternatives and concluded that a tax-free exchange of shares of capital stock of LRS for shares of Common Stock of Sybron would be most acceptable to the LRS Stockholders. In considering the Sybron proposal, the Board of Directors of LRS also considered whether to continue to operate "A" Company as an independent private company, to pursue a public offering of "A" Company common stock, or to pursue the sale of LRS to one or more other potential acquirers. In this regard, the Board of Directors noted that many of the LRS investors had held shares of LRS Common for several years and were interested in an opportunity to achieve liquidity in respect of all or a portion of their shares. For the reasons discussed below under "--Reasons for the Merger; Recommendation of the LRS Board," the LRS Board determined that the proposed transaction with Sybron was advisable and in the best interests of the holders of LRS securities. In considering whether to continue to operate as an independent, privately held company, the LRS Board considered the ability of the Company to expand its product offering, the need for additional capital expenditures by LRS, and increased competition in the orthodontic products industry. While the LRS Board did not conclude at this time that it was impractical to continue as an independent privately held company, as a result of the foregoing factors, it authorized Mr. Kluger to negotiate the terms of a potential merger with Sybron. The LRS Board considered whether to retain a financial advisor to assist LRS in its negotiations with Sybron (including, without limitation, rendering a fairness opinion if such negotiations were successful) and its consideration of alternative transactions. Ultimately, the LRS Board determined it was not necessary to retain a financial advisor.

         On July 7, 1997, and on several occasions during the following weeks, senior executives of LRS and Sybron discussed the key considerations in the proposed merger. The parties agreed in principle that a transaction would likely be structured as tax-free reverse subsidiary merger with the shareholders of LRS receiving shares of Sybron Common Stock with an aggregate value equal to $120 million less the amount of any indebtedness of LRS which would be repaid by Sybron at the closing of the merger. Additionally, Sybron indicated that its proposal was based upon its belief that it would be able to account for the merger as a pooling-of-interests transaction, and the parties agreed to use their best efforts to ensure pooling-of-interests treatment.

         Beginning on or about August 20, 1997, the parties began to negotiate the terms of a non-binding letter of understanding which was to provide the basis upon which Sybron would conduct its detailed due diligence investigation of LRS and proceed towards the negotiation of definitive agreements on an exclusive basis. The parties concluded these negotiations and executed the letter of understanding on September 19, 1997.

         The parties conducted negotiations regarding the legal and economic terms of the transaction beginning in October 1997 and executed the definitive Agreement and Plan of Reorganization on January 23, 1998. On numerous occasions during the course of these negotiations, members of the Board of Directors of LRS participated in telephonic conferences to discuss, in rigorous detail, the provisions of the Reorganization Agreement, with a focus on ensuring the certainty of closing and minimizing the potential adjustments to the Merger consideration. On January 22, 1998, prior to the execution and delivery of the Reorganization Agreement, based upon their intimate familiarity with the terms and provisions of the Reorganization Agreement, the Board of Directors of LRS took action by unanimous written consent authorizing the approval and adoption of the Reorganization Agreement by LRS.

REASONS FOR THE MERGER; RECOMMENDATION OF THE LRS BOARD

         LRS. The terms of the Reorganization Agreement are the product of arm's-length negotiations between representatives of LRS and Sybron. Among the factors considered by the LRS Board in approving and recommending the Merger, the Reorganization Agreement and the consummation of the transactions contemplated thereby, were: (i) the business, operational and financial prospects of LRS and Sybron; (ii) the LRS Board's opinion that, as of the date of the Reorganization Agreement, the terms for converting or exchanging LRS securities into Sybron Common Stock were fair to the LRS securityholders from a financial point of view; (iii) the procedure used for soliciting and evaluating proposals for business combinations with LRS; (iv) the opportunity for LRS securityholders to obtain capital stock representing an interest in a larger, more diversified enterprise which is actively traded on the NYSE, with significantly greater liquidity; (v) the ability of Sybron to consummate the Merger; and (vi) the price Sybron was willing to pay. In making its determination, the LRS Board did not ascribe relative weights to the factors which it considered.

         In reaching its conclusion to approve and recommend the Merger, the LRS Board considered a number of financial analyses, including a comparison of multiples of revenue and earnings paid in similar transactions and an analysis of the discounted present value of LRS on a stand-alone basis.

         The LRS Board considered and rejected retaining a financial advisor to assist LRS in its negotiations with Sybron (including, without limitation, rendering a fairness opinion if such negotiations were successful) and its consideration of other alternative transactions. In reaching this conclusion, the LRS Board considered the expertise and experience among the directors, which included Michael Kluger and Peter Bennett, both experienced venture capitalists and senior officers of Liberty Capital Partners, Inc., a large venture capital fund manager, and Robert Stockman, a business consultant who was familiar with and had negotiated numerous transactions in the healthcare products industry. As a result of the foregoing, and the general business experience of the other members of the LRS Board, the LRS Board was confident that it possessed the sophistication, acumen and expertise to evaluate the fairness of the Merger, and recommend it to the LRS stockholders in a manner consistent with its fiduciary duties to LRS' securityholders, without incurring the expense of retaining a financial advisor.

         Based on the considerations discussed above, the LRS Board has determined that the Merger is advisable, fair and in the best interests of LRS and its securityholders and has approved the Merger, the Reorganization Agreement and the consummation of the transactions contemplated thereby.

         THE LRS BOARD HAS APPROVED THE MERGER AS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF LRS AND THE LRS SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         Sybron. The Sybron Board of Directors ("Sybron Board") believes the terms and conditions of the Merger are fair to, and in the best interests of, Sybron and its shareholders. "A" Company fits well with Ormco Corporation, Sybron's orthodontic subsidiary, and the Merger will provide an opportunity for "A" Company and Ormco to more efficiently serve their customers, broaden their product lines, expand their research and development efforts, and consolidate operating functions. The consideration to be paid in the Merger reflects the value that is expected to result from these benefits of the Merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the LRS Board with respect to the Merger, LRS securityholders should be aware that certain members of LRS' management and the LRS Board, and certain stockholders, have certain interests, in addition to the interests of stockholders of LRS generally, that are described below.

         Repayment of Indebtedness to the SBA. Sybron will repay all outstanding indebtedness owed by LRS or its direct or indirect subsidiaries to the State Board of Administration of Florida (sometimes referred to herein as the "SBA"), after LRS has used available cash to reduce such indebtedness. The indebtedness to be repaid is the "Certain Indebtedness" which will be subtracted from the Gross Merger Price to determine the "Closing Merger Price". As of the date of the Reorganization Agreement, the amount of such outstanding indebtedness, including accrued interest, was approximately $32,424,000. The SBA also owns all of the outstanding LRS Series A Preferred Stock and, through its 76.5% profits interest in Liberty, has a 76.5% beneficial interest in the LRS Warrant and in the 1,868.03 shares of LRS Common Stock held of record by Liberty. See Note 3 of the Notes to Consolidated Financial Statements of LRS herein.

         Bonus Payments. Upon consummation of the Merger, Sybron will make the following cash payments to certain executive and nonexecutive employees of the LRS Companies, 59% of whom are not holders of LRS securities, for past performance and for assisting in completing the transaction. These payments will be calculated as of the Closing of the Merger as follows:

         (i) Each officer, director (not a member of the LRS Board), manager, supervisor and other select professional of the LRS Companies will receive a payment equal to a specified percentage of their respective annual base salary as of December 31, 1997. These payments will be made to up to 39 employees and will be in the aggregate amount of approximately $1,813,000. The percentages of annual base salary are as follows:

         Management Level                             % of Annual Base Salary
         ----------------                             -----------------------
         Officer                                                100%
         Director                                                50%
         Regional Managers                                       40%
         Managers                                                20%
         Supervisors and Select Professionals                    10%

         (ii)    In addition to the payments to be made as described in clause
(i) above, the following officers of the LRS Companies, who were instrumental during the due diligence and negotiations process, will receive payments as follows:

      Gordon Nye             President and CEO                     $75,000
      David Milner           Vice President-Finance                 75,000
      Richard Poinsett       Vice President-Quality Assurance       75,000
                             and R&D

      Charles Madsen         Vice President-North American          25,000
                             Sales
      Jan Doorschodt         Managing Director of  "A" Company      25,000
                             Europe

         Agreements with Gordon Nye. In connection with the Merger, Sybron will make certain termination payments to Gordon Nye, President and CEO of LRS. These payments are estimated to be approximately $1,930,000 and consist of (i) $1,600,000 as a transaction success fee payable under the Employment Agreement dated as of March 8, 1996, as replaced by a similar Employment Agreement dated as of June 24, 1997, among LRS, "A" Company and Mr. Nye, and (ii) $330,000 for deferred compensation payable under the Deferred Compensation Agreement dated as of June 24, 1997 between "A" Company and Mr. Nye. In addition, Sybron will forgive certain indebtedness owed by Mr. Nye to the LRS Companies totaling $105,000 for relocation expenses incurred in 1996. Mr. Nye will repay his $30,000 promissory note given to LRS as consideration for 300 shares of LRS Common Stock sold to Mr. Nye pursuant to the March 8, 1996 Employment Agreement.

         Johnston Associates Consulting Agreement. Upon consummation of the Merger, Sybron will pay approximately $635,000 to Johnston Associates, Inc. in satisfaction of amounts owed by LRS in connection with the termination of a consulting agreement pursuant to which Johnston Associates, Inc. has provided certain consulting services to LRS. The agreement, which expires in May 2004, permits LRS to terminate the agreement prior to its stated expiration by making a prepayment of all amounts due thereunder, with such payments discounted at the rate of 7% per annum. Robert Stockman, a director of LRS, is an affiliate of Johnston Associates, Inc.

         LRS Options and Nonvested Restricted Shares. Five of the executive officers of LRS hold unvested LRS Options and two of such executive officers hold Nonvested Restricted Shares that would be exchanged pursuant to the Reorganization Agreement for an amount of Sybron Common Stock having a value significantly in excess of the exercise price of the LRS Options and the purchase price of the Nonvested Restricted Shares. See "Business, Management and Securityholders of LRS--Principal Stockholders and Security Ownership of Management of LRS."

         LRS Warrant. Pursuant to the Reorganization Agreement, the LRS Warrant will be exchanged for an amount of Sybron Common Stock having a value significantly greater than the exercise price of the LRS Warrant. As described under "Summary--The Parties to the Reorganization-- Liberty," Michael Kluger and Peter Bennett, directors of LRS, are associates of Liberty. In addition to the LRS Warrant, Liberty holds of record approximately 24% of the outstanding LRS Common Stock. See "Business, Management and Securityholders of LRS--Principal Stockholders and Security Ownership of Management of LRS."

         Payments Subject to Shareholder Vote. Certain of the above-described severance payments, transaction bonuses and exchanges of unvested LRS Options or Nonvested Restricted Shares for Sybron Common Stock which would otherwise be subject to the deduction disallowance provisions of Section 280G of the Code ("Parachute Payments") will not be made unless the Parachute Payments are approved by a separate vote of the LRS Stockholders, which vote determines the right of the recipients to receive or retain the Parachute Payments (the "Parachute Payment Vote"). LRS intends to subject the Parachute Payments to a Parachute Payment Vote. The Parachute Payment Vote will take place prior to the Closing Date and will require approval of the Parachute Payments by persons who own, immediately before the Merger, more than 75 percent of the voting power of all outstanding stock of LRS. Holders of LRS Common Stock entitled to vote will be given adequate disclosure of all material facts concerning all material payments which constitute Parachute Payments.

         Indemnification. The Reorganization Agreement provides that for a period of at least three years after the Effective Time of Merger, Sybron will, and will cause LRS to, maintain in effect (which in each case shall cover the same matters and be on terms no less than favorable than as in effect on the date of the Reorganization Agreement) bylaw and charter provisions indemnifying present or former directors and officers of LRS who served as such at or prior to the Effective Time of Merger.

         Post-Merger Severance Policy. After the Merger, Sybron has agreed to cause LRS, as the surviving corporation, to adopt and abide by the current severance policy of SDS, with respect to the LRS employees. For purposes of the severance policy, the LRS employees will receive credit for their years of service with the LRS Companies and their predecessors. In addition to the standard severance policy, Sybron will cause LRS to enhance the severance policy for senior management of LRS, as determined by Sybron after consultation prior to the Closing with Michael Kluger, Gordon Nye and Kenneth Rainin (the "LRS Representatives"), and the parties have agreed that $300,000 shall be booked as an accrual on the Closing Balance Sheet specifically for such enhanced severance. Sybron has not yet determined which (if any) LRS employees will be terminated following consummation of the Merger. The allocation of the enhanced severance payments will be determined by Sybron after consultation with the LRS Representatives.

         Effect of Certain Payments by Sybron. The payments to be made by Sybron described above will be subtracted from the Gross Merger Price in determining the amounts to be used for calculating the ratios for the conversion and exchange of outstanding LRS securities for Sybron Common Stock. See "--Conversion and Exchange of Outstanding LRS Securities" above.

MANAGEMENT AND OPERATIONS OF LRS AFTER THE MERGER

         At the Effective Time of Merger, LRS, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Sybron. Immediately after the Merger, "A" Company and the other LRS Companies will continue to be direct or indirect subsidiaries of LRS. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger will be the directors and officers of LRS immediately after the Effective Time of
Merger.   The LRS Certificate and Bylaws (the "LRS Bylaws") as in effect immediately prior to the Effective Time of Merger will be the Amended and Restated Certificate of Incorporation and Bylaws of LRS, as the surviving corporation, thereafter until amended.

         SDS will manage the operations of "A" Company and the other LRS Companies after the Effective Time of Merger. Because "A" Company fits well with Ormco Corporation, SDS's orthodontic subsidiary, SDS plans to take advantage of the complementary products of Ormco and "A" Company to provide orthodontists with a broader range of products, use the strength of each company to expand research and development, and gain efficiencies by consolidating certain operating functions.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Reorganization Agreement, LRS has agreed, pending consummation of the Merger, unless otherwise consented to in writing by Sybron (which consent shall not be unreasonably withheld or delayed), that it will, and will cause each of the other LRS Companies to, among other things: (i) use reasonable efforts to carry on its business in the ordinary course and substantially in the same manner as conducted previously; (ii) use reasonable efforts to use, operate and maintain and repair all of its material assets and properties in an ordinary course of business (but LRS shall be permitted to use available cash of the LRS Companies to accelerate the payment of portions of the Certain Indebtedness); (iii) use reasonable efforts to not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of certain identified contracts, agreements or commitments, whether oral or written, to which it is a party, and, if a breach should arise, to use reasonable efforts to timely cure every such breach; (iv) use reasonable efforts to maintain all of its existing insurance policies or comparable replacement policies in full force and effect; (v) not (a) except in the ordinary course of business in a manner consistent with past custom and practice, or as previously disclosed to Sybron, decrease, or grant any increase, in the rate of pay of any of its employees, (b) institute any new employee benefit plan or amend any existing plan, or (c) enter into or modify any written employment arrangement with any person; (vi) not enter into any material contract or engage in any material transaction not in the usual and ordinary course of business and consistent with its normal business practices, and, except as previously disclosed to Sybron, not purchase, lease, sell or dispose of any material capital asset;
(vii) not make any investment except in the ordinary course of its business, or create, incur or assume any indebtedness, except for indebtedness incurred in the ordinary course of its business by any LRS Company as previously disclosed to Sybron; (viii) use reasonable efforts to preserve its business organization intact, retain the services of its present officers and key employees and preserve the good will of suppliers, customers, creditors and others having business relationships with it; (ix) comply in all material respects with all applicable laws; (x) timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision in accordance with GAAP for the payment of all taxes owed by it except for taxes being disputed in good faith provided notice thereof is given to Sybron;
(xi) not amend its certificate or articles of incorporation or bylaws; and
(xii) not (a) except upon exercise of outstanding LRS Options, issue any additional shares of stock of any class or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class,
(b) declare or pay any dividend or make any capital or surplus distributions of any nature, except for cash dividends by the other LRS Companies to LRS or "A" Company and regular cash dividends by LRS on the outstanding LRS Preferred Stock, or (c) directly or indirectly redeem, purchase or otherwise acquire, recapitalize, or reclassify any of its capital stock or liquidate in whole or in part.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         The Reorganization Agreement contains various customary representations and warranties of the parties for a transaction of this kind. The Reorganization Agreement also contains various customary covenants between the parties, including that LRS will, and will cause the other LRS Companies to, provide the agents, accountants, attorneys and representatives of Sybron with reasonable access to the books, records, financial information, facilities, key personnel and other documents and materials of the LRS Companies, subject to the provisions of the Confidentiality Agreement between the parties, and that each party will use reasonable efforts to cause its respective representations and warranties contained in the Reorganization Agreement to be true and correct in all material respects at the Effective Time of Merger with the same force and effect as if such representations and warranties had been made at and as of the Effective Time of Merger. Each party to the Reorganization Agreement has also agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger, promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger, and take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private person required to be obtained by the parties to the Reorganization Agreement in connection with the Merger or the taking of any action contemplated by the Reorganization Agreement. Each party has also agreed to use its reasonable efforts to cause all of the conditions precedent to the obligations of the parties set forth in the Reorganization Agreement to be satisfied. It is a condition precedent to the obligations of each of Sybron and LRS to consummate the Merger and related transactions that each shall have received from the other party a closing certificate to the effect, among other things, that the representations and warranties of the other party in the Reorganization Agreement are true and correct in all material respects as of the Closing Date and that the other party has performed and complied in all material respects with all of its obligations under the Reorganization Agreement which are to be performed or complied with by it prior to or on the Closing Date. See "--Conditions to Consummation of the Merger" and "--Termination; Amendment; Waiver" below.

         The representations and warranties contained in the Reorganization Agreement are the parties' sole and exclusive representations and warranties concerning the subject matter thereof. Each party acknowledges and agrees that all other representations and warranties are specifically disclaimed. All representations and warranties of the parties contained in the Reorganization Agreement will survive the Closing Date and the consummation of the transactions contemplated by the Reorganization Agreement, but will expire on the earlier to occur of the date of completion of the first annual audit of Sybron's financial statements following the Closing or the one-year anniversary date of the Closing Date.

CONDITIONS TO CONSUMMATION OF THE MERGER

         In addition to the approval of the Reorganization Agreement by the requisite vote of LRS Stockholders, the respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Reorganization Agreement, including among others,
(i) the performance of and compliance in all material respects by the respective parties with all the obligations under the Reorganization Agreement required to be performed or complied with prior to or on the Closing Date; (ii) the absence of any suit, action or other proceeding in which the consummation of the transactions contemplated by the Reorganization Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Reorganization Agreement; (iii) the continuing accuracy in all material respects as of the Closing Date of the representations and warranties of the respective parties contained in the Reorganization Agreement unless the failure to be true and correct in all material respects does not have a material adverse effect; (iv) the absence through the Closing Date of any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business or results of operations of the LRS Companies taken as a whole (an "LRS Material Adverse Effect"), or the absence as of the Closing Date of any event, condition or fact which is materially adverse to the financial condition of Sybron and its subsidiaries, taken as a whole; (v) the securing of all material approvals, authorizations, consents and waivers from all appropriate state, federal and foreign regulatory authorities required by law and from all other persons from whom required and which are specifically designated as required consents for Closing; (vi) compliance with all necessary requirements of the HSR Act and expiration prior to the Closing Date or termination by the appropriate agency of any waiting periods applicable to the Merger and to the transactions described in the Reorganization Agreement which are imposed by the HSR Act; (vii) the continuing effectiveness of the Registration Statement and the registration or exemption from registration under applicable state securities law of the Sybron Common Stock to be issued pursuant to the Merger; (viii) the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Sybron Common Stock to be issued pursuant to the Reorganization Agreement; (ix) the receipt of closing certificates, legal opinions of counsel and the accountants' comfort letters called for by the Reorganization Agreement; (x) the receipt by LRS of a tax opinion of Quarles & Brady, counsel to Sybron, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization;
(xi) the receipt by Sybron of assurance from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement; (xii) certain agreements (as described below) shall have been executed by Affiliates of LRS and delivered to Sybron; (xiii) the aggregate of the fractional share interests in Sybron Common Stock to be paid in cash pursuant to the Reorganization Agreement shall not be more than 2% of the maximum aggregate number of shares of Sybron Common Stock which could be issued as a result of the Merger; (xiv) the receipt by Sybron of consents from LRS Optionholders holding LRS Options covering not less than 400 shares of LRS Common Stock and consents from all holders of Nonvested Restricted Shares approving the consummation of the transactions described in the Reorganization Agreement and the conversion or exchange of the Nonvested Restricted Shares and LRS Options as contemplated by the Reorganization Agreement; (xv) no more than 2% of the outstanding shares of LRS Common Stock and no more than 2% of the outstanding shares of LRS Preferred Stock shall be Dissenting Shares; (xvi) the holders of the requisite amount of LRS Preferred Stock shall not have asserted the right to require LRS to redeem their LRS Preferred Stock pursuant to the LRS Certificate of Incorporation; (xvii) the Registration Rights Agreement and the Escrow Agreement (as defined below), and appropriate documentation evidencing payment in full of the Certain Indebtedness and release of all liens related thereto, shall have been duly executed and delivered; (xviii) the parties shall have agreed upon the contents of the Closing Balance Sheet; (xix) all proceedings to be taken in connection with the transactions contemplated by the Reorganization Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sybron and LRS, respectively, and each party shall have made available to the other for examination all documents the other may reasonably request in connection with the transactions contemplated by the Reorganization Agreement; and (xx) certain other conditions specified in the Reorganization Agreement shall have been satisfied. The conditions to Sybron's and Acquisition's obligations to effect the Merger also include that the above-mentioned governmental and other approvals shall not contain any condition applicable to the LRS Companies, Sybron or Acquisition which is, in the reasonable judgment of Sybron, materially adverse in any manner to the LRS Companies, Sybron or Acquisition. See "--Regulatory Requirements" below.

EXCLUSIVE DEALING

         As long as the Reorganization Agreement has not been terminated in accordance with its terms, LRS, for and on behalf of itself and all other LRS Companies, and their officers and agents, has agreed not to (and not to permit any employee, officer, director, agent or other person acting on its behalf to) directly or indirectly solicit, entertain or encourage inquiries or proposals or enter into an agreement or negotiate with any other person with respect to the sale of all or any portion of the LRS Common Stock and/or LRS Preferred Stock, or the business of the LRS Companies, whether such transaction would take the form of a sale of stock, merger, consolidation, sale of assets or otherwise.

TERMINATION; AMENDMENT; WAIVER

         The Reorganization Agreement may be terminated (whether before or after approval thereof by the LRS Stockholders) and the transactions contemplated by the Reorganization Agreement may be abandoned at any time prior to the Closing, as follows: (i) by mutual written agreement of Sybron and LRS;
(ii) by either Sybron or LRS if termination of the waiting period or clearance under the HSR Act has not been received within sixty days after the initial filing thereunder (such clearance has been received); (iii) by LRS pursuant to the provisions of the Agreement which permit termination by LRS if the Average Sybron Stock Price (as adjusted for the Sybron 1998 Stock Split) is less than $18.4375 or more than $27.625; (iv) by Sybron pursuant to the provision which permits it to terminate if the Average Sybron Stock Price (as adjusted) is less than $18.4375, or pursuant to the provision which permits Sybron to terminate if, in the reasonable judgment of Sybron, any matter contained in an update to LRS' Disclosure Schedule (a "Disclosure Schedule Change") delivered pursuant to the Reorganization Agreement has or would reasonably be likely to have an LRS Material Adverse Effect or would reasonably be likely to otherwise be materially adverse in any manner to Sybron or LRS, as the surviving corporation, in which event Sybron may terminate the Reorganization Agreement within ten days following receipt of written notice of such matter from LRS;
(v) by either Sybron or LRS if the other party is in material breach of the Reorganization Agreement and such breach has not been cured within 15 days of written notice thereof from the non-breaching party to the breaching party; or
(f) by either Sybron or LRS if the Closing has not occurred on or before May 1, 1998.

         If the Reorganization Agreement is terminated by either Sybron or LRS as provided above, all further obligations of the parties under or pursuant to the Reorganization Agreement will terminate without further liability of any party (including their respective directors, officers or other representatives) to the others, provided that: (a) the obligations of Sybron and Acquisition under the letter agreement between Sybron and "A" Company dated June 23, 1997, as modified by subsequent correspondence between the parties and the Reorganization Agreement (the "Confidentiality Agreement"), and their obligations contained in certain specified provisions of the Reorganization Agreement shall survive any such termination; (b) the obligations of LRS contained in certain specified provisions of the Reorganization Agreement shall survive any such termination; and (c) each party shall retain any and all remedies which it may have for breach of contract provided by law based on another party's willful failure to comply with the terms of the Reorganization Agreement.

         The Reorganization Agreement may be amended by the parties at any time before or after approval thereof by the LRS Stockholders, but after such approval, no amendment shall be made without the further approval of the LRS Stockholders if such amendment changes the Gross Merger Price or materially adversely affects the rights of the LRS Stockholders. No amendment, supplement, modification, waiver or termination of the Reorganization Agreement shall be binding unless executed in writing by the party to be bound thereby.

         If any of the conditions to the respective obligations of Sybron or LRS to consummate the Merger pursuant to the Reorganization Agreement have not been satisfied, the party whose conditions have not been satisfied may nevertheless elect to proceed with consummation of the transactions contemplated by the Reorganization Agreement.

Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

LRS REPRESENTATIVES

         Upon approval by the LRS Stockholders of the Reorganization Agreement, the Merger and the transactions contemplated by Reorganization Agreement, each LRS Stockholder (other than holders of Dissenting Shares), LRS Optionholder and the LRS Warrantholder shall be deemed to have irrevocably appointed Messrs. Michael Kluger, Gordon Nye and Kenneth Rainin to act as their agents and attorneys-in-fact (the "LRS Representatives"), with full power of substitution, to take such actions and execute such documents as may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by the Reorganization Agreement, including but not limited to: (i) amendments to the Reorganization Agreement; (ii) waivers of the satisfaction of any of the conditions precedent to the obligations of LRS contained in the Reorganization Agreement; (iii) execution of documents and certificates pursuant to the Reorganization Agreement; (iv) receipt and forwarding of notices and communications pursuant to the Reorganization Agreement; and (v) negotiation and settlement of any disputes, including indemnification matters and adjustments to the Gross Merger Price as contemplated in the Reorganization Agreement.

         If the LRS Representatives, upon the advice of counsel or otherwise, believe that they require further authorization or advice from the LRS Stockholders, the LRS Optionholders or the LRS Warrantholder on any matters concerning the Reorganization Agreement, the LRS Representatives will be entitled to seek such further authorization prior to acting on their behalf.

         Sybron and Acquisition may rely upon the authority of the LRS Representatives to act as the agent of the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder under the Reorganization Agreement.
Any payments by Sybron or Acquisition to the LRS Representatives for the benefit of the LRS Stockholders, the LRS Optionholders or the LRS Warrantholder will be considered payments to such persons. The appointments of the LRS Representatives are coupled with an interest and will be irrevocable by any LRS Stockholder, LRS Optionholder or the LRS Warrantholder in any manner or for any reason. This power of attorney will not be affected by the death, disability or incapacity of any LRS Stockholder, LRS Optionholder or the LRS Warrantholder. If at any time there is no person acting as an LRS Representative for any reason, a majority in interest of the LRS Stockholders will choose a person to act as the LRS Representatives under the Reorganization Agreement.

INDEMNITY; ESCROW AGREEMENT

         The Reorganization Agreement contains certain provisions for indemnification by LRS and indemnification by Sybron, and provides for an escrow agreement, in substantially the form of Exhibit 3 attached to the Reorganization Agreement (the "Escrow Agreement"), to be entered into by and among Sybron, State Street Bank and Trust Company (the "Escrow Agent"), the LRS Representatives, the LRS Warrantholder, and certain LRS Stockholders and LRS Optionholders (collectively, the "Holdback Participants"), pursuant to which a portion of the shares of Sybron Common Stock received by each Holdback Participant will be held in escrow to secure the indemnification obligations of LRS under the Reorganization Agreement (the "Escrow Account"). The Holdback Participants include the "Affiliates" of LRS (as defined under "--Resale of Sybron Common Stock") and certain other key "insiders" as determined by the LRS Board.

         Indemnity by LRS

         The Reorganization Agreement provides that Sybron and LRS, as the surviving corporation in the Merger (the "Surviving Corporation"), shall be indemnified and held harmless from and against, and shall promptly be defended from and reimbursed for, any and all Damages (as defined therein) which Sybron or the Surviving Corporation may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any misrepresentation or breach of any representation or warranty made by LRS in the Reorganization Agreement (as updated by any Disclosure Schedule Change) or in the LRS Closing Certificate,
(ii) any failure by LRS to carry out, perform, satisfy or discharge in any material respect its obligations under the Reorganization Agreement, and
(iii) any third party suit or other proceeding arising out of Sybron's and the Surviving Corporation's indemnification rights under the Reorganization Agreement. No amount shall be payable to Sybron or the Surviving Corporation for any Damages for which indemnification is available under the Reorganization Agreement until the amount of each individual Damage is greater than $50,000 and until the aggregate of such indemnification claims exceeds $500,000, following which Sybron and the Surviving Corporation shall be entitled to recover only such excess amount.

         If the parties agree that the Escrow Account will be sufficient to fully satisfy any third party claim for which indemnification is sought by Sybron or the Surviving Corporation, then the LRS Representatives shall have the right to assume defense of such claim with counsel reasonably acceptable to Sybron. Any such assumption of defense shall constitute an admission that the claim is an indemnifiable one pursuant to the indemnification provisions of the Reorganization Agreement. Any costs incurred by the LRS Representatives in their defense of such a claim shall be paid out of the Escrow Account.

         Indemnity by Sybron

         The Reorganization Agreement provides that Sybron and Acquisition shall indemnify and hold harmless the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder from and against, and shall promptly defend them from and reimburse them for, any and all Damages which they may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any misrepresentation or breach of any representation or warranty made by Sybron or Acquisition in the Reorganization Agreement or in the Sybron Closing Certificate, (ii) any failure by Sybron or Acquisition to carry out, perform, satisfy or discharge in any material respect its obligations under the Reorganization Agreement, and (iii) any third party suit or other proceeding arising out of the indemnification rights of the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder under the Reorganization Agreement. If any such indemnification claim is a third party claim, Sybron and the Surviving Corporation have the right to assume the defense thereof using counsel reasonably acceptable to the LRS Representatives. Any Damages payable by Sybron and Acquisition as described above shall be payable in shares of Sybron Common Stock based on the Average Sybron Stock Price.

         Escrow Agreement

         In connection with the Closing, Sybron, the Escrow Agent and the Holdback Participants shall execute and deliver the Escrow Agreement and the Holdback Participants shall deposit into the Escrow Account (as defined therein) shares of Sybron Common Stock having an aggregate value, based on the Average Sybron Stock Price, of $6,300,000 (the "Escrow Shares"). As described above, the Escrow Account will be established to secure the indemnification rights of Sybron and the Surviving Corporation and to provide the LRS Representatives with a source for recovery of defense costs incurred in connection with a third party claim. The Escrow Agreement shall set forth the procedures to be followed by the parties in the event a claim is made for which indemnification is available under Article X of the Reorganization Agreement. Any party who makes an indemnification claim pursuant to the Escrow Agreement shall be referred to as a "Claimant" herein. The Escrow Shares will amount to less than 10% of the shares of Sybron Common Stock to be issued pursuant to the Reorganization Agreement.

         While their shares of Sybron Common Stock are held in the Escrow Account, the Holdback Participants shall be entitled to all rights of ownership thereof, including without limitation the right to vote and sell the shares; provided, however, that upon any sale of shares the proceeds thereof must be deposited with the Escrow Agent to be held as part of the Escrow Fund (as defined in the Escrow Agreement). In the Escrow Agreement, the Holdback Participants will appoint the LRS Representatives as their agents for purposes of effecting sales of the Escrow Shares, provided that any sale made by the LRS Representatives must be accomplished in accordance with the provisions of the Affiliate Letter executed by each Holdback Participant and delivered at Closing and in accordance with the provisions of the Registration Rights Agreement.
See "--Resale of Sybron Common Stock" below. The Escrow Agreement also requires that any such sale involve a sale of Escrow Shares by all Holdback Participants, to be allocated among such Holdback Participants proportionately based on their respective contributions to the Escrow Fund.

         If a claim is asserted against the Escrow Account which does not draw objection either from the LRS Representatives, if the Claimant is Sybron or the Surviving Corporation, or from Sybron or the Surviving Corporation, if the Claimant is the LRS Representatives, the Escrow Agent shall disburse from the Escrow Fund the full amount of the claim (the "Claimed Amount") to the Claimant. In the event the Escrow Fund is then comprised partly of cash and partly of Escrow Shares, the LRS Representatives shall be entitled to designate whether the Claimed Amount shall be distributed in cash, Escrow Shares or a combination thereof. For purposes of any distribution pursuant to the Escrow Agreement made in Escrow Shares, such shares shall be valued at the Average Sybron Stock Price. Except with respect to specific unresolved indemnification claims, the Escrow Agreement will terminate on the earlier of the date the first audit of Sybron's financial statements following the Closing is completed or the one year anniversary of the Closing Date. Upon resolution of each such pending indemnification claim, the portion of the Escrow Fund attributable to that claim shall be distributed to the party entitled thereto in the same fashion as described above with respect to claims to which no objection is made. The Holdback Participants shall be entitled to all Interest (as defined in the Escrow Agreement) earned with respect to any cash comprising the Escrow Fund. Any distributions made to the Holdback Participants pursuant to the Escrow Agreement, whether in cash or Escrow Shares, shall be made proportionately based on their respective contributions to the Escrow Fund.

EXCHANGE OF LRS CERTIFICATES; NO FRACTIONAL SHARES

         Prior to the Closing, Sybron and the LRS Representatives will enter into an exchange agreement, in substantially the form of Exhibit 4 attached to the Reorganization Agreement (the "Exchange Agreement"), with BankBoston, N.A. (the "Exchange Agent"), to effect the exchange of LRS securities in connection with the Merger. BankBoston, N.A., is also the transfer agent and registrar for the Sybron Common Stock.

         As of the Effective Time of Merger, Sybron will deposit with the Exchange Agent, for the benefit of the holders of LRS Common Stock, LRS Options (other than any LRS Options for which consent to exchange in connection with the Merger has not been obtained), the LRS Warrant and LRS Preferred Stock, for delivery in accordance with the Reorganization Agreement through the Exchange Agent, certificates representing the shares of Sybron Common Stock issuable pursuant to the Reorganization Agreement. (Such certificates for shares of Sybron Common Stock, together with any cash to be paid for fractional share interests, are referred to as the "Exchange Fund.") As provided in the Exchange Agreement and the Escrow Agreement, the Sybron Common Stock certificates will be divided into two groups: the first to be distributed by the Exchange Agent to the holders of LRS securities pursuant to the Reorganization Agreement and the second to be distributed by the Exchange Agent to the Escrow Agent to be held in accordance with the Escrow Agreement.

         Prior to the Closing, the Exchange Agent will mail to the holder of record of the LRS Warrant and each LRS Option and to each holder of record of a certificate or certificates representing outstanding shares of LRS Common Stock or LRS Preferred Stock (which stock certificates, together with the LRS Warrant certificate and each LRS Option agreement to be exchanged for Sybron Common Stock, are referred to collectively as the "LRS Certificates"): (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the LRS Certificates shall pass, only upon the Effective Time of Merger and delivery of the LRS Certificates to the Exchange Agent) and (b) instructions for effecting the surrender of LRS Certificates in exchange for certificates representing shares of Sybron Common Stock. PLEASE NOTE THAT SECURITYHOLDERS OF LRS SHOULD NOT SUBMIT THEIR LRS CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

         Upon surrender of an LRS Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, the holder of such LRS Certificate will be entitled to receive in exchange therefor, following the Effective Time of Merger and at Closing, if practicable, a certificate representing such holder's Distributed Shares (as defined below) plus cash in lieu of any fractional share of Sybron Common Stock to which such other holder would otherwise be entitled, and the LRS Certificate so surrendered will be cancelled. The term "Distributed Shares," with respect to any holder of an LRS Certificate, means that number of whole shares of Sybron Common Stock to which such holder is entitled in respect of such LRS Certificate pursuant to the Reorganization Agreement minus any Holdback Shares. The term "Holdback

Shares" means the shares of Sybron Common Stock that are deposited into the Escrow Account. The total number of Holdback Shares shall be equal to $6,300,000 divided by the Average Sybron Stock Price.

         At the Effective Time of Merger, the stock transfer books of LRS will be closed and there will be no further registration of transfers of shares of LRS Common Stock or LRS Preferred Stock thereafter on the records of LRS. From and after the Effective Time of Merger, the holders of LRS Certificates outstanding immediately prior to the Effective Time of Merger will cease to have any rights with respect to the LRS securities formerly represented thereby except as otherwise provided in the Reorganization Agreement or by law.

         In the event of a transfer of ownership of shares of LRS Common Stock or LRS Preferred Stock which has not been registered in the transfer records of LRS, a certificate representing the proper number of shares of Sybron Common Stock may be issued to the transferee if the LRS Certificate formerly representing such shares of LRS Common Stock or LRS Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

         Until surrendered as contemplated by the Reorganization Agreement, each LRS Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender, subject to the terms and conditions of the Reorganization Agreement, a certificate representing shares of Sybron Common Stock and cash in lieu of any fractional share of Sybron Common Stock as contemplated by the Reorganization Agreement.

         If an LRS Certificate has been lost, stolen, destroyed or mutilated, a certificate representing the proper number of shares of Sybron Common Stock issuable therefor may be issued to the holder upon receipt by the Exchange Agent of reasonably satisfactory evidence of ownership and the loss, theft, destruction or mutilation of the LRS Certificate and, in the case of any loss, theft or destruction, a reasonably satisfactory indemnity and, in the case of a mutilation, all remaining portions of such LRS Certificate.

         No dividends or other distributions declared or made after the Effective Time of Merger with respect to Sybron Common Stock with a record date after the Effective Time of Merger will be paid to the holder of any unsurrendered LRS Certificate with respect to the shares of Sybron Common Stock represented thereby until surrender of such LRS Certificate. Subject to the effect of any applicable law, following surrender of any such LRS Certificate, there will be paid to the holder of the certificate representing whole shares of Sybron Common Stock issued in exchange therefor, without interest, any such dividends or distributions to which such holder is entitled.

         All shares of Sybron Common Stock issued upon conversion of the LRS Common Stock and LRS Preferred Stock or in exchange for the LRS Options and LRS Warrant in accordance with the terms of the Reorganization Agreement (and any cash paid in lieu of fractional share interests) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining the LRS Common Stock, LRS Options, LRS Warrant and LRS Preferred Stock.

         No fractional shares of Sybron Common Stock will be issued in the Merger. All fractional share interests of a holder of more than one LRS Certificate at the Effective Time of Merger will be aggregated to maximize the number of whole shares of Sybron Common Stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest results after such aggregation, each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Average Sybron Stock Price.

         The aggregate Holdback Shares will be deposited into the Escrow Account and held by the Escrow Agent as described in the Escrow Agreement for purposes of satisfying the indemnification obligations of LRS under the Reorganization Agreement. The value of Sybron Common Stock for purposes of such indemnification obligation settlements will be the Average Sybron Stock Price. Upon the earlier to occur of the date that the first audit of Sybron's financial statements following the Closing is completed or the one-year anniversary date of the Closing Date, the Holdback Shares held by the Escrow Agent, less an appropriate number of Holdback Shares to cover specific
unresolved claims, will be delivered to the Holdback Participants.   See
"--Indemnity;  Escrow Agreement" above.

         Any portion of the Exchange Fund which remains undistributed one year after the Effective Time of Merger because LRS Certificates have not been duly surrendered to the Exchange Agent will be delivered to Sybron, upon demand, and any affected former LRS Stockholder and LRS Optionholder shall thereafter look only to Sybron for payment of its claim for shares of Sybron Common Stock, any cash in lieu of fractional share interests, and any dividends or distributions with respect to Sybron Common Stock. Neither the Exchange Agent nor any party to the Reorganization Agreement will be liable to any LRS Stockholder, LRS Optionholder or the LRS Warrantholder for any shares of Sybron Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Sybron will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Reorganization Agreement to any LRS Stockholder, LRS Optionholder and the LRS Warrantholder such amounts (in shares of Sybron Common Stock and based upon the Average Sybron Stock Price) as Sybron is required to deduct and withhold with respect to the making of such payment under the Code, or any state, local or foreign tax law. To the extent that amounts are so withheld by Sybron, the withheld amounts will be treated for all purposes of the Reorganization Agreement as having been paid to the LRS Stockholder, LRS Optionholder or LRS Warrantholder in respect of which such deduction and withholding was made.

         Shares of LRS Common Stock and LRS Preferred Stock which are held by LRS Stockholders who did not vote in favor of the Merger and who comply with all other relevant provisions of Section 262 of the DGCL ("Dissenting Shares") will not be converted into the right to receive shares of Sybron Common Stock, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal. In that event, such holders' shares of LRS Common Stock and/or LRS Preferred Stock will be deemed to have been converted into shares of Sybron Common Stock as of the Effective Time of Merger as provided in the Reorganization Agreement. See "Rights of Dissenting Stockholders."

REGULATORY REQUIREMENTS

         Consummation of the Merger is subject to requisite regulatory approvals. Set forth below is a summary of certain regulatory requirements affecting the Merger.

         Pre-Merger Antitrust Notification. The HSR Act and the rules and regulations thereunder provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division and the FTC and specified HSR Act waiting period requirements have been satisfied. Sybron and LRS filed appropriate notifications under the HSR Act on January 26, 1998. The waiting period under the HSR Act expires or terminates 30 days after such a filing unless early termination is received or a request for additional information is made by either the Antitrust Division or the FTC. The waiting period was terminated by early termination on February 4, 1998, so this condition to the Merger has been satisfied. The expiration or early termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds.

         Post-Closing Notification in Germany. The Law Against Restraints of Competition of the Federal Republic of Germany requires that the acquiring party in certain acquisition transactions file a post-closing notification with the German Federal Cartel Office. The transactions contemplated by the Reorganization Agreement are notifiable under German Law, and accordingly, Sybron will undertake to complete the filing after the Closing.

         General. Under the Reorganization Agreement, each party has agreed to use reasonable efforts to obtain all material regulatory approvals required by law. Sybron and LRS believe that they will receive the requisite regulatory approvals for the Merger, but there can be no assurance that such approvals will be received or that, if received, the approvals will be obtained on terms which satisfy the applicable conditions to the Reorganization Agreement. In this regard, Sybron may terminate the Reorganization Agreement and abandon the Merger in the event that regulatory approvals are received but those regulatory approvals impose terms which in Sybron's reasonable judgment are materially adverse to the LRS Companies, Sybron or Acquisition. To the parties' knowledge, the satisfaction of the

HSR Act notification requirements is the only material regulatory requirement applicable to the Merger. See "--Conditions to Consummation of the Merger" above.

CETAIN FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to the consummation of the Merger that LRS receive an opinion of Quarles & Brady, counsel to Sybron, in substantially the form of
Exhibit 7 attached to the Reorganization Agreement and dated as of the Closing Date, to the effect that that Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Sybron, Acquisition and LRS will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the obligations of Sybron and Acquisition to consummate the Merger that LRS shall have delivered the executed representations letters required by Quarles & Brady in order for it to render such opinion. In rendering such opinion, Quarles & Brady will rely upon the accuracy and completeness of the representations contained in the supporting representations letters to be provided by Sybron, LRS, certain LRS Stockholders and the LRS Warrantholder.

     Provided that the requisite representations are made, and provided that there shall have been no adverse changes in applicable law or facts at such time, such opinion will be delivered to the effect that, for federal income tax purposes:

           (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

           (ii) Sybron, Acquisition and LRS will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

           (iii) no gain or loss will be recognized by Sybron, Acquisition or LRS as a result of the Merger;

           (iv) no gain or loss will be recognized by the LRS Stockholders and the LRS Warrantholder with respect to the exchange of their shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant for Sybron Common Stock in the Merger (other than with respect to any cash paid in lieu of fractional shares of Sybron Common Stock);

           (v) the tax basis of the shares of Sybron Common Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant are converted will be the same as the basis of the shares of LRS Common Stock, shares of LRS Preferred Stock or the LRS Warrant converted into such Sybron Common Stock, reduced by any amount allocable to the fractional share interests for which cash is received;

           (vi) the holding period for shares of Sybron Common Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares) or shares of LRS Preferred Stock are converted will include the period that such shares of LRS Common Stock or shares of LRS Preferred Stock were held by the holder, provided that such shares were held as capital assets of the holder at the Effective Time of Merger; and

           (vii) cash payments received by an LRS Stockholder or the LRS Warrantholder in lieu of a fractional share of Sybron Common Stock will be treated as received in redemption of such fractional share, subject to the provisions of Section 302 of the Code, as if such fractional share of Sybron Common Stock had been issued in the Merger and then redeemed by Sybron.

     There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service. No rulings have been or are expected to be sought from the Internal Revenue Service concerning the tax consequences of the Merger. The opinion of Quarles & Brady will express no opinion with respect to the federal income tax treatment arising out of the Merger and/or the transactions contemplated by the Reorganization Agreement of the LRS

Optionholders with respect to the LRS Options or the holders of Nonvested Restricted Shares with respect to the Nonvested Restricted Shares. No opinion will be expressed as to the holding period of the shares of Sybron Common Stock for which the LRS Warrant is exchanged; however, the parties believe that such holding period will include the period during which the LRS Warrant was held. No opinions will be expressed as to the tax treatment of Dissenting Shares, if any.

     A successful IRS challenge to the reorganization status of the Merger would result in each LRS Stockholder and the LRS Warrantholder recognizing gain or loss with respect to the shares of LRS Common Stock, shares of LRS Preferred Stock or the LRS Warrant surrendered equal to the difference between the LRS Stockholder's or the LRS Warrantholder's basis in such shares of LRS Common Stock, shares of LRS Preferred Stock or LRS Warrant and the fair market value, as of the Effective Time of Merger, of the Sybron Common Stock received in exchange therefor (except that special rules would continue to apply to determine the income recognized on the conversion of Nonvested Restricted Shares into Sybron Common Stock). In such event, an LRS Stockholder's or the LRS Warrantholder's basis in the Sybron Common Stock so received would equal its fair market value, and the LRS Stockholder's or the LRS Warrantholder's holding period for such stock would begin the date after the Merger.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SECURITYHOLDER OF LRS. ALL SECURITYHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

RESALE OF SYBRON COMMON STOCK

     The shares of Sybron Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act, except that shares received by any person who may be deemed to be an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, which may include, without limitation, directors, executive officers and principal shareholders) of LRS for purposes of Rule 145 (an "Affiliate") may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. It is a condition to the obligations of Sybron and Acquisition to consummate the Merger that LRS shall deliver to Sybron a letter from each Affiliate (an "Affiliate Letter") in substantially the form of Exhibit 1 attached to the Reorganization Agreement. As of the date of the Reorganization Agreement, LRS has identified its Affiliates as being each of its directors, each of its executive officers, Liberty and the SBA.

     An Affiliate Letter will constitute an agreement by each Affiliate with Sybron to the effect that such Affiliate: (i) will not sell, transfer or otherwise dispose of any shares of Sybron Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act, and (ii) has not made and will not make any disposition or other reduction of such person's risk relative to any Sybron or LRS stock during the period (the "risk-sharing period") commencing 30 days prior to the Effective Time of Merger and ending at such time as the financial results covering at least 30 days of post-Merger combined operations have been published by Sybron. The "affiliates" of Sybron are also subject to the restrictions referred to in clause (ii) during the risk-sharing period.

     Sybron has agreed to enter into a registration rights agreement with the Affiliates of LRS, to be dated the Closing Date, in substantially the form of
Exhibit 8 attached to the Reorganization Agreement (the "Registration Rights Agreement"). In the Registration Rights Agreement, Sybron will agree to register for resale, after the risk-sharing period has been satisfied, the shares of Sybron Common Stock received by the Affiliates in connection with the Merger, either by filing a post-effective amendment to the Registration Statement which would replace this Proxy Statement/Prospectus with a reoffering prospectus, or by filing another registration statement to cover such resales. The Registration Rights

     Agreement will contain customary provisions for indemnification against certain liabilities, including liabilities under the Securities Act.

     This Proxy Statement/Prospectus does not cover resales of Sybron Common Stock by the Affiliates of LRS, but, as discussed above, the Registration Statement may be amended to include a reoffering prospectus that would cover such resales.

ACCOUNTING TREATMENT

     The Merger has been structured to qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of Sybron to consummate the Merger is subject to the receipt of assurance from KPMG Peat Marwick LLP, Sybron's independent accountants, that the Merger will qualify for pooling-of-interests accounting treatment. See "--Conditions to Consummation of the Merger" above.

                             BUSINESS OF SYBRON

GENERAL

     Sybron, through its subsidiaries, is a leading manufacturer of value-added products for the laboratory and professional dental and orthodontic markets in the United States and abroad. Its laboratory business provides plastic labware, microscope slides, disposable diagnostic products, consumables, temperature control apparatus and water purification systems to industrial, academic, clinical, governmental and biotechnology laboratories. Its dental and orthodontic businesses provide a diversified line of consumable products to dentists and orthodontic appliances and related products to orthodontists. Sybron has been pursuing a growth strategy designed to increase sales and enhance operating margins. Elements of that strategy include emphasis on acquisitions, product line extensions, new product introductions and international growth. Sybron's net sales have increased from $383 million in the fiscal year ended September 30, 1992 to $795 million in the fiscal year ended September 30, 1997. In fiscal year 1997, Sybron's sales outside the United States represented approximately 32% of net sales.

     The terms "Company" and "Sybron" refer to Sybron International Corporation and its subsidiaries and their respective predecessors. Sybron's fiscal year ends on September 30. All references to "1995", "1996" or 1997" mean the fiscal year ended September 30, 1995, 1996 or 1997, respectively.

     Sybron's laboratory business is operated through three subsidiaries and their affiliates. Nalge Nunc International Corporation ("NNI") develops, manufactures, and markets a diversified line of reusable and disposable plastic labware, high quality bio-pharmaceutical packaging products, recreational containers, industrial products such as plastic tubing, sanitary tubing and fittings, auto sampler vials and seals, accessories for chromatography, and environmental testing containers. Erie Scientific International Corporation ("Erie") develops, manufactures, and markets microscope slides, cover glass, consumables used in clinical laboratories, disposable diagnostic products, test kits, drug screening products and thin glass mirrors. Barnstead Thermolyne Corporation ("Barnstead/Thermolyne") develops, manufactures and markets precision heating, stirring, measuring, sterilizing, analytical and temperature control apparatus and water purification systems to industrial, clinical, academic, governmental and biotechnology laboratories.

     Sybron's dental and orthodontic businesses are operated through Sybron Dental Specialties, Inc. ("Sybron Dental Specialties"), which in turn operates two subsidiaries and their affiliates. Kerr Corporation ("Kerr") develops, manufactures and markets a broad range of consumable products for use in restorative, prosthetic, and endodontic dentistry. Ormco Corporation ("Ormco") develops, manufactures and markets a broad line of orthodontic appliances including bands, brackets, wire, adhesives, and ancillary equipment used during the course of orthodontic treatment.

     NNI, Erie, Barnstead/Thermolyne and Sybron Dental Specialties, including Kerr and Ormco, are referred to herein collectively as the "Operating Subsidiaries."

     Sybron, a Wisconsin corporation, is the successor by merger in January of 1994 to Sybron Corporation, a Delaware corporation. The merger was accomplished to change Sybron's corporate domicile from Delaware to Wisconsin. Sybron Corporation, originally named Sybron Acquisition Company, was formed in 1987. In 1987, through an indirect wholly owned subsidiary, Sybron Acquisition Company acquired all of the outstanding shares of a company known at the time as Sybron Corporation (the "Acquired Company") in a leveraged buyout transaction (the "1987 Acquisition").

OPERATING STRATEGIES

     In 1986, when the previous Sybron was taken private in a leveraged buyout transaction, management initiated programs to reduce corporate and subsidiary expenses, rationalize certain production facilities and sell certain operating businesses. The Company was then resold in 1987 in a second leveraged buyout transaction. After the 1987 buyout, management focused on maximizing cash flow in order to repay debt incurred in connection with the 1987 Acquisition. In 1992, the Company went public and the proceeds of the initial public offering were used to retire a portion of the

1987 Acquisition debt. The balance of the 1987 Acquisition debt was refinanced in 1993 when the Company put in place a bank credit facility which, in addition to refinancing existing debt, provided it with a line of credit designed to allow the initiation of an acquisition program. This line of credit was amended in 1995 and 1997 to accommodate the growth of Sybron's acquisition program. The acquisition program, together with the operating strategies which management has executed consistently since the 1986 transaction, is designed to expand and strengthen Sybron's worldwide sales and operating margins. Key elements of Sybron's strategy are:

           Competitive Focus. Sybron has focused on product development and manufacturing and marketing efforts, increasing its range of specialty and value-added laboratory, dental and orthodontic products and increasing the range of end users for its products.

           Acquisitions. Since 1993, when Sybron adopted its strategy of growth through acquisitions, it has made more than 40 acquisitions (including a merger and a joint venture) in the United States and abroad, including 12 completed in 1997 and five completed in fiscal 1998 through January 31, 1998. The Operating Subsidiaries have been able to use their existing distribution channels to market many of the acquired product lines. Sybron has achieved other synergies, such as the elimination of duplicative administrative functions or the combining of manufacturing operations with some of these acquisitions.

           New Product Introductions. Each of the Operating Subsidiaries has consistently developed and introduced new products which have contributed to net sales. Sybron believes that new product introductions are important to the ability of the Operating Subsidiaries to maintain their competitive positions.

           International Growth. Sybron has devoted significant resources to international manufacturing, sales and marketing efforts in order to capitalize on international sales opportunities. As a result of these efforts, sales outside the United States have grown from $75.2 million in the twelve months ended September 30, 1987 to $256.1 million in 1997. In 1995, 1996 and 1997, sales outside the United States represented approximately 36%, 36% and 32% of net sales, respectively. The decrease in the percentage of foreign sales to total sales is primarily due to acquisitions, which have been predominantly in the United States, and a general strengthening of the U.S. dollar in 1997.

     The successful execution of these strategies resulted in a significant expansion of the business in 1997. Overall sales growth was $120.6 million, or $135.5 million prior to negative foreign currency effects. Internal sales growth, prior to $14.9 million of negative currency effects, was $36.2 million (up 5.4% from 1996). Acquisition growth has been more significant within the laboratory segment of the business than the dental segment because the worldwide market for laboratory products is substantially larger than that for dental products. Net sales in the laboratory segment as a percentage of total net sales were 51.7%, 58.5% and 61.8% in 1995, 1996 and 1997, respectively. Sybron intends to pursue its acquisition strategy in both the laboratory and dental segments but, due to the disproportionate size of these markets, it expects to see more opportunity for growth in the laboratory segment. In addition to the growth contributed from acquired businesses, Sybron has been able to realize cost benefits derived from the elimination of duplicative costs in administrative and manufacturing areas.

     The description of Sybron's business included herein and in the documents incorporated by reference herein may contain statements that could be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements concern, among other things, Sybron's intent, belief or current expectations with respect to operating and growth strategies, capital expenditures, financing or other matters, regulatory matters pertaining to Sybron specifically and the industry in general, industry trends, competition, risks attendant to foreign operations, reliance on key distributors, environmental matters and other factors affecting Sybron's financial condition or results of operations. Such forward-looking statements involve certain risks and uncertainties, many of which are beyond Sybron's control, that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed in connection with such statements as well as those described in the sections entitled

"Cautionary Factors" in the Sybron documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


CERTAIN FINANCIAL INFORMATION

     The following table sets forth Sybron's net sales by Operating Subsidiary and business segment for the years indicated.


                                 Years Ended September 30,
                              -------------------------------
                                1995       1996       1997
                              ---------  ---------  ---------
                                      (In thousands)
Laboratory Segment:
 NNI                            $137,296   $220,352   $257,664
 Erie                             74,062    110,747    163,605
 Barnstead/Thermolyne             57,039     63,225     69,996
                               ---------  ---------  ---------
  Subtotal                       268,397    394,324    491,235
                               ---------  ---------  ---------
Dental Segment:
 Sybron Dental Specialties       250,803    280,133    303,852
                               ---------  ---------  ---------
  Total Sales                   $519,200   $674,457   $795,087
                               =========  =========  =========

     Other financial information about Sybron's business segments and foreign operations is included in Note 15 to the consolidated financial statements in
Item 8 of Sybron's Annual Report on Form 10-K for the year ended September 30, 1997, and such information is incorporated herein by reference.

OTHER INFORMATION

     Additional information concerning Sybron is included in the Sybron documents filed with the SEC which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


ACQUISITION

     Acquisition, a wholly-owned subsidiary of Sybron, is a Delaware corporation which was incorporated by Sybron for the purpose of consummating the Merger. Acquisition will have no operations except as contemplated by the Reorganization Agreement. At the Effective Time of Merger, Acquisition will be merged with and into LRS, which will be the surviving corporation in the Merger, and each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger will be converted into one share of the common stock of LRS, as the Surviving Corporation. As a result, immediately following the Merger, Acquisition will cease to exist and LRS will be a wholly-owned subsidiary of Sybron.

               BUSINESS, MANAGEMENT AND SECURITYHOLDERS OF LRS


ORGANIZATION AND COMMENCEMENT OF OPERATIONS

     LRS, through its wholly owned subsidiaries, designs, manufactures, markets and distributes orthodontic appliances and products. LRS, a Delaware corporation, is a holding company whose principal subsidiary is "A" Company. LRS has five other direct or indirect wholly owned subsidiaries.

     LRS was incorporated on May 16, 1994 for the purpose of acquiring from Johnson & Johnson, in a highly leveraged transaction, the orthodontic appliance business conducted through the name of "A" Company. The acquisition was completed effective June 16, 1994. Prior to that date, the activities of LRS consisted of organization and formation related transactions; its operations commenced upon completing the acquisition. The equity for the transaction was primarily provided by certain individual investors and the SBA. Pursuant to an investment management agreement, Liberty Partners, L.P. ("Liberty Partners") invests on behalf of the SBA in debt and equity securities of middle market companies. The SBA has delegated all voting and dispositive power over its securities to Liberty Partners. The SBA also provided $41,000,000 of debt financing for the transaction.


GENERAL OVERVIEW

     "A" Company is a developer, manufacturer and provider of orthodontic products. "A" Company concentrates on the fixed appliance treatment segment of the orthodontic market (commonly known as "braces") and supplies orthodontic professionals with brackets, archwires and related products which are used to straighten patients' teeth. "A" Company sells through direct sales forces in the United States, Canada, and several major countries in Europe, and through exclusive and non-exclusive distributors in smaller European countries, Asia, and the rest of the world.

     "A" Company's product line consists of several brands of stainless steel brackets as well as a clear bracket made of synthetic sapphire, under the brand names of DAMON SL(R), TRU-ROTH(R), STANDARD TWIN(R), MINI-TWIN(R), ATTRACT(R), ACTIVA(R) and STARFIRE(R) TMB. "A" Company also markets archwires, elastics, adhesives and hand-held instruments that are supplied by outside vendors and sold under private or vendor labels.

     "A" Company employs approximately 580 people, none of whom are represented by labor unions. "A" Company's headquarters, administrative, research, some manufacturing and assembly, and distribution functions are located in a 76,000 square foot single story owned facility in San Diego, California. "A" Company's principal manufacturing facility is located in a 32,000 square foot single story owned facility in Tijuana, Baja California, Mexico. "A" Company's European operation is headquartered in a leased facility in Amersfoort, The Netherlands.

HISTORICAL OVERVIEW

     "A" Company was founded in 1963 by Dr. Larry F. Andrews (hence the name, "A" Company), an orthodontist in San Diego, for the purpose of marketing orthodontic accessories, such as facebows and headgear.

     In 1971, after a decade of product development, Dr. Andrews and "A" Company introduced the STRAIGHT-WIRE(R) appliance technique. This technique enabled orthodontists to control tooth movement through preprogrammed adjustments designed directly into brackets; previously orthodontists were forced to control tooth movement by bending archwires to achieve torque. The STRAIGHT-WIRE(R) appliance technique has reduced patient chair time and improved final case outcomes, and today nearly seventy percent of all orthodontic treatment is based on straight-wire theories and designs.

     "A" Company was acquired by Sterndent, Inc., a small dental supplies company in the late 1970's, and Sterndent was acquired by The Cooper Companies of Palo Alto, California in December 1981. Johnson & Johnson ("J&J") acquired "A" Company from The Cooper Companies in early 1982. At that time, "A" Company fit within a portfolio of dental-related J&J subsidiaries. Ten years later, J&J began a plan of divestiture with respect to its dental holdings and in June 1994 sold "A" Company to its current owner, LRS, as described above.


PRODUCTS

     "A" Company is an innovator of superior, proprietary appliance systems for use by professional orthodontists. "A" Company manufactures and markets an extensive line of professional orthodontic appliances, including a wide array of brackets and buccal tubes. "A" Company also markets archwires, elastics, adhesive products, facebows, hand instruments and other related products and services supplied by outside vendors.

     "A" Company currently markets several lines of stainless steel appliances which are based upon the straight-wire theories of design. These products are marketed under the names ACTIVA(R), ATTRACT(R), DAMON SL(R), MINI-TWIN(R), STANDARD TWIN(R) and TRU-ROTH(R). "A" Company also markets STARFIRE(R) TMB brackets which are made of synthetic sapphire and are the only transparent brackets which do not discolor or stain.

     The straight-wire appliance system, widely used in orthodontic treatment and considered by the orthodontic community to be one of the most significant innovations in orthodontics, was invented by A Company's founder, Dr. Larry F. Andrews, and was introduced by "A" Company in 1971.

     In straight-wire appliances, preprogrammed adjustments are designed into the back surface of every bracket allowing tooth movement to be controlled on three planes; tip, rotation, and torque. The base of each bracket positions each tooth in its unique and correct position and, because of the built-in controls, an orthodontist with proper training can easily advance bracket archwire slots into alignment and avoid the arduous task of bending wire. The straight-wire design, which is built into every "A" Company bracket, has reduced patient chair time and enabled orthodontic treatment to be completed with an improved outcome and more consistent results.

     Dr. Andrews' original patents for straight-wire appliances have long-since expired and today numerous competitors market their own versions of straight-wire appliances, often in so-called "Andrews Prescriptions".

     During the mid 1980's, "A" Company began to focus its product development efforts on aesthetic advancements, and in 1987 introduced the MINI-TWIN(R) product line. The MINI-TWIN(R) brackets are aesthetically appealing due to their smaller size. The MINI-TWIN(R) is the Company's largest selling product line.

     In February 1992, "A" Company introduced a proprietary aesthetic bracket manufactured from transparent synthetic sapphire. The "A" Company product, marketed under the name STARFIRE(R) TMB, is clearer and stronger than plastic and does not discolor or stain. "A" Company is the only manufacturer to use synthetic sapphire for its aesthetic brackets and retains a patent which expires in 2003.

     In late 1996, "A" Company, together with Dr. Ronald Roth, a well known orthodontist and lecturer, launched an appliance based on the commonly used "Roth Prescription". "A" Company's management believes that the Roth Prescription is the leading prescription used in the United States and is currently used in over 35% of all orthodontic cases. "A" Company's system combines the clinical benefits of the full sized STANDARD TWIN(R) bracket with the aesthetics of the smaller MINI-TWIN(R). The result is an aesthetically pleasing bracket system that allows for greater efficiency and bonding strength. A number of "A" Company's competitors offer products based upon the Roth Prescription.

     Also in 1996, "A" Company, together with Dr. Dwight Damon, introduced a patented "self-ligating" appliance which "A" Company markets under the name
DAMON SL(R).   A "self-ligating" appliance requires no rubber or wire ligatures to hold the archwire into the bracket slot. Instead, a clasp is moved over the slot with the wire engaged, creating a tube for the wire to slide through. The DAMON SL(R) wire retention system reduces friction across the entire system of the archwire and brackets and results in greater patient comfort and faster tooth movement. Until recently there were only two self-ligating brackets on the market: Speed (manufactured by SPEED System(TM) Orthodontics, Inc.) and "A" Company's ACTIVA(R). Both products are still used by a handful of orthodontists.

     "A" Company outsources most of the peripheral products it sells. In May 1997 "A" Company entered into an exclusive agreement with Hu Friedy, Inc., a leading dental instrument manufacturer. This agreement provides "A" Company with exclusive rights to purchase and sell a line of orthodontic instruments named "Classic Instruments, crafted by Hu Friedy". "A" Company's management believes this relationship will help "A" Company maintain a premium product position in the peripheral products market segment.


MARKETING AND DISTRIBUTION

     Demand for "A" Company's products depends on the preferences and behavior of both orthodontists and patients. Accordingly, "A" Company's marketing strategy has been to focus on reinforcing customer loyalty among orthodontists while beginning to establish an awareness among patients of "A" Company as the premier provider of orthodontic appliances.

     "A" Company's marketing and distribution is conducted through a direct sales force and network of exclusive and non-exclusive distributors organized into three geographic segments: North America ("NAF"), "A" Company Europe ("ACE"), and the Global Enterprise Organization ("GEO") for Latin America, Asia and the rest of the world.

NAF

     NAF comprises the United States and Canada. These markets are covered by a direct sales force selling to orthodontists and selected general practitioners. The composition of the NAF direct sales force as of December 31, 1997, is shown below:


                     Direct Sales Representatives       30
                     Regional Managers                   4
                     Customer Service Representatives   13
                     Sales Administrative Staff          4
                                                       ---
                                                        51


ACE

     Prior to 1991, "A" Company products were marketed along with other dental products in Europe by J&J umbrella companies. ACE was established in 1991 for the purpose of improving "A" Company's market share in Europe. ACE covers Europe with a network of 16 direct field representatives and 5 distributors.

     ACE has adopted a two-tiered distribution strategy: direct for large markets and indirect for developing or small markets. The larger markets are serviced by a direct sales force, managed by ACE. Each developing or smaller market is covered by a distributor or sales agent specializing in the dental or orthodontic field. As the ACE business continues to develop and grow, distributors are replaced by direct sales people. During the past year, several ACE markets have changed in this fashion.

     The composition of the ACE sales force as of December 31, 1997, is shown below:


                     Direct Sales Representatives       16
                     Sales Managers                      2
                     Customer Service Representatives    5
                     Director of Sales                   1
                     Distributors & Sales Agents         5
                                                       ---
                                                        29

GEO

     GEO was established in 1992 to improve the marketing focus in the emerging Pacific Rim and Latin America markets and is "A" Company's fastest growing division. "A" Company engages exclusive and non-exclusive distributors to sell "A" Company orthodontic appliances throughout the GEO market. "A" Company currently has distributors in 17 countries. GEO sales coverage as of December 31, 1997, is shown below:


                     Distributors                         7
                     Independent Sales Representatives    1
                     Customer Service Representatives     2
                     Director of Marketing & Sales        1
                                                        ---

                                                         11

MANUFACTURING AND SOURCING


     The majority of brackets and buccal tubes sold by "A" Company are manufactured in "A" Company's Tijuana, Mexico facility. Because Straight-Wire(R) appliances are designed to move teeth to predetermined positions, "A" Company's products must meet stringent specifications that are consistently within 1/2 degree and 0.005 inches. "A" Company has developed a unique manufacturing process to cast small metal parts to the exacting tolerances necessary to achieve the appropriate levels of torque, rotation, and tip in the baseplates of its brackets. Brackets are "A" Company's principal manufactured product.

     The manufacturing process for metal brackets is labor intensive. The majority of "A" Company's brackets are made using the lost-wax method of casting; a multi-step manufacturing process which is similar to the process used for jewelry production. "A" Company has refined this process over the years to achieve consistently high tolerances in its finished products. "A" Company uses internally developed CAD/CAM technology for tooling, which includes the use of molds, dies, and fixtures for production, as well as for new product designs and modifications. In addition, "A" Company's in-house mold-making capability helps maintain consistent product quality while lowering manufacturing expenses.

     "A" Company also possesses proprietary technology and know-how for the manufacturing and machining of synthetic sapphire brackets. "A" Company holds a patent on synthetic sapphire bracket material and is currently the only manufacturer marketing the product. "A" Company's patent covers all brackets made of single crystal sapphire and does not expire until 2003.

     "A" Company maintains quality control over its manufacturing process by continually improving upon manufacturing standards rather than by relying on inspection of finished goods. The manufacturing facilities of "A" Company and the other LRS Companies are ISO 9000 registered and have been certified in accordance with the European Community Medical Devices Directive 93/42/EEC for "CE" marking of orthodontic appliance systems.

FACILITIES AND EMPLOYEES

     "A" Company's corporate headquarters are located in a 76,000 square foot facility in San Diego, California. This facility was purchased by "A" Company in 1994 and the facility currently houses administration, research, distribution and some manufacturing and assembly functions.

     "A" Company's principal manufacturing facility is located in a 32,000 square foot facility 30 miles south of San Diego in Tijuana, Baja California, Mexico. "A" Company holds beneficial ownership of the Tijuana facility operated by its subsidiary, Maquiladora ACI-MEX S.A. de C.V. ("ACI-MEX"), under a deed of trust.

     ACE is headquartered in a 12,000 square foot, leased facility in Amersfoort, The Netherlands.

     As of December 1997, "A" Company employed 579 people, none of whom are represented by labor unions. The following table provides an overview of "A" Company's staffing at December 31, 1997:


                       Full-time Employees by Department

                              As of December 1997
                 Department                     NAF      ACE    ACI-MEX   Total

Manufacturing & Operations                    85       18      314      417
Quality Assurance                             13       --       12       25
Sales & Marketing                             61       23       --       84
Research & Development                        14       --       --       14
Administration                                20        6       13       39
                                              --        -       --       --
Total                                        193       47      339      579
                                             ===       ==      ===      ===

MARKET OVERVIEW

     "A" Company's management believes that the worldwide orthodontic market is growing at an annual rate of 5%-7%. Growth outside the United States exceeds the overall growth rate because of increased use of fixed appliances and changing attitudes about cosmetic appearances, especially in Japan and Europe.

     There are approximately 16,000 orthodontists worldwide, with approximately half residing in the United States. The average treatment time in the United States is roughly 30 months and the cost per patient is approximately $3,750, although fees vary on a regional basis. The cost of appliances to the orthodontist, about $100-$150 per patient, is a small percentage of the fee.

 Steel Brackets

     Steel brackets currently dominate the domestic orthodontic appliance market. Companies in this market segment compete based on product quality, technological innovations, service support and price.

 Aesthetic Brackets

     Aesthetic brackets are transparent and are made of ceramic, plastic or composite materials and presently account for a much smaller portion of the domestic orthodontic bracket market. Aesthetic brackets are generally more expensive than steel brackets and have traditionally appealed to the adult segment of appliance wearers as this segment appears to be more concerned with aesthetics and is less price sensitive. However, the price of aesthetic brackets has dropped in recent years and the far larger teenage market has adopted their use, resulting, in part, in an annual growth rate in aesthetic appliances of approximately 17% since 1994. The long-term growth potential of aesthetic brackets has stimulated research & development efforts by "A" Company to develop an aesthetic bracket that matches the quality, reliability and strength of steel.

     Peripheral Products

     Peripheral products include archwires, elastics, adhesives, infection control products, retainers, casework and lighting systems, and hand instruments. Because of minimal capital requirements and low barriers to entry, the peripheral products market has attracted a number of small firms, resulting in a price competitive market segment. Subcontracting is prevalent in this segment and, in many cases, competing product offerings are manufactured by the same suppliers.

LEGAL PROCEEDINGS

     The nature of "A" Company's business causes it to be involved in routine legal proceedings from time to time. "A" Company's management believes that there are no pending or threatened legal proceedings which, upon resolution, would be likely to have a material adverse effect on the financial condition or results of operations of "A" Company.

MARKET INFORMATION AND DIVIDENDS

      Shareholders

     One hundred percent of the capital stock of "A" Company is owned by LRS. There has at no time been a public market for the shares of capital stock of "A" Company or LRS. As of the date of this Proxy Statement/Prospectus there are (i) 7,755 issued and outstanding shares of LRS Common Stock held by 23 holders of record, (ii) 4,110.68 issued and outstanding shares of LRS Series A Preferred Stock, all of which are held by the SBA, and (iii) 5,192.65 issued and outstanding shares of LRS Series B Preferred Stock held by 6 holders of record; as well as the LRS Warrant which represents the right to acquire 2,000 shares of LRS Common Stock and the LRS Options which represent the right to acquire a total of 437 shares of LRS Common Stock.

      Dividends

     LRS declared and paid cash dividends on its Series A Preferred Stock of $253,000 in 1995, $334,000 in 1996, and $331,000 in 1997. There were no dividends paid on the LRS Series B Preferred Stock; dividends accrued were $449,000 in 1995, $484,000 in 1996, and $546,000 in 1997. LRS has never declared dividends on the LRS Common Stock and is restricted from doing so. See Note 5 of the Notes to the LRS Consolidated Financial Statements herein.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF LRS

     LRS owns beneficially and of record 100% of the capital stock of "A" Company. Set forth below are the names (and addresses in the case of persons whose business address is not that of LRS) of, and the number of shares and the percentage of outstanding shares beneficially owned as of the Record Date for the Special Meeting by (i) each holder who owns of record, or is known by management to be the beneficial owner of, more than five percent of the outstanding shares of any class of capital stock of LRS, (ii) each director and executive officer of LRS, and (iii) all directors and executive officers of LRS as a group. Each stockholder named below has sole voting power and investment power with respect to the shares shown in the table unless otherwise indicated.


                                                      WARRANTS OR
                                             LRS       OPTIONS TO    % OF FULLY   SERIES A               SERIES B
          NAME AND ADDRESS OF              COMMON     PURCHASE LRS    DILUTED     PREFERRED              PREFERRED   % OF
           BENEFICIAL OWNER                 STOCK     COMMON STOCK  COMMON STOCK  STOCK(5)   % OF CLASS  STOCK(5)    CLASS
---------------------------------------  -----------  ------------  ------------  ---------  ----------  ---------  -------
Liberty Partners
Holdings 5, L.L.C.(1)
c/o Liberty Partners
1177 Avenue of the Americas
New York, NY  10036                          1868.03         2,000       38.0%

State Board of
Administration of Florida(2)
c/o Liberty Partners
1177 Avenue of the Americas
New York, NY  10036                                                                4,110.68      100%

Kenneth Rainin
c/o Rainin Instruments, Inc.
5400 Hollis Street
Emeryville, CA  94608                       3,150.92                     30.9                            4,627.41    89.1

Robert Stockman
c/o Johnston Associates
181 Cherry Valley Road
Princeton, NJ  08540                        1,050                        10.3

Robert Johnston(3)
c/o Johnston Associates
181 Cherry Valley Road
Princeton, NJ  08540                          350                        3.4

William W. Crouse                             303.94                     3.0                               309.62     6.0

Gordon Nye                                    300                        2.9

Andrew Futey                                   75               25       1.0

David Milner                                                    75       0.7

Charles Madsen                                 25               50       0.7

Michael Oliver                                                  50       0.5

Richard Poinsett                                                25       0.2
                                    __________            ________      ________   ________    ________   ________  _______
All Directors and
Executive Officers as
a Group(4)                          7122.89(4)               2,225       91.8%     4,110.68      100%    4,937.03    95.1%

(1) Liberty Investment Partners 5 holds a 23.5% profits interest in Liberty Partners Holdings 5, L.L.C., and, accordingly, holds a 23.5% beneficial ownership interest in the LRS securities held of record by Liberty Partners Holdings 5, L.L.C. Liberty has the right to designate two members to the LRS Board pursuant to the LRS Stockholders Agreement. See "Summary--The Parties to the Reorganization-Liberty"; "Comparison of Shareholder Rights--Comparison of Sybron Articles and Bylaws to LRS Certificate and Bylaws--Board of Directors"; and note (2) below.

(2) The State Board of Administration of Florida, through its wholly owned subsidiary Liberty Investments 5, Inc., holds a 76.5% profits interest in Liberty Partners Holdings 5, L.L.C., and, accordingly, holds a 76.5% beneficial ownership interest in the LRS securities held of record by Liberty Partners Holdings 5, L.L.C.

(3) Pursuant to the LRS Stockholders Agreement, Robert Johnston and Robert Stockman jointly have the right to designate one director to the LRS Board; Robert Stockman is currently the joint Stockman, Johnston designee. See "Comparison of Shareholder Rights--Comparison of Sybron Articles and Bylaws to LRS Certificate and Bylaws--Board of Directors."

(4) Includes (i) the State Board of Administration of Florida as the beneficial owner of LRS securities held by Liberty and (ii) Robert Johnston, as Mr. Johnston together with Mr. Stockman have the authority to designate one director to the LRS Board.

(5) Except as otherwise provided in the LRS Certificate of Incorporation, the LRS Stock and Warrant Purchase Agreement and as otherwise required by law, the LRS Preferred Stock has no voting rights.


DIRECTORS AND EXECUTIVE OFFICERS

     LRS and "A" Company have the same management. The following table sets forth information as of the Record Date for the Special Meeting concerning the directors and the executive officers of LRS and "A" Company.


             NAME         AGE              POSITION
     -------------------  ---       --------------------------------------
     William W. Crouse    55        Chairman of the Board
     Peter E. Bennett     56        Director
     Michael J. Kluger    41        Director
     Gordon E. Nye        43        Director, President and CEO
     Kenneth Rainin       59        Director
     Robert B. Stockman   44        Director
     Andrew J. Futey      54        Senior Vice President-Operations
     Charles Madsen       44        Vice President-North American Sales
     David J. Milner      34        Vice President-Finance
     Michael P. Oliver    49        Vice President-Global Marketing
     Richard W. Poinsett  47        Vice President-Quality Assurance and
                                    Research & Development

     William W. Crouse has been Chairman of the Board of LRS Acquisition Corp. since 1994 and is Managing Director of HealthCare Ventures. Mr. Crouse was Worldwide President of Ortho Diagnostic Systems and Vice-President of Johnson & Johnson International from 1987 to 1993. In addition to serving as Chairman of the Board of LRS Acquisition Corp., Mr. Crouse currently serves on the Board of Directors of Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Bio Transplant, Inc. and formerly served as a Board member of Human Genome Sciences, Inc. Mr. Crouse received a B.S. in Finance and Economics from Lehigh University and an MBA with Distinction in Marketing Management from Pace University.

     Peter E. Bennett is President of Liberty Capital Partners, Inc. Prior to joining Liberty, Mr. Bennett spent 21 years with Merrill Lynch & Co. in several capacities including head of its private financing activities, Managing Director of Merrill Lynch Capital Markets and Senior Vice President of Merrill Lynch Interfunding, Inc. While at Interfunding, Mr. Bennett was directly involved in 30 acquisitions, and the sale of 14 portfolio companies. Mr. Bennett currently serves on the Board of Directors of Aldila, Inc. Mr. Bennett received a B.S. degree from Lehigh University and MBA from Columbia University.

     Michael J. Kluger is Managing Director of Liberty Capital Partners, Inc. Mr. Kluger came to Liberty Partners after 12 years at Merrill Lynch & Co.
While at Merrill Lynch he held several positions in the firm's investment banking group and for the last five years was Director of Merrill Lynch Capital Markets and Senior Vice President of Merrill Lynch Interfunding, Inc. At Merrill Lynch Interfunding, Mr. Kluger worked on numerous transactions including management buyouts, expansion financings and recapitalizations. Mr. Kluger currently serves on the Board of Directors of Monaco Coach Corporation. Mr. Kluger received a B.A. from Trinity College and an MBA from the University of Chicago.

     Gordon E. Nye has been Chief Executive Officer and President of LRS Acquisition Corp. since April, 1996. Prior to joining LRS Acquisition Corp., Mr. Nye was Chief Operating Officer and President of Voit Sports, Inc. and served in senior marketing and sales positions in L.A. Gear, Reebok, Olin Ski Company and Gillette. Mr. Nye is a magna cum laude graduate of Dartmouth College and received an MBA from the Amos Tuck School at Dartmouth.

     Kenneth Rainin Kenneth Rainin is Chief Executive Officer of Rainin Instrument Co., a manufacturer and distributor of scientific instruments used in research laboratories, a company which he founded in 1963. In addition, Mr. Rainin is presently the Chairman of the Board of Directors of Protein Technologies, Inc. and Budd Foods, and the President of Analtech, Inc. Over the past 25 years, Mr. Rainin founded, served in various management positions and sold three scientific instrument companies: Anachem, Ltd., Loptex, Inc. and Altex Scientific, Inc. Mr. Rainin received a B.A. from Ohio State University.

     Robert B. Stockman is Vice President of Johnston Associates, Inc. Before joining Johnston Associates, Inc., Mr. Stockman was an investment analyst with Narragansett Capital Corporation in Providence, Rhode Island, where he was involved in leveraged buyouts and venture capital investments in the healthcare field. Mr. Stockman's prior experience was in public accounting with Price Waterhouse. Mr. Stockman received a B.A. from Harvard College and an MBA from the Amos Tuck School at Dartmouth.

     Andrew J. Futey has been Senior Vice President of Operations of LRS Acquisition Corp. since 1995. Mr. Futey served in senior manufacturing and engineering management positions in "A" Company's San Diego and Tijuana facilities from 1983 to 1995. Previously, Mr. Futey held senior level management positions in Johnson & Johnson companies in the United States and Puerto Rico. Mr. Futey received a B.A. from Rutgers and served in the United Sates Air Force as a Pilot and Logistics Plans Officer.

     Charles Madsen is Vice President of North American Sales and first joined LRS Acquisition Corp. as Director of Practice Development in 1995. Mr. Madsen has previously held executive and sales management positions with

IOPTEX Research, Inc., Colonial Hospital Supply, Inc., and Colonade Health Corporation. Mr. Madsen received a degree in Criminology with a minor in Business Administration from Lewis University.

     David J. Milner is Vice President and Chief Financial Officer and joined LRS Acquisition Corp. in 1996. Mr. Milner has previously held executive financial positions with Voit Sports, Inc. and BioSafety Systems, Inc. Mr. Milner has prior experience in public accounting with Ernst & Young LLP. Mr. Milner received a B.S. from Indiana University and is a Certified Public Accountant.

     Michael P. Oliver has been Vice President of Global Marketing of LRS Acquisition Corp. since 1997. Previously, Mr. Oliver held senior management and executive sales and marketing positions with New Image Industries, Inc., Diatek, Inc., Prescription Health Services, Hybritech, Inc., U.S. Surgical Corp., and American Hospital Supply. Mr. Oliver received a B.S. from the United States Naval Academy and received an MSA from George Washington University.

     Richard W. Poinsett is Vice President of Quality Assurance and Research & Development and joined LRS Acquisition Corp. in 1996. Previously, Mr. Poinsett held senior management positions in quality assurance with Pilkington Barnes Hind, Siemens Pacesetter, ITT Gilfillan and Bendix Oceanics Division. Mr. Poinsett received a B.S. EET from Purdue and an MBA from Pepperdine.

INTERESTS OF MANAGEMENT AND CERTAIN OTHER TRANSACTIONS

         See "The Merger--Interests of Certain Persons in the Merger."

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF LRS'
                FINANCIAL CONDITION AND RESULTS OF OEPRATIONS

     The following analysis and discussion of LRS' financial condition and results of operations should be read in conjunction with LRS' consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     LRS through its wholly owned subsidiaries, designs, manufactures, markets and distributes orthodontic appliances and products. LRS is a holding company whose principal subsidiary is "A" Company. LRS was incorporated on May 16, 1994 for the purpose of acquiring from Johnson & Johnson, in a highly leveraged transaction, the orthodontic appliance business conducted under the name of "A" Company. The acquisition was completed effective June 16, 1994. Prior to June 16, 1994, the activities of LRS consisted of organization and formation related transactions. Operations commenced upon completing the acquisition.

     "A" Company is a developer, manufacturer and provider of orthodontic products. "A" Company concentrates on the fixed appliance treatment segment of the orthodontic market (commonly known as "braces") and supplies orthodontic professionals with brackets, archwires and related products which are used to straighten patients' teeth.

     "A" Company's marketing and distribution is conducted through a direct sales force and a network of exclusive and non-exclusive distributors organized into three geographic segments: North America ("NAF"), "A" Company Europe ("ACE"), and "A" Company's San Diego-based international division ("GEO") which manages independent distributors in 17 countries focusing on Latin America, Asia and the rest of the world.

     To control costs, the majority of products sold by "A" Company are manufactured in "A" Company's Tijuana, Mexico facility.

RESULTS OF OPERATIONS

     The following table presents certain selected Statement of Operations data expressed as a percentage of net sales for the periods indicated.


                              YEARS ENDED DECEMBER 31,
                            ----------------------------
                              1995      1996      1997
                            -------   -------   -------

Net sales                     100.0%    100.0%    100.0%
Cost of sales                  43.0%     41.0%     39.5%
                            -------   -------   -------

Gross profit                   57.0%     59.0%     60.5%
Operating expenses             42.2%     45.2%     42.1%
                            -------   -------   -------

Operating profit               14.8%     13.8%     18.4%
Interest expense, net          11.7%      9.9%      9.2%
                            -------   -------   -------
Income before taxes             3.1%      3.9%      9.2%

Provision for income taxes      1.0%      1.1%      3.6%
                            -------   -------   -------

Net income                      2.1%      2.8%      5.6%
                            =======    ======    ======

YEAR ENDED DECEMBER 31, 1997
COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES. Net sales of $45.3 million during fiscal 1997 represented an increase of 4.1% over the net sales of $43.5 million in the preceding year. Sales increases in the NAF and GEO sales divisions of $1.9 million and $0.7 million, respectively, were offset by a sales decrease of $0.8 million at ACE. Unfavorable foreign currency effects resulted in the 7.6% decline in ACE sales from the prior year. NAF and GEO sales, primarily in U.S. dollars, were not significantly influenced by foreign currency effects and realized increases of 6.4% and 25.8%, respectively, over the preceding year. The sales increases were the result of new products (approximately $1.8 million) and a heightened focus on international distributors (approximately $0.7 million).

     For the year ended December 31, 1997 net sales of NAF, ACE and GEO accounted for 69.3%, 22.9% and 7.8% of total net sales, respectively.

     GROSS PROFIT. Gross profit for fiscal 1997 was $27.4 million, an increase of 6.7% over the gross profit of $25.7 million reported during the preceding year. The increase in gross profit is primarily attributable to increased volume. Cost of sales, as a percentage of net sales, were 39.5% during fiscal 1997, compared to 41.0% recorded in the prior year.

     OPERATING EXPENSES. During the year ended December 31, 1997, operating expenses were $19.1 million or 42.1% of net sales, compared to $19.6 million or 45.2% of net sales in the prior year.

     Lower spending in 1997, in comparison to 1996, was attributable to across the board spending cuts implemented by a new management team and was the result of certain "one-time" charges incurred during 1996, which included severance relating to a staff reduction and certain management changes (approximately $0.5 million), relocation of "A" Company's European headquarters (approximately $0.1 million), recruiting charges associated with hiring a new management team (approximately $0.1 million), and a legal review of "A" Company's world-wide trademark and patent portfolio (approximately $0.1 million).

     OPERATING INCOME. As the result of the foregoing, operating income was $8.3 million (18.4% of net sales) for the year ended December 31, 1997, as compared to $6.0 million (13.8% of net sales) for the prior year.

     INTEREST EXPENSE.    Interest Expense was $4.2 million for fiscal 1997, a
decrease of $158,000. The decrease resulted from a lower average debt balance in 1997, offset slightly by a higher cost of funds on the Company's subordinated debt.

     INCOME TAXES.   Taxes on income for the year ended December 31, 1997 were
$1.6 million, an increase of $1.1 million over the preceding year. The increase was primarily the result of increased taxable earnings in 1997 and benefits received from lower foreign tax rate jurisdictions in 1996.

     NET INCOME.   As a result of the foregoing, net income was $2.6 million
for the year ended December 31, 1997, as compared to net income of $1.2 million for the preceding year.

YEAR ENDED DECEMBER 31, 1996
COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     NET SALES. Net sales of $43.5 million for the year ended December 31, 1996 represented an increase of 4.4% over the net sales of $41.7 million in the preceding year. All three sales divisions -- NAF, GEO and ACE -- achieved higher sales compared with the preceding year, with GEO realizing the largest sales increase with growth of 6.7%.

The sales increase in each division was primarily attributable to launching two new appliances, the DAMON SL(R) and TRU-ROTH(R), in addition to continued product line extensions of "A" Company's existing product offering.

     For the twelve months ended December 31, 1996, net sales of NAF, ACE and GEO accounted for 67.8%, 25.8% and 6.4% of total net sales, respectively.

     GROSS PROFIT. Gross profit for fiscal 1996 was $25.7 million, an increase of 8.1% over the gross profit of $23.8 million reported during the same period in the preceding year. The increase in gross profit was attributable to increased volume and cost reductions achieved by moving certain domestic-based manufacturing processes to the Company's manufacturing facility in Mexico. Cost of sales, as a percentage of net sales, were 41.0% during fiscal 1996, compared to 43.0% recorded in the prior year.

     OPERATING EXPENSES. Operating expenses for fiscal 1996 were $19.6 million or 45.2% of net sales, compared to $17.6 million or 42.2% of sales in the corresponding period of the prior year.

     Higher spending in fiscal 1996 was primarily the result of marketing costs relating to launching two new appliance product lines (approximately $0.2 million), marketing costs connected with a promotion to reduce the year-end sales seasonality (approximately $0.2 million), and certain "one-time" charges including severance related to the staff reduction and certain management changes (approximately $0.5 million), relocation of "A" Company's European headquarters (approximately $0.1 million), recruiting charges associated with hiring a new management team (approximately $0.1 million), and a legal review of "A" Company's world-wide trademark and patent portfolio (approximately $0.1 million).

     OPERATING INCOME. As the result of the foregoing, operating income was $6.0 million (13.8% of net sales) for fiscal 1996, as compared to $6.2 million (14.8% of net sales) for fiscal 1995.

     INTEREST EXPENSE.    Interest Expense was $4.3 million for fiscal 1996, a
decrease of approximately $0.6 million. The decrease resulted from a lower average debt balance in 1996.

     INCOME TAXES.   Taxes on income for the twelve months ended December 31,
1996 were approximately $0.5 million, a slight increase over the preceding year. The increase was primarily the result of increased taxable earnings.

     NET INCOME.   As a result of the foregoing, net income was $1.2 million
for fiscal 1996, as compared to net income of approximately $0.9 million for the preceding year.

LIQUIDITY AND CAPITAL RESOURCES

     Effective June 16, 1994, the Company was acquired from Johnson & Johnson in a highly leveraged transaction. Equity of $11.2 million was provided primarily by certain individual investors and the State Board of Administration of Florida (the "SBA") in exchange for common and redeemable preferred shares. The SBA also provided $41 million in debt financing for the acquisition that is secured by substantially all of "A" Company's assets. In addition, the SBA established a $2 million revolving credit facility. The terms of "A" Company's loan agreements contain certain restrictive financial and other covenants, including minimum tangible net worth, interest coverage ratio, limitations on lease commitments, capital expenditures, and indebtedness as well as distributions to shareholders. At December 31, 1997, "A" Company was not in compliance with certain of the covenants but was able to obtain a waiver from the respective lender. That waiver, which was granted in 1998, extends through January 1, 1999. "A" Company does not anticipate satisfying the covenants in 1999; however, as disclosed in Note 11 to the LRS Acquisition Corp. Notes to Consolidated Financial Statements, the loan payable to stockholder of approximately $31 million, not in compliance at December 31, 1997, will be repaid.

     In November 1994, "A" Company purchased land and a building in San Diego, California for $3.7 million, which was occupied in March 1995 and is currently being used as "A" Company's headquarters. "A" Company paid approximately 25% of the purchase price in cash and borrowed the balance from its principal bank at the bank's reference rate plus 1%. The note is secured by a deed of trust.

     Substantially all of "A" Company's working capital needs since June 16, 1994 have been funded through internally generated cash flow. During 1997, net cash provided by operating activities totaled $3.9 million compared to $5.1 million in 1996. The decrease in 1997 is primarily due to the increased inventory levels used to build future sales. During 1997, net cash used in investing activities totaled $1.3 million compared to $1.6 million in 1996.
The decrease in 1997 is primarily due to lower capital expenditures. During 1997, net cash used in financing activities totaled $3.1 million compared to $4.0 million in 1996. The decrease in 1997 is primarily due to lower repayments of long-term debt in accordance with its terms and $0.5 million of additional borrowings on the line of credit. "A" Company believes that cash flow from operations, together with the cash available from it's revolving credit facility with the SBA, will be sufficient to fund its activities.

IMPACT OF YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of "A" Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     "A" Company recently spent approximately $1 million to purchase and install a new primary operating system. As a result of this recent implementation, "A" Company believes that the Year 2000 issue will not pose significant operational problems for its computer systems.

IMPACT OF INFLATION

     "A" Company does not believe that inflation has had any material impact upon its business or operations. There can be no assurance, however, that "A" Company will not be affected by inflation in the future.

                     DESCRIPTION OF SYBRON CAPITAL STOCK


     At March 9, 1998 , the authorized capital stock of Sybron consisted of 250,000,000 shares of Common Stock, $0.01 par value per share, of which 97,319,910 shares were outstanding, and 20,000,000 shares of Preferred Stock, $0.01 par value per share ("Sybron Preferred Stock"), of which none were outstanding. The following summary does not purport to be a complete description of the applicable provisions of Sybron's Restated Articles of Incorporation (the "Sybron Articles") and Bylaws (the "Sybron Bylaws") or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "Available Information."

PREFERRED STOCK

     Under the Sybron Articles, the Sybron Preferred Stock may be issued from time to time in one or more series with distinctive serial designations and may have such voting powers, redemption rights, dividend rights, rights upon dissolution or distribution of assets, conversion or exchange rights, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations and restrictions thereof as shall be provided by resolution of the Board of Directors. There are no present plans to issue any Sybron Preferred Stock.

COMMON STOCK

     Subject to the prior rights and preferences of any issued and outstanding shares of Sybron Preferred Stock, holders of Sybron Common Stock (i) have equal and ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors and (ii) are entitled to share ratably in any distributions to holders of Common Stock upon liquidation of the Company. When the Company has received the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable. Shareholders are subject to personal liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), as judicially interpreted, for debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case. Shareholders of the Company do not have preemptive rights. The Common Stock is not redeemable or convertible, there is no provision for a sinking fund with respect to the Common Stock, and each holder is entitled to one vote per share on all matters presented to shareholders, except to the extent that the voting power of shares held by any person in excess of 20% of the voting power in the election of directors may be limited under Section 180.1150 of the WBCL as described below. The affirmative vote of the holders of at least two-thirds (2/3) of the votes entitled to be cast thereon is required to amend, alter or repeal certain provisions of Sybron's Articles and to adopt, alter, amend or repeal Sybron's Bylaws. Except as may otherwise be provided by law, the required vote for shareholder approval of other actions is a majority of the votes cast on the matter.

     Sybron's Articles and Bylaws provide that the directors of the Company shall be divided into three classes. Each class is elected for a three-year term, with the term of one class expiring each year. Pursuant to Section
180.0728 of the WBCL, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. The Sybron Articles do not provide for cumulative voting. Sybron's Articles and Bylaws provide that directors may be removed by the shareholders only for cause and that any vacancy on the Board shall be filled only by the directors then in office (unless no director remains in office).

     Covenants contained in the Company's debt agreements from time to time may restrict the Company's ability to pay dividends.

     The Sybron Common Stock is listed on the NYSE. The transfer agent and registrar for the Sybron Common Stock is BankBoston, N.A.

CERTAIN STATUTORY PROVISIONS

     Under Section 180.1150 of the WBCL, unless otherwise provided in the articles of incorporation, the voting power of shares of a "resident domestic corporation" which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150, including (among others) shares acquired directly from the resident domestic corporation and shares acquired in a merger or share exchange to which the resident domestic corporation is a party.

     Sections 180.1130 to 180.1133 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds (2/3) of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation.

     Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock was approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders.

     Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under this statute, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     The Company is a "resident domestic corporation" for purposes of the above-described provisions. These provisions of the WBCL, along with the ability to issue Preferred Stock in series with such preferences, limitations and relative rights as are determined by the Board of Directors and the ability to issue additional shares of Common Stock without further shareholder approval (except as required under NYSE corporate responsibility standards), and certain provisions of the Sybron Articles and Bylaws could have the effect, among others, of discouraging take-over proposals for the Company, delaying or preventing a change in control of the Company, impeding a business combination between the Company and a major shareholder of the Company, or entrenching current management.

     The foregoing summary does not purport to be a complete description of the applicable provisions of the Articles or Bylaws, or of applicable statutory or other law, and is qualified in its entirety by reference thereto.



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                       COMPARISON OF SHAREHOLDER RIGHTS

     Sybron is incorporated in the State of Wisconsin while LRS is incorporated in the State of Delaware. Stockholders of LRS, whose rights are currently governed by Delaware law and the LRS Certificate of Incorporation and Bylaws will, upon consummation of the Merger, become shareholders of Sybron and their rights will be governed by Wisconsin law and the Sybron Articles and Bylaws.

     The Sybron Articles and the Bylaws are different in certain respects from the LRS Certificate of Incorporation and the LRS Bylaws. In addition, certain differences exist between the WBCL and the DGCL with respect to shareholders' rights. While it is impracticable to compare all these differences, certain similarities and differences between the Sybron Articles and the Sybron Bylaws, on the one hand, and the LRS Certificate of Incorporation and the LRS Bylaws, on the other hand, are summarized below under "--Comparison of Sybron Articles and Bylaws to LRS Certificate and Bylaws," and certain similarities and differences between the WBCL and the DGCL with respect to shareholders' rights are summarized below under "--Comparison of Delaware and Wisconsin Law."

     The following discussion is not intended to be complete and is qualified in its entirety by reference to the Sybron Articles and the Sybron Bylaws, which are filed as exhibits to Sybron's SEC filings (see "Available Information" and "Incorporation of Certain Documents by Reference"), the LRS Certificate of Incorporation and the LRS Bylaws, and the WBCL and the DGCL.

COMPARISON OF SYBRON ARTICLES AND BYLAWS TO LRS CERTIFICATE AND BYLAWS

     Authorized Capital Stock

     The Sybron Articles authorize the issuance of 250,000,000 shares of Sybron Common Stock having a par value of $0.01 per share, of which 97,319,910 shares were issued and outstanding as of the Record Date, and the issuance of 20,000,000 shares of Sybron Preferred Stock having a par value of $0.01 per share, of which no shares were issued and outstanding as of the Record Date. The Sybron Board is authorized to divide the Sybron Preferred Stock into series, to issue shares of any such series and to fix and determine the relative rights and preferences of the shares of any series so established.
See "Description of Sybron Capital Stock."

     The LRS Certificate authorizes the issuance of 12,000 shares of LRS Common Stock having a par value of $.01 per share, of which 7,755 were issued and outstanding as of the Record Date, the issuance of 5,000 shares of LRS Series A Preferred Stock having a par value of $1.00 per share, of which 4,110.68 shares were issued and outstanding as of the Record Date, and the issuance of 7,000 shares of LRS Series B Preferred Stock having a par value of $1.00 per share, of which 5,192.65 shares were issued and outstanding as of the Record Date.

     Voting/No Cumulative Voting

     The Sybron Articles and the LRS Certificate each provide that each outstanding share of the respective Common Stock is entitled to one vote on each matter submitted to a vote of shareholders, except as otherwise provided by applicable law. The LRS Preferred Stock has no voting rights, except as otherwise provided in the LRS Certificate and as otherwise required by law, but each holder of LRS Preferred Stock is entitled to notice of all stockholders' meetings. The voting rights of Sybron Preferred Stock, if any were to be issued, would be determined by the Sybron Board at the time such Preferred Stock is issued. Neither the Sybron Articles nor the LRS Certificate provide for cumulative voting in the election of directors.

     Dividends; Liquidation

     Subject to the prior rights and preferences of any issued and outstanding shares of Sybron Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Sybron Board may be declared and paid on the Sybron Common Stock from time to time out of any funds legally available therefor. After payment shall have

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


been made in full to the holders of Sybron Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Sybron, the remaining assets and funds of Sybron shall be distributed among the holders of Sybron Common Stock according to their respective shares.

     Subject to the preferential rights of the holders of LRS Preferred Stock and to the extent permitted under the DGCL, dividends may be paid on the LRS Common Stock as and when declared by the LRS Board. Subject to the preferential rights of the holders of LRS Preferred Stock, the holders of LRS Common Stock are entitled to participate ratably on a per share basis in all distributions to the holders of capital stock in any liquidation, dissolution or winding up of LRS.

     When and as declared by the LRS Board, and to the extent permitted under the DGCL, LRS shall pay preferential dividends to the holders of LRS Preferred Stock. Except as otherwise provided by the LRS Certificate, dividends on each share of LRS Preferred Stock shall accrue on a daily basis at the rate of 8% per annum of the sum of the "Liquidation Value" thereof (defined in the LRS Certificate as $1,000 per share) plus all accumulated and unpaid dividends thereon. Such dividends accrue whether or not they have been declared and whether or not there are any profits, surplus or other funds of LRS legally available for the payment of dividends. Such dividends are cumulative such that all accrued and unpaid dividends must be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any LRS Common Stock. If LRS, at any time, pays less than the total amount of dividends then accrued with respect to the LRS Preferred Stock, such payment shall be distributed ratably among the holders of the LRS Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of LRS Preferred Stock held by each such holder.

     Upon any liquidation, dissolution or winding up of LRS, each holder of LRS Preferred Stock is entitled to be paid, before any distribution or payment is made upon LRS Common Stock, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all shares of LRS Preferred Stock held by such holder.

     Redemptions

     The LRS Certificate provides for mandatory redemption of the outstanding shares of LRS Preferred Stock in specified increments commencing in 2000 and ending in 2002 at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). At its option, LRS may at any time redeem all or any portion of the LRS Preferred Stock then outstanding at a redemption price calculated in the same manner. Any shares of LRS Preferred Stock which are redeemed or otherwise acquired by LRS shall be canceled and shall not be reissued, sold or transferred. The LRS Certificate also provides for special redemptions, at a redemption price calculated as described above, upon the demand of the holder or holders of a majority of the Preferred Stock then outstanding in the event of a "Change in Ownership" or a "Fundamental Change," as defined in the LRS Certificate. The Merger would constitute a "Fundamental Change" as so defined. It is a condition to the obligation of Sybron to consummate the Merger that the holders of the LRS Preferred Stock shall not have exercised their right under the LRS Certificate to require LRS to redeem their Preferred Stock.

     The redemption rights of Sybron Preferred Stock, if any were to be issued, would be determined by the Sybron Board at the time such Preferred Stock is issued.

     Neither the Sybron Articles nor the LRS Certificate provides for the redemption of the respective Common Stock. However, the LRS Certificate provides that so long as any LRS Preferred Stock remains outstanding, LRS may not redeem, purchase or otherwise acquire any LRS Common Stock, nor pay or declare any dividend or make any distribution upon LRS Common Stock except for dividends payable in shares of LRS Common Stock, provided that LRS may purchase shares of LRS Common Stock from present or former employees of LRS and its subsidiaries with the consent of at least 70% of the members of the LRS Board.


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



     Rights of LRS Preferred Stock Upon Events of Noncompliance

     The LRS Certificate provides certain rights to the holders of LRS Preferred Stock if an Event of Noncompliance has occurred and is continuing, including an immediate two percent increase in the dividend rate on the Preferred Stock and a right for the holders of at least 75% of the Preferred Stock then outstanding to demand immediate redemption of all or any of their LRS Preferred Stock at a price per share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon. "Events of Noncompliance" are defined to include, among other things, the failure to pay on any quarterly Dividend Reference Date (the last day of each calendar quarter) the full amount of accrued and unpaid dividends on the LRS Preferred Stock, whether or not such payment is legally permissible or is prohibited by any agreement to which LRS is subject, and (subject to certain grace period and materiality exceptions) the breach by LRS or failure to perform or observe any other covenant or agreement set forth in the LRS Certificate or in the Amended and Restated Stock and Warrant Purchase Agreement, dated as of June 13, 1994, by and among LRS and certain investors, as amended, if the holders of at least 75% of the Preferred Stock give LRS written notice of such breach or failure. In the Reorganization Agreement, LRS has represented that no Event of Noncompliance has occurred that would cause an increase in the dividend rate on the Preferred Stock.

     Board of Directors

     The Sybron Articles and Bylaws provide that the number of directors shall be no less than six and no more than nine (plus such number of directors as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time), as determined by the Sybron Board, and that the directors shall be divided into three classes, as nearly equal in number as possible, the term of one class expiring each year. The Sybron Board currently consists of eight directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present.

     Notwithstanding the foregoing, whenever the holders of any issued Sybron Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of directorships shall be governed by the terms of the Sybron Articles or resolution of the Sybron Board creating such Preferred Stock, and any directors so elected shall not be divided into classes unless expressly so provided.

     The LRS Certificate provides that the number of directors which constitute the whole LRS Board shall be designated in the LRS Bylaws. The LRS Bylaws provide that the LRS Board shall consist of seven members. Each director is elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors are elected by a plurality of the votes cast. Pursuant to the LRS Stockholders Agreement, certain LRS Stockholders have the right to designate members of the LRS Board as follows: (i) Liberty has the right to designate two directors; presently Peter Bennett and Michael Kluger;
(ii) Robert Stockman and Robert Johnston collectively have the right to designate one director; presently Robert Stockman; (iii) Kenneth Rainin has the right to designate one director; presently Kenneth Rainin; (iv) Liberty, Robert Stockman, Robert Johnston and Kenneth Rainin collectively have the right to designate two directors; presently William Crouse, with one vacancy; and (v) the parties to the LRS Stockholders Agreement will vote their shares of LRS Common Stock so that the Chief Executive Officer of "A" Company, presently Gordon Nye, serves as a director.

     Removal of Directors

     The Sybron Articles and Bylaws provide that the removal of a director may be made only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors, taken at a meeting of shareholders called for that purpose. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

     The LRS Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless such right of removal is otherwise restricted by

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
statute, the LRS Certificate (which is silent as to such removal) or by any Voting Agreement (which is defined as any agreement among LRS and holders of a majority of the LRS Common Stock calculated on a fully-diluted basis). The LRS Stockholders Agreement provides that any director designated by any person or group of persons may only be removed upon the written request of the person or persons who designated such director and under no other circumstance.

        Vacancies on the Board of Directors

        The Sybron Articles and Bylaws provide that vacancies on the Sybron Board, including but not limited to a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board, or by a sole remaining director. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group may vote to fill the vacancy. If no director entitled to fill the vacancy remains in office, such vacancy may be filled by the voting group of shareholders entitled to elect such director. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

        The LRS Bylaws provide that vacancies on the LRS Board, and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

        Amendments to Articles of Incorporation or Certificate of Incorporation

        The WBCL generally provides that amendments to a corporation's articles of incorporation must be approved by a majority of the votes cast by each voting group (class(es) or series of shares) entitled to vote thereon, if a quorum exists, unless a greater proportion is required by the WBCL or the corporation's articles or bylaws. The Sybron Articles provide that amendments to Article VII (relating to the powers of the corporation vested in the Sybron Board, including the power to amend the Bylaws subject to the right of the shareholders to amend the Bylaws by a two-thirds vote as described below),
Article VIII (relating to the number and staggered terms of directors, the removal of directors and the filling of vacancies), Article X (relating to the call of a special meeting of the shareholders), and Article IX (which sets forth the higher voting requirements for amending Articles VII, VIII, IX and X) require the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast thereon at any annual or special meeting of the shareholders.

        The LRS Certificate provides that the corporation reserves the right to amend, alter, change or repeal any provision of the LRS Certificate in any manner prescribed by statute. In addition, the LRS Certificate requires amendments, modifications or waivers to the sections of the LRS Certificate relating to LRS Preferred Stock (including one in effect accomplished by merger or consolidation of LRS with another corporation) to be approved by the prior written consent of the holders of at least 75% of the outstanding LRS Preferred Stock. Amendments, modifications or waivers of any section which applies solely to the Series A or Series B LRS Preferred Stock will only be effective if such amendment, modification or waiver is approved by the prior written consent of the holders of at least 75% of the Series A or Series B LRS Preferred Stock, respectively.

        Amendments to Bylaws

        The Sybron Articles and Bylaws provide that the Bylaws may be altered, amended or repealed and new bylaws may be adopted by the shareholders by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast thereon at any annual or special meeting of shareholders. In addition, the Sybron Bylaws may be amended or repealed and new bylaws may be adopted by the Sybron Board by the affirmative vote of a majority of the directors present at a meeting at which is quorum is present, but (a) no bylaw adopted by the shareholders shall be amended,




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
repealed or readopted by the Sybron Board if the bylaw so adopted so provides and (b) a bylaw adopted or amended by the shareholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Sybron Board than otherwise is provided in the WBCL may not be amended or repealed by the Sybron Board unless the bylaw expressly provides that it may be amended or repealed by a specified vote of the Sybron Board. Finally, any action taken or authorized by the shareholders or by the Sybron Board, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

         The LRS Bylaws provide that the Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the LRS Certificate may (and does) confer the power to adopt, amend or repeal bylaws upon the LRS Board, as well.

         Special Meetings

         The Sybron Articles provide that special meetings of shareholders of the corporation may be called by the Sybron Board pursuant to a resolution adopted by a majority of the members of the Board, or by the Chairman of the Board, or pursuant to one or more written demands signed by the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, which demand(s) must describe one or more purposes for which the special meeting is to be held. The Sybron Bylaws contain a similar provision.

         The LRS Bylaws provide that special meetings of the stockholders may be called at any time by the LRS Board, the Chairman of the Board, or the President.

         Shareholder Action by Written Consent Without a Meeting

         The LRS Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         Under the WBCL, shareholder action may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless the corporation s articles of incorporation permit such action to be taken by less than unanimous consent. The Sybron Articles are silent as to shareholder action without a meeting. Accordingly, under the WBCL and Sybron's Bylaws, shareholders may take action without a meeting only by unanimous written consent.

         Notice of Shareholder Proposals/Nominations

         The Sybron Bylaws provide that, except with respect to nominations or proposals adopted or recommended by the Sybron Board for inclusion in the corporation s proxy statement for its annual meeting, shareholders entitled to vote in an annual meeting may nominate a person or persons for election as directors or propose actions to be taken at the meeting only if written notice of any shareholder nominations and/or proposals to be considered for a vote at the meeting is delivered to the secretary of the corporation personally or mailed by certified mail- return receipt requested and received not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made; and provided further that, notwithstanding the notice requirements contained herein, notice of any shareholder nominations and/or proposals shall be deemed timely received by the corporation if such

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

nominations and/or proposals are delivered to the corporation in a timely fashion in order to be considered for inclusion in the corporation s proxy material relating to the meeting in accordance with the applicable proxy rules of the SEC. Such written notice must contain the information specified in the Sybron Bylaws. A similar advance notice provision applies with respect to shareholder nominations or proposals in connection with a special meeting of shareholders.

         The LRS Bylaws provide that, to be properly brought before an annual meeting or special meeting, nominations for the election of directors or other business must be (a) specified in the notice of meeting given by or at the direction of the LRS Board, (b) otherwise properly brought before the meeting by or at the direction of the LRS Board, or (c) otherwise properly brought before the meeting by a stockholder. For such nominations or other business to be considered properly brought before the meeting by a stockholder, such stockholder must have given timely notice and in proper form of his intent to bring such business before such meeting. To be timely, such stockholder s notice must be delivered to or mailed and received by the secretary of the corporation not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper form, a stockholder s notice must contain the information specified in the LRS Bylaws.

         Indemnification/Limitation of Liability

         The WBCL contains provisions which, subject to certain exceptions, limit the liability of directors to a corporation and its shareholders and provide for mandatory indemnification of the directors and officers against liability and expenses incurred in a proceeding to which they were a party because of their officer or director status, unless such immunity or indemnification rights are limited by the corporation s articles of incorporation. The Sybron Articles contain no such limitation.

         Consistent with the WBCL, the Sybron Bylaws provide that, within twenty
(20) days after receipt of a written request, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of Sybron. In other cases, Sybron shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which director or officer has a material conflict of interest; (2) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
(3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

         The LRS Certificate provides that, to the fullest extent permitted by the DGCL, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision invokes the Delaware limitation of liability provision, which must be elected in a corporation s certificate of incorporation to apply, as contrasted with the Wisconsin director immunity provision, which applies automatically unless limited in the articles of incorporation.

         The LRS Bylaws provide that LRS shall, to the maximum extent and in the manner permitted by the DGCL, indemnify any person against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation.




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

COMPARISON OF DELAWARE AND WISCONSIN LAW

         In general, as described below, the DGCL and the WBCL provide shareholders with similar rights and protections, subject to certain differences. A comparison of certain provisions of the DGCL and the WBCL is set forth below. See "--Comparison of Sybron Articles and Bylaws to LRS Certificate and Bylaws" above for a description of certain provisions contained in such governing documents as permitted or required by the WBCL and the DGCL.

         Classified Board of Directors; Removal of Directors; Vacancies

         Both the DGCL and the WBCL allow a company s board of directors to be divided into two or three classes. As noted above, the Sybron Board is classified; the LRS Board is not. Under the DGCL, absent a provision to the contrary in a corporation's certificate of incorporation, directors on a classified board can be removed only for cause. The LRS Bylaws provide that directors may be removed with or without cause. The WBCL provides for the removal of directors with or without cause unless the articles of incorporation or bylaws provide that the directors may be removed only for cause. The Sybron Articles and Bylaws provide that directors may be removed only for cause.

         Under the DGCL, absent a provision to the contrary in a corporation's certificate, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. The WBCL provides for the filling of any such vacancy by the shareholders or by the affirmative vote of a majority of the directors then in office, even though less than a quorum, unless the articles of incorporation provide otherwise. The Sybron Articles provide for the filling of any such vacancy by a majority of the directors then in office, unless no director remains in office, in which case any vacancy may be filled by the shareholders.

         Interested Director Transactions

         Under both the DGCL and the WBCL, contracts or transactions in which one or more of the corporation's directors has an interest are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contract or transaction was approved, if certain conditions are met. Under the laws of both Wisconsin and Delaware, if the director's interest is fully disclosed and a vote is taken in good faith, such contracts or transactions may be approved by a majority vote of the shareholders or of the disinterested directors. If the contracts or transactions are shown to be fair and reasonable as to the corporation at the time that they are authorized, approved or ratified by the corporation s board of directors, separate shareholder or disinterested director approval is not required. Under Delaware law, a quorum for a separate determination by the board is a majority of the total number of directors, with the interested director counted for purposes of determining whether a quorum exists. Under Wisconsin law, a quorum is deemed to exist if a majority of directors who have no interest in the transaction vote to authorize it; no separate quorum determination is made. Finally, under Wisconsin law, shares owned by or voted under the control of an interested director or an entity in which the interested director has a material financial interest or of which he or she is a general partner may not be counted for purposes of a shareholder vote respecting the transaction in which the director has an interest.

         Indemnification of Directors and Officers

         Both the DGCL and the WBCL contain provisions permitting or requiring the indemnification of directors and officers of a corporation for liabilities they may incur in their capacities as such, subject to certain exceptions and subject to the provisions of the corporation s governing documents. The LRS Bylaws obligate LRS to indemnify its directors and officers to the fullest extent allowed by Delaware law.

         The WBCL and the Sybron Bylaws provide for mandatory indemnification of a director or officer against certain liabilities and expenses if the director or officer was a party to a proceeding because of his or her status as such: (a) to the extent such director or officer is successful on the merits or otherwise in the defense of a proceeding (whether brought derivatively or by a third party) and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined that the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the WBCL. The Sybron Bylaws also require payment of a director s or officer s litigation expenses as incurred, subject to certain conditions.

         Limited Liability of Directors

         The LRS Certificate contains a director immunity provision which limits the personal liability of LRS directors to LRS or its stockholders for monetary damages for a breach of the directors' fiduciary duty to the fullest extent permitted by the DGCL. Under Delaware law, such an immunity provision must be expressly included in a corporation's certificate of incorporation in order for it to apply. The DGCL immunity provision does not limit liabilities resulting from: (i) a breach of the director s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) transactions from which the director derived an improper personal benefit.

         Unlike the DGCL, under the WBCL, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation's articles (which is not the case with the Sybron Articles). The exceptions to the statutory immunity from liability for directors under the WBCL are the same as the four exceptions to the mandatory indemnification requirement under the WBCL described above. In substance, the immunity afforded by the WBCL is substantially similar to that provided by the LRS Certificate under the DGCL, except that any personal liability alleged against a director for wrongful dividends or other distributions will be limited under the WBCL unless the director s action constitutes conduct falling within one of the four exceptions to the statutory immunity of directors.

         Amendment of Bylaws

         The DGCL provides that the board of directors (as well as the stockholders) may adopt, amend or repeal the bylaws of a Delaware corporation if such power is conferred in the certificate of incorporation. The LRS Certificate contains a provision conferring this power on the LRS Board. Under the WBCL, such power is granted to the board of directors (as well as the shareholders) unless denied by the articles or bylaws. The Sybron Articles and Bylaws do not prohibit the Board from taking such action regarding the Sybron Bylaws; they expressly provide that the Board may amend the Bylaws.

         The LRS Bylaws provide that the LRS Bylaws may be adopted, amended, or repealed by the stockholders entitled to vote. The Sybron Articles require the affirmative vote of the holders of at least two-thirds (2/3) of the votes entitled to be cast with respect to any such action for shareholder approval thereof.

         Shareholder Action by Consent

         The WBCL (as does the DGCL) permits shareholders to take action without a meeting by unanimous written consent. If a Wisconsin corporation so elects in its articles of incorporation (and if a Delaware corporation does not provide otherwise in its certificate of incorporation), such action may be taken by less than unanimous written consent. The LRS Bylaws permit the taking of action by the stockholders by less than unanimous written consent without a meeting. The Sybron Articles do not provide that action can be taken by less than unanimous consent, resulting in an ability of the shareholders of Sybron to act without a meeting only by unanimous consent.



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

         Statutory Shareholder Liability

         Wisconsin law provides that shareholders of Wisconsin domestic corporations are personally liable for certain debts owed to employees for services performed. While the WBCL specifies that such liability is limited to the par value of the shares (which is $0.01 per share for Sybron Common Stock), this has been interpreted by a Wisconsin trial court to mean the consideration paid to a corporation for shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without any written opinion and with one justice abstaining. The DGCL does not contain any comparable provision.

         Special Meetings of Shareholders

         Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws. The LRS Bylaws permit a special meeting of the stockholders to be called at any time by the LRS Board, the Chairman of the Board, or the President. Under Wisconsin law, a special meeting of shareholders may be called by the board of directors or by any person authorized by the articles of incorporation or bylaws to call a special meeting, and must be called pursuant to a written demand of the holders of not less than ten percent (10%) of the votes entitled to be cast at such a meeting. The Sybron Articles and Bylaws provide that special meetings of the shareholders may be called by the Chairman or a majority of the Sybron Board, and shall be called upon written demand by holders of shares with at least ten percent (10%) of the votes entitled to be cast at such a meeting.

         Inspection of Corporate Records

         The DGCL permits any stockholder of record to inspect the corporate records of a corporation upon a good faith showing of a proper purpose and the stockholder list must be made available for inspection at least ten days before a stock holders' meeting and may be inspected by any stockholder. By contrast, under the WBCL, in order to inspect and copy the corporate records of a corporation, including the shareholder list, a shareholder must have been a shareholder of the corporation for at least six months before making a demand or the shareholder must hold at least 5% of the outstanding shares of the corporation. Under the WBCL, a shareholder's demand must also be made for a proper purpose. In addition, under the WBCL, all shareholders (regardless of how long they have owned stock) may, upon written demand, inspect and, subject to satisfying the proper purpose requirement, copy the shareholder list during the period beginning two business days after the notice of a meeting of shareholders is given and continuing to the date of the meeting, and any shareholder may inspect the list at any time during the meeting.

         Dividends and Repurchases

         Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus or, if there is no surplus, any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year provided that no payment may reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Under the WBCL, the board of directors may authorize and the corporation may make distributions to its shareholders unless after any such distribution the corporation would not be able to pay its debts as they become due or its total assets after the distribution would be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         Dissenters  Rights

         Under both Delaware and Wisconsin law, a shareholder is entitled, under certain circumstances, to receive payment of the fair value of the shareholder s stock if the shareholder dissents from a proposed merger or consolidation. Under the DGCL, dissenters rights are not available in the case of a sale of all or substantially all of the assets of a corporation unless made applicable by affirmative provision in the corporation s certificate. Dissenters rights also are not available, unless affirmatively provided in the corporation s certificate, if the shares of the Delaware corporation


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


that is party to a merger or consolidation are listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 persons (which is not the case for LRS), and in the merger or consolidation shareholders receive shares of stock of the corporation surviving or resulting from the merger or consolidation, and/or shares of stock of any other corporation, which are so listed or designated or held of record by more than 2,000 persons. The LRS Certificate does not affirmatively grant any such dissenters rights.

         In addition to being applicable generally in the case of a merger, under the WBCL, dissenters rights are available in the case of a plan of share exchange or sale of all or substantially all of the assets of a Wisconsin corporation. Dissenters rights may also be made applicable by affirmative provision in the articles of incorporation, bylaws or a board of directors resolution in the case of certain amendments to the articles of incorporation, or other actions requiring a shareholder vote. However, under the WBCL, except in a "Section 180.1130 business combination" (as described below under "Anti-Takeover Statutes") or unless the articles of incorporation provide otherwise, dissenters rights are not available to holders of shares registered on a national securities exchange or quoted on NASDAQ on the record date for a meeting of shareholders at which action on the proposed transaction otherwise subject to dissenters rights is to be taken. As a result, assuming the continued listing of the Sybron Common Stock on the NYSE, under the WBCL, shareholders will not be entitled to dissenters rights with respect to any future merger, plan of share exchange or sale of all or substantially all of the assets of Sybron which might occur (unless it constitutes a Section 180.1130 business combination).

         Director and Officer Discretion

         Under certain provisions of the WBCL (the "Wisconsin Stakeholder Provisions"), in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. The DGCL does not contain a comparable provision and, under Delaware law, the consideration that a board may give to nonshareholder constituencies is less clear. In considering the best interests of a corporation, under Delaware law directors and officers can generally take into consideration the interests of nonshareholders. However, the Delaware Supreme Court has held that the consideration of nonshareholder constituencies is inappropriate when an active "auction" is in process to sell a company.

         Anti-Takeover Statutes

         Delaware. DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a corporation and certain of its stockholders. The Delaware Business Combination Statute prevents an "Interested Stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any significant related party transaction) with a Delaware corporation for three years following the time such person became an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Unless otherwise provided in the corporation s certificate of incorporation, the Delaware Business Combination Statute does not apply if a corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The Nasdaq Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested


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


Stockholder or from a transaction in which a person becomes an Interested Stockholder. In the LRS Certificate, LRS has expressly elected not to be governed by Section 203 of the DGCL.

         Wisconsin. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a "resident domestic corporation" and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include: a merger or share exchange; a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of the company or 10% of its earning power; the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock; the adoption of a plan of liquidation; and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount. Unlike the prohibition on business combinations in the Delaware Business Combination Statute, which is inapplicable if the interested stockholder acquires at least 85% of the outstanding voting stock at the time of becoming an interested stockholder or if during the three-year period of the prohibition the board of directors and holders of two-thirds of the unaffiliated shares approve the business combination, the Wisconsin Business Combination Statute's prohibition on business combinations applies without regard to the percentage of shares owned by the interested stockholder and cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Furthermore, the Wisconsin Business Combination Statute is triggered by the acquisition of 10% of the outstanding shares rather than 15% as under the Delaware Business Combination Statute.

         The WBCL also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant shareholder" and a "resident domestic corporation" (a "Section 180.1130 business combination") are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. A Section 180.1130 business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered. Delaware does not have a similar statute.

         Under Section 180.1150 (the "Wisconsin Control Share Statute") of the WBCL, unless otherwise provided in the articles of incorporation, the voting power of shares, including shares issuable upon conversion of convertible

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


securities or exercise of options or warrants, of a "resident domestic corporation", held by any person (including two or more persons acting as a group) in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Delaware does not have a similar statute. In light of the 10% threshold contained in the Wisconsin Business Combination Statute, the Wisconsin Control Share Statute threshold of 20% may not be implicated unless the board of directors approves a transaction that permits the shareholder to exceed the 10% ownership level.

         Section 180.1134 (the "Wisconsin Defensive Action Restrictions") of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. Sybron currently has more than three independent directors. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring Sybron's shares with the goal of seeking to have Sybron repurchase such shares at a premium over the market price. Delaware does not have a similar statute.

         Under the WBCL, as amended in 1997, a "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin;
(iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents of Wisconsin. Sybron is a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. The Sybron Articles do not contain any such election.

CERTAIN CONTRACTUAL RIGHTS OF LRS SECURITYHOLDERS

         Securityholders of LRS have certain contractual rights referred to in this Proxy Statement/Prospectus that they will not have as shareholders of Sybron.


                      RIGHTS OF DISSENTING STOCKHOLDERS

         Under the DGCL, unless such right has been waived, any LRS Stockholder of record on the Record Date for the Special Meeting who does not wish to accept the shares of Sybron Common Stock into which the stockholder s shares of LRS Common Stock or LRS Preferred Stock would be converted pursuant to the Merger has the right to dissent from the Merger and seek an appraisal of, and be paid the fair value for, such shares (exclusive of any element of value arising from the accomplishment or expectation of Merger), provided that such stockholder complies with the provisions of Section 262 of the DGCL ("Section 262"). Exercise of such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Any such judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the price to be paid in the Merger and the market value of the shares, including asset values and other valuation considerations generally accepted in the investment community. Consequently, the fair value determined for the shares could be the same as or more or less than

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

the price per share paid pursuant to the Merger, and the payment of such fair value would take place subsequent to payment pursuant to the Merger.

         Any stockholder who desires to exercise appraisal rights should review
Section 262 carefully and is urged to consult legal counsel before electing or attempting to exercise such rights.

         THE FOLLOWING IS A BRIEF SUMMARY OF THE STATUTORY PROCEDURES TO BE FOLLOWED BY A STOCKHOLDER IN ORDER TO DISSENT FROM THE MERGER AND PERFECT APPRAISAL RIGHTS UNDER THE DGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS.

         Pursuant to the terms of the Amended and Restated Stockholders Agreement of LRS dated as of June 13, 1994 (the "LRS Stockholders Agreement"), holders of shares of LRS Common subject thereto must waive any dissenters, appraisal or similar rights with respect to the Merger if the Merger is approved by holders of a majority of the shares of LRS Common covered thereby. Holders of approximately 91.2% of the outstanding shares of LRS Common are parties to the LRS Stockholders Agreement. Accordingly, the following discussion relates to stockholders who have not waived their appraisal rights.

         A holder of record of LRS Common Stock or LRS Preferred Stock as of the Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time of Merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Reorganization Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder or holders of shares of LRS Common Stock or LRS Preferred Stock on the Record Date. Shares held by stockholders who assert appraisal rights and comply with all relevant provisions of Section 262 are referred to in the Reorganization Agreement as "Dissenting Shares."

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. This Proxy Statement/Prospectus shall constitute such notice to the record holders of LRS Common and Preferred Stock.

         Stockholders who desire to exercise their appraisal rights must not vote in favor of the Reorganization Agreement and must deliver a separate written demand for appraisal to LRS prior to the vote by the stockholders of LRS on the Reorganization Agreement. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the proxy card enclosed herewith that his or her shares of stock of LRS be voted against the Reorganization Agreement, or that an abstention be registered with respect to his or her shares of stock in connection with the proposal, will effectively have thereby waived his or her appraisal rights as to those shares of stock of LRS because, in the absence of express contrary instructions, such shares of stock of LRS will be voted in favor of the Reorganization Agreement. See "The Special Meeting--Proxies." Accordingly, a stockholder who desires to pursue dissenter s rights must, as one of the procedural steps involved, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of such proposal to approve the Reorganization Agreement or (ii) check either the "Against" or the "Abstain" box next to such proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto.


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

         A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such dissenting stockholder s name appears on the certificate(s) representing the Dissenting Shares and must reasonably inform LRS of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the shares. A demand for appraisal cannot be made by the beneficial owner if he does not also hold the Dissenting Shares of record. The beneficial holder must, in such case, have the record owner submit the required demand in respect of such Dissenting Shares. A beneficial owner should be aware that the holder of record may actually be a central security depository, broker or other nominee. Accordingly, to ensure compliance with the DGCL, such beneficial owner must ascertain the correct holder of record with respect to his Dissenting Shares and have only that holder submit the required demand. A person having a beneficial interest in shares of stock of LRS that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of stock of LRS are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of stock of LRS are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, fiduciary or other nominee, who holds shares of stock of LRS as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of stock of LRS outstanding in the name of such record owner.

         Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder s stock should consult with legal counsel before taking any such action. LRS believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder s stock. LRS may assert that by doing so such stockholder has waived such stockholder s appraisal rights, and a Delaware court may find such stockholder has so waived such stockholder s appraisal rights.

         A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to Corporate Secretary, LRS Acquisition Corp., 9900 Old Grove Road, San Diego, California 92131-1683.

         The written demand for appraisal should specify the stockholder s name and mailing address, the number and class of shares of stock of LRS owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Reorganization Agreement will not by itself constitute such a demand. Within 10 days after the Effective Time of Merger, the surviving corporation, LRS, must provide notice to all stockholders who have complied with
Section 262 that the Merger has become effective.

         Within 120 days after the Effective Time of Merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the stock of all dissenting stockholders. LRS does not intend to file such a petition. Accordingly, LRS stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time of Merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of each class of stock of LRS not voting in favor of the Reorganization Agreement and with respect to which demands for appraisal were received by LRS and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation. If a petition for appraisal is

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

duly filed by a dissenting stockholder and a copy there of is delivered to LRS, LRS will then be obligated within 20 days of such delivery to provide the Register in Chancery with a duly verified list containing the names and addresses of all dissenting stockholders.

         If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of stock of LRS, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." When the value is so determined, the Delaware Court will direct the payment by LRS of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders, entitled to receive the same, upon surrender to LRS by such dissenting stockholders of the certificates representing their Dissenting Shares.

         The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of LRS, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney s fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         Any holder of shares of stock of LRS who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time of Merger.

         If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time of Merger, stockholders rights to appraisal shall cease. Any stockholder may withdraw such stockholder s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time of Merger will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, which may be conditioned upon such terms as the Delaware Court deems just.

         If any dissenting stockholder fails to perfect or effectively withdraws or loses his appraisal rights, such stockholder s shares shall thereupon be deemed to have been converted into shares of Sybron Common Stock as of the Effective Time of Merger as provided in the Reorganization Agreement.

                     CERTAIN INFORMATION CONCERNING SYBRON

         Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Sybron, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of Sybron's Annual Report on Form 10-K for the year ended September 30, 1997 (which incorporates portions of Sybron's Proxy Statement, dated December 23, 1997, for its Annual Meeting of Shareholders held on January 30, 1998).


                                 LEGAL OPINION

         The legality of the Sybron Common Stock to be issued in the Merger will be passed upon for Sybron by Quarles & Brady, Milwaukee, Wisconsin. Quarles & Brady attorneys providing services with respect to this matter own an aggregate of approximately 3,400 shares of Sybron Common Stock.


                                    EXPERTS

         The consolidated financial statements and schedule of Sybron International Corporation incorporated in this Proxy Statement/Prospectus by reference to Sybron's Annual Report on Form 10-K for the year ended
September 30, 1997 have been so incorporated in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of LRS Acquisition Corp. at December 31, 1996, and 1997 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                                 OTHER MATTERS

         The management of LRS knows of no matters to be acted upon at the Special Meeting other than as set forth in the Notice of such Special Meeting as attached to this Proxy Statement/Prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

                      INDEX TO LRS FINANCIAL STATEMENTS

                              LRS Acquisition Corp.

                   Index to Consolidated Financial Statements


Report of  Ernst & Young LLP, Independent Auditors.........................F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997...............F-3
Consolidated Statements of Operations for the years ended
   December 31, 1995, 1996 and 1997........................................F-4
Consolidated Statements of Stockholders' Deficit for the years ended
   December 31, 1995, 1996 and 1997........................................F-5
Consolidated Statements of Cash Flows for the years ended
   December 31, 1995, 1996 and 1997 .......................................F-6
Notes to Consolidated Financial Statements.................................F-7


                Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
LRS Acquisition Corp.


We have audited the accompanying consolidated balance sheets of LRS Acquisition Corp. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LRS Acquisition Corp. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                       ERNST & YOUNG LLP


San Diego, California
February 16, 1998

                              LRS Acquisition Corp.

                           Consolidated Balance Sheets

                 (in thousands, except share and per share data)


                                                                                        DECEMBER 31,
                                                                                   1996              1997
                                                                             ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                  $  2,765             $  2,177
   Accounts receivable less allowance of $964 and $797 for 1996 and 1997,       10,088               10,605
     respectively
   Inventories                                                                   6,250                8,807
   Deferred income taxes                                                         2,429                1,833
   Other current assets                                                            487                  351
                                                                              --------             --------
Total current assets                                                            22,019               23,773

Property, plant, and equipment, net                                              8,809                9,000

Goodwill, less accumulated amortization of $1,003 and $1,416 for 1996 and       15,531               15,118
   1997, respectively
Deferred income taxes                                                              308                    5
Debt issue costs, net                                                              578                  449
Note receivable from stockholder                                                   105                  105
Other assets                                                                       130                   41
                                                                              --------             --------
Total assets                                                                  $ 47,480             $ 48,491
                                                                              ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
   Note payable to stockholder under line of credit                           $   --               $    500
   Accounts payable                                                              1,612                2,349
   Accrued liabilities                                                             871                  806
   Accrued compensation                                                          1,627                1,781
   Accrued income and other taxes                                                  636                1,076
   Current portion of loans payable to stockholder                               3,000                4,000
   Current portion of loans payable to bank and others                             228                  203
                                                                              --------             --------
Total current liabilities                                                        7,974               10,715

Loans payable to stockholder, less current portion                              30,728               26,944
Loans payable to bank and others, less current portion                           2,622                2,422

Commitments

Series A redeemable preferred stock, $1.00 par value,
  5,000 shares authorized, 4,030 shares issued and outstanding in 1996 and
  4,111 shares issued and outstanding in 1997, total redemption value of         4,111                4,111
  $4,111 at December 31, 1997
Series B redeemable preferred stock, $1.00 par value,
  7,000 shares authorized, 5,193 shares issued and outstanding in 1996 and
  1997, total redemption value of $6,904 at December 31, 1997                    6,358                6,904

Stockholders' deficit:
   Common stock, $.01 par value, 12,000 shares authorized, 7,782  and 7,755
     shares issued and outstanding in 1996 and 1997, respectively                    -                    -
   Paid-in capital                                                               2,171                2,998
   Warrant                                                                         120                  120
   Deferred compensation                                                          --                   (674)
   Accumulated deficit                                                          (6,673)              (4,992)
   Foreign currency translation adjustment                                          99                  (27)
   Note receivable from stockholder                                                (30)                 (30)
                                                                              --------             --------
Total stockholders' deficit                                                     (4,313)              (2,605)
                                                                              --------             --------
Total liabilities and stockholders' deficit                                   $ 47,480             $ 48,491
                                                                              ========             ========

See accompanying notes

                              LRS Acquisition Corp.

                      Consolidated Statements of Operations

                 (in thousands, except share and per share data)


                                                      YEARS ENDED DECEMBER 31,
                                                  1995        1996         1997
                                                --------------------------------
Net sales                                       $ 41,652    $ 43,493    $ 45,256
Cost of products sold                             17,907      17,827      17,874
                                                --------------------------------
Gross profit                                      23,745      25,666      27,382

Operating expenses:
   Selling and marketing                          11,646      12,574      12,620
   General and administrative                      4,437       5,671       5,271
   Research and development                        1,480       1,398       1,169
                                                --------------------------------
Total operating expenses                          17,563      19,643      19,060
                                                --------------------------------
Income from operations                             6,182       6,023       8,322
Interest expense, net                              4,890       4,311       4,153
                                                --------------------------------
Income before income taxes                         1,292       1,712       4,169
Provision for income taxes                           405         473       1,611
                                                --------------------------------
Net income                                           887       1,239       2,558
Dividends to preferred stockholders                 (783)       (818)       (877)
                                                ================================
Net income attributable to common stock         $    104    $    421    $  1,681
                                                ================================

Net income per common share:
   Basic                                        $  14.71    $  58.07    $ 229.39
                                                ================================
   Diluted                                      $  14.71    $  58.07    $ 169.46
                                                ================================

Shares used in per common share computations:
   Basic                                           7,071       7,250       7,328
                                                ================================
   Diluted                                         7,071       7,250       9,920
                                                ================================

See accompanying notes.

                              LRS Acquisition Corp.

                Consolidated Statements of Stockholders' Deficit
                        (in thousands, except share data)





                                                 COMMON STOCK
                                          ----------------------------  PAID-IN                  DEFERRED    ACCUMULATED
                                              SHARES       AMOUNT       CAPITAL     WARRANT    COMPENSATION    DEFICIT
                                          ------------------------------------------------------------------------------
Balance at December 31, 1994                    7,200     $       -       $2,113         $120    $      -       $(7,198)
  Issuance of common stock                        400             -           40            -           -             -
  Repurchase of common stock                     (200)            -          (20)           -           -             -
  Net income                                        -             -            -            -           -           887
  Foreign currency translation adjustment           -             -            -            -           -             -
  Preferred stock dividends                         -             -            -            -           -          (783)
                                          -----------------------------------------------------------------------------
Balance at December 31, 1995                    7,400             -        2,133          120           -        (7,094)
  Issuance of common stock                        548             -           55            -           -             -
  Repurchase of common stock                     (166)            -          (17)           -           -             -
  Net income                                        -             -            -            -           -         1,239
  Foreign currency translation adjustment           -             -            -            -           -             -
  Preferred stock dividends                         -             -            -            -           -          (818)
                                          -----------------------------------------------------------------------------
Balance at December 31, 1996                    7,782             -        2,171          120           -        (6,673)
  Repurchase of common stock                      (27)            -           (3)           -           -             -
  Net income                                        -             -            -            -           -         2,558
  Foreign currency translation adjustment           -             -            -            -           -             -
  Preferred stock dividends                         -             -            -            -           -          (877)
  Deferred compensation                             -             -          830            -        (830)            -
  Amortization of deferred compensation             -             -            -            -         156             -
                                          -----------------------------------------------------------------------------
Balance at December 31, 1997                    7,755       $     -       $2,998         $120       $(674)      $(4,992)
                                          =============================================================================


                                             FOREIGN       NOTES
                                            CURRENCY    RECEIVABLE      TOTAL
                                           TRANSLATION     FROM     STOCKHOLDERS'
                                           ADJUSTMENT   STOCKHOLDER    DEFICIT
                                          ----------------------------------------
Balance at December 31, 1994                    $(238)     $      -      $(5,203)
  Issuance of common stock                          -             -           40
  Repurchase of common stock                        -             -          (20)
  Net income                                        -             -          887
  Foreign currency translation adjustment         374             -          374
  Preferred stock dividends                         -             -         (783)
                                          --------------------------------------
Balance at December 31, 1995                      136             -       (4,705)
  Issuance of common stock                          -           (30)          25
  Repurchase of common stock                        -             -          (17)
  Net income                                        -             -        1,239
  Foreign currency translation adjustment         (37)            -          (37)
  Preferred stock dividends                         -             -         (818)
                                          --------------------------------------
Balance at December 31, 1996                       99           (30)      (4,313)
  Repurchase of common stock                        -             -           (3)
  Net income                                        -             -        2,558
  Foreign currency translation adjustment        (126)            -         (126)
  Preferred stock dividends                         -             -         (877)
  Deferred compensation                             -             -            -
  Amortization of deferred compensation             -             -          156
                                          --------------------------------------
Balance at December 31, 1997                    $ (27)       $  (30)     $(2,605)
                                          ======================================



See accompanying notes.

                              LRS Acquisition Corp.

                      Consolidated Statements of Cash Flows

                                 (in thousands)


                                                                      YEARS ENDED DECEMBER 31,
                                                                    1995        1996        1997
                                                                --------------------------------------
Cash flows from operating activities:
   Net income                                                    $   887    $ 1,239    $ 2,558
   Adjustments to reconcile net income to net cash provided by operating activities:
       Deferred income tax expense (benefit)                         317        125        899
       Depreciation                                                1,270      1,234      1,106
       Goodwill amortization                                         408        407        413
       Amortization of debt discount and debt issue costs            359        353        345
       Amortization of deferred compensation                           -          -        156
       Increase in provision for doubtful accounts                   188        388        119
       Payment of expenses through issuance of debt                  125          -          -
   Change in operating assets and liabilities:
       Decrease (increase) in accounts receivable                    345     (1,152)      (636)
       Decrease (increase) in inventories                          2,204      1,519     (2,557)
       Decrease in other assets                                      679        189        225
       Increase (decrease) in accounts payable                      (159)       222        737
       Increase (decrease) in accrued liabilities                   (338)       582        529
                                                                 -----------------------------
Net cash provided by operating activities                          6,285      5,106      3,894

Cash flows from investing activities:
   Capital expenditures                                           (1,479)    (1,459)    (1,297)
   Note receivable from stockholder                                    -       (105)         -
   Increase in goodwill, net                                         (86)         -          -
                                                                 -----------------------------
Net cash used in investing activities                             (1,565)    (1,564)    (1,297)

Cash flows from financing activities:
   Borrowings on line of credit                                        -          -      2,000
   Repayments on line of credit                                        -          -     (1,500)
   Dividends                                                        (253)      (334)      (331)
   Payments on long-term debt                                     (4,498)    (3,712)    (3,225)
   Reimbursement of pre-acquisition contingent liability             375          -          -
   Proceeds from sale (repurchase) of stock, net                      20          8         (3)
                                                                 -----------------------------
Net cash used in financing activities                             (4,356)    (4,038)    (3,059)

Effect of exchange rate on cash                                      374        (37)      (126)
                                                                 -----------------------------
Net increase (decrease) in cash and cash equivalents                 738       (533)      (588)
Cash and cash equivalents at beginning of the period               2,560      3,298      2,765
                                                                 =============================
Cash and cash equivalents at end of  the period                  $ 3,298    $ 2,765    $ 2,177
                                                                 =============================

Supplemental disclosures (Note 2)

See accompanying notes.

                              LRS Acquisition Corp.

                   Notes to Consolidated Financial Statements

                                December 31, 1997



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

LRS Acquisition Corp. (the "Company"), a Delaware corporation, designs, manufactures, markets and distributes orthodontic appliances and products through its wholly owned subsidiaries "A" Company Orthodontics and affiliates. The Company sells primarily in the North American and European markets to orthodontists through Company representatives and distributors.

The Company was incorporated on May 16, 1994 for the purpose of acquiring from Johnson & Johnson (the "Seller"), in a highly leveraged transaction, the orthodontic appliance business conducted under the name of "A" Company. The acquisition was completed effective June 16, 1994. Prior to June 16, 1994, the activities of the Company consisted of organization and formation related transactions. Operations commenced upon completing the acquisition.

The following table sets forth the sources and uses of funds in connection with the acquisition (in thousands):


Sources:
   Debt securities at face value                            $41,000
   Common and preferred equity                               11,163
                                                            =======
                                                            $52,163
                                                            =======

Uses:
   Purchase price                                           $50,000
   Debt issue costs                                             871
   Acquisition costs                                            288
   Cash for working capital                                   1,004
                                                            =======
                                                            $52,163
                                                            =======


The equity for the transaction was primarily provided by certain individual investors and the State Board of Administration of Florida ("SBA"). Pursuant to an investment management agreement, Liberty Partners, L.P. ("Liberty") invests on behalf of SBA, in debt and equity securities of middle market companies. The SBA has given all voting and disposition power over its securities to Liberty. The $41,000,000 of debt financing for the acquisition was also provided by the SBA.

                              LRS Acquisition Corp.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries "A" Company Orthodontics and its affiliates. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK AND REVENUE RECOGNITION

The Company records revenues upon shipment. Accounts receivable are derived from sales primarily to orthodontists which are denominated in various currencies. The Company sells its products primarily in the United States and Europe. The Company believes that the concentration of credit risk in its trade receivables is mitigated by the Company's credit evaluation process, relatively short collection terms and dispersion of its customer base. The Company generally does not require collateral. The Company has not experienced significant losses on trade receivables from any particular customer or geographic region for any period presented.

INVENTORIES

Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is stated at cost, less accumulated depreciation. Depreciation of property, plant, and equipment is provided using the straight-line method over the estimated useful lives of the respective assets which range from 3 to 30 years.

GOODWILL

The excess of cost over the fair value of the net tangible assets purchased (goodwill) arose from the Company's acquisition of the orthodontic appliance business from Johnson & Johnson in 1994 and is being amortized over 40 years.

                              LRS Acquisition Corp.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, regarding the impairment of the long-lived assets including identifiable intangibles and goodwill. SFAS 121 requires impairment losses to be recorded on long-term assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's adoption of SFAS 121 did not have a material effect on the Company's financial position or results of operations.

DEBT ISSUE COSTS AND INTEREST EXPENSE

Costs incurred to obtain financing have been capitalized and are being amortized over the life of the related debt using the interest method. Interest expense includes amounts due under the Company's various loan agreements, amortization of debt issue costs and amortization of debt discount.

FOREIGN CURRENCY TRANSLATION

In accordance with SFAS No. 52, balance sheet accounts of the Company's foreign operations are translated from foreign currencies into U.S. dollars at year-end or historical rates, while income and expenses are translated at the weighted average exchange rates for the year. Translation gains or losses are shown as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the results of operations. Such foreign currency transaction gains (losses) approximated $240,000, $(172,000) and $(493,000) for the years ended December 31, 1995, 1996 and 1997, respectively.

These gains and losses have been included in general and administrative expenses in the accompanying consolidated statement of operations.

                             LRS Acquisition Corp.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. SFAS 123 established the fair value-based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered as allowed by SFAS 123. The Company has elected to continue with the current intrinsic value-based method, under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Total advertising costs expensed during the years ended December 31, 1995 1996 and 1997 was $1,038,000, $1,332,000 and $1,274,000, respectively.

NET INCOME PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which supersedes APB Opinion 15. SFAS 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS" which includes no dilution and is based on weighted-average common shares outstanding for the period.

Companies with complex capital structures, including the Company, are required to present "Diluted EPS" that reflects the potential dilution of securities such as employee stock options and warrants to purchase common stock.

                             LRS Acquisition Corp.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustment and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company intends to adopt SFAS 130 in 1998 and the components of comprehensive income, including comprehensive income per share, will be reported.

Historically, the Company has operated in one business segment; however, SFAS 131 redefines segments and in the future, the Company may also be required to disclose certain financial information about operating segments, products and service. The Company has not determined how operating segments will be defined for disclosure purposes or which segments will meet the quantitative requirements for disclosure. The adoption of the standard will have no impact on the Company's future results of operations or financial position.

2. FINANCIAL STATEMENT INFORMATION

INVENTORIES

Inventories consist of the following (in thousands):



                                       DECEMBER 31,
                                 1996              1997
                           -------------------------------------
Finished goods                   $4,585              $5,292
Work in process                   1,242               2,956
Raw materials                       423                 559
                           -------------------------------------
                                 $6,250              $8,807
                           =====================================


                             LRS Acquisition Corp.

2. FINANCIAL STATEMENT INFORMATION (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):


                                                 DECEMBER 31,
                                           1996               1997
                                     --------------------------------------
Land                                     $    696              $   696
Buildings                                   5,449                5,461
Equipment                                   4,751                6,231
Furniture and fixtures                        913                  697
                                     --------------------------------------
 Total                                     11,809               13,085
Less accumulated depreciation              (3,000)              (4,085)
                                     --------------------------------------
                                         $  8,809               $9,000
                                     ======================================


The net book value of identifiable property, plant and equipment physically located outside the United States, primarily in Mexico, was approximately $2.1 million and $1.6 million at December 31, 1996 and 1997.

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest is as follows (in thousands):


                                          DECEMBER 31,
                               1995           1996           1997
                          ----------------------------------------------
To stockholder                    $4,248         $3,709         $3,585
To bank and others                   273            246            254
                          ----------------------------------------------
                                $  4,521         $3,955         $3,839
                          ==============================================


Cash paid for income taxes during the years ended December 31, 1995, 1996 and 1997, was $29,200, $108,000 and $192,000, respectively.

                             LRS Acquisition Corp.

3.  FINANCING ARRANGEMENTS

The following summarizes the Company's long-term financing arrangements (in thousands):


                                                                                        DECEMBER 31,
                                                                                   1996              1997
                                                                             ------------------------------------
LOANS PAYABLE TO STOCKHOLDER:
Senior term note payable to SBA (the Series A preferred stockholder, and a member of Liberty, a common stockholder and warrant holder), interest payable monthly at prime plus 1.50% (10.00% at December 31, 1997), principal payments due quarterly of $750 in 1997 and $1,000 thereafter. The note is secured by
   substantially all  of the Company's assets.                                    $16,700          $13,700

Subordinated note payable to SBA, net of unamortized discount of $756 resulting in an effective interest rate of 12% through June 16, 2001, and prime plus
   3.0% thereafter, interest payable quarterly and principal payments of $1,500 due quarterly beginning March 2001. The note is secured by substantially all
   of the Company's assets.                                                        17,028           17,244

Revolving note payable to SBA, with interest payable monthly on advances at prime plus 1.50% (10.00 % at December 31, 1997) and on the unadvanced amount at 0.5% per annum. At December 31, 1996, $2,000 was available for borrowing under the agreement. The note is secured by substantially all of the
   Company's assets.
                                                                                        -              500

LOANS PAYABLE TO BANK AND OTHERS:
Promissory note payable to a commercial bank with interest payable monthly at the lender's reference rate plus 1.00% (9.50% at December 31, 1997), principal payments of $9, plus interest, due monthly through November 2004.
   The note is secured by a deed of trust on the Company's principal facilities
   with a net book value of $3,140.                                                 2,544            2,434

Unsecured note payable,  yearly payments of $13 due through February
   2006                                                                               125              112

Other                                                                                 181               79
                                                                                 -------------------------
                                                                                   36,578           34,069
Less current portion                                                               (3,228)          (4,703)
                                                                                 -------------------------
                                                                                  $33,350          $29,366
                                                                                 =========================

                             LRS Acquisition Corp.

3.  FINANCING ARRANGEMENTS (CONTINUED)

The terms of the Company's loan agreements contain certain restrictive financial and other covenants, including minimum tangible net worth, interest coverage ratio, limitations on lease commitments, capital expenditures and indebtedness as well as distributions to shareholders. At December 31, 1997, the Company was not in compliance with certain of the covenants but was able to obtain a waiver from the respective lender. The waiver granted in 1998 extends through January 1, 1999. The Company does not anticipate satisfying the covenants in 1999; however, as disclosed in Note 11, the loans payable to stockholder of approximately $31 million will be repaid.

Annual maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

          1998                              $   4,703
          1999                                  4,124
          2000                                  4,124
          2001                                  7,824
          2002                                  6,123
          Thereafter                            7,927
                                            ---------
                                              $34,825
                                            =========

4.  COMMITMENTS

LEASES

The Company leases certain automobiles, equipment and its facilities under noncancellable operating lease agreements expiring within one to five years. As of December 31, 1997, annual minimum lease payments under these noncancellable leases with initial terms of one year or more are as follows (in thousands):

        1998                                                $  610
        1999                                                   342
        2000                                                   172
        2001                                                   108
                                                            ------
        Total                                               $1,232
                                                            ======

Total rent expense charged to operations was $906,000, $695,000 and $640,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             LRS Acquisition Corp.

4.  COMMITMENTS (CONTINUED)

ROYALTIES

In connection with the acquisition of certain patented technology, the Company entered into license agreements with the owners of certain patents on various orthodontic devices and such licenses require royalty payments ranging from 3% to 10% of the net sales, after certain adjustments. The Company charged $560,000, $719,000 and $950,000 to operations under these agreements during the years ended December 31, 1995, 1996 and 1997, respectively.

5. STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

The preferred stockholders are entitled to receive preferential and cumulative quarterly dividends at a rate of 8% per annum payable on the sum of the liquidation value plus all accumulated and unpaid dividends thereon. Quarterly dividends on the Series A preferred stock are payable in cash or stock. Series A dividends paid out in cash in 1995, 1996 and 1997 were $253,000, $334,000 and $331,000, respectively.

There were no dividends paid on Series B preferred stock in 1995, 1996 and 1997. Dividends accrued on Series B preferred stock in 1995, 1996, 1997 were $449,000, $484,000 and $546,000, respectively. The preferred shares do not have voting rights.

The preferred stock is subject to mandatory redemption by the Company in the corresponding percentage specified below and at a liquidation value of $1,000 per share plus all accrued and unpaid dividends. At December 31, 1997, the liquidation value of the preferred stock, including accrued but unpaid dividends of $1,712,000 is $11,015,000.


                                                     SPECIFIED
                     SCHEDULED REDEMPTION DATE       PERCENTAGE
                    -------------------------------------------
                         January 2, 2000               33 1/3%
                         January 2, 2001                   50%
                         January 2, 2002                  100%

                             LRS Acquisition Corp.

5. STOCKHOLDERS' EQUITY (CONTINUED)

The preferred stock may be redeemed in the event of a merger or sale of substantially all the assets of the Company.

COMMON STOCK

As long as any preferred stock remains outstanding, the Company shall not, without the prior written consent of the holders of at least 75% of the shares of preferred stock, do any of the following:

           -  pay or declare dividends to the common stock shareholders
           - redeem or purchase any common stock (outside the terms and conditions of the 1994 Stock Plan)
           -  incur debt containing an equity feature

STOCK PLAN

In 1994, the Company adopted the 1994 Stock Plan (the "Stock Plan), under which 800 shares of the Company's common stock were reserved for future issuance. During March 1997, the Board of Directors increased the number of shares reserved under the Plan to 2,800. The Stock Plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees and consultants.

All stock purchase rights expire within thirty days or less from the date the Company made the determination to grant the stock purchase right and grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of employment with the Company for any reason. Once exercised, the stock purchase right holder receives restricted stock. All restricted stock issued under the Stock Plan has been issued at $100 per share. At December 31, 1997, restricted stock issued and outstanding under the Stock Plan totaled 655 shares. At December 31, 1997, 256 shares of restricted stock were unvested and subject to repurchase by the Company.

All options granted under the Stock Plan expire no later than ten years from the date of grant. The options and restricted stock generally vest and become fully exercisable over four years with 37.5% of the shares vesting after 18 months and the remainder ratably over the next 30 months. The exercise price of incentive stock options to employees owning less than 10% of the voting power of all classes of stock of the Company must be equal to at least the fair value on the date of grant. The exercise price of nonstatutory stock options to employees owning less than 10% of the voting power of all classes of stock of the Company must be no less than 85% of the fair value on the date of grant. The exercise price of incentive stock options and nonstatutory stock options to employees or consultants owning more than 10% of the voting power of all classes of stock of the Company must be no less than 110% of the fair value on the date of grant.

                             LRS Acquisition Corp.

5.  STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes stock option and restricted stock activity under the Stock Plan:



                                               OPTIONS       RESTRICTED STOCK
                                             OUTSTANDING       OUTSTANDING
                                          ------------------------------------
Balance at December 31, 1994                          -                 -
   Granted                                            -               300
   Canceled                                           -                 -
                                                 ------------------------
Balance at December 31, 1995                          -               300
   Granted                                            -               548
   Canceled                                           -              (166)
                                                 ------------------------
Balance at December 31, 1996                          -               682
   Granted                                          537                 -
   Canceled                                        (100)              (27)
                                                 ------------------------
Balance at December 31, 1997                        437               655
                                                 ========================


All stock options have been granted at an exercise price of $200 per share. At December 31, 1997, no stock options were exercisable. The weighted average remaining contractual life of the stock options outstanding at December 31, 1997 was 9.25 years.

At December 31, 1997, 1,708 shares were available for future grant under the Stock Plan.

The weighted average fair value per share using the minimum value method of stock options granted in 1997 is $1,952. SFAS 123 requires pro forma information to be disclosed regarding the amount of net income and net income per common share determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS 123. For the purpose of determining such pro forma net income, the fair value of these stock options was estimated as of the date of grant using the minimum value method provided for in SFAS 123 with the following assumptions for 1997: risk-free interest rate of 6%, no annual dividends and an expected option life of five years. The effect of applying the minimum value method of SFAS 123 to stock options granted in 1997 resulted in pro forma net income amounts that are within $10,000 or less of the reported net income. Accordingly, no such pro forma information is presented herein. The pro forma effect determined in 1997 may not be representative of the pro form effect to be reported in future years.

WARRANT

In 1994, in connection with the Company's subordinated loan payable to the stockholder, the Company granted a warrant to purchase 2,000 shares of the Company's common stock at $100 (subject to antidilution adjustments) per share and was determined to have a fair value of $120,000. The warrant is exercisable at any time through June 16, 2004.

                             LRS Acquisition Corp.

5.  STOCKHOLDERS' EQUITY (CONTINUED)

DEFERRED COMPENSATION

During 1997, the Company recorded $830,000 of deferred compensation for stock options granted, representing the difference between the option price and the deemed fair value for financial reporting purposes. The deferred compensation is being amortized over the vesting period, which is four years. Compensation expense of $156,000 was recognized during the year ended December 31, 1997.

6. INCOME TAXES

The significant components of the provision (benefit) for income taxes are as follows (in thousands):


                                   YEARS ENDED DECEMBER 31,
                            1995             1996              1997
                        ---------------------------------------------------
 Current:
   Federal                $     14           $     -         $     51
   Foreign                      68               348              504
   State                         6                 -              157
                        ---------------------------------------------------
                                88               348              712
 Deferred:
   Federal                     245               100              829
   Foreign                       -                 -                -
   State                        72                25               70
                        ---------------------------------------------------
                               317               125              899
                        ---------------------------------------------------
                              $405              $473           $1,611
                        ===================================================


The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:


                                                                         YEARS ENDED DECEMBER 31,
                                                                 1995             1996              1997
                                                          ------------------------------------------------------
     Federal statutory rate                                     35.0%             35.0%            35.0%
     State taxes, net of federal benefit                         3.7               0.2              2.3
     Permanent differences (non-deductible expenses
       and U.S. taxes on foreign distributions)                  5.1               7.2              1.4
     Reduction in valuation allowance on deferred tax
       assets                                                  (17.3)             (6.6)               -
     Tax credits                                                   -              (1.5)            (1.0)
     Foreign earnings at less than U.S.
       statutory rate                                              -             (10.4)               -
     Other                                                       4.8               3.7              0.9
                                                          ------------------------------------------------------
                                                                31.3%             27.6%            38.6%
                                                          ======================================================

                             LRS Acquisition Corp.

6. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are shown below (in thousands):


                                                                     DECEMBER 31,
                                                                1996              1997
                                                          -----------------------------------
Deferred tax assets (liabilities):
   Reserves and allowances                                      $1,009            $1,316
   U.S. net operating loss carryforwards                         1,695               553
   Difference in amortization periods for goodwill                 (61)             (323)
   Excess book depreciation                                        (51)             (102)
   Tax credit carryforwards                                        163               228
   Deferred compensation                                             -               107
   Other                                                            63               140
                                                          -----------------------------------
   Total                                                         2,818             1,919
   Valuation allowance                                             (81)              (81)
                                                          -----------------------------------
   Deferred tax assets, net                                     $2,737            $1,838
                                                          ===================================



At December 31, 1997, the Company had a federal net operating loss carryforward of $1,570,000. The federal carryforward will begin expiring in 2009. The Company also had federal research and development tax credit carryforwards of $61,000, and federal and state alternative minimum tax credits of $82,000 and $4,000, respectively. The federal research and development tax credits will begin to expire in 2011.

7. EMPLOYEE BENEFIT PLAN

Beginning in 1995, the Company sponsors a Defined Contribution Plan (the "Plan") which covers substantially all domestic employees that meet certain age requirements. Employees may contribute up to 10% of their compensation per year (subject to a maximum limit imposed by federal tax law). The Company may make contributions each year at the discretion of the Board of Directors. The contributions charged to operations totaled $194,000, $183,000 and $201,000, for the years ended December 31, 1995, 1996 and 1997, respectively.

                             LRS Acquisition Corp.

8. GEOGRAPHIC INFORMATION

The Company operates in a single industry segment: the design, manufacture and distribution of orthodontic appliances. In the schedule below (in thousands), net sales, income before provision for taxes and total assets are reported based on the location of the Company's facilities. Intercompany transfers are made at arm's length between the various geographic areas.


                                                            YEARS ENDED DECEMBER 31,
                                                         1995         1996          1997
                                                 --------------------------------------------
Net sales:
United States:
   Sales to unaffiliated domestic customers            $25,378      $26,688        $28,420
   Export sales                                         11,200       11,728         14,395
   Interarea transfers                                  (2,455)      (3,060)        (3,709)
                                                 --------------------------------------------
                                                        34,123       35,356         39,106
Europe:
   Sales to unaffiliated domestic customers             10,614       11,200         10,346

Eliminations                                            (3,085)      (3,063)        (4,196)
                                                 --------------------------------------------
Consolidated net sales                                 $41,652      $43,493        $45,256
                                                 ============================================

Income before provision for income taxes:
   United States and Mexico                           $    465    $     660        $ 3,114
   Europe                                                  761          990            992
Corporate expenses and eliminations                         66           62             63
                                                 --------------------------------------------
Consolidated income before income taxes                $ 1,292      $ 1,712        $ 4,169
                                                 ============================================

Total assets:
   United States and Mexico                            $50,191      $47,257        $47,712
   Europe                                                1,865        2,528          3,021
   Eliminations                                         (2,760)      (2,305)        (2,242)
                                                 --------------------------------------------
Consolidated total assets                              $49,296      $47,480        $48,491
                                                 ============================================


9.  SHARES USED IN PER COMMON SHARE COMPUTATIONS

The following table details the shares used for the basic and diluted income per common share computations:


                                                                  YEARS ENDED DECEMBER 31,
                                                           1995             1996              1997
                                                    ------------------------------------------------------
Weighted-average common shares                                7,071             7,250            7,328
                                                    ------------------------------------------------------

Shares used for the basic income per common share             7,071             7,250            7,328

Effect of dilutive securities:
   Nonvested common stock                                         -                 -              417
   Warrants                                                       -                 -            1,953
   Common stock options                                           -                 -              222
                                                    ------------------------------------------------------
                                                                  -                 -            2,592
Shares used for the diluted income per common share
                                                              7,071             7,250            9,920
                                                    ======================================================


                             LRS Acquisition Corp.

10.  LITIGATION

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. It is management's opinion that the likely outcome of any such proceedings and claims would not have a material adverse effect on the Company's future results of operations or financial position.

11.  PROPOSED REORGANIZATION

On January 23, 1998, the Board of Directors entered into an Agreement and Plan of Reorganization with Sybron International Corporation (Sybron) whereby Sybron will acquire all of the outstanding shares of the Company's common and preferred stock in exchange for its common stock. In addition, the loans payable to the SBA will be repaid with cash. If the loans were repaid as of December 31, 1997, the unamortized debt issue costs and debt discount totaling $1,205,000 (approximately $723,000, net of tax) would have been written-off as an extraordinary item. The transaction is subject to the approval of the Company's stockholders.

                                                                  APPENDIX A





                      AGREEMENT AND PLAN OF REORGANIZATION




                                  BY AND AMONG




                        SYBRON INTERNATIONAL CORPORATION,




                            NORMANDY ACQUISITION CO.,




                              LRS ACQUISITION CORP.




                                       AND




                       LIBERTY PARTNERS HOLDINGS 5, L.L.C.




                          DATED AS OF JANUARY 23, 1998

                                TABLE OF CONTENTS

RECITALS                                                                  A-8


ARTICLE I
DEFINITIONS

1.1          AC                                                           A-8
1.2          ACIE                                                         A-8
1.3          AC Europe                                                    A-8
1.4          AC GmbH                                                      A-8
1.5          AC MEXICO                                                    A-8
1.6          AC Netherlands                                               A-8
1.7          Accounts                                                     A-8
1.8          ACQUISITION                                                  A-8
1.9          Affiliate                                                    A-9
1.10         Affiliate Letter                                             A-9
1.11         Agreement                                                    A-9
1.12         Average Sybron Stock Price                                   A-9
1.13         Buildings                                                    A-9
1.14         Business                                                     A-9
1.15         CERCLA                                                       A-9
1.16         Certain Indebtedness                                         A-9
1.17         Certificate of Merger                                        A-9
1.18         Closing                                                      A-9
1.19         Closing Balance Sheet                                        A-9
1.20         Closing Date                                                 A-9
1.21         Closing Merger Price                                         A-9
1.22         Code                                                         A-9
1.23         Common Equity Merger Price                                  A-10
1.24         Confidentiality Agreement                                   A-10
1.25         Contract                                                    A-10
1.26         Damages                                                     A-10
1.27         DGCL                                                        A-10
1.28         Disclosure Schedule                                         A-10
1.29         Disclosure Schedule Change                                  A-10
1.30         Dissenting Shares                                           A-10
1.31         Distributed Shares                                          A-10
1.32         EBITDA                                                      A-10
1.33         Effective Time of Merger                                    A-10
1.34         Employee Benefit Plans                                      A-10
1.35         Environmental Claim                                         A-10
1.36         Environmental Laws                                          A-10
1.37         Environmental Release                                       A-11
1.38         Equipment                                                   A-11
1.39         ERISA                                                       A-11
1.40         Escrow Account                                              A-11
1.41         Escrow Agent                                                A-11
1.42         Escrow Agreement                                            A-11
1.43         Exchange Agent                                              A-11
1.44         Exchange Agreement                                          A-11

1.45         Exchange Fund                                               A-11
1.46         Existing Contracts                                          A-11
1.47         Existing Indebtedness                                       A-11
1.48         Existing Insurance Policies                                 A-11
1.49         Existing Investments                                        A-11
1.50         Existing Liens                                              A-12
1.51         Existing Litigation                                         A-12
1.52         Existing Plans                                              A-12
1.53         Existing Real Estate                                        A-12
1.54         Expenses                                                    A-12
1.55         FDA Laws                                                    A-12
1.56         Financial Information                                       A-12
1.57         GAAP                                                        A-12
1.58         Gross Merger Price                                          A-12
1.59         Hazardous Materials                                         A-12
1.60         Holdback Participants                                       A-12
1.61         Holdback Shares                                             A-12
1.62         HSR Act                                                     A-12
1.63         Indebtedness                                                A-12
1.64         Intangible Assets                                           A-13
1.65         Inventory                                                   A-13
1.66         Investment                                                  A-13
1.67         IRS                                                         A-13
1.68         Knowledge of LRS                                            A-13
1.70         LRS Certificates                                            A-13
1.71         LRS Closing Certificate                                     A-13
1.72         LRS Common Stock                                            A-13
1.73         LRS Companies                                               A-13
1.74         LRS Counsel Opinions                                        A-13
1.75         LRS Material Adverse Effect                                 A-13
1.76         LRS October Balance Sheet                                   A-14
1.77         LRS Options                                                 A-14
1.78         LRS Optionholders                                           A-14
1.79         LRS Preferred Stock                                         A-14
1.80         LRS Representatives                                         A-14
1.81         LRS Special Meeting                                         A-14
1.82         LRS Stockholders                                            A-14
1.83         LRS Warrant                                                 A-14
1.84         LRS Warrantholder                                           A-14
1.85         Law                                                         A-14
1.86         Lien                                                        A-14
1.87         Merger                                                      A-14
1.88         Net Equity Merger Price                                     A-14
1.89         Nonvested Restricted Share Value                            A-14
1.90         Nonvested Restricted Shares                                 A-14
1.91         Option Value                                                A-15
1.92         Permits                                                     A-15
1.93         Permitted Liens                                             A-15
1.94         Person                                                      A-15
1.95         Preferred Stock Value                                       A-15
1.96         Product Liability Matters                                   A-15
1.97         Product Warranty Claims                                     A-15
1.98         Proxy Statement                                             A-15
1.99         Records                                                     A-15

1.100        Registration Rights Agreement                               A-15
1.101        Registration Statement                                      A-15
1.102        SEC                                                         A-15
1.103        Securities Act                                              A-15
1.104        Subsidiary                                                  A-16
1.105        Surviving Corporation                                       A-16
1.106        SYBRON                                                      A-16
1.107        Sybron Closing Certificate                                  A-16
1.108        Sybron Counsel Opinion                                      A-16
1.109        Sybron Stock                                                A-16
1.110        Sybron SEC Reports                                          A-16
1.111        Tax Opinion Letter                                          A-16
1.112        Total Shares Deemed Outstanding                             A-16
1.113        Warrant Price                                               A-16
1.114        Year 2000 Compliant                                         A-16

ARTICLE II
THE MERGER; OTHER AGREEMENTS

2.1          The Merger                                                  A-17
2.2          Effective Time of Merger                                    A-17
2.3          Certificate of Incorporation of Surviving Corporation       A-17
2.4          Bylaws of Surviving Corporation                             A-17
2.5          Directors and Officers of Surviving Corporation             A-17
2.6          Conversion of LRS Common Stock, LRS Preferred Stock, and
               ACQUISITION Common Stock                                  A-17
2.7          LRS Options; LRS Warrant                                    A-18
2.8          Exchange of LRS Certificates                                A-18
2.9          Sybron Stock Price                                          A-20
2.10         Stock Transfer Books                                        A-20
2.11         Reorganization; Pooling                                     A-20
2.12         Dissenters' Rights                                          A-20

ARTICLE III
OTHER AGREEMENTS

3.1          Gross Merger Price Adjustments                              A-21
3.2          Registration Statement                                      A-21
3.3          Approval of LRS Stockholders and LRS Optionholders          A-21
3.4          Access                                                      A-22
3.5          Disclosure Schedule                                         A-22
3.6          Duties Concerning Representations                           A-23
3.7          Deliveries of Information; Consultation                     A-23
3.8          Affiliates; Accounting and Tax Treatment                    A-23
3.9          Letters of Accountants                                      A-23
3.10         Legal Conditions to Merger                                  A-23
3.11         Stock Exchange Listing                                      A-24
3.12         Public Announcements                                        A-24
3.13         Expenses                                                    A-24
3.14         HSR Act                                                     A-24
3.15         Other Payments at Closing                                   A-24
3.16         OFP Agreement                                               A-25

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LRS

4.1          Organization; Business                                      A-25
4.2          Capitalization                                              A-25
4.3          Authorization; Enforceability                               A-26
4.4          No Violation or Conflict                                    A-27
4.5          Assets                                                      A-27
4.6          Litigation                                                  A-27
4.7          Financial Information; Books and Records                    A-27
4.8          Absence of Certain Changes                                  A-28
4.9          Buildings                                                   A-29
4.10         Existing Contracts                                          A-30
4.11         Performance of Contracts; Business Relationships            A-30
4.12         Existing Insurance Policies                                 A-31
4.13         Employee Benefit Plans                                      A-31
4.14         No Violation of Law                                         A-32
4.15         Brokers                                                     A-32
4.16         Taxes                                                       A-32
4.17         Intangible Assets                                           A-33
4.18         Product Matters                                             A-33
4.19         Investments                                                 A-34
4.20         Labor Matters                                               A-34
4.21         Indebtedness                                                A-34
4.22         Permits                                                     A-34
4.23         Disclosure                                                  A-34
4.24         Information Supplied                                        A-34
4.25         Vote Required                                               A-35
4.26         Accounting Matters                                          A-35
4.27         Environmental Matters                                       A-35
4.28         Accounts                                                    A-36
4.29         Product Specifications                                      A-36
4.30         Distributors; Manufacturer's Representatives                A-36
4.31         Transactions with Related Parties                           A-37
4.32         Year 2000 Compliance                                        A-37

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
SYBRON AND ACQUISITION

5.1          Organization                                                A-37
5.2          Capitalization                                              A-37
5.3          Authorization; Enforceability                               A-38
5.4          No Violation or Conflict                                    A-38
5.5          Litigation                                                  A-38
5.6          SYBRON SEC Reports                                          A-38
5.7          Disclosure                                                  A-39
5.8          Information Supplied                                        A-39
5.9          Brokers                                                     A-39
5.10         No Adverse Change                                           A-39

ARTICLE VI
CONDUCT OF BUSINESS BY THE LRS COMPANIES
PENDING THE MERGER

6.1          Carry on in Ordinary Course                                  A-39
6.2          Use of Assets                                                A-39
6.3          No Default                                                   A-39
6.4          Existing Insurance Policies                                  A-39
6.5          Employment Matters                                           A-39
6.6          Contracts                                                    A-40
6.7          Indebtedness; Investments                                    A-40
6.8          Preservation of Relationships                                A-40
6.9          Compliance with Laws                                         A-40
6.10         Taxes                                                        A-40
6.11         Amendments                                                   A-40
6.12         Dividends; Redemptions; Issuance of Stock                    A-40

ARTICLE VII
CERTAIN MATTERS PENDING THE CLOSING

7.1          Consents and Approvals                                       A-40
7.2          Exclusive Dealing                                            A-40
7.3          Cooperation                                                  A-40
7.4          Exchange Agreement                                           A-41

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
SYBRON AND ACQUISITION

8.1          Compliance with Agreement                                    A-41
8.2          Proceedings and Instruments Satisfactory                     A-41
8.3          No Litigation                                                A-41
8.4          Representations and Warranties of LRS                        A-41
8.5          No LRS Material Adverse Effect                               A-41
8.6          Approval of LRS Stockholders; Certificate of Merger          A-41
8.7          Deliveries at Closing                                        A-42
8.8          Other Documents                                              A-42
8.9          Certain Approvals                                            A-42
8.10         Listing                                                      A-43
8.11         Closing Balance Sheet                                        A-43
8.12         Accountant Letters                                           A-43
8.13         Pooling Treatment                                            A-43
8.14         Fractional Shares                                            A-43
8.15         Consents                                                     A-43
8.16         Other Conditions                                             A-43

ARTICLE IX
CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF LRS

9.1          Compliance with Agreement                                    A-44
9.2          Proceedings and Instruments Satisfactory                     A-44
9.3          No Litigation                                                A-44
9.4          Representations and Warranties of SYBRON and ACQUISITION     A-44

9.5          Approval of LRS Stockholders; Certificate of Merger          A-44
9.6          Deliveries at Closing                                        A-44
9.7          Other Documents                                              A-44
9.8          Certain Approvals                                            A-45
9.9          Tax Opinion                                                  A-45
9.10         Accountant Letters                                           A-45
9.11         No Material Adverse Change                                   A-45
9.12         Listing                                                      A-45
9.13         Closing Balance Sheet                                        A-45

ARTICLE X
TERMINATION; INDEMNIFICATION; MISCELLANEOUS


10.1         Termination                                                  A-45
10.2         Rights on Termination; Waiver                                A-46
10.3         Indemnity by LRS                                             A-46
10.4         Indemnity by SYBRON                                          A-48
10.5         Exclusivity and Survival of Representations and Warranties   A-49
10.6         Entire Agreement; Amendment                                  A-49
10.7         Governing Law                                                A-49
10.8         Assignment                                                   A-49
10.9         Notices                                                      A-49
10.10        Counterparts; Headings                                       A-50
10.11        Interpretation                                               A-50
10.12        Severability                                                 A-50
10.13        Specific Performance                                         A-50
10.14        No Reliance                                                  A-50
10.15        Further Assurances                                           A-51
10.16        LRS Representative                                           A-51
10.17        Directors' and Officers' Liability Coverage                  A-51
10.18        Tax Matters                                                  A-51
10.19        Severance Matters                                            A-52

SIGNATURES                                                                A-53

CERTIFICATIONS                                                            A-54

                                   EXHIBITS

1            Form of Affiliate Letter                                     A-55
2            Form of Certificate of Merger                                A-58
3            Form of Escrow Agreement                                     A-59
4            Form of Exchange Agreement                                   A-70
5            Form of LRS Closing Certificate                              A-77
6            Forms of LRS Counsel Opinions                                A-79
7            Form of Tax Opinion Letter                                   A-91
8            Form of Registration Rights Agreement                       A-101
9            Form of Sybron Closing Certificate                          A-109
10           Form of Sybron Counsel Opinion                              A-110
11           Other Payments                                              A-113

                      AGREEMENT AND PLAN OF REORGANIZATION



             THIS AGREEMENT AND PLAN OF REORGANIZATION is made as of this 23rd day of January, 1998 by and among Sybron International Corporation ("SYBRON"), Normandy Acquisition Co.("ACQUISITION"), LRS Acquisition Corp. ("LRS"), and Liberty Partners Holdings 5, L.L.C. (the "LRS Warrantholder").

                                    RECITALS

             WHEREAS, LRS, through its wholly owned subsidiaries, "A" Company Orthodontics and its affiliates, is engaged in the ownership and operation of its business, which comprises the design, manufacture, marketing, and distribution of orthodontic appliances and products; and

             WHEREAS, ACQUISITION is a wholly owned subsidiary of SYBRON; and

             WHEREAS, SYBRON desires to acquire LRS through the merger of ACQUISITION into LRS, whereupon all of the outstanding shares of capital stock of LRS will be converted into shares of SYBRON common stock, and through the other transactions described herein.

             NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I

                                   DEFINITIONS


             When used in this Agreement, the following terms shall have the meanings specified:

         1.1 "AC" shall mean "A" Company Orthodontics, a wholly owned subsidiary of LRS.


         1.2 "ACIE" shall mean A Company International Export, Inc., a wholly owned subsidiary of LRS.


         1.3 "AC Europe" shall mean "A" Company Europe B.V., a wholly owned subsidiary of AC Netherlands.

         1.4 "AC GmbH" shall mean "A" Company GmbH, a wholly owned subsidiary of AC.


         1.5 "AC MEXICO" shall mean Maquiladora ACI-MEX S.A. de C.V., which is, but for one director's qualifying share, a wholly owned subsidiary of AC.

         1.6 "AC Netherlands" shall mean "A" Orthodontics BV, a wholly-owned subsidiary of AC.

         1.7 "Accounts" shall mean all accounts receivable, notes and associated rights owned by any of the LRS Companies.

         1.8 "ACQUISITION" shall mean Normandy Acquisition Co., a Delaware corporation and a wholly owned subsidiary of SYBRON.

         1.9 "Affiliate" shall mean a Person who is an affiliate of LRS for purposes of Rule 145 under the Securities Act, as identified in the Disclosure Schedule.

         1.10 "Affiliate Letter" shall mean a letter from each Affiliate in substantially the form of EXHIBIT 1 attached to this Agreement.

         1.11 "Agreement" shall mean this Agreement and Plan of Reorganization, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

         1.12 "Average Sybron Stock Price" shall mean the average of the closing sale price per share of SYBRON Common Stock as reported on the New York Stock Exchange - Composite Transactions on each of the thirty (30) consecutive trading days ending with the fifth trading day prior to the Closing Date, as adjusted to reflect any stock split described in Section 5.2(a) hereof.

         1.13 "Buildings" shall mean all buildings, fixtures, structures and improvements used by any of the LRS Companies and located on the Existing Real Estate.

         1.14 "Business" shall mean the design, manufacture, marketing, and distribution of orthodontic appliances and products by the LRS Companies as presently conducted.

         1.15 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. ss. 9601, et seq., and the rules, regulations and orders promulgated thereunder.

         1.16 "Certain Indebtedness" shall mean the Indebtedness of the LRS Companies to the State Board of Administration of Florida, plus accrued and unpaid interest thereon and any prepayment penalties and/or fees related thereto.

         1.17 "Certificate of Merger" shall mean the Certificate of Merger substantially in the form of EXHIBIT 2 to this Agreement.

         1.18 "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, Milwaukee, Wisconsin, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

         1.19 "Closing Balance Sheet" shall mean a consolidated balance sheet of LRS prepared in accordance with GAAP (except as otherwise provided in Section 3.1(b) hereof), as described in Section 3.1(b) hereof.

         1.20 "Closing Date" shall mean the later of:

              (a)    March 15, 1998; or

              (b) the date that is five (5) business days after all of the conditions to Closing set forth in Articles VIII and IX of this Agreement have been satisfied or waived, other than those conditions to be accomplished at Closing; or

              (c) such other date as SYBRON and LRS may mutually agree to in writing.

         1.21 "Closing Merger Price" shall mean the sum, calculated as of the Effective Time of Merger, of the Gross Merger Price, plus all cash and cash equivalents of the LRS Companies, less the amount of the Certain Indebtedness.

         1.22 "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

         1.23 "Common Equity Merger Price" shall mean, for each share of LRS Common Stock (other than Nonvested Restricted Shares), the Net Equity Merger Price divided by the Total Shares Deemed Outstanding.

         1.24 "Confidentiality Agreement" shall mean the letter agreement between SYBRON and AC dated June 23, 1997 as modified by subsequent correspondence between the parties and Section 3.12 of this Agreement.

         1.25 "Contract" shall mean any contract, agreement, or commitment, whether written or oral.

         1.26 "Damages" shall have the meaning set forth in Section 10.3 hereof.


         1.27 "DGCL" shall mean the Delaware General Corporation Law, as in effect on the date of this Agreement and amended from time to time hereafter.

         1.28 "Disclosure Schedule" shall mean the Disclosure Schedule dated the date hereof delivered by LRS to SYBRON upon execution of this Agreement, as the same may be updated prior to Closing as described in Section 3.5 hereof.

         1.29 "Disclosure Schedule Change" shall have the meaning set forth in
Section 3.5(b) of this Agreement.

         1.30 "Dissenting Shares" shall have the meaning set forth in Section
2.12 of this Agreement.


         1.31 "Distributed Shares" shall have the meaning set forth in Section 2.8(b)(ii) of this Agreement.

         1.32 "EBITDA" shall mean LRS's consolidated net income (computed in accordance with GAAP, except that adjustments pertaining to periods other than the calendar year ended December 31, 1997, Expenses, and all nonoperating, nonrecurring and extraordinary gains, losses and expenses (including those set forth in Section 1.32 of the Disclosure Schedule as exceptions to the EBITDA calculation) shall not be charged or credited in the calculation of LRS's consolidated net income) before interest, income taxes, depreciation, and amortization.

         1.33 "Effective Time of Merger" shall have the meaning set forth in
Section 2.2 of this Agreement.

         1.34 "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of any of the LRS Companies.

         1.35 "Environmental Claim" shall mean any and all written administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, investigations, or written notices of noncompliance or violation by any Person alleging penalties, fines or forfeitures, damage to property, personal or bodily injury, or damage, injury or other adverse effect on the environment, or potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, or Environmental Release or threatened Environmental Release, of any Hazardous Materials from or at any location, whether or not owned by any LRS Company; or (ii) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iv) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence, Environmental Release or threatened Environmental Release of any Hazardous Materials.

         1.36 "Environmental Laws" shall mean all Laws (including, without limitation, CERCLA) and regulatory policies (having the force or effect of Law) relating to the protection of human health or the environment

(including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; including without limitation: (i) the Resource Conservation and Recovery Act, 42 U.S.C.A. ss. 6901, et seq., and the rules, regulations and orders promulgated thereunder; (ii) CERCLA; (iii) the Clean Water Act, 33 U.S.C. ss. 1251, et seq., and the rules, regulations and orders promulgated thereunder; (iv) the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and the rules, regulations and orders promulgated thereunder; (v) the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., and the rules, regulations and orders promulgated thereunder;
(vi) the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., and the rules, regulations and orders promulgated thereunder; (vii) the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., and the rules, regulations, and orders promulgated thereunder; and (viii) any other applicable U.S. federal, state, local, or other statutes or Laws, and the rules, regulations, and orders promulgated thereunder; in each case as such Laws and regulatory policies were enacted or adopted prior to and in effect on the Closing Date.

         1.37 "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, sewer system, groundwater or property.

         1.38 "Equipment" shall mean all boilers, computers, construction in progress, dies, equipment, fixtures, furniture, furnishings, jigs, machine tools, molds, motor vehicles, office equipment, parts, patterns, tooling and, except for Inventory, all other items of tangible personal property owned by any of the LRS Companies which are either presently used, or are used on the Closing Date, by any of the LRS Companies in the conduct of its business.

         1.39 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time, and the regulations promulgated thereunder.

         1.40 "Escrow Account" shall mean the escrow account established pursuant to the Escrow Agreement into which shares of Sybron Stock will be deposited in the manner described in Section 2.8(f) hereof.

         1.41 "Escrow Agent" shall mean State Street Bank and Trust Company.

         1.42 "Escrow Agreement" shall mean the Escrow Agreement among SYBRON, the LRS Representatives, and the Escrow Agent in substantially the form of
EXHIBIT 3 attached hereto.

         1.43 "Exchange Agent" shall mean BankBoston, N.A.

         1.44 "Exchange Agreement" shall mean the Exchange Agreement among SYBRON, the LRS Representatives, and the Exchange Agent in substantially the form of EXHIBIT 4 attached hereto.

         1.45 "Exchange Fund" shall have the meaning set forth in Section 2.8(a) of this Agreement.

         1.46 "Existing Contracts" shall mean those Contracts to which any of the LRS Companies is a party which are listed in the Disclosure Schedule.

         1.47 "Existing Indebtedness" shall mean all Indebtedness of each of the LRS Companies, all of which is listed in the Disclosure Schedule.

         1.48 "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by any of the LRS Companies, all of which are listed in the Disclosure Schedule.

         1.49 "Existing Investments" shall mean all Investments of each of the LRS Companies, all of which are listed in the Disclosure Schedule.

         1.50 "Existing Liens" shall mean all Liens attaching to any of the assets and properties of any of the LRS Companies on the date of this Agreement, all of which are listed in the Disclosure Schedule.

         1.51 "Existing Litigation" shall mean all pending or, to the Knowledge of LRS, threatened lawsuits, tax audit inquiries, workers compensation claims, litigation, arbitration proceedings, governmental proceedings, and legal actions of any kind against any of the LRS Companies, all of which are listed and briefly described in the Disclosure Schedule.

         1.52 "Existing Plans" shall mean all Employee Benefit Plans of each of the LRS Companies, all of which are listed in the Disclosure Schedule.

         1.53 "Existing Real Estate" shall mean those interests in real property described in the Disclosure Schedule.

         1.54 "Expenses" shall have the definition specified in Section 3.13 of this Agreement.

         1.55 "FDA Laws" shall mean all Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any device, food, drug, cosmetic or household product or material.

         1.56 "Financial Information" shall mean (a) the audited consolidated and unaudited consolidating financial statements of LRS for the fiscal years ended December 31, 1995 and 1996 and the unaudited consolidated and consolidating financial statements of LRS for the nine-month interim periods ended September 30, 1997 and 1996, and the ten-month interim period ended October 31, 1997; (b) upon delivery, the Closing Balance Sheet and the LRS unaudited (or, if available by Closing, audited) consolidated and consolidating financial statements for the fiscal year ended December 31, 1997; (c) the books and records of account of the LRS Companies; and (d) all other financial information relating to the financial condition of the Business delivered or to be delivered by LRS to SYBRON pursuant to this Agreement.

         1.57 "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with past practices used in the preparation of LRS's audited historical financial statements.

         1.58 "Gross Merger Price" shall mean One Hundred Twenty Million Dollars ($120,000,000) less the amount of the payments, to the extent paid, as set forth on EXHIBIT 11 hereto, subject to adjustment as of the Closing pursuant to Sections 2.7(a), 3.1(a) and (b), and after the Closing pursuant to Sections 10.3 and 10.4 of this Agreement.

         1.59 "Hazardous Materials" shall mean any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including, without limitation, asbestos, formaldehyde, polychlorinated biphenyls, radioactive materials, waste oil and other petroleum products, and any other such substances which constitute a nuisance or hazard to the environment or to the public health, safety, or welfare.

         1.60 "Holdback Participants" shall mean those Persons identified in
Section 1.60 of the Disclosure Schedule as Holdback Participants for purposes of
Section 2.8(b)(ii) h) hereof.

         1.61 "Holdback Shares" shall have the meaning set forth in Section 2.8(b)(ii) of this Agreement.

         1.62 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

         1.63 "Indebtedness" shall mean any liability or obligation of any of the LRS Companies, whether primary or secondary, or absolute or contingent:

              (a) for borrowed money; or

              (b) evidenced by notes, bonds, debentures or similar instruments;
or

              (c) secured by Liens on any assets of any of the LRS Companies.

         1.64 "Intangible Assets" shall mean all of the intangible assets owned or used by any LRS Company in the Business, including but not limited to trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, trademarks, trade designations, service marks, trade names, patents, copyrights, applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, telephone number(s), and related rights.

         1.65 "Inventory" shall mean all of the LRS Companies' inventories of raw materials and supplies, spare parts, work in process, and finished goods.

         1.66 "Investment" by any of the LRS Companies shall mean:

              (a) any transfer or delivery of cash, stock or other property or thing of value in exchange for indebtedness, stock or any other security of another Person;

              (b) any loan or advance to, or capital contribution in, any other Person;

              (c) any guaranty or assumption of any liability or obligation of any other Person; and

              (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business.

         1.67 "IRS" shall mean the Internal Revenue Service.

         1.68 "Knowledge of LRS" shall mean (a) the actual knowledge of Michael Kluger and Robert Stockman, and (b) the actual knowledge of any one or more of the following named Persons following a reasonable inquiry made by such Persons in connection with the transactions contemplated by this Agreement or knowledge that any one or more of the following Persons should have acquired after reasonable inquiry if reasonable inquiry by such Persons is not conducted:
Gordie Nye, David Milner and Andrew Futey.

         1.69 "LRS" shall mean LRS Acquisition Corp., a Delaware corporation.

         1.70 "LRS Certificates" shall have the meaning set forth in Section 2.8(b) of this Agreement.

         1.71 "LRS Closing Certificate" shall mean the Closing Certificate of LRS in substantially the form of EXHIBIT 5 attached to this Agreement.

         1.72 "LRS Common Stock" shall mean all of the issued and outstanding shares of common stock, par value $.01 per share, of LRS, including the Nonvested Restricted Shares.

         1.73 "LRS Companies" shall mean LRS, AC, ACIE, AC Europe, AC GmbH, AC Netherlands, and AC Mexico.

         1.74 "LRS Counsel Opinions" shall mean the opinions to SYBRON of Kirkland & Ellis and other counsel (reasonably acceptable to Sybron) in substantially the forms attached to this Agreement as EXHIBIT 6.

         1.75 "LRS Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business or results of operations of the LRS Companies, taken as a whole.

         1.76 "LRS October Balance Sheet" shall mean the unaudited consolidated balance sheet of LRS as of October 31, 1997.

         1.77 "LRS Options" shall mean all of the issued and outstanding options for LRS Common Stock granted under the LRS Acquisition Corp. 1994 Stock Plan, as described in the Disclosure Schedule.

         1.78 "LRS Optionholders" shall mean all Persons owning LRS Options on the relevant date.

         1.79 "LRS Preferred Stock" shall mean all of the issued and outstanding shares of LRS Series A and Series B Preferred Stock, par value $1.00 per share.

         1.80 "LRS Representatives" shall mean the Persons serving as the representatives and agents of the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder pursuant to Section 10.16 hereto.

         1.81 "LRS Special Meeting" shall mean a special meeting of the LRS Stockholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

         1.82 "LRS Stockholders" shall mean all Persons owning shares of LRS Common Stock or LRS Preferred Stock on the relevant date.

         1.83 "LRS Warrant" shall mean the LRS Acquisition Corp. Common Stock Purchase Warrant dated June 16, 1994 issued to the LRS Warrantholder.

         1.84 "LRS Warrantholder" shall mean the holder of the LRS Warrant, which is Liberty Partners Holdings 5, L.L.C.

         1.85 "Law" shall mean any common law or federal, state, local, or other law, or any governmental rule, regulation, or requirement of any kind having the force or effect of Law, including any orders promulgated thereunder and any final orders, decrees, policies, consents or judgments of any regulatory agencies, courts or other Persons.

         1.86 "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, restriction, reservation, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind whether imposed by Law, by contract or otherwise; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         1.87 "Merger" shall mean the merger of ACQUISITION with and into LRS pursuant to this Agreement.

         1.88 "Net Equity Merger Price" shall mean an amount equal to the excess of (a) the sum of (i) the Closing Merger Price, plus (ii) the exercise price of the LRS Warrant, plus (iii) 90% of the aggregate exercise price of all LRS Options (except for those which have not consented to the transaction), minus
(iv) 10% of the aggregate original purchase prices for the Nonvested Restricted Shares, over (b) the aggregate amount of the Preferred Stock Value for all of the LRS Preferred Stock.

         1.89 "Nonvested Restricted Share Value" shall mean the fair market value of each Nonvested Restricted Share as of the Effective Time of Merger which shall be an amount equal to the sum of (a) the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be 0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, plus (b) 10% of the original purchase price for such Nonvested Restricted Share.

         1.90 "Nonvested Restricted Shares" shall mean the shares of LRS Common Stock issued pursuant to Section 11 of the LRS Acquisition Corp. 1994 Stock Plan that have not vested as of the Closing Date.

         1.91 "Option Value" shall mean the fair market value of each LRS Option as of the Effective Time of Merger calculated by multiplying (a) the excess of
(i) an amount equal to the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be 0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, over (ii) 90% of the per share exercise price of such LRS Option, by (b) the number of shares of LRS Common Stock issuable upon exercise of such LRS Option (assuming 100% vesting).

         1.92 "Permits" shall mean those material permits, licenses, and governmental authorizations of the LRS Companies required for the conduct of the Business as presently conducted, all of which are listed in the Disclosure Schedule.

         1.93 "Permitted Liens" shall mean: (i) imperfections of title, if any, none of which individually or in the aggregate materially detracts from the value or impairs the use of any asset subject thereto; (ii) lessor's, materialmen's, mechanics', warehousemen's, carriers', repairmen's, or other like liens arising in the ordinary course of Business for amounts not yet due and which are not individually or in the aggregate material to the assets or properties of the relevant LRS Company; (iii) liens for current taxes not yet due; (iv) statutory liens incurred or deposits made in the ordinary course of Business in connection with workers' compensation, unemployment insurance or other types of social security; and (v) those of the Existing Liens which are expressly noted as Permitted Liens in the Disclosure Schedule.

         1.94 "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, association, governmental entity, agency or branch or department thereof, or any other legal entity.

         1.95 "Preferred Stock Value" shall mean, for each share of LRS Preferred Stock, $1,000 per share plus all accrued and unpaid dividends thereon (whether or not they have been declared) as of the Effective Time of Merger.

         1.96 "Product Liability Matters" shall mean any and all liabilities or obligations or damages of any kind for death, disease, or injury to persons, businesses, or property relating to products produced, distributed, sold, or shipped by any LRS Company prior to the Effective Time of Merger.

         1.97 "Product Warranty Claims" shall mean all claims for breach of express or implied warranties (other than Product Liability Matters) for any products produced, distributed, sold, or shipped by any LRS Company prior to the Effective Time of Merger.

         1.98 "Proxy Statement" shall mean the proxy statement of LRS to be distributed to the LRS Stockholders in connection with the LRS Special Meeting and the approval of the Merger by the LRS Stockholders, which shall also constitute the prospectus of SYBRON filed as a part of the Registration Statement.

         1.99 "Records" shall mean all books, documents and records owned or used by the LRS Companies, including but not limited to personnel, medical and accounting records, tax records, minute and stock record books, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

         1.100 "Registration Rights Agreement" shall mean the registration rights agreement in substantially the form of EXHIBIT 8 attached to this Agreement.

         1.101 "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by SYBRON in connection with the Merger for purposes of registering the shares of Sybron Stock to be issued in the Merger pursuant to Article II of this Agreement.

         1.102 "SEC" shall mean the Securities and Exchange Commission.

         1.103 "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.





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         1.104 "Subsidiary" shall mean any corporation, a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

         1.105 "Surviving Corporation" shall have the meaning set forth in
Section 2.1 of this Agreement.

         1.106 "SYBRON" shall mean Sybron International Corporation, a Wisconsin corporation.

         1.107 "Sybron Closing Certificate" shall mean the Closing Certificate of SYBRON in substantially the form of EXHIBIT 9 attached to this Agreement.

         1.108 "Sybron Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of EXHIBIT 10 attached to this Agreement.

         1.109 "Sybron Stock" shall mean shares of the common stock, par value $0.01 per share, of SYBRON.

         1.110 "Sybron SEC Reports" shall mean the following documents filed by SYBRON with the SEC:

               (a) Reports on Form 10-Q for the quarters ended June 30, 1997, March 31, 1997 and December 31, 1996;

               (b) Reports on Form 10-K for the years ended September 30, 1997, 1996, 1995, and 1994;

               (c) Proxy Statements dated December 23, 1997, December 20, 1996, December 19, 1995 and December 16, 1994;

               (d) Report on Form 8-K dated April 25, 1997; and

               (e) all documents filed after the date of this Agreement and prior to the Effective Time of Merger pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         1.111 "Tax Opinion Letter" shall mean the opinion letter of Quarles & Brady, including the supporting representations to Quarles & Brady, in substantially the form of EXHIBIT 7 attached to this Agreement.

         1.112 "Total Shares Deemed Outstanding" shall mean, as of the Closing Date, the sum of (i) the number of shares of LRS Common Stock (other than Nonvested Restricted Shares), plus (ii) .72 multiplied by the number of Nonvested Restricted Shares, plus (iii) .72 multiplied by the number of shares of LRS Common Stock issuable upon exercise of all LRS Options (assuming 100% vesting), plus (iv) the number of shares of LRS Common Stock issuable upon exercise of the LRS Warrant.

         1.113 "Warrant Price" shall mean the fair market value of the LRS Warrant as of the Effective Time of Merger calculated by (a) multiplying the Net Equity Merger Price by a fraction, the numerator of which shall be the number of shares of LRS Common Stock issuable upon exercise of the LRS Warrant and the denominator of which shall be the Total Shares Deemed Outstanding, and (b) subtracting therefrom the aggregate exercise price of the LRS Warrant.

         1.114 "Year 2000 Compliant" shall have the meaning set forth in Section
4.31 of this Agreement.










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                                   ARTICLE II

                          THE MERGER; OTHER AGREEMENTS

         2.1 The Merger. This Agreement provides for the merger of ACQUISITION with and into LRS, whereby the LRS Common Stock, the LRS Options (except as otherwise provided in Section 2.7(a)), the LRS Warrant, and the LRS Preferred Stock will be converted into or exchanged for shares of Sybron Stock as described in this Agreement. As of the Effective Time of Merger, ACQUISITION will be merged with and into LRS, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware, and the separate existence of ACQUISITION shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the DGCL.

         2.2 Effective Time of Merger. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII and Article IX of this Agreement and ACQUISITION and LRS will cause the Certificate of Merger to be executed, delivered and filed with the Delaware Secretary of State. The Merger shall become effective on the date and at the time of the filing of the Certificate of Merger with the Delaware Secretary of State, or such other date and time specified in the Certificate of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger".

         2.3 Certificate of Incorporation of Surviving Corporation. The Amended and Restated Certificate of Incorporation of LRS as in effect immediately prior to the Effective Time of Merger shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until amended in accordance with Law.

         2.4 Bylaws of Surviving Corporation. The Bylaws of LRS as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

         2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of ACQUISITION immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

         2.6 Conversion of LRS Common Stock, LRS Preferred Stock, and ACQUISITION Common Stock. At the Effective Time of Merger, and without any action on the part of the holders of the LRS Common Stock, LRS Preferred Stock, and ACQUISITION Common Stock:

             (a) Each share of LRS Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger shall be converted into that number of shares of Sybron Stock as is equal to (i) the applicable Preferred Stock Value for such share of LRS Preferred Stock, divided by (ii) the Average Sybron Stock Price; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

             (b) Each share of LRS Common Stock issued and outstanding immediately prior to the Effective Time of Merger (other than the Nonvested Restricted Shares) shall be converted into that number of shares of Sybron Stock as is equal to (i) the Common Equity Merger Price, divided by (ii) the Average Sybron Stock Price; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

             (c) Each Nonvested Restricted Share issued and outstanding immediately prior to the Effective Time of Merger shall be converted into that number of shares of Sybron Stock as is equal to (i) the Nonvested Restricted Share Value, divided by (ii) the Average Sybron Stock Price; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

             (d) Any shares of LRS Common Stock or LRS Preferred Stock that are owned by any of the LRS Companies at the Effective Time of Merger shall be canceled and retired and cease to exist and no Sybron Stock or other consideration shall be issued or delivered in exchange therefor.








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



             (e) From and after the Effective Time of Merger, the holders of LRS Certificates outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to the LRS Common Stock and LRS Preferred Stock formerly represented thereby, except as otherwise provided in this Agreement or by Law.

             (f) Each share of common stock of ACQUISITION issued and outstanding at the Effective Time of Merger shall be converted into one (1) share of the common stock of the Surviving Corporation.

         2.7 LRS Options; LRS Warrant.

             (a) Each LRS Option outstanding immediately prior to the Effective Time of Merger shall be exchanged for that number of shares of Sybron Stock as is equal to (i) the applicable Option Value for such LRS Option, divided by (ii) the Average Sybron Stock Price; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares; provided, however, that for any LRS Option for which consent to the exchange as set forth herein has not been obtained prior to Closing: (y) said LRS Option shall, following the Merger, constitute an option to acquire shares of Sybron Stock, on the same terms and conditions (including vesting provisions) as were applicable under such LRS Option, based on the same number of shares of Sybron Stock as the holder of such LRS Option would have been entitled to receive pursuant to the Merger in accordance with Article II hereof had such holder exercised such option (assuming 100% vesting) immediately prior to the Effective Time of Merger, and with an appropriate adjustment to the exercise price per share; and
(z) the aggregate Option Value for all LRS Options for which consent to the exchange as set forth herein has not been obtained prior to Closing shall constitute a reduction to the Gross Merger Price.

             (b) The LRS Warrant shall be exchanged for shares of Sybron Stock pursuant to this Article II of this Agreement. The number of shares of Sybron Stock to be delivered to the LRS Warrantholder in exchange for the LRS Warrant, as described in Section 2.8, shall be equal to the Warrant Price divided by the Average Sybron Stock Price; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

         2.8 Exchange of LRS Certificates.

             (a) As of the Effective Time of Merger, SYBRON shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of LRS Common Stock, LRS Options (other than LRS Options for which consent has not been obtained, as discussed in Section 2.7(a) above), the LRS Warrant and LRS Preferred Stock, for conversion, exchange, or delivery in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of Sybron Stock (such certificates for shares of Sybron Stock, together with any cash for fractional share interests to be paid pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 2.6 and 2.7 of this Agreement. As further described in the Exchange Agreement and the Escrow Agreement, said Sybron Stock certificates shall be segregated into two groups the first group to be distributed by the Exchange Agent pursuant to Section 2.8(b)(ii) hereof, and the second group to be held by the Escrow Agent pursuant to Section 2.8(f) hereof.

             (b) (i) Prior to the Closing, the Exchange Agent shall mail to the holder of record of the LRS Warrant and each LRS Option and to each holder of record of a certificate or certificates representing outstanding shares of LRS Common Stock or LRS Preferred Stock (which stock certificates shall, together with the LRS Warrant certificate and each LRS Option agreement to be exchanged for Sybron Stock pursuant to Section 2.7(a) hereof, be referred to herein collectively as the "LRS Certificates"): (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the LRS Certificates shall pass, only upon the Effective Time of Merger and delivery of the LRS Certificates to the Exchange Agent and which shall be in such form and have such other provisions as SYBRON may reasonably specify; and (B) instructions to effect the surrender of the LRS Certificates in exchange for certificates representing shares of Sybron Stock.

                 (ii) Upon surrender of an LRS Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such LRS Certificate shall be entitled to receive in exchange therefor, following the Effective Time of Merger and at Closing if practicable, a certificate representing such holder's Distributed Shares plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, and the LRS Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Sybron Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement. For purposes of this Agreement, the term "Distributed Shares" shall mean, with respect to any holder of an LRS Certificate, that number of whole shares of Sybron Stock to which such holder is entitled in respect of such LRS Certificate pursuant to the provisions of this Article II of this Agreement minus the Holdback Shares (if any). For purposes of this Agreement, the term "Holdback Shares" shall mean the shares of Sybron Stock that are deposited in the Escrow Account pursuant to Section 2.8(f) hereof. The total number of Holdback Shares shall be the number of shares of Sybron Stock that equals in value (using the Average Sybron Stock Price) $6,300,000. The dollar amount of Holdback Shares for each Holdback Participant shall be as set forth on the Disclosure Schedule, and in no event shall the aggregate number of Holdback Shares be less than $6,300,000 divided by the Average Sybron Stock Price.

                 (iii) In the event of a transfer of ownership of shares of LRS Common Stock or LRS Preferred Stock which has not been registered in the transfer records of LRS, a certificate representing the proper number of shares of Sybron Stock may be issued to the transferee if the LRS Certificate which represented such shares of LRS Common Stock or LRS Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

                 (iv) Until surrendered as contemplated by this Section 2.8 of this Agreement, each LRS Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender, subject to all of the terms and conditions herein, a certificate representing shares of Sybron Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement.

                 (v) In the event an LRS Certificate has been lost, stolen, destroyed or mutilated, a certificate representing the proper number of shares of Sybron Stock issuable therefor may be issued to the holder as described in this Article II of this Agreement upon receipt by the Exchange Agent of reasonably satisfactory evidence from the holder of ownership and the loss, theft, destruction or mutilation of the LRS Certificate and, in the case of any loss, theft or destruction, a reasonably satisfactory indemnity and, in the case of a mutilation, all remaining portions of such LRS Certificate.

             (c) No dividends or other distributions declared or made after the Effective Time of Merger with respect to Sybron Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered LRS Certificate with respect to the shares of Sybron Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such LRS Certificate shall surrender such LRS Certificate. Subject to the effect of any applicable Law, following surrender of any such LRS Certificate, there shall be paid to the holder of the certificate representing whole shares of Sybron Stock issued in exchange therefor, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Sybron Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Sybron Stock.

             (d) All shares of Sybron Stock issued upon conversion of the LRS Common Stock and LRS Preferred Stock or in exchange for the LRS Options and LRS Warrant in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the LRS Common Stock, LRS Options, LRS Warrant and LRS Preferred Stock.

             (e) No fractional shares of Sybron Stock shall be issued in the Merger or upon the exchange of Sybron Stock for the LRS Warrant and LRS Options. All fractional share interests of a holder of more than one LRS Certificate at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Average Sybron Stock Price. As soon as practicable after the






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determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify SYBRON and SYBRON shall make available such amounts to such holders at the Closing subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

             (f) The aggregate Holdback Shares shall be deposited into the Escrow Account and held by the Escrow Agent as described in the Escrow Agreement for purposes of satisfaction of indemnification obligations under Section 10.3 hereof. The value of Sybron Stock for purposes of such indemnification obligation settlements shall be the Average Sybron Stock Price. Upon the earlier to occur of the date that the first audit of SYBRON's financial statements following the Closing is completed or the one-year anniversary date of the Closing Date, the Holdback Shares held by the Escrow Agent, less an appropriate number of Holdback Shares to cover specific unresolved claims, shall be delivered to the Holdback Participants.

             (g) Any portion of the Exchange Fund which remains undistributed to the LRS Stockholders or LRS Optionholders as of a date which is one year after the Effective Time of Merger because LRS Certificates have not been duly surrendered to the Exchange Agent shall be delivered to SYBRON, upon demand, and any affected former LRS Stockholder and LRS Optionholder shall thereafter look only to SYBRON for payment of its claim for shares of Sybron Stock, any cash in lieu of fractional share interests, and any dividends or distributions with respect to Sybron Stock.

             (h) SYBRON shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any LRS Stockholder, LRS Optionholder and the LRS Warrantholder such amounts (in shares of Sybron Stock and based upon the Average Sybron Stock Price) as SYBRON is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by SYBRON, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the LRS Stockholder, LRS Optionholder or LRS Warrantholder in respect of which such deduction and withholding was made by SYBRON.

             (i) Neither the Exchange Agent nor any party to this Agreement shall be liable to any LRS Stockholder, LRS Optionholder or the LRS Warrantholder for any shares of Sybron Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         2.9 Sybron Stock Price.

             (a) If the Average Sybron Stock Price is less than $36.875, SYBRON and LRS shall each have the right but not the obligation to terminate this Agreement prior to Closing.

             (b) If the Average Sybron Stock Price is greater than $55.25, LRS shall have the right but not the obligation to terminate this Agreement prior to Closing.

         2.10 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of LRS shall be closed and there shall be no further registration of transfers of shares of LRS Common Stock or LRS Preferred Stock thereafter on the records of LRS.

         2.11 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax free reorganization under Section 368(a) of the Code and that the Merger qualify for "pooling of interests" accounting treatment under the requirements of GAAP and applicable SEC regulations.

         2.12 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, in the event that appraisal rights are available in connection with the Merger pursuant to the applicable provisions of the DGCL, shares of LRS Common Stock and LRS Preferred Stock which are issued and outstanding immediately prior to the Effective Time of Merger and which are held by LRS Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive shares of Sybron Stock, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of LRS Common Stock and/or LRS Preferred Stock shall thereupon be deemed to have been converted into shares of Sybron Stock as of the Effective Time of Merger as provided in Section 2.6 of this Agreement. With respect to Dissenting Shares, the Surviving Corporation (with funds provided by SYBRON) shall pay the holders thereof the "fair value" of their Dissenting Shares pursuant to the DGCL.


                                   ARTICLE III

                                OTHER AGREEMENTS

         3.1 Gross Merger Price Adjustments.

             (a) At least fourteen (14) days prior to the Closing Date, LRS shall deliver to SYBRON its unaudited (or, if available, its audited) consolidated and consolidating financial statements for the year ended December 31, 1997, plus any other Financial Information reasonably requested by SYBRON in connection therewith. In the event that the EBITDA reflected on said financial statements is less than $9,500,000, the Gross Merger Price shall be reduced to the amount that equals the EBITDA reflected thereon multiplied by twelve (12), less the amount of the payments described on EXHIBIT 11 hereto and any reduction required by Section 2.7(a), unless such EBITDA is less than $9,000,000, in which case LRS shall be entitled, at its option, to either terminate this Agreement prior to Closing or proceed at a Gross Merger Price of twelve (12) times EBITDA, minus the amount of said EXHIBIT 11 payments and any reduction required by
Section 2.7(a); provided, however, that if LRS elects to terminate this Agreement pursuant to this Section 3.1(a), SYBRON shall be entitled to void said termination and proceed as if such EBITDA were $9,000,000 (i.e., with a Gross Merger Price of $108,000,000 less the amount of the payments described on
EXHIBIT 11 hereto and any reduction required by Section 2.7(a)). If the EBITDA reflected on the financial statements is greater than $9,500,000, the Gross Merger Price shall remain as set forth in Article I without any adjustment pursuant to this Section 3.1(a).

             (b) Prior to the Closing Date, LRS and SYBRON shall jointly prepare and agree on the Closing Balance Sheet. The parties acknowledge and agree that the Closing Balance Sheet will contain (i) accruals for the Expenses of LRS and the LRS Stockholders to the extent not paid directly by LRS or the LRS Stockholders prior to the Closing and (ii) accruals and reserves for the matters identified on Section 3.1(b) of the Disclosure Schedule, regardless of whether GAAP would require said accruals and/or reserves. In the event that the amount of the stockholders' equity as reflected on the Closing Balance Sheet is less than or greater than $6,797,000, the Gross Merger Price shall be reduced by the amount by which the stockholders' equity is less than $6,797,000 or shall be increased by the amount by which the stockholders' equity is greater than $6,797,000; provided, however, that in the event an EBITDA adjustment is made pursuant to Section 3.1(a), the stockholders' equity target number shall be reduced by an amount equal to sixty-five percent (65%) of the EBITDA shortfall below $10,000,000. (For example, if the EBITDA number were $9,300,000, the stockholders' equity target number would be reduced by $455,000 to $6,342,000.)

         3.2 Registration Statement. SYBRON, with the cooperation of LRS, will prepare and file with the SEC the Registration Statement (which will include the Proxy Statement) as soon as reasonably practicable after the date of this Agreement. SYBRON (with the cooperation of LRS) shall use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. SYBRON shall also take such action as may be reasonably required to cause the shares of Sybron Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities Laws; provided, however, that SYBRON shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by SYBRON to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

         3.3 Approval of LRS Stockholders and LRS Optionholders. LRS shall as soon as reasonably practicable after the effectiveness of the Registration statement: (a) take all steps necessary to call, give notice of,







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



convene and hold the LRS Special Meeting; (b) distribute the Proxy Statement, which shall also constitute the prospectus of SYBRON included in the Registration Statement, to the LRS Stockholders and LRS Optionholders in accordance with applicable Federal and state Law and with its Amended and Restated Certificate of Incorporation and Bylaws; (c) recommend to the LRS Stockholders and the LRS Optionholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the LRS Stockholders and the LRS Optionholders in connection with this Agreement; (d) take such other steps as are necessary to obtain the consents and approvals described in Section 4.25 hereof; and (e) cooperate and consult with SYBRON with respect to each of the foregoing matters.

         3.4 Access.

             (a) Upon reasonable notice, LRS shall, and shall cause the LRS Companies to, provide the agents, accountants, attorneys and representatives of SYBRON with reasonable access (during the normal business hours of the LRS Companies) to the books, records, financial information, facilities, key personnel and other documents and materials of the LRS Companies; provided that until such time as the parties have received all approvals (or, alternatively, expiration or termination of all waiting periods) required under the HSR Act to permit the Closing of the transactions contemplated by this Agreement, such access shall be subject to the prior notice and approval of the President of LRS (which approval shall not be unreasonably withheld or delayed and shall not be administered so as to have the effect of denying SYBRON the opportunity to obtain all information reasonably necessary for it to confirm the representations and warranties of LRS contained in this Agreement).

             (b) LRS and SYBRON agree that, except as modified by Section 3.12 of this Agreement, the provisions of the Confidentiality Agreement shall remain in full force and effect; provided, however, that at the Effective Time of Merger, the Confidentiality Agreement shall be deemed to have been terminated without further action by the parties.

         3.5 Disclosure Schedule.

             (a) On the date hereof, LRS delivered to SYBRON the Disclosure Schedule, which was accompanied by a certificate signed by the President and Chief Executive Officer and the Secretary of LRS stating the Disclosure Schedule was delivered pursuant to this Agreement and was the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify those representations, warranties, covenants or agreements of this Agreement specifically referenced therein.

             (b) Prior to the Closing Date, LRS shall update the Disclosure Schedule to reflect any matters which have occurred or which LRS has discovered or otherwise becomes aware of from and after the date of this Agreement which, if existing or known, as the case may be, on the date of this Agreement, would have been required to be described in the Disclosure Schedule (a "Disclosure Schedule Change"). If, in the reasonable judgment of SYBRON, any matter contained in such Disclosure Schedule Change (whether alone or in conjunction with the items disclosed in the Disclosure Schedule delivered pursuant to
Section 3.5(a) or in previous Disclosure Schedule Changes), has or would reasonably be likely to have an LRS Material Adverse Effect or would reasonably be likely to otherwise be materially adverse in any manner to SYBRON or ACQUISITION (as the Surviving Corporation), SYBRON shall have the right, within ten (10) days following receipt of written notice of the Disclosure Schedule Change, to terminate this Agreement pursuant to Section 10.1(d) hereof. To the extent SYBRON opts not to terminate this Agreement as described above, such Disclosure Schedule Change shall be deemed not to give rise to an LRS Material Adverse Effect for purposes of Section 8.5 of this Agreement.

             (c) The Disclosure Schedule is arranged so that the disclosures, exceptions, and/or information provided therein correspond to the lettered and numbered paragraphs in this Agreement. Any matter which is disclosed in the Disclosure Schedule with respect to a particular provision of this Agreement shall be deemed to have been disclosed for the purposes of all relevant provisions of this Agreement without the necessity of cross-reference if it is reasonably apparent on its face that said disclosure is applicable to said other provisions of this Agreement.








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         3.6 Duties Concerning Representations. Each party to this Agreement shall to the extent within its control, use reasonable efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects at the Effective Time of Merger with the same force and effect as if such representations and warranties had been made at and as of the Effective Time of Merger.

         3.7 Deliveries of Information; Consultation. From time to time prior to the Effective Time of Merger:


             (a) LRS shall furnish promptly to SYBRON, subject to the provisions of the Confidentiality Agreement: (i) the monthly consolidated and consolidating financial statements of the LRS Companies (as prepared by LRS in accordance with its normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by the Board of Directors, or any committee thereof, of any of the LRS Companies; and (iii) all other information concerning the Business, properties and personnel of any of the LRS Companies as SYBRON may reasonably request.

             (b) SYBRON shall promptly furnish to LRS a copy of each report, schedule and other document filed by SYBRON with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are publicly available.

             (c) LRS shall, and shall cause the LRS Companies to, confer and consult with representatives of SYBRON and its Subsidiaries on a regular and frequent basis to report on operational matters and the general status of ongoing business operations of the LRS Companies, which reports and discussions shall be subject to the provisions of the Confidentiality Agreement.

             (d) Each party to this Agreement shall provide prompt notice to the other parties of any litigation, arbitration proceeding, governmental proceeding or legal action of any kind which may be commenced or overtly threatened by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement.

         3.8 Affiliates; Accounting and Tax Treatment. LRS shall advise the Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall obtain from each Affiliate an executed Affiliate Letter. LRS shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of LRS after the date of this Agreement and on or prior to the Effective Time of Merger. LRS and SYBRON will each use its respective best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a) of the Code (including, with respect to SYBRON, refraining from any sale of stock or assets following the Closing except in accordance with the provisions of Code Section 368(a)(2)(C)).

         3.9 Letters of Accountants.

             (a) LRS shall use its reasonable efforts to cause to be delivered to SYBRON a letter of Ernst & Young LLP, LRS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to SYBRON, in form and substance reasonably satisfactory to SYBRON and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

             (b) SYBRON shall use its reasonable efforts to cause to be delivered to LRS a letter of KPMG Peat Marwick LLP, SYBRON's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to LRS, in form and substance reasonably satisfactory to LRS and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         3.10 Legal Conditions to Merger. Subject to Section 3.14 hereof, each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with approvals of or filings with any







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governmental entity as described in Sections 8.9 and 9.8 of this Agreement and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger; and (c) consistent with Section 9.8(a) hereof, take all reasonable actions necessary to obtain (and will cooperate with the other parties in obtaining) any such consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         3.11 Stock Exchange Listing. SYBRON shall use its reasonable efforts to cause the shares of Sybron Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

         3.12 Public Announcements. Subject to each party's disclosure obligations imposed by Law or any securities exchange, LRS, ACQUISITION and SYBRON will not make any disclosure (including disclosure to employees, customers, and the like) pertaining to the subject matter contained in this Agreement without the consent of the other parties hereto, and then only after prior consultation with the other parties. If disclosure is required by Law or applicable rules of any securities exchange, each party agrees to consult with the other parties hereto prior to making any disclosure. In the event SYBRON determines that it must make prior to the filing of the Registration Statement an initial public announcement regarding the proposed Merger, SYBRON shall notify LRS accordingly, and provided that LRS is not primarily responsible for the necessity to make such announcement, LRS shall have up to twenty-four (24) hours after notification to terminate this Agreement. Said termination must be communicated to SYBRON within said twenty-four (24) hour period via facsimile transmission to either Mr. Harris or Mr. Bresson at their respective facsimile numbers set forth in Section 10.9 hereof. LRS, ACQUISITION and SYBRON will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

         3.13 Expenses.

             (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement ("Expenses") shall be paid by the party incurring such expenses, except that the costs incurred in connection with printing the Proxy Statement and Registration Statement, as well as the filing fee relating thereto, shall be paid by SYBRON. "Expenses" shall include those items identified as "Expenses" on Section 3.13 of the Disclosure Schedule as well as, without limitation, all out-of-pocket costs, fees and expenses incurred by each party, including the fees and expenses of counsel, accountants, brokers, consultants, investment bankers, financial advisors, and other third parties engaged by said party in connection with: (i) the negotiation, preparation, execution, delivery and performance of this Agreement; and (ii) the other Closing responsibilities of said party.

             (b) The Closing Balance Sheet shall contain accruals for the Expenses (or an estimate thereof) of LRS and the LRS Stockholders to the extent not paid prior to Closing. Except as may otherwise be agreed, said Expenses shall be paid at Closing, and SYBRON shall provide funds, if necessary, to the Surviving Corporation for said payments.

         3.14 HSR Act. Within three (3) business days after the execution of this Agreement, each of SYBRON and LRS will file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission the pre-merger notifications required by the HSR Act from such party with respect to this transaction, and SYBRON shall pay the $45,000 filing fee. Each party shall
(a) subject to Section 10.1 hereof, use reasonable efforts, taking into account the projected time, effort, and expense involved, to obtain termination of the waiting period and to respond promptly to reasonable requests for information and inquiries (including those contained in a second request) in connection with such filings; and (b) cooperate fully with one another in the preparation of such filings and responses. SYBRON shall be primarily responsible for preparing and presenting the parties' position under the HSR Act.

         3.15 Other Payments at Closing. On the Closing Date, SYBRON shall pay (or will fund the Surviving Corporation and it shall pay) (a) the Certain Indebtedness (after LRS has used its available cash balances to repay a






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portion of the Certain Indebtedness), and (b) the amounts to the Persons set forth on EXHIBIT 11 hereto, net of any amounts required to be withheld with respect to such payments pursuant to applicable tax Laws and subject to any conditions of payment set forth on EXHIBIT 11.

         3.16 OFP Agreement. SYBRON shall participate in negotiations with Massachussetts Financing Corporation ("OFP") in good faith in order to reach an agreement regarding the amendment referenced in Section 8.16(d) hereof as promptly as practicable after the date hereof. In connection therewith, SYBRON will use best efforts to negotiate an amendment to the Exclusive Marketing Agreement entered into by and between Ormco Corporation and Credit Services Limited to provide for the termination of the agreement at or prior to the Closing. The terms of the amendment to said Exclusive Marketing Agreement are subject to the prior approval of LRS, which approval shall not be unreasonably withheld; provided, however, LRS shall have the right to approve the payment by LRS of any amount in connection with said amendment in its sole discretion. If said amendment provides for a payment to Credit Services Limited (including any forgiveness of indebtedness), SYBRON shall be responsible for the first $100,000 of the payment, and LRS shall pay any amount over $100,000 and said amount shall be considered an Expense of LRS for purposes of this Agreement.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF LRS

             LRS hereby represents and warrants to SYBRON and ACQUISITION as follows:

         4.1 Organization; Business.

             (a) Each of the LRS Companies is a corporation duly and validly organized and existing and in good standing under the Laws of its respective state of incorporation, which is indicated in the Disclosure Schedule. Each of the LRS Companies is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its Business requires qualification as a foreign corporation by it, except where the failure to so qualify does not and will not have an LRS Material Adverse Effect.

             (b) Each of the LRS Companies has full corporate power and authority and all material permits, licenses, approvals, authorizations, and registrations necessary to carry on its Business as it is now conducted and to own, lease and operate its assets and properties.

             (c) Copies of the Articles or Certificate of Incorporation and Bylaws or other organizational documents of each of the LRS Companies, as amended, certified by the Secretary of LRS as of the date of this Agreement, have been delivered by LRS to SYBRON and such copies are complete and correct copies of such documents in effect as of the date of this Agreement.

             (d) The only Subsidiaries of LRS are AC and ACIE, and the only Subsidiaries of AC are AC Mexico, AC GmbH, and AC Netherlands. AC Europe is a subsidiary of AC Netherlands, and except for AC Europe, none of AC Mexico, AC GmbH, AC Netherlands or ACIE has any Subsidiaries.

             (e) The present officers and directors of each of the LRS Companies are set forth in the Disclosure Schedule.

         4.2 Capitalization.

             (a) The entire authorized capital stock of LRS consists of: (i) 12,000 shares of Common Stock, par value $.01 per share, of which 7,755 shares are presently issued and outstanding (which does not include 437 shares subject to LRS Options and 2,000 shares subject to the LRS Warrant); (ii) 5,000 shares of Series A Preferred Stock, par value $1.00 per share, of which 4,110.69 shares are presently issued and outstanding; and (iii) 7,000 shares of Series B Preferred Stock, par value $1.00 per share, of which 5,192.65 shares are presently issued and outstanding.









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



             (b) The entire authorized capital stock of AC consists of 2,500 shares of Common Stock, par value $1.00 per share, all of which are issued and outstanding and owned by LRS.

             (c) The entire authorized capital stock of ACIE consists of an unlimited number of shares of Common Stock, no par value per share, of which 1,000 shares are issued and outstanding, all of which are owned by LRS or a Subsidiary thereof.

             (d) The entire authorized capital stock of AC Mexico consists of
(i) 1,000 shares of Series A Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding, all of which (other than one director's share) are owned by AC, and (ii) 6,915,714 shares of Series B Common Stock, all of which are issued and outstanding and owned by AC.

             (e) The entire authorized capital stock of AC GmbH consists of ____ shares of Common Stock, par value $___ per share, of which ____ shares are issued and outstanding, all of which are owned by AC.

             (f) The entire authorized capital stock of AC Netherlands consists of 2,000 shares of Common Stock, par value NLG 100 per share, of which 400 shares are issued and outstanding, all of which are owned by AC.

             (g) The entire authorized capital stock of AC Europe consists of 200 shares of Common Stock, par value NLG 1,000 per share, of which 40 shares are issued and outstanding, all of which are owned by AC Netherlands.

             (h) All of the outstanding capital stock of each of the LRS Companies is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

             (i) All prior redemptions, if any, of LRS Common Stock and LRS Preferred Stock and terminations or surrenders of options (or similar rights) are described in the Disclosure Schedule and were made in compliance with all applicable Laws, including all securities Laws, and, if applicable, the LRS Acquisition Corp. 1994 Stock Plan or any other applicable agreement.

             (j) Included in the Disclosure Schedule are (i) a list of all outstanding LRS Options and the names of the Persons holding such Options; (ii) a list of all outstanding shares of LRS Common Stock and LRS Preferred Stock and the names of the Persons holding such shares; (iii) a copy of the LRS Warrant; and (iv) a copy of the LRS Acquisition Corp. 1994 Stock Plan and a list of all agreements (past and present) entered into thereunder. Each of the Persons identified as a holder of LRS Options, LRS Common Stock, or LRS Preferred Stock, and the LRS Warrantholder, are the holders of record of their respective securities, and have good and marketable title thereto, free and clear of all Liens. Except for the LRS Options, the LRS Warrant, and the 1994 Stock Plan agreements, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other Contracts with respect to, any capital stock of any of the LRS Companies.

             (k) No "Event of Noncompliance" with respect to the LRS Preferred Stock has occurred that has caused or will cause an increase in the standard dividend rate for said LRS Preferred Stock.

         4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by LRS and the LRS Warrantholder:
(a) are within the corporate power of LRS and the LRS Warrantholder; (b) have been duly authorized by the unanimous vote of the Board of Directors of LRS; (c) upon the approval of the LRS Stockholders, shall be duly authorized by all necessary LRS corporate action; and (d) have been duly authorized by all necessary action by the LRS Warrantholder. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by LRS or the LRS Warrantholder will be, when executed and delivered by LRS or the LRS Warrantholder, as the case may be, the valid and binding obligations of LRS or the LRS Warrantholder, as the case may be, enforceable against each in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general, moratorium Laws or by general principles of equity.






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



         4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Sections 8.9 and 9.8 of this Agreement and the filing of the Certificate of Merger as described in this Agreement, the execution, delivery and performance of this Agreement by LRS and the LRS Warrantholder:

             (a) do not and will not conflict with or violate, breach, constitute a default under, or give rise to a right of termination or acceleration of an obligation under, any Law, the Articles or Certificate of Incorporation or Bylaws of any of the LRS Companies, any material Existing Contract, or the charter documents or any material Contract of the LRS Warrantholder;

             (b) will not result in the creation of any right or Lien against or with respect to the LRS Common Stock or LRS Preferred Stock or any of the material assets or properties of the LRS Companies; and/or

             (c) do not require any approvals or consents of third parties, or any declarations or filings with any court, governmental body or agency or other public or private body, entity, or Person which approval, consent, declaration or filing, if not obtained or made, would give rise to an LRS Material Adverse Effect.

         4.5 Assets.

             (a) Each of the LRS Companies holds good and valid title to its material assets and properties (including any owned and leased real property), free and clear of any and all Liens, except: (i) the Existing Liens on the date of this Agreement; and (ii) the Permitted Liens on the Closing Date.

             (b) Except as set forth in the Disclosure Schedule, each of the LRS Companies has sole control of its material assets and properties and none of said assets or properties is leased, rented, licensed, or otherwise not owned by an LRS Company.

             (c) Except as set forth in the Disclosure Schedule, all of the Equipment and other tangible properties and assets owned or used by any LRS Company and their use conform in all material respects to applicable Laws. No written notice of any material violation of any building, zoning, or other material Laws relating to such assets, the Buildings, or their use has been received by any LRS Company since January 1, 1995.

         4.6 Litigation. Except for the Existing Litigation: (a) there is not now, nor has there been since January 1, 1995, any litigation, arbitration proceeding, governmental proceeding, Environmental Claim, or legal action of any kind pending or, to the Knowledge of LRS, threatened against any of the LRS Companies; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of LRS, threatened against any of the LRS Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         4.7 Financial Information; Books and Records.

             (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of LRS for the fiscal years ended December 31, 1995 and 1996, the nine-month interim periods ended September 30, 1997 and 1996, and the ten-month interim period ended October 31, 1997 are attached to the Disclosure Schedule, have been prepared in accordance with GAAP, and fairly present in all material respects the consolidated financial position of the LRS Companies as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments, any other adjustments described therein and the lack of footnote disclosure. The unaudited or, if available by Closing, audited consolidated financial statements of LRS for the fiscal year ended December 31, 1997 to be included in the Disclosure Schedule by Closing will be prepared in accordance with GAAP and will fairly present in all material respects the consolidated financial position of the LRS Companies as of the date thereof and the results of their operations and changes in financial position for the period then ended, subject to, if unaudited, normal year-end adjustments and the lack of footnote disclosure.

             (b) Except pursuant to the deposit and collection of checks in the ordinary course, none of the LRS Companies has guaranteed or become a surety or is otherwise contingently liable for the obligation of any other







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Person in an amount that would be material to such LRS Company. All such guarantees, suretyships and contingent liabilities, whether material to such LRS Company or not, are described in the Disclosure Schedule. None of the LRS Companies has any material liabilities or indebtedness, contingent, absolute, accrued, or otherwise which would be required to be recorded by GAAP, other than
(i) as of October 31, 1997, as specifically identified in the LRS October Balance Sheet and footnotes to the December 31, 1996 audited financial statements; (ii) since October 31, 1997, liabilities or indebtedness incurred in the ordinary course of business which are consistent in amount and character with past practice and experience and either are not material in amount or effect or are described in the Disclosure Schedule; (iii) as of the Closing Date, as will be reflected on the Closing Balance Sheet; and (iv) as specified on the Disclosure Schedule).

             (c) The minute books of each of the LRS Companies contain correct and complete records of all actions taken by the stockholders and the Board of Directors (including committees of the Board) of each of the LRS Companies, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The share transfer books of each of the LRS Companies are correct, complete and current in all respects. The accounting books and Records of each of the LRS Companies: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; (iii) have recorded therein all the material assets and liabilities of the LRS Companies; and (iv) are those necessary to operate the Business.

             (d) The Disclosure Schedule sets forth the name of each bank in which each of the LRS Companies has an account or safe deposit box or with which any of the LRS Companies has an arrangement for safekeeping, and the signatories thereto. Said signatories constitute the only signatories with respect to said accounts.

         4.8 Absence of Certain Changes. Except as described in the Disclosure Schedule, with respect to each of the LRS Companies, since October 31, 1997, the Business has been operated only in the ordinary course and consistent with past practice, and there has not been:

             (a) any material adverse change in condition (financial or otherwise), assets, liabilities, Business, operations, or earnings;

             (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting properties, assets, or Business;

             (c) any executory purchase commitment which is in any material respect in excess of normal Business requirements or other than for normal operating inventories or at prices higher than current wholesale market prices;

             (d) any compensation (salary or bonus) paid to any LRS Stockholder, director and/or employee of more than the amount set forth in the Disclosure Schedule or any general increase in the level or rate of salaries or compensation of employees, representatives or agents, or any specific increases in the salary or compensation paid to or accrued for the benefit of any employee, representative or agent whose compensation (including bonuses) after such increase would be at an annual rate in excess of $50,000, or any increase in the benefits payable under any bonus, profit sharing, pension or other benefit plan;

             (e) any material change in existing credit arrangements with any bank or other institution;

             (f) any liability incurred or assumed, or any Contract entered into or assumed, whether written or oral, involving more than $25,000 in each instance, except in the ordinary course of Business;

             (g) any loan or advance made outside the ordinary course of Business to any officer, director, consultant, agent, employee or LRS Stockholder or relative or affiliate thereof in excess of $25,000;

             (h) any payment of, or commitment to pay, any severance or termination pay to any officer, director, consultant, agent, or employee;






                                      A-28
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             (i) any change in accounting methods or practices or any change in depreciation or amortization policies or rates;

             (j) any purchase, sale, or other disposition of material assets or properties in anticipation of this Agreement, or any material purchase, lease, sale, abandonment or other disposition of material assets, except in the ordinary course of Business;

             (k) any acquisition of all or any substantial part of the stock or the business or operating assets of any other person, firm, association, corporation or business organization;

             (l) any discharge or satisfaction of any Lien or payment of any liability, except in the ordinary course of Business;

             (m) any waiver or release of any rights, except for rights of insubstantial value, other than in the ordinary course of business;

             (n) any cancellation or compromise of any debt or known claim against others exceeding $25,000;

             (o) any sale, transfer, grant or expiration of any material rights under any Contracts or Intangible Assets;

             (p) any labor dispute or disturbance which materially adversely affected or may adversely affect the Business;

             (q) any material transactions outside the ordinary course of Business except for the transactions contemplated by this Agreement;

             (r) any declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of any of the LRS Companies or any direct or indirect redemption, purchase or other acquisition of any such stock by any of the LRS Companies; or

             (s) any marketing or sales programs instituted that differ from programs of prior years that would have the effect of accelerating sales and other revenues into the fourth quarter of the 1997 calendar year.

         4.9 Buildings.

             (a) To the Knowledge of LRS, the roofs, walls, foundations and other major structural components of the Buildings are in good repair and are free from material defects.

             (b) To the Knowledge of LRS, the water, sewer, plumbing, heating, ventilating, air- conditioning and electrical systems serving the Buildings are fully operable and in good operating condition and repair and are in condition to pass all material safety, health and other examinations under applicable Laws.

             (c) The Buildings: (i) constitute all real property and improvements used by any LRS Company; (ii) are not in the possession of any adverse possessors and are in the peaceful possession of the applicable LRS Company; (iii) are not located in a Special Flood Hazard Area (as defined under the National Flood Insurance Program)or in any flood plain, wetland or similar restricted area; (iv) are served by all water, sewer, electrical, telephone, drainage and gas utilities required for the operation of the Business; (v) have full and free direct vehicular access to and from an abutting public road or street; (vi) are used in a manner which is permitted under applicable zoning ordinances and other material Laws without any special use approval or permits;
(vii) are used in a manner that does not require the issuance of any license, permit, or approval not now issued; and (viii) require no work or improvements to bring them into compliance with any applicable Laws.







                                      A-29
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             (d) LRS has no Knowledge of any planned or contemplated public improvements which may result in special assessments against the Buildings or which may otherwise materially affect the availability of utility service or access to the Buildings.

             (e) LRS has no Knowledge of any increase or contemplated increase in the ad valorem assessments of the Buildings.

             (f) To the Knowledge of LRS, no road change or road work is planned or contemplated that would materially and adversely affect the present use of the Buildings.

        4.10 Existing Contracts. The Existing Contracts are the only Contracts which constitute:

             (a) a lease of, or agreement to purchase or sell, any capital asset, real property or personal property and involving, in the case of personal property leases only, an annual amount in excess of $25,000;

             (b) any collective bargaining agreement;

             (c) any management, consulting, employment, personal service, agency or other Contract providing for employment or rendition of services and which: (i) is in writing; or (ii) creates other than an at will employment relationship; or (iii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

             (d) an agreement or note evidencing Indebtedness;

             (e) a written guaranty of any obligation of any Person in excess of $25,000;

             (f) an agreement for the storage, transportation, treatment or disposal of any Hazardous Material or hazardous byproduct;

             (g) a power of attorney (whether revocable or irrevocable) given to any Person by any of the LRS Companies that is in force;

             (h) an agreement by any of the LRS Companies not to compete in any business or in any geographical area;

             (i) an agreement restricting the right of any of the LRS Companies to use or disclose any information in its possession;

             (j) a partnership, joint venture or similar arrangement;

             (k) a license, royalty agreement, distributor agreement or similar authorization or obligation relating to the conduct of the Business;

             (l) an agreement or arrangement with any Affiliate or LRS Stockholder; or

             (m) any other agreement which: (i) involves an amount in excess of $25,000.00; or (ii) is material, either in amount or significance, to the ongoing operations of the Business.

        4.11 Performance of Contracts; Business Relationships.

             (a) Each of the LRS Companies and, to the Knowledge of LRS, each other party to each Existing Contract, has fully performed each term, covenant and condition of each Existing Contract which is to be performed by it at or before the date hereof. Each of the Existing Contracts is in full force and effect and constitutes






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the legal and binding obligation of the relevant LRS Company and, to the
Knowledge of LRS, constitutes the legal and binding obligation of the other parties thereto.

             (b) To the Knowledge of LRS, except as set forth on the Disclosure
Schedule: (i) the LRS Companies maintain a good business relationship with their material customers and suppliers taken as a whole;(ii) no material unresolved complaint or dispute presently exists involving any material customer or supplier of any of the LRS Companies; (iii) no material customer or supplier of any LRS Company has given notice that it intends to cease doing business or decrease its level of business with any LRS Company in any material way during the twelve-month period beginning the date hereof; (iv) during the eighteen-month period preceding the date hereof, no material Contracts of any of the LRS Companies were terminated, expired, or not renewed; and (v) during the eighteen-month period preceding the date hereof, no material supplier or customer ceased doing business with any LRS Company.

             (c) The Disclosure Schedule identifies those orthodontists who receive fees or other consideration in exchange for promoting products of the LRS Companies, and briefly lists all written arrangements and describes all oral arrangements (e.g., fee amount, term expiration, etc.) with each such orthodontist.

         4.12 Existing Insurance Policies. The LRS Companies maintain liability insurance against such insurable risks and in such amounts as are set forth in the Existing Insurance Policies. The Existing Insurance Policies constitute all insurance coverage owned by the LRS Companies and are in full force and effect and, to the Knowledge of LRS, none of the LRS Companies has received notice of any cancellation or threat of cancellation of such insurance. No property damage, personal injury or liability claims have been made, or are pending, against any of the LRS Companies that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by any of the LRS Companies.

         4.13 Employee Benefit Plans.

             (a) Except for the Existing Plans, none of the LRS Companies maintains, or is bound by, any Employee Benefit Plan. All of the Existing Plans are and at all times have been in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of such Existing Plans. Any past Employee Benefit Plan that has been terminated was done so in full compliance with all applicable Laws, and there is no basis for further liability or obligation of any LRS Company pursuant to any and all past Employee Benefit Plans. The Disclosure Schedule sets forth all Employee Benefit Plans that have been terminated and describes the status of such Employee Benefit Plans, the distribution or retention of monies related thereto, and any further obligations of the Employee Benefit Plans or any LRS Company in connection therewith. Each LRS Company has performed all of its respective obligations under all Existing Plans, and has made appropriate entries in its Records and financial statements for all obligations and liabilities under such Existing Plans.

             (b) With respect to each Existing Plan, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of
Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan, and there is no outstanding liability under Section 4062 of ERISA.

             (c) No prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

             (d) None of the LRS Companies has any direct, indirect, actual or contingent liability with respect to any of the Existing Plans other than to make payments to the Existing Plans or benefit payments from the Existing Plans in accordance with the terms thereof.







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             (e) None of the LRS Companies is contributing to, nor has any of the LRS Companies contributed to, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

             (f) Neither any LRS Company nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of any LRS Company, including without limitation, post-retirement medical, dental, life insurance, severance, or any similar benefit, whether provided on an insured or self-insured basis.

             (g) There are no pending or, to the Knowledge of LRS, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of Business.

        4.14 No Violation of Law.

             (a) Neither any LRS Company, its properties, its products, nor the operation of the Business, violates in any material respect any Permits, any Law (including FDA Laws), governmental specification, or any decree, judgment, order, or similar restriction of any court or governmental agency. To the Knowledge of LRS, no LRS Company is currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any other state, federal or local agency.

             (b) Since January 1, 1995, no LRS Company has been the subject of an Occupational and Safety Health Administration (or similar agency) inspection or was found by any agency to be in violation of any material occupational safety or health Law.

             (c) Since January 1, 1995, to the Knowledge of LRS, no LRS Company has been the subject of an inspection or inquiry regarding violations or alleged violations of any Law by the Federal Trade Commission, Food & Drug Administration, or similar federal, state, or local agency, nor has any LRS Company been alleged (in writing) or been found by such agency to be in violation of any material Law. All product specifications, manufacturing standards, and testing procedures used in connection with the Business, and the products of the LRS Companies, comply in all material respects with all applicable Laws, including without limitation the requirements of Title 21 of the United States Code, and regulations promulgated thereunder, regarding the regulation of medical devices.

             (d) Since January 1, 1995, no LRS Company nor any Person acting on its behalf has been a party to any illegal payments to any governmental official or agency.

         4.15 Brokers. None of the LRS Companies has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         4.16 Taxes.

             (a) Each of the LRS Companies has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding, social security and unemployment) which were known to be required to be filed. All such tax returns are true, complete, and correct in all material respects. Each of the LRS Companies has paid or made adequate provision, in reserves reflected in accordance with GAAP and consistent with Section 4.7(a) hereof, in the financial statements that are part of the Financial Information, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it, and the reserves for taxes reflected in the Closing Balance Sheet will be reflected in accordance with GAAP and consistent with
Section 4.7(a) hereof. No tax deficiencies have been proposed or assessed against any of the LRS Companies and to the Knowledge of LRS, there is no basis in fact for the assessment of any tax or penalty tax against any of the LRS Companies. LRS has made available to SYBRON all information with respect to issues which have been raised in any prior tax audit.

             (b) None of the LRS Companies has been audited within the past five
(5) years in connection with any tax return. None of the LRS Companies has been requested to give, or has consented to, any extension of the statute of limitation with respect to any open tax returns.






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             (c) There are no tax Liens upon any property or assets of any of the LRS Companies except for Liens for current taxes not yet due and payable.

             (d) Each of the LRS Companies has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

             (e) None of the LRS Companies is a party to any agreement relating to allocating or sharing any taxes.

             (f) Subject to the election of the holders of 75% of the LRS Common Stock, as of the Closing none of the LRS Companies will be a party to any Contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

             (g) None of the LRS Companies has any liability for taxes of any kind of any Person other than the LRS Companies under any Contract, under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), or otherwise.

        4.17 Intangible Assets.

             (a) The Disclosure Schedule sets forth all patents, patent applications, trade names, trademarks, trade designations, logos, service marks, trademark and service mark applications, copyrights, and copyright applications owned by any LRS Company, used by any LRS Company in the conduct of the Business, or owned by any LRS Company employee and related to the Business.

             (b) The LRS Companies own, or have a valid license to, the right, title, and interest in and to each of the patents, trademarks, trade names, copyrights, and applications for the foregoing set forth in the Disclosure Schedule.

             (c) Except as set forth in the Disclosure Schedule, neither any LRS Company nor the Business infringes on any intellectual property rights of others in any material respect. To the Knowledge of LRS, there are no claims, demands or proceedings instituted, pending or threatened by any third party pertaining to or challenging the rights of any LRS Company to any of the Intangible Assets. To the Knowledge of LRS, no facts exist which would render any of the Intangible Assets invalid or unenforceable.

             (d) No royalty, commission, or payment of any kind is due or could become due for the use of any of the products sold by any LRS Company except as set forth in the Disclosure Schedule.

        4.18 Product Matters.

             (a) The Product Warranty Claims summary included in the Disclosure Schedule sets forth an accurate summary (in dollars) of product claims and returns during the periods set forth on said summary.

             (b) All instances of Product Liability Matters involving any LRS Company that were pending as of January 1, 1995, or for which notice has been received by any LRS Company since January 1, 1995, if any, are described in the Disclosure Schedule.

             (c) Since January 1, 1995, no LRS Company has experienced any material product recalls, rework, or post-sale warnings or similar actions nor has it been requested or required to issue any product recalls, rework, or post-sale warnings by the Food & Drug Administration or any other regulatory authority.

             (d) To the Knowledge of LRS, no facts or circumstances exist that would cause a material Product Warranty Claim, Product Liability Matter or product recall to occur prior to or after the Effective Time of








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Merger except as shall be adequately and specifically reserved for on the
Closing Balance Sheet or set forth in the Disclosure Schedule.

         4.19 Investments. Except for the Existing Investments, none of the LRS Companies owns, or has any right or obligation to acquire, any material Investment.

         4.20 Labor Matters.

             (a) Each LRS Company is in material compliance with all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and has not since January 1, 1995 and, to the Knowledge of LRS, is not engaged in any unfair labor practice.

             (b) Except as set forth on the October 31 Balance Sheet or the Closing Balance Sheet, there is no present or former employee of any of the LRS Companies who has any claim against the LRS Companies (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement.

             (c) Except as described in the Disclosure Schedule, there are no pending and unresolved claims by any Person against any of the LRS Companies arising out of any Law relating to discrimination with respect to employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of LRS, threatened, nor since January 1, 1995 has any of the LRS Companies experienced any, labor dispute, strike or work stoppage which affects or may affect the Business in any material respect or which may or would interfere with the continued operation of any of the LRS Companies in any material respect.

             (d) There is not now pending or, to the Knowledge of LRS, threatened, any charge or complaint against any of the LRS Companies by or before the National Labor Relations Board or any representative thereof, or any comparable agency or authority. To the Knowledge of LRS, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of any of the LRS Companies not presently organized, and none of the LRS Companies has committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         4.21 Indebtedness. Except for the Existing Indebtedness, none of the LRS Companies has any Indebtedness in excess of $5,000.

         4.22 Permits. The Permits constitute all material licenses, permits, approvals, qualifications, authorizations and governmental specifications which the LRS Companies currently have and need for the conduct of the Business as currently conducted. Each of the Permits is in full force and effect, and the LRS Companies are in compliance in all material respects with all obligations, restrictions or requirements thereof. The Permits do not require the expenditures of funds except as shall be adequately reserved for on the Closing Balance Sheet. Copies of the Permits have been provided to SYBRON.

         4.23 Disclosure. To the Knowledge of LRS, LRS has furnished to SYBRON complete and accurate copies or originals of all documents and/or information requested by SYBRON. To the Knowledge of LRS, no statement of fact by LRS contained in this Agreement or the Disclosure Schedule omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         4.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of LRS for inclusion or incorporation by reference in:
(a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the LRS Stockholders and at the time of the LRS






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Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of Form S-4 under the Securities Act, as such requirements relate to LRS in connection therewith, and the rules and regulations thereunder.

         4.25 Vote Required. The only approvals of the holders of any class or series of capital stock or other securities of LRS necessary to approve the Merger, this Agreement, and the transactions contemplated by this Agreement are as follows:

             (a) The affirmative vote of the holders of a majority of the outstanding shares of LRS Common Stock;

             (b) the approval by the holders of at least 75% of the LRS Preferred Stock;

             (c) the approval by the holders of at least 75% of the LRS Common Stock held by Liberty Partners Holdings 5, L.L.C., Robert B. Stockman, Robert F. Johnston, Kenneth Rainin, Joseph Mandato, Edward P. Weinsoff, William W. Crouse, Robert Clarkson, Donna Petkanics, WS Investments Company 94A, or any permitted transferee thereof; and

             (d) the consents identified in Section 8.15 hereof.

         4.26 Accounting Matters. The factual representations and statements of LRS made (or to be made) to Ernst & Young LLP with respect to pooling of interests accounting matters (as substantially set forth on the form of representation letter attached to the Disclosure Schedule) are (or will be when made) true and correct in all material respects as if said representations were made directly to SYBRON.

         4.27 Environmental Matters.

             (a) Except as set forth in the Disclosure Schedule, each of the LRS Companies, its assets and properties, and the Business: (i) is in compliance in all material respects with all applicable Environmental Laws; and (ii) has not received any written communication from a governmental authority that alleges that it is not in compliance in any material respect with applicable Environmental Laws. Except as set forth in the Disclosure Schedule, there are no conditions existing or that have existed which would subject any of the LRS Companies to damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any third-party claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim.

             (b) Except as set forth in the Disclosure Schedule, there is no material Environmental Claim pending or, to the Knowledge of LRS, threatened, against any of the LRS Companies or against any Person whose liability for any Environmental Claim any of the LRS Companies has retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which any of the LRS Companies owns, leases or manages.

             (c) Neither any LRS Company nor, to the Knowledge of LRS, any other Person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled, or disposed of, or has caused or permitted any Environmental Releases of Hazardous Materials, on, under, or at any Building, or at any other real estate previously owned or occupied by an LRS Company or at any time in its care, custody, or control.

             (d) No real property at any time owned, operated, used or controlled by any of the LRS Companies is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous list, and none of the LRS Companies has received any written notice from any Person under or relating to CERCLA or any comparable Law.







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             (e) Except as set forth in the Disclosure Schedule, no off-site location at which any of the LRS Companies has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous list. None of the LRS Companies has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable Law.

             (f) The Disclosure Schedule (i) identifies each agreement to which any LRS Company is a party for the storage, transportation, treatment or disposal of any Hazardous Material or hazardous byproduct, (ii) identifies each matter which to the Knowledge of LRS, is reasonably likely to result in material future costs to the LRS Companies of compliance with, and environmental cleanup and response under, Environmental Laws to be materially in excess of such costs on an historical basis, and (iii) contains a good faith estimate of such costs.

             (g) This Section 4.27 is the sole and exclusive representation being made by LRS in this Agreement with respect to environmental matters, except for Section 4.22 hereof.

         4.28 Accounts. All Accounts have arisen from bona fide transactions by the LRS Companies in the ordinary course of Business.

         4.29 Product Specifications.

             (a) The products of the LRS Companies meet all product and/or process specifications that they purport to meet.

             (b) The Disclosure Schedule sets forth the products of the LRS Companies that have received a premarket notification 510(k) clearance as set forth in 21 CFR Section 807.81 et seq., and sets forth all products that have not received a 510(k) clearance and provides an explanation justifying the reason(s) why no 510(k) clearance is necessary.

             (c) Copies of all such 510(k) clearances and submissions (and related correspondence) have been provided to SYBRON. With respect to the LRS Company products having 510(k) clearance, no modifications have been made to such products that would require resubmittal to the U.S. Food and Drug Administration.

             (d) The manufacturing facilities of the LRS Companies are ISO 9000 registered and have been certified in accordance with the European Community Medical Devices Directive 93/42/EEC for "CE" marking of orthodontic appliance systems. On or before the Closing, the LRS Companies and their suppliers (except for Reliance Adhesives, Inc.) will have completed all actions and will possess all authorizations and certifications necessary to enable the LRS Companies to place the "CE" mark on their products.

        4.30 Distributors; Manufacturer's Representatives.

             (a) The Disclosure Schedule: (i) lists all Persons that purchased any LRS Company products relating to the Business as distributors during the last fiscal year of LRS; (ii) lists all non-employee Persons that serve as a manufacturer's representative for LRS Company products relating to the Business; and (iii) lists any written arrangement or agreement and describes and sets forth the terms of each material oral arrangement or agreement with each such distributor or representative.

             (b) Except as specifically indicated in the Disclosure Schedule, there are no distributors or non- employee sales representatives who have been granted the right to purchase products from any LRS Company for resale or to serve as a manufacturer's representative for LRS Company products.

             (c) All Contracts with Business distributors and/or manufacturer's representatives can be terminated by the LRS Companies upon no more than sixty
(60) days' notice, with or without cause, without liability, penalty, or premium of any nature whatsoever.








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         4.31 Transactions with Related Parties. Except as set forth on the
Disclosure Schedule, no LRS Company is a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money, with any LRS Company director or officer, or, to the Knowledge of LRS, any Person or entity who is an affiliate thereof. No LRS Stockholder or any director or officer of any LRS Company, nor, to the Knowledge of LRS, any of their affiliates, own or have any ownership interest in any corporation or other entity which is in competition with any LRS Company or which is engaged in a related or similar business to that of any LRS Company, and none of such Persons, or any of their affiliates, has entered into any agreement, commitment, or understanding contemplating such ownership or ownership interest.

         4.32 Year 2000 Compliance. Except as set forth in the Disclosure Schedule, all of the material computer hardware and software systems of the LRS Companies (including, without limitation, those related to the Business's facilities, equipment, manufacturing processes, quality control activities, accounting and bookkeeping, Records and record keeping activities) are presently or will be prior to or on the Closing Date Year 2000 Compliant (as defined below). Any modifications to make the hardware and software systems Year 2000 Compliant, including date century and multi-century formulas and date values that reflect the century, will be identified and disclosed to SYBRON and will be made prior to the Closing Date. "Year 2000 Compliant" means the ability of the hardware and software systems to provide the following functions: (a) consistently handle date information for all dates before, on, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates; (b) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             SYBRON AND ACQUISITION

              SYBRON and ACQUISITION hereby represent and warrant to LRS as follows:

         5.1 Organization.

             (a) Each of SYBRON and ACQUISITION is a corporation duly and validly organized and existing under the Laws of its respective state of incorporation, and is qualified to do business as a foreign corporation and is in active status or good standing (as the case may be) in all jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation except where the failure to so qualify does not and will not have a material adverse effect.

             (b) Each of SYBRON and ACQUISITION has full corporate power and authority and all permits, licenses, approvals, authorizations, and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

             (c) Copies of the Articles or Certificate of Incorporation and Bylaws of each of SYBRON and ACQUISITION certified by the Secretary of SYBRON as of the date of this Agreement, are being delivered by SYBRON to LRS contemporaneously with the execution and delivery of this Agreement and such copies are complete and correct copies of such documents in effect as of the date of this Agreement.

         5.2 Capitalization.

             (a) The entire authorized capital stock of SYBRON consists of: (i) 110,000,000 shares of Common Stock, par value $0.01 per share, of which 48,175,503 shares were issued and outstanding on December 1, 1997; and (ii) 20,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding. At the 1998 annual meeting of shareholders to be held on January 30, 1998, the shareholders of SYBRON will vote







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upon a proposed amendment to SYBRON's Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000. If the increased authorization is approved by the shareholders, the Board of Directors of SYBRON anticipates declaring a two-for-one stock split at its regular meeting following the annual meeting of shareholders.

             (b) The entire authorized capital stock of ACQUISITION consists of 100 shares of Common Stock, par value $1.00 per share, of which 100 shares are issued and outstanding, all of which are owned by SYBRON.

             (c) All of the shares of SYBRON Stock to be issued pursuant to this Agreement will be, when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law as judicially interpreted.

         5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by SYBRON and ACQUISITION and all of the documents and instruments required by this Agreement to be executed and delivered by SYBRON and ACQUISITION: (a) are within the corporate power of SYBRON and ACQUISITION; (b) have been duly authorized by all necessary corporate action by SYBRON and ACQUISITION; and (c) do not require any approval of the shareholders of SYBRON. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by SYBRON and ACQUISITION will be, when executed and delivered by SYBRON and ACQUISITION, the valid and binding obligations of SYBRON and ACQUISITION, enforceable against SYBRON and ACQUISITION in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights in general, moratorium Laws or by general principles of equity.

         5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.9 of this Agreement and the filing of the Certificate of Merger as described in this Agreement, the execution, delivery and performance of this Agreement by SYBRON and ACQUISITION:

             (a) do not and will not conflict with or violate, breach, constitute a default under, or give rise to a right of termination or acceleration of an obligation under, any Law, the Articles of Incorporation or Bylaws of SYBRON, the Certificate of Incorporation or Bylaws of ACQUISITION or any material contract or agreement to which SYBRON or ACQUISITION is a party or by which either of them is bound; and/or

             (b) do not require any approvals or consents of third parties, or any declarations or filing with any court, governmental body or agency or other public or private body, entity, or Person.

         5.5 Litigation. To the knowledge of SYBRON, there are no actions, suits or proceedings against SYBRON or ACQUISITION, or both, by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

         5.6 SYBRON SEC Reports.

             (a) The Sybron SEC Reports did not or will not, as the case may be, contain as of their respective dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The SYBRON SEC Reports were or will be, as the case may be, filed in a timely fashion and complied or will comply, as the case may be, as to form in all material respects with all applicable rules of the SEC. SYBRON has supplied or will supply prior to the Closing true and correct copies of all SYBRON SEC Reports.

             (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of SYBRON included in the Sybron SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of SYBRON as of the dates thereof and the consolidated results of its operations and changes in financial position for the periods then ended, subject, in the case






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of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         5.7 Disclosure. No statement of fact by SYBRON or ACQUISITION contained in this Agreement omits to state a material fact necessary in order to make the statements herein contained, in light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         5.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of SYBRON for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the LRS Stockholders and at the time of the LRS Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of SYBRON, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         5.9 Brokers. Neither SYBRON nor ACQUISITION has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         5.10 No Adverse Change. Since October 31, 1997, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, earnings or prospects of SYBRON and its consolidated Subsidiaries, taken as a whole.


                                   ARTICLE VI

                    CONDUCT OF BUSINESS BY THE LRS COMPANIES
                               PENDING THE MERGER

             Except with the written consent of SYBRON (which shall not be unreasonably withheld or delayed), from and after the date of this Agreement and until the Effective Time of Merger, LRS shall, and shall cause each of the other LRS Companies to:

         6.1 Carry on in Ordinary Course. Use reasonable efforts to carry on its Business in the ordinary course and substantially in the same manner as heretofore conducted.

         6.2 Use of Assets. Use reasonable efforts to use, operate, maintain and repair all of its material assets and properties in an ordinary course of business. LRS shall be permitted to use available cash of the LRS Companies to accelerate the payment of portions of the Certain Indebtedness.

         6.3 No Default. Use reasonable efforts to not do any act or omit to do any act, or permit any act or omission to act, which could cause a breach of any of the Existing Contracts, and, if a breach of any Existing Contracts should arise, shall use reasonable efforts to timely cure every such breach.

         6.4 Existing Insurance Policies. Use reasonable efforts to maintain all of the Existing Insurance Policies or comparable replacement policies in full force and effect.

         6.5 Employment Matters. Not: (a) except in the ordinary course of business in a manner consistent with past custom and practice, or as described in the Disclosure Schedule, decrease, or grant any increase, in the rate of pay of any of its employees; (b) institute any new Employee Benefit Plan or amend any Existing Plan; or (c) enter into or modify any written employment arrangement with any Person.








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         6.6 Contracts. Not enter into any material Contract or engage in any material transaction not in the usual and ordinary course of business and consistent with its normal Business practices and, except as described in the Disclosure Schedule, not purchase, lease, sell or dispose of any material capital asset.

         6.7 Indebtedness; Investments. Not: (a) make any Investment except in the ordinary course of its Business; or (b) create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of its Business by any LRS Company as described in the Disclosure Schedule.

         6.8 Preservation of Relationships. Use reasonable efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having Business relationships with it.

         6.9 Compliance with Laws. Comply in all material respects with all applicable Laws.

         6.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision in accordance with GAAP for the payment of all taxes owed by it except for taxes being disputed in good faith provided notice thereof is given to SYBRON.

         6.11 Amendments. Not amend its Articles of Incorporation or Bylaws.

         6.12 Dividends; Redemptions; Issuance of Stock. Not:

             (a) except upon exercise of outstanding LRS Options, issue any additional shares of stock of any class or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class;

             (b) declare or pay any dividend or make any capital or surplus distributions of any nature, except for: (i) cash dividends by AC, AC Mexico, ACIE, AC Netherlands, AC Europe, or AC GmbH to LRS or AC; and (ii) regular cash dividends by LRS on the outstanding LRS Preferred Stock; or

             (c) directly or indirectly redeem, purchase, or otherwise acquire, recapitalize, or reclassify any of its capital stock or liquidate in whole or in part.


                                   ARTICLE VII

                       CERTAIN MATTERS PENDING THE CLOSING

         7.1 Consents and Approvals. Subject to Section 3.14 hereof, the parties shall each give any notices to, make any filings with, and use their respective reasonable efforts to obtain those authorizations, consents and approvals described in Section 8.9(a) hereof.

         7.2 Exclusive Dealing. So long as this Agreement has not been terminated in accordance with Section 10.1 hereof, LRS, for and on behalf of itself and all other LRS Companies, and their officers and agents, agrees not to (and will not permit any employee, officer, director, agent or other Person acting on its behalf to) directly or indirectly, solicit, entertain, or encourage inquiries or proposals or enter into an agreement or negotiate with any other Person with respect to the sale of all or any portion of the LRS Common Stock and/or LRS Preferred Stock, or the Business, whether such transaction takes the form of a sale of stock, merger, consolidation, sale of assets or otherwise.

         7.3 Cooperation.  The parties shall:

             (a) fully cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement;

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             (b) subject to Section 3.14 hereof, in the case of LRS, use its reasonable efforts to satisfy the conditions set forth in Article VIII, and in the case of SYBRON, use its reasonable efforts to satisfy the conditions set forth in Article IX; and

             (c) cooperate in all reasonable respects with each other party in such party's efforts to satisfy the conditions to be satisfied by the other party.

         7.4 Exchange Agreement. SYBRON and the LRS Representatives shall enter into and deliver the Exchange Agreement in sufficient time to enable the Exchange Agent to perform its duties thereunder prior to Closing.


                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                             SYBRON AND ACQUISITION

             Each and every obligation of SYBRON and ACQUISITION to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:


         8.1 Compliance with Agreement. LRS shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to SYBRON, and LRS shall have made available to SYBRON for examination the originals or true and correct copies of all documents SYBRON may reasonably request in connection with the transactions contemplated by this Agreement.

         8.3 No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

         8.4 Representations and Warranties of LRS. The representations and warranties made by LRS in this Agreement (as updated through any Disclosure Schedule Change) shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though said representations and warranties had been made on the Closing Date unless the failure to be true and correct in all material respects does not have an LRS Material Adverse Effect.

         8.5 No LRS Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any LRS Material Adverse Effect.

         8.6 Approval of LRS Stockholders; Certificate of Merger.


             (a) This Agreement, the Merger, and the transactions contemplated by this Agreement shall have received the requisite approvals and authorizations of the LRS Stockholders, and no more than two percent (2%) of the then outstanding shares of LRS Common Stock shall be Dissenting Shares and no more than two percent (2%) of the outstanding shares of LRS Preferred Stock shall be Dissenting Shares.

             (b) The holder(s) of the requisite amount of LRS Preferred Stock shall not have asserted their right to require LRS to redeem their LRS Preferred Stock pursuant to Article C, Section 4I of LRS' Amended and Restated Certificate of Incorporation.

             (c) The Certificate of Merger shall have been executed and delivered by LRS.

         8.7 Deliveries at Closing. LRS shall have delivered to SYBRON the following documents, each properly executed and dated the Closing Date:

             (a) the LRS Closing Certificate;

             (b) the LRS Counsel Opinions;

             (c) the Registration Rights Agreement;

             (d) evidence of delivery of the LRS Warrant to the Exchange Agent;

             (e) the Affiliate Letters from each Person who is an Affiliate;

             (f) the Escrow Agreement;

             (g) the executed representations letters required by Quarles & Brady in order for it to render the Tax Opinion Letter;

             (h) such releases and other instruments evidencing payment in full of the Certain Indebtedness and release of all Liens related thereto as SYBRON may reasonably request; and

             (i) such other documents and instruments as SYBRON may reasonably request.

         8.8 Other Documents. LRS shall have delivered to SYBRON such certificates and documents of officers of LRS and public officials as shall be reasonably requested by SYBRON to establish the existence of the LRS Companies and the due authorization of this Agreement and the transactions contemplated by this Agreement by LRS.

         8.9 Certain Approvals.

             (a) There shall have been secured (i) such material approvals, authorizations, consents and waivers from all appropriate state, federal, and foreign regulatory authorities as may be required by Law, and (ii) such approvals, authorizations, consents and waivers from all other Persons identified in the Disclosure Schedule as a Person from whom an approval, authorization, consent or waiver is required and specifically designated on the Disclosure Schedule as a required consent for Closing.

             (b) The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order, and the Sybron Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration under applicable state "blue sky" or securities Laws.

             (c) All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

             (d) No permission, approval, determination, consent or waiver received pursuant to Sections 8.9(a), 8.9(b) or 8.9(c) of this Agreement shall contain any condition applicable to the LRS Companies, SYBRON or ACQUISITION, or any one or more of them, which is, in the reasonable judgment of SYBRON, materially adverse in any manner to the LRS Companies, SYBRON or ACQUISITION.

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         8.10 Listing. SYBRON shall have received notice from the New York Stock
Exchange that the shares of Sybron Stock to be issued pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

         8.11 Closing Balance Sheet. The parties shall have agreed upon the contents of the Closing Balance Sheet.

         8.12 Accountant Letters. SYBRON shall have received a copy of each of the following letters from Ernst & Young LLP, each of which shall be in form and substance reasonably satisfactory to SYBRON and shall contain information concerning the financial condition of LRS: (a) the letter described in Section 3.9(a) of this Agreement; (b) a similar letter dated the date of the mailing of the Proxy Statement; (c) a similar letter dated the Closing Date; (d) the pooling letter to be addressed to LRS from Ernst & Young LLP; and (e) the executed "representation letter" referenced in Section 4.26 hereof.

         8.13 Pooling Treatment. SYBRON shall have received assurance from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

         8.14 Fractional Shares. The aggregate of the fractional share interests in Sybron Stock to be paid in cash pursuant to Section 2.8(e) of this Agreement shall not be more than two percent (2%) of the maximum aggregate number of shares of Sybron Stock which could be issued as a result of the Merger.

         8.15 Consents. LRS shall have obtained, and delivered to SYBRON, consents from LRS Optionholders holding LRS Options covering not less than 400 shares of LRS Common Stock and consents from all holders of Nonvested Restricted Shares, in each case approving the consummation of the transactions described in this Agreement and, as appropriate, the conversion or exchange of the Nonvested Restricted Shares and LRS Options as described in Sections 2.6 and 2.7 hereof.

         8.16 Other Conditions.

              (a) LRS shall have obtained and delivered to SYBRON documentation acceptable to SYBRON effecting the termination of all employment, consulting and other contractual arrangements with Gordie Nye, consistent with the items set forth on the Disclosure Schedule.

              (b) In the event audited LRS financial statements for the fiscal year ending December 31, 1997 are not available prior to Closing, LRS shall deliver to SYBRON an inventory count for AC Europe that has been certified by LRS's external auditors.

              (c) The Amendment to License Agreement dated as of January 13, 1998 by and between Damon Family Limited Partnership and AC shall be in full force and effect and neither party shall be in default thereof. Additionally, the Consent to Transfer dated January 13, 1998 given by the Damon Family Limited Partnership shall be in full force and effect.

              (d) The agreement dated as of May 1, 1997 by and between AC and Massachusetts Financing Corporation (d/b/a "OFP") shall have been amended to contain terms and conditions reasonably acceptable to SYBRON.

              (e) SYBRON shall have confirmed to its reasonable satisfaction that, as of the Closing, none of the LRS Companies will be a party to any Contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

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                                   ARTICLE IX

                           CONDITIONS PRECEDENT TO THE
                               OBLIGATIONS OF LRS

             Each and every obligation of LRS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         9.1 Compliance with Agreement. SYBRON and ACQUISITION shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         9.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to LRS, and SYBRON and ACQUISITION shall have made available to LRS for examination the originals or true and correct copies of all documents which LRS may reasonably request in connection with the transactions contemplated by this Agreement.

         9.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

         9.4 Representations and Warranties of SYBRON and ACQUISITION. The representations and warranties made by SYBRON and ACQUISITION in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date unless the failure to be true and correct in all material respects does not, taken as a whole, have a material adverse effect.

         9.5 Approval of LRS Stockholders; Certificate of Merger. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have received the requisite approval and authorization of the LRS Stockholders. The Certificate of Merger and the Plan of Merger shall have been executed and delivered by ACQUISITION.

         9.6 Deliveries at Closing. SYBRON and ACQUISITION shall have delivered to LRS the following documents, each properly executed and dated the Closing
Date:

             (a) the SYBRON Closing Certificate;

             (b) the SYBRON Counsel Opinion;

             (c) the Registration Rights Agreement;

             (d) the Escrow Agreement;

             (e) documentation and instruments evidencing the payment of the Certain Indebtedness, Expenses, and other payments described on EXHIBIT 11 hereto; and

             (f) such other documents and instruments as LRS may reasonably request.

         9.7 Other Documents. SYBRON shall have delivered to LRS such certificates and documents of officers of SYBRON and ACQUISITION and of public officials as shall be reasonably requested by LRS to establish the existence of SYBRON and ACQUISITION and the due authorization of this Agreement and the transactions contemplated by this Agreement by SYBRON and ACQUISITION.

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         9.8 Certain Approvals.

             (a) There shall have been secured (i) such material approvals, authorizations, consents and waivers from all appropriate state, federal, and foreign regulatory authorities as may be required by Law, and (ii) such approvals, authorizations, consents, and waivers from all other Persons identified in the Disclosure Schedule as a Person from whom an approval, authorization, consent, or waiver is required and specifically designated on the Disclosure Schedule as a required consent for Closing.

             (b) The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order, and the Sybron Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration under applicable state "blue sky" or securities Laws.

             (c) All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         9.9 Tax Opinion. LRS shall have received the Tax Opinion Letter of Quarles & Brady, counsel to SYBRON, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that SYBRON, ACQUISITION and LRS will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         9.10 Accountant Letters. LRS shall have received a copy of each of the following letters from KPMG Peat Marwick LLP, each of which shall be in form and substance reasonably satisfactory to LRS and shall contain information concerning the financial condition of SYBRON: (a) the letter described in
Section 3.9(b) of this Agreement; (b) a similar letter dated the date of the mailing of the Proxy Statement; and (c) a similar letter dated the Closing Date.

         9.11 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred any event, condition or fact which is continuing on the Closing Date and which is materially adverse to the financial condition of SYBRON and the Subsidiaries of SYBRON, taken as a whole.

         9.12 Listing. SYBRON shall have received notice from the New York Stock Exchange that the shares of Sybron Stock to be issued pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

         9.13 Closing Balance Sheet. The parties shall have agreed upon the contents of the Closing Balance Sheet.


                                    ARTICLE X

                   TERMINATION; INDEMNIFICATION; MISCELLANEOUS

         10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the LRS Stockholders), as follows:

              (a) by mutual written agreement of SYBRON and LRS;

              (b) by either SYBRON or LRS if termination of the waiting period or clearance under the HSR Act has not been received within sixty (60) days after the initial filing thereunder;

              (c) by LRS pursuant to Sections 2.9(a) or (b), 3.1(a), or 3.12 hereof;

              (d) by SYBRON pursuant to Sections 2.9(a) or 3.5(b) hereof;

              (e) by either SYBRON or LRS if the other party is in material breach of this Agreement and said breach has not been cured within fifteen (15) days of written notice thereof from the nonbreaching party to the breaching party; or

              (f) by either SYBRON or LRS if the Closing has not occurred on or before May 1, 1998.

         10.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 10.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that: (a) the obligations of SYBRON and ACQUISITION contained in Sections 3.4(b), 3.12, 3.13, 10.2, 10.6, 10.7, 10.8, 10.9, 10.11, 10.12, and
10.14 of this Agreement shall survive any such termination; (b) the obligations of LRS contained in Sections 3.12, 3.13, 10.2, 10.6, 10.7, 10.8, 10.9, 10.11,
10.12, and 10.14 of this Agreement shall survive any such termination; and (c) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VIII of this Agreement have not been satisfied, SYBRON may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article IX of this Agreement have not been satisfied, LRS may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

         10.3 Indemnity by LRS.

              (a) SYBRON and the Surviving Corporation shall be indemnified and held harmless from and against, and shall promptly be defended from and reimbursed for, any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys' fees and other costs and expenses) ("Damages") which the Surviving Corporation or SYBRON may at any time suffer or incur, or become subject to, as a result of or in connection with any of the following:

                  (i) any misrepresentation or breach of any representations or warranties made by LRS in this Agreement (as updated by any Disclosure Schedule Change) or in the LRS Closing Certificate;

                  (ii) any failure by LRS to carry out, perform, satisfy, and discharge in any material respect any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement; and

                  (iii) any suit, action or other proceeding brought by any Person arising out of any of the matters referred to in this Section 10.3 of this Agreement.

              (b) SYBRON shall promptly notify the LRS Representatives of any claim, demand, action, or proceeding for which indemnification will be sought under this Section 10.3 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, and (except as set forth below) if the parties agree that the Escrow Account (or applicable portion thereof) will be sufficient to fully satisfy the claim, the LRS Representatives shall have the right (and with the use of the Escrow Account) to assume the defense thereof using counsel reasonably acceptable to SYBRON. The assumption of said defense by the LRS Representatives shall constitute an admission that, subject to the limitations of this Section 10.3, such third party claim demand, action, or proceeding is an indemnifiable claim by SYBRON. If either (i) the subject matter of a claim relates to the ongoing business of SYBRON or the Surviving Corporation (as opposed to the mere payment of money damages) and if, were the claim to be adversely decided against SYBRON or the Surviving Corporation, its ongoing business would be materially adversely affected (whether or not the Escrow Account had fully satisfied the amount of such claim), or (ii) it reasonably appears to SYBRON, either at the time it or the Surviving Corporation is made a defendant in or party to a claim or at any time thereafter, that the Escrow Account will not be sufficient for the full potential liability under such claim, then SYBRON and the Surviving Corporation alone shall be entitled to contest and defend such claim (and, while the LRS Representatives may participate in the contest and defense of such claim at the LRS Representatives' sole cost and expense, SYBRON and the Surviving Corporation shall have full authority to determine all actions with respect thereto, subject to the necessity of obtaining the other party's consent with respect to any settlements). Each party defending a claim shall keep the other party informed of the progress of the claim including complying with all reasonable requests for copies of documents related to the claim and the opportunity, from time to time, to consult with counsel defending the claim. In connection with any such third party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of SYBRON and the LRS Representatives, which consent shall not be unreasonably withheld or delayed in either case. If a firm written offer is made by the third party to settle or resolve any such third party claim, demand, action or proceeding and the LRS Representatives propose to accept such settlement and SYBRON refuses to consent to such settlement, then: (i) the LRS Representatives shall be excused from, and SYBRON shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum reimbursement amount relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from SYBRON or the Surviving Corporation on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) SYBRON shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement, but if the amount thereafter recovered by such third party from SYBRON or the Surviving Corporation is less than the amount of the proposed settlement, SYBRON shall also be entitled to reimbursement from the Escrow Account for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

              (c) After the Closing, SYBRON and/or the Surviving Corporation's sole recourse for claims under Section 10.3(a) shall be limited to, and satisfied solely from, the Escrow Account, thereby limiting SYBRON's and the Surviving Corporation's recourse for all matters in both time and amount. Any Damages payable to SYBRON or the Surviving Corporation hereunder shall be paid by delivery from the Escrow Account of the equivalent value of Sybron Stock (or proceeds therefrom) using the Average Sybron Stock Price in determining "equivalent value".

              (d) No amount shall be payable to SYBRON or the Surviving Corporation after the Closing for any Damages unless and until the amount of such individual Damage is greater than Fifty Thousand Dollars ($50,000) and until the aggregate of such claims for indemnity under this Section 10.3 exceeds Five Hundred Thousand Dollars ($500,000), in which case SYBRON and the Surviving Corporation shall be entitled to recover only such excess amount.

              (e) SYBRON and ACQUISITION expressly acknowledge and agree that, upon the Closing, the indemnification provisions of this Section 10.3 shall be the sole and exclusive remedy and right of indemnity for any claims of SYBRON or ACQUISITION (as the Surviving Corporation) arising out of this Agreement.

              (f) In determining the amount of any Damages with respect to which SYBRON or the Surviving Corporation is entitled to indemnification pursuant to this Section 10.3, such amount shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries (net of collection expenses) received by SYBRON, the Surviving Corporation, or the LRS Companies in respect thereof. SYBRON and ACQUISITION shall use commercially reasonable efforts to seek recovery under its insurance policies covering any loss to the same extent as they would if such loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by SYBRON, the Surviving Corporation, or the LRS Companies with respect to any loss for which any such Person has been indemnified hereunder, a refund equal to the aggregate amount of the recovery (in shares of Sybron Stock valued at the Average Sybron Stock Price if shares of Sybron Stock were released from the Escrow Account to pay the Damages or in cash if cash was released from the Escrow Account to pay the Damages) shall be made promptly to the Escrow Agent for delivery to the applicable LRS Stockholders from whom indemnification was obtained.

         10.4 Indemnity by SYBRON.

              (a) SYBRON and ACQUISITION shall indemnify and hold the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder harmless from and against, and shall defend promptly the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder from and reimburse them for, any and all Damages which they may at any time suffer or incur, or become subject to, as a result of or in connection with any of the following:

                  (i) any misrepresentation or breach of any representations or warranties made by ACQUISITION or SYBRON in this Agreement or in the SYBRON Closing Certificate;

                  (ii) any failure by ACQUISITION or SYBRON to carry out, perform, satisfy and discharge in any material respect any of their covenants, agreements, undertakings, liabilities, or obligations under this Agreement; and

                  (iii) any suit, action, or other proceeding brought by any Person arising out of any of the matters referred to in this Section 10.4 of this Agreement.

              (b) The LRS Representatives shall promptly notify ACQUISITION (or the Surviving Corporation) and SYBRON of any claim, demand, action, or proceeding for which indemnification will be sought under this Section 10.4 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the Surviving Corporation and SYBRON will have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the LRS Representatives. The LRS Representatives shall have the right to participate, at their own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the LRS Representatives and SYBRON, which consent shall not be unreasonably withheld or delayed in either case. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and SYBRON proposes to accept such settlement and the LRS Representatives refuse to consent to such settlement, then: (i) SYBRON shall be excused from, and the LRS Representatives shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of SYBRON relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the LRS Representatives shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the LRS Representatives, but if the amount thereafter recovered by such third party from the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder is less than the amount of the proposed settlement, the LRS Representatives shall also be reimbursed by SYBRON for such attorneys' fees and legal costs and expenses up to maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

              (c) Any Damages payable to the LRS Stockholders, the LRS Optionholders or the LRS Warrantholder hereunder shall be paid by delivery of that number of shares of Sybron Stock as is equal to the amount of Damages divided by the Average Sybron Stock Price.

              (d) It is expressly acknowledged and agreed that, upon the Closing, the indemnification provisions of this Section 10.4 shall be the sole and exclusive remedy and right of indemnity for any claims by any LRS Stockholder, LRS Optionholder or the LRS Warrantholder against SYBRON or ACQUISITION (as the Surviving Corporation) arising out of this Agreement.

              (e) In determining the amount of any Damages with respect to which any LRS Stockholder, any LRS Optionholder or the LRS Warrantholder is entitled to indemnification pursuant to this Section 10.4, such amount shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by such LRS Stockholder, LRS Optionholder or LRS Warrantholder in respect thereof and the amount of any net tax benefit related thereto.

         10.5 Exclusivity and Survival of Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement are the parties' sole and exclusive representations and warranties concerning the subject matter hereof, and each party acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the parties) are specifically disclaimed. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, but shall expire on the earlier to occur of the date of completion of the first annual audit of SYBRON's financial statements following the Closing or the one-year anniversary date of the Closing Date.

         10.6 Entire Agreement; Amendment. Except for the Confidentiality Agreement (as modified by Section 3.12 hereof), this Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the LRS Stockholders, except that after such approval, no amendment shall be made without the further approval of the LRS Stockholders if any such amendment: (a) changes the Gross Merger Price; or (b) materially adversely affects the rights of the LRS Stockholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.7 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware.

         10.8 Assignment. This Agreement shall not be assigned:

              (a) by LRS except with the prior written consent of SYBRON; and

              (b) by SYBRON or ACQUISITION, except: (i) with the prior written consent of LRS; (ii) to a Subsidiary of SYBRON provided SYBRON agrees in connection with such assignment to remain primarily liable hereunder; or (iii) in connection with a sale or transfer of all or substantially all of the assets of SYBRON or a reorganization, merger, tender offer, consolidation or similar transaction affecting all or substantially all of the outstanding equity interests of SYBRON.

         10.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Person by personal delivery, commercial courier, or telephonic facsimile transmission accompanied by a telephonic facsimile receipt and followed by hard copy by United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to SYBRON or                      SYBRON INTERNATIONAL CORPORATION
ACQUISITION:                         Attention: R. Jeffrey Harris, Esq.
                                     411 East Wisconsin Avenue
                                     Milwaukee, WI  53202
                                     Fax No:  414-390-5476
                                     with a copy to:

                                     Quarles & Brady
                                     Attention: Michael K. Bresson, Esq.
                                     411 East Wisconsin Avenue
                                     Milwaukee, WI  53202
                                     Fax No:  414-271-3552

If to LRS:                           LRS ACQUISITION CORP.
                                     c/o Liberty Partners
                                     Attention: Michael J. Kluger
                                     1177 Avenue of the Americas
                                     New York, NY 10036
                                     Fax No: 212-354-0336

                                     with a copy to:

                                     Kirkland & Ellis
                                     Attention: Edward T. Swan, Esq.
                                     200 East Randolph Drive
                                     Chicago, IL  60601
                                     Fax No: 312-861-2200

         10.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         10.12 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         10.13 Specific Performance. The parties agree that the assets and business of the LRS Companies as a going concern constitute unique property. There is no adequate remedy at Law for the Damage which SYBRON might sustain for failure of LRS to consummate the Merger and the transactions contemplated by this Agreement and, accordingly, SYBRON shall be entitled, at its option but only if all of the conditions set forth in Article IX have been satisfied or duly waived and SYBRON is not otherwise in material breach of this Agreement, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

         10.14 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 10.8 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         10.15 Further Assurances. If, at any time after the Effective Time of Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, and powers of either ACQUISITION or LRS, the officers of the Surviving Corporation are fully authorized to take any such action in the name of ACQUISITION or LRS.

         10.16 LRS Representatives.

               (a) Upon the approval by the LRS Stockholders of this Agreement, the Merger, and the transactions contemplated by this Agreement, each LRS Stockholder (other than holders of Dissenting Shares), LRS Optionholder and the LRS Warrantholder shall be deemed to have irrevocably constituted and appointed Messrs. Michael Kluger, Gordie Nye, and Kenneth Rainin as their agents and attorneys in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) amendments to this Agreement; (ii) waivers of the satisfaction of any of the conditions set forth in Article IX of this Agreement; (iii) execution of documents and certificates pursuant to this Agreement; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; and (v) negotiation and settlement of any disputes, including indemnification matters and adjustments to the Gross Merger Price as contemplated herein.

               (b) In the event that the LRS Representatives, upon the advice of counsel or otherwise, are of the opinion that they require further authorization or advice from the LRS Stockholders, the LRS Optionholders or the LRS Warrantholder on any matters concerning this Agreement, the LRS Representatives shall be entitled to seek such further authorization prior to acting on their behalf.

               (c) SYBRON and ACQUISITION shall be fully protected in dealing with the LRS Representatives under this Agreement and may rely upon the authority of the LRS Representatives to act as the LRS Stockholders', the LRS Optionholders' and the LRS Warrantholder's agent under this Agreement. Any payments or delivery of payments by SYBRON or ACQUISITION to the LRS Representatives under this Agreement for the benefit of the LRS Stockholders, the LRS Optionholders or the LRS Warrantholder shall be considered payments by SYBRON and ACQUISITION to the LRS Stockholders, the LRS Optionholders and the LRS Warrantholder. The appointments of the LRS Representatives are coupled with an interest and shall be irrevocable by any LRS Stockholder, LRS Optionholder or the LRS Warrantholder in any manner or for any reason. This power of attorney shall not be affected by the death, disability, or incapacity of any LRS Stockholder, LRS Optionholder or the LRS Warrantholder.

               (d) If at any time there is no Person acting as an LRS Representative for any reason, a majority in interest of the LRS Stockholders shall choose a Person to act as the LRS Representative under this Agreement.

         10.17 Directors' and Officers' Liability Coverage. For a period of at least three (3) years after the Effective Time of Merger, SYBRON will, and will cause the Surviving Corporation to, maintain in effect (which in each case shall cover the same matters and be on terms no less favorable than such articles or certificates of incorporation or bylaws of LRS as set forth on the Disclosure Schedule and as are in effect on the date of this Agreement) bylaw provisions and articles or certificate of incorporation provisions indemnifying present or former directors and officers of LRS who serve or served as such at or prior to the Effective Time of Merger.

         10.18 Tax Matters.

               (a) Any indemnification payment pursuant to either Section 10.3 or 10.4 of this Agreement shall be treated as an adjustment to the Gross Merger Price.

               (b) SYBRON shall prepare or cause to be prepared and file or cause to be filed all tax returns for the LRS Companies for all periods (or portions thereof) ending on or prior to the Closing Date which are filed on or before the termination of the representations and warranties as described in
Section 10.5 hereof. SYBRON (i) agrees to prepare such tax returns in a manner consistent with the past tax reporting practices of the LRS Companies; (ii) agrees to allow the LRS Representatives to review and comment on such tax returns; and (iii) agrees that such tax returns shall not be filed without receiving the prior written consent of the LRS Representatives, which consent will not be unreasonably withheld or delayed.

         10.19 Severance Matters. After the Merger, SYBRON will cause the Surviving Corporation to adopt and abide by the current severance policy of Sybron Dental Specialties, a subsidiary of SYBRON, with respect to the LRS employees. For purposes of severance, said LRS employees shall receive credit for their years of service with the LRS Companies and their predecessors. In addition to said standard severance policy, SYBRON shall cause the Surviving Corporation to enhance the severance policy for senior management of LRS, as determined by SYBRON after consultation prior to the Closing with the LRS Representatives. The parties agree that $300,000 shall be booked as an accrual on the Closing Balance Sheet specifically for said enhanced severance.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

                            SYBRON INTERNATIONAL CORPORATION



                            By: /s/ Kenneth F. Yontz
                               ---------------------------------------------




                            LRS ACQUISITION CORP.



                            By: /s/ Gordon Nye
                               ---------------------------------------------




                            NORMANDY ACQUISITION CO.



                            By: /s/ Dennis Brown
                               ---------------------------------------------




                            LIBERTY PARTNERS HOLDINGS 5, L.L.C.



                            By: /s/ Michael Kluger
                               ---------------------------------------------



 Acceptance of the appointments made in Section 10.16 is hereby acknowledged by:



                                /s/ Michael Kluger
                                --------------------------------------------
                                Michael Kluger



                                /s/ Gordie Nye
                                --------------------------------------------
                                Gordie Nye



                                /s/ Kenneth Rainin
                                --------------------------------------------
                                Kenneth Rainin

                                 CERTIFICATIONS





         Pursuant to the requirements of Section 251(c) of the Delaware General Corporation Law, the undersigned duly elected, qualified and acting Secretary of Normandy Acquisition Co., a Delaware corporation, hereby certifies that at least a majority of the outstanding stock of such corporation entitled to vote on this Agreement has been voted in favor of adoption of this Agreement.

Dated:                     , 1998.
      ---------------------

                                             NORMANDY ACQUISITION CO.


                                             By:
                                                -----------------------------
                                             Name:
                                                  ---------------------------
                                             Its: Secretary





         Pursuant to the requirements of Section 251(c) of the Delaware General Corporation Law, the undersigned duly elected, qualified and acting Secretary of LRS Acquisition Corp., a Delaware corporation, hereby certifies that at least a majority of the outstanding stock of such corporation entitled to vote on this Agreement has been voted in favor of adoption of this Agreement.

Dated:                     , 1998.
      ---------------------
                                             LRS ACQUISITION CORP.


                                             By:
                                                ----------------------------
                                             Name:
                                                  --------------------------
                                             Its: Secretary

                                    EXHIBIT 1

                            FORM OF AFFILIATE LETTER


                                                           [CLOSING DATE], 1998

                                                        -----------------------
                                                              Name of Affiliate

Sybron International Corporation
411 East Wisconsin Avenue
24th Floor
Milwaukee, WI  53202

Ladies and Gentlemen:

                  I have been advised that as of the date of the meeting of stockholders of LRS Acquisition Corp. ("LRS") to vote on the transaction described below, and as of the date hereof, I may be deemed an "affiliate" (as that term is defined for purposes of Rule 145(c) and (d) under the Securities Act of 1933, as amended (the "Act")) of LRS. Pursuant to the terms of the Agreement and Plan of Reorganization dated as of January __, 1998 (the "Agreement") by and among Sybron International Corporation ("SYBRON"), Normandy Acquisition Co. ("ACQUISITION"), LRS and Liberty Partners Holdings 5, L.L.C., ACQUISITION will be merged with and into LRS in a transaction (the "Merger") in which I will receive shares of $0.01 par value common stock of SYBRON (the "Shares") in exchange for shares of LRS capital stock and rights to acquire shares of LRS capital stock which I own at the "Effective Time of Merger" (as that term is defined in the Agreement).

                  In connection with the Merger, I represent and warrant to, and agree with, SYBRON that:

                  1. I have carefully read this Affiliate Letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for LRS.

                  2. I have carefully read the Agreement relating to the Merger and discussed its requirements and its impact upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for LRS.

                  3. I have been informed by SYBRON that the distribution to me of the Shares in the Merger has been registered under the Act; however, the distribution by me of the Shares has not been registered under the Act and the Shares must be held by me indefinitely unless (i) such distribution by me of the Shares has been registered under the Act, (ii) a sale by me of the Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Act (and otherwise in accordance with Rule 144 under the Act if I am an affiliate of SYBRON and if so required at the time), or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition by me of the Shares in the opinion of counsel satisfactory to SYBRON. I agree that I will not make any sale, transfer or other disposition of the Shares in violation of the Act or the rules and regulations of the Commission thereunder.

                  4. I understand that SYBRON is under no obligation to register, under the Act, the sale, transfer or other disposition of the Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available, except for SYBRON's customary procedures in connection with sales of its stock in conformity with Rule 145 and except for SYBRON's obligation to register the Shares in accordance with the terms and conditions of the Registration Rights Agreement of even date herewith executed and delivered by SYBRON, myself and certain others pursuant to the Agreement. By accepting this Affiliate Letter, SYBRON agrees to exert its best efforts to timely file with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  5. I also understand SYBRON may decline to recognize any transfer of the Shares inconsistent with this Affiliate Letter, that stop transfer instructions will be given to SYBRON's transfer agent with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Sybron International Corporation of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to an effective registration statement under the Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Sybron International Corporation of posttransaction combined financial results covering at least 30 days of operations subsequent to [insert date of Effective Time of Merger under the Agreement]."

By accepting this Affiliate Letter, SYBRON agrees that upon my request and delivery to the transfer agent of such legended certificates and after passage of the period referred to in the second sentence of such legend, it will instruct the transfer agent to deliver to me substitute certificates of SYBRON common stock with a legend consisting solely of the first sentence of the legend set forth above.

                  6. I have not, within the 30 days prior to the date hereof, sold, transferred, or otherwise disposed of, or reduced my risk relative to, any shares of LRS or SYBRON capital stock beneficially owned by me and, notwithstanding the other provisions hereof, I will not, nor am I currently a party to or bound by any agreement requiring me to, sell, transfer, or otherwise dispose of, or reduce my risk relative to, any Shares received by me in the Merger or any other shares of SYBRON capital stock which I may beneficially own prior to such time as financial results covering at least 30 days of post-Merger combined operations of SYBRON and LRS have been published by SYBRON, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or, at SYBRON's option, some other public filing or announcement which includes the combined financial results of operations. I understand that, until such time, SYBRON may refuse to recognize such transfer and that stop transfer instructions will be given to SYBRON's transfer agent with respect to the Shares or such other shares of SYBRON capital stock.

                  It is understood and agreed that this Affiliate Letter shall terminate and be of no further force and effect and the legend set forth in paragraph 5 above shall be removed by delivery of substitute certificates without such legend, and the related stock transfer restrictions shall be lifted forthwith, if the period of time specified in paragraph 6 above has passed and:

                  (a) my Shares shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf; or

                  (b) I am not at the time (and, if clause (ii) below applies, I have not been for at least the preceding three months) an affiliate of SYBRON and have beneficially owned the Shares for at least (i) one (1) year (or such other period as may be prescribed by the Act and the rules promulgated thereunder) and SYBRON has filed with the Commission all of the reports it is required to file under the Exchange Act during the preceding twelve (12) months, or (ii) two (2) years (or such other period as may be prescribed by the Act and the rules thereunder) if the aforementioned condition as to filing reports with the Commission has not been met; or

                  (c) SYBRON shall have received a letter from the staff of the Commission, or an opinion of Quarles & Brady or other counsel acceptable to SYBRON, to the effect that the stock transfer restrictions and the legend are not required.

                                                            Very truly yours,



                                                            --------------------
                                                            [NAME]

Accepted as of the date of
this Affiliate Letter.

SYBRON INTERNATIONAL CORPORATION


By:
   -----------------------------
   Name:
        ------------------------
   Title:
         -----------------------

                                    EXHIBIT 2

                          FORM OF CERTIFICATE OF MERGER

                                       OF

                            NORMANDY ACQUISITION CO.,
                             a Delaware Corporation,

                                      INTO

                             LRS ACQUISITION CORP.,
                             a Delaware corporation


         The undersigned corporation, pursuant to Section 251 of the Delaware General Corporation Law, for the purpose of merging Normandy Acquisition Co. ("ACQUISITION"), a Delaware corporation, into LRS Acquisition Corp. ("LRS"), a Delaware corporation, which is the surviving corporation in such merger (the "Surviving Corporation") (ACQUISITION and LRS are together referred to herein as the "Constituent Corporations") hereby certifies the following:

         1. An Agreement and Plan of Reorganization (the "Merger Agreement") by and among Sybron International Corporation, ACQUISITION, LRS and Liberty Partners Holdings 5, L.L.C. has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

         2, The name of the surviving corporation is LRS Acquisition Corp., and it shall be governed by the laws of the State of Delaware. The Amended and Restated Certificate of Incorporation of LRS, as in effect immediately prior to the effective date of the merger, shall be the Amended and Restated Certificate of Incorporation of the surviving corporation, until amended in accordance with law.

         3. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, 9900 Old Grove Road, San Diego, California 92131-1683.

         4. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

         5. The effective date of the merger shall be the date on which this Certificate of Merger is filed with the Office of the Delaware Secretary of State.

         IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the ____ day of ________, 1998.

                                        LRS ACQUISITION CORP.



                                        By:
                                           ------------------------------
                                        Its:
                                            -----------------------------

                                    EXHIBIT 3

                            FORM OF ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into this ___ day of _________, 1998, by and among SYBRON INTERNATIONAL CORPORATION ("SYBRON"), STATE STREET BANK AND TRUST COMPANY (the "Escrow Agent"), MICHAEL KLUGER, GORDON NYE and KENNETH RAININ (collectively, the "LRS Representatives"), and each of the HOLDBACK PARTICIPANTS identified on SCHEDULE I.

         WHEREAS, simultaneously with the execution and delivery hereof, SYBRON, Normandy Acquisition Co. ("ACQUISITION"), LRS Acquisition Corp. ("LRS") and Liberty Partners Holdings 5, L.L.C. ("Liberty") are consummating the transactions described in an Agreement and Plan of Reorganization dated as of January __, 1998 (the "Agreement"), pursuant to which, among other things, each share of the issued and outstanding capital stock of LRS, an outstanding warrant held by Liberty to purchase LRS capital stock and certain outstanding options for such capital stock was converted into or exchanged for common stock, par value $0.01 per share, of SYBRON ("Common Stock") registered under the Securities Act of 1933, resulting in the issuance of an aggregate of ________ shares of Common Stock (the "Merger Shares"); and

         WHEREAS, the Agreement contemplates delivery by the LRS Warrantholder and certain LRS Stockholders and LRS Optionholders, each identified on SCHEDULE I hereto (each, a "Holdback Participant"), of a portion of the Merger Shares received by such Holdback Participant, as identified on SCHEDULE I hereto, to the Escrow Agent at the Closing as described herein, to be held by the Escrow Agent in accordance with the terms hereof;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Agreement.

         2. APPOINTMENT AND ACCEPTANCE. SYBRON, the LRS Representatives and the Holdback Participants hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent under and pursuant to this Escrow Agreement. Furthermore, the Holdback Participants hereby authorize the LRS Representatives to act on their behalf as described in this Escrow Agreement, including without limitation pursuant to
Section 20. Upon execution of this Escrow Agreement (and in any event prior to the investment of funds), the LRS Representatives agree to obtain from each of the Holdback Participants and deliver to the Escrow Agent a fully executed Internal Revenue Service Form W-9. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Deposit. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund (including any Dispute Fund and any Reserved Amount, each as defined below, which are part of the Escrow Fund) shall be allocable to the Holdback Participants in accordance with their percentages set forth on SCHEDULE I.

         3. ESTABLISHMENT OF ESCROW FUND. (a) Immediately upon the execution of this Escrow Agreement, the Escrow Agent shall establish an escrow account (the "Escrow Account") into and from which certain deposits and/or disbursements shall be made pursuant to the terms of this Agreement.

         (b) In accordance with the terms of Section 2.8(f) of the Agreement, there hereby is deposited (the "Escrow Deposit"), on behalf of and at the direction of the Holdback Participants, into the Escrow Account certificates representing Merger Shares (the "Escrow Shares") together with a separate stock power for each such certificate executed in blank by the record holder thereof, receipt of which is hereby acknowledged by the Escrow Agent. The number of Escrow Shares deposited by each Holdback Participant is set forth on SCHEDULE I hereto. From and after the date hereof, the term "Escrow Fund" means the Escrow Deposit less any distributions therefrom made in accordance with the provisions of this Escrow Agreement, plus any additions thereto resulting from any stock split or stock dividend paid on the Escrow Shares and delivered to the Escrow Agent and the proceeds from any sale of Merger Shares as described in Section
20. All such distributions and additions shall be allocable to the Holdback Participants in accordance with their percentages set forth on SCHEDULE I. In particular, and not in limitation of the foregoing, the Escrow Fund shall include any property held in a Dispute Fund and any Reserved Amount (each as defined below).

         4. DISPOSITION OF ESCROW FUND. SYBRON and the LRS Representatives hereby instruct the Escrow Agent, and the Escrow Agent hereby agrees, to hold, invest and dispose of the Escrow Fund and any interest and other income received from the investment or reinvestment of the Escrow Fund, including any cash dividends received with respect to shares held therein (collectively, the "Interest"), in accordance with and subject to the terms, conditions, limitations and restrictions contained in this Escrow Agreement.

         5. INVESTMENT. The Escrow Agent shall invest and reinvest any cash funds from time to time comprising part of the Escrow Fund and all Interest in SSgA U.S. Treasury Money Market Funds. In no event shall the Escrow Agent have any liability under this Escrow Agreement for investment losses incurred on any investment or reinvestment made in accordance with the terms of this Escrow Agreement.

         6. CHARGES AGAINST ESCROW DEPOSIT. (a) The Escrow Fund has been established for the purposes of securing and providing a source for satisfying the indemnification rights of SYBRON and the Surviving Corporation pursuant to
Section 10.3 of the Agreement. In the event that, and from time to time as, SYBRON, the Surviving Corporation or, with respect to defense costs permitted to be recovered from the Escrow Fund pursuant to Section 10.3 of the Agreement, the LRS Representatives (any of such parties hereinafter also referred to as the "Claimant") is entitled to amounts pursuant to Section 10.3 of the Agreement (an "Indemnification Claim"), the Claimant shall promptly provide written notice (which notice shall set forth with reasonable specificity the basis for the Indemnification Claim and the amount of the Indemnification Claim (the "Claimed Amount")) thereof to the Escrow Agent and, if the Claimant is SYBRON or the Surviving Corporation, to the LRS Representatives (collectively, an "Other Party" for purposes hereof) or, if the Claimant is the LRS Representatives, to SYBRON and the Surviving Corporation (collectively, an "Other Party" for purposes hereof).

         (b) Unless it receives a timely Objection Notice pursuant to Section 7 from the Other Party, at the end of the time period set forth in such Section 7 for the giving of an Objection Notice, the Escrow Agent shall disburse to the Claimant out of the Escrow Fund the Claimed Amount. The LRS Representatives shall have the right to designate whether the Claimed Amount is satisfied with cash contained in the Escrow Fund, Merger Shares or a combination of cash and Merger Shares, provided notice of such designation is given to the Escrow Agent and SYBRON no later than 5:00 p.m., Eastern Time, on the fifth business day following expiration of the time period set forth in Section 7 for the giving of an Objection Notice. If no such designation is made, the manner in which the Claimed Amount is satisfied from the Escrow Fund shall be at the discretion of the Escrow Agent. Any disbursement of Escrow Shares to the Claimant as described herein shall be accomplished by delivery of the certificates representing the Escrow Shares to BankBoston, N.A., the transfer agent for the Escrow Shares, with instructions to transfer and deliver to the Claimant a stock certificate evidencing the requisite number of shares to be released to the Claimant, with certificates representing the balance to be returned to the Escrow Agent. The Holdback Participants agree to take all actions necessary to cause such transfer agent to so transfer the Escrow Shares.

         (c) If the Escrow Agent receives a timely Objection Notice pursuant to
Section 7 from the Other Party, then the disbursement of the Escrow Fund shall be governed by the procedures set forth in Sections 7 and 8 hereof.

         7.  DISPUTE OF INDEMNIFICATION CLAIM AGAINST ESCROW FUND.

         (a) The Other Party shall have the right to dispute any Indemnification Claim within the thirty (30) calendar day period following delivery of notice of the Indemnification Claim to the Escrow Agent by delivering to the Escrow Agent and the Claimant written notice that the Indemnification Claim is being disputed. Such notice shall include the basis, with reasonable specificity, of the objection and identification of the portion, if any, of the Claimed Amount to which the Other Party has no objection and which may be released to the Claimant.

         (b) Upon timely receipt of an Objection Notice, the Escrow Agent shall reserve against the Escrow Fund an amount equal to the Claimed Amount (less any portion thereof released as described in Section 7(a)) and place the amount so reserved in a separate account (such amount so reserved and placed in a separate account being called a "Dispute Fund"). Any Merger Shares reserved as part of the Dispute Fund (and for all other purposes of this Escrow Agreement other than a sale pursuant to Section 20) shall be valued at $__________ (the Average Sybron Stock Price) and such reservation may be accomplished without an actual transfer of share certificates but by an appropriate entry in the Escrow Agent's records (pending resolution of the Indemnification Claim). The LRS Representatives shall have the right to designate whether such reserved amount (and the portion of the Claimed Amount which may be released in accordance with Section 7(a)) is satisfied with cash contained in the Escrow Fund, Merger Shares or a combination of cash and Merger Shares, provided notice of such designation is given to the Escrow Agent and SYBRON no later than 5:00 p.m., Eastern Time, on the fifth business day following the Escrow Agent's receipt of the Objection Notice. If no such designation is made, the manner in which the reserved amount (or released amount, if applicable) is satisfied from the Escrow Fund shall be at the discretion of the Escrow Agent. The disbursement of any released portion of the Claimed Amount (as described in Section 7(a)) to be satisfied with Escrow Shares shall be accomplished in the same manner as set forth in Section 6(b).

         (c) A Dispute Fund shall continue to be held hereunder by the Escrow Agent pursuant to the terms hereof until the earlier of: (i) the receipt by the Escrow Agent of joint written instructions from the Claimant and the Other Party, in which case the Escrow Agent shall promptly follow the instructions therein; or (ii) the receipt by the Escrow Agent, with a copy to all other interested parties under this Escrow Agreement, of a certified copy of a Final Judgment (as hereinafter defined) with respect to the Indemnification Claim and the Dispute Fund by a court of competent jurisdiction, together with a notarized affidavit (made under penalties of perjury) from the delivering party which states that the order delivered to the Escrow Agent is a Final Judgment (as hereinafter defined), in which case the Escrow Agent shall promptly proceed in accordance with the Final Judgment. An order shall be deemed final (a "Final Judgment") upon (A) the expiration of the time allowed for appeal without either the Claimant or the Other Party having appealed such order, or (B) entry of such final order if no right of appeal exists or such appeal shall have been finally determined.

         8. TERMINATION; RELEASE OF ESCROW FUND. The Escrow Fund shall terminate (the "Escrow Fund Termination Date") on the earlier to occur of: (i) the date that the first audit of SYBRON's financial statements following the execution of this Escrow Agreement is completed (which date shall be certified to the Escrow Agent by SYBRON), or (2) the date which is one (1) year following execution of this Escrow Agreement; except with respect to (A) any Dispute Funds then existing and (B) any Indemnification Claims made pursuant to Section 6 which have not yet been paid in accordance with the provisions of Section 6 or for which the time period for the giving of an Objection Notice in accordance with the provisions of Section 7 has not yet expired (the "Reserved Amounts"). The Escrow Agent shall on the business day next succeeding the Escrow Fund Termination Date disburse to the Holdback Participants pursuant to the guidelines set forth in SCHEDULE II and in accordance with their percentages set forth on SCHEDULE I the property then remaining in the Escrow Fund, less the Reserved Amounts, along with all of the Interest, if any. The Dispute Funds and Reserved Amounts shall continue to be held hereunder by the Escrow Agent pursuant to the terms hereof, and this Escrow Agreement shall continue in full force and effect, until each Indemnification Claim is paid and/or each dispute with respect thereto has been resolved in accordance with the provisions of
Section 7 and the Escrow Agent has disbursed such Dispute Funds and Reserved Amounts in accordance with the terms of Sections 6 or 7 above. Upon disbursement of the last of the Dispute Funds and Reserved Amounts, the Escrow Agent shall disburse to the Holdback Participants pursuant to the guidelines set forth on
SCHEDULE II and in accordance with their percentages set forth on SCHEDULE I any Interest earned since the Escrow Fund Termination Date on such Dispute Funds and Reserved Amounts.

         9. PERFORMANCE BY THE ESCROW AGENT. The Escrow Agent may seek advice from counsel of its choice (other than counsel for SYBRON or any Holdback Participant but including any in-house counsel employed by the Escrow Agent) and may rely upon such advice as it thereupon receives in writing, or it may act or refrain from acting in accordance with its best judgment and shall not, as a result thereof, be liable to any party to this Escrow Agreement except for willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law. The Escrow Agent (i) shall not be responsible for any of the other agreements referred to herein and shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be responsible for any aspect of a sale of Escrow Shares as set forth in Section 20 from the time of its release of such Escrow Shares in accordance with instructions contained in the relevant Sale Notice (as defined in Section 20) to the time of its receipt of sale proceeds resulting from any such sale, including without limitation the adequacy of any purchase price received upon any such sale; and (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification.

         10. RESPONSIBILITY OF THE ESCROW AGENT.

         (a) The Escrow Agent, as such, shall not be responsible or liable to any person, whether or not a party to this Escrow Agreement, for any act or omission of any kind so long as it has acted in good faith upon the instructions herein contained or upon the instructions hereafter delivered to it as contemplated by this Escrow Agreement or upon advice of counsel as provided in
Section 9. To the extent that the Escrow Agent incurs any loss or liability (including reasonable attorneys' fees and expenses resulting from any such act or omission or arising out of or in connection with this Escrow Agreement or administration of its duties hereunder), SYBRON and the Holdback Participants shall jointly and severally indemnify the Escrow Agent therefor, unless the loss or liability resulted from the Escrow Agent's willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law.

         (b) With respect to their respective obligations to indemnify the Escrow Agent hereunder, SYBRON and the Holdback Participants expressly reserve all of their rights as against each other to seek contribution, reimbursement or any other appropriate relief.

         (c) The Escrow Agent may rely and act upon any certificate or other document conforming to the applicable provisions hereof and reasonably believed by it to be genuine and to have been signed by the proper party, including without limitation any Sale Notice received by it pursuant to Section 20. All persons shall be conclusively bound as against the Escrow Agent by any payment or release of the Escrow Fund pursuant to, and in conformity with, the terms of this Escrow Agreement.

         (d) SYBRON and the Holdback Participants jointly and severally agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Fund under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent in connection with any such payment or other activities under this Escrow Agreement. SYBRON and the Holdback Participants undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement insofar as such items relate to the maintenance and release of the Escrow Fund. SYBRON and the Holdback Participants jointly and severally agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arise out of this Escrow Agreement insofar as they relate to the maintenance and release of the Escrow Fund, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, unless such liability results from the Escrow Agent's willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law. In no event shall the Escrow Agent be responsible for indirect, consequential or special damages.

         (e) The foregoing indemnities set forth in this Section 10 and the obligations set forth in Section 12 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

         11. RESIGNATION OF THE ESCROW AGENT. The Escrow Agent may at any time resign by giving thirty (30) days written notice of resignation to SYBRON and the LRS Representatives. In such event SYBRON and the LRS Representatives shall appoint a successor escrow agent to be effective on the effective date of the aforesaid resignation. If no successor escrow agent is named by SYBRON and the LRS Representatives, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. All right, title and interest to the Escrow Fund and any Interest, and any proceeds thereof, shall be transferred to the successor escrow agent and this Escrow Agreement shall be assigned to such successor escrow agent, and the resigning Escrow Agent shall thereupon be released from further obligations hereunder.

         12. DISCHARGE OF THE ESCROW AGENT. The Escrow Agent agrees that SYBRON and the LRS Representatives may, by mutual written agreement at any time upon thirty (30) days written notice, remove the Escrow Agent as escrow agent hereunder, and substitute a bank or trust company therefor, in which event, upon receipt of written notice thereof and payment of any accrued but unpaid fees or expenses due the Escrow Agent, the Escrow Agent shall account for and deliver to such substituted escrow agent the Escrow Fund held by it, and the Escrow Agent shall thereafter be discharged from all liability hereunder.

         13. EXPENSES. The Escrow Agent shall be entitled to fees for its services hereunder and expenses payable in accordance with SCHEDULE III attached hereto, including legal fees incurred in connection with the preparation of this Escrow Agreement and the preparation of any amendment hereto in an amount not to exceed the limit set forth on SCHEDULE III. Such expenses shall not include any expenses incurred by the Escrow Agent with respect to its retention of any book-entry depository or subescrow agent. All charges and expenses of the Escrow Agent under this Escrow Agreement shall be borne one-half by SYBRON and one-half by the Holdback Participants (allocated among such Holdback Participants based on their respective percentages set forth on SCHEDULE I); except that the Holdback Participants shall be solely responsible for all transaction fees and charges incurred in connection with any sale of Escrow Shares as described in
Section 20. In the event that the Escrow Agent is authorized to make a cash disbursement to any party pursuant to and in accordance with the terms of this Escrow Agreement, and fees and expenses are then due from and payable by such party to the Escrow Agent pursuant to the terms of this Escrow Agreement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against the disbursement to such party.

         14. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given on the day actually delivered when delivered personally, by commercial courier or by a telephonic facsimile transmission and followed by hard copy sent by United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and in each case addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to the LRS Representatives:          Michael Kluger

                                        ----------------------------
                                        ----------------------------
                                        Fax No.
                                               ---------------------

                                        Gordon Nye

                                        ----------------------------
                                        ----------------------------
                                        Fax No.
                                               ---------------------

                                        Kenneth Rainin

                                        ----------------------------
                                        ----------------------------
                                        Fax No.
                                               ---------------------

                                        With a copy to (which copy
                                        shall not constitute notice to any LRS
                                        Representative):

                                        Kirkland & Ellis
                                        Attn: Edward T. Swan, Esq.
                                        200 East Randolph Drive
                                        Chicago IL  60601
                                        Fax No. 312/861-2200

If to the Holdback Participants:      To the addresses set forth on SCHEDULE II.

                                      With a copy to (which copy shall not
                                      constitute notice to any Holdback
                                      Participant):

                                      Kirkland & Ellis
                                      Attn:  Edward T. Swan, Esq.
                                      200 East Randolph Drive
                                      Chicago IL  60601
                                      Fax No. 312/861-2200

If to SYBRON or the                   Sybron International Corporation
Surviving Corporation:                Attn:  R. Jeffrey Harris, Esq.
                                      411 East Wisconsin Avenue
                                      24th Floor
                                      Milwaukee WI  53202
                                      Fax No. 414/390-5479



                                      With a copy to (which copy shall not
                                      constitute notice to SYBRON or the
                                      Surviving Corporation):

                                      Quarles & Brady
                                      Attn:  Kathryn M. Coates, Esq.
                                      411 East Wisconsin Avenue
                                      Milwaukee, Wisconsin  53202
                                      Fax No. 414-277-5237

If to the Escrow Agent:               State Street Bank and Trust Company
                                      Attn:  Corporate Trust Department
                                      Two International Place
                                      Fourth Floor
                                      Boston, Massachusetts  02110
                                      Fax No. 617-664-5365

         15. GOVERNING AGREEMENT; AMENDMENTS. The Escrow Agent hereby acknowledges receipt of a copy of the Agreement, but except for reference thereto for definitions of certain words and terms not defined herein, the Escrow Agent is not charged with any duty or obligation arising under the Agreement and the responsibilities and duties of the Escrow Agent shall be governed by this Escrow Agreement. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Escrow Agreement constitutes the entire agreement with respect to the subject matter herein. As between the other parties hereto, this Escrow Agreement shall govern to the extent of any conflict between it and the Agreement or any other agreement or writing, unless otherwise provided herein. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon any of the parties hereto unless approved in writing by the other parties hereto.

         16. BINDING EFFECT. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives. No party hereto may assign any of its rights, interests or obligations hereunder without the consent of the other parties hereto.

         17. APPLICABLE LAW. This Escrow Agreement shall be governed by and construed as to validity, enforcement, interpretation, construction, effect and in all other respects in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Wisconsin applicable to contracts made in that State.

         18. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which is an original but all of which together shall constitute one and the same instrument. Delivery of this Escrow Agreement may be accomplished by facsimile.

         19. INTERPRETATION. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Escrow Agreement. Unless specifically identified as a reference to another document, any reference to a "Section" herein shall be deemed to be a reference to such Section of this Escrow Agreement. Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "business day" shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

         20. RIGHTS AS SHAREHOLDERS. Other than as specifically set forth herein, the Holdback Participants shall be entitled to exercise all rights they may otherwise have as the record holders of the Escrow Shares, including without limitation the right to vote and sell the Escrow Shares. The LRS Representatives shall have the right, in their sole discretion, to obtain the release of all or any portion of the Escrow Shares then held as part of the Escrow Fund so that such shares may be sold; provided that such sale may only be accomplished in accordance with the provisions of the Affiliate Letters and the Registration Rights Agreement (each as defined in and executed pursuant to the Agreement); provided further that any such sale shall involve a sale of Escrow Shares by all Holdback Participants, to be allocated among such Holdback Participants in accordance with their respective percentages set forth on SCHEDULE I; and provided further that all proceeds from a sale of Escrow Shares as described herein shall be promptly deposited upon receipt thereof by the Escrow Agent into the Escrow Account to be held as part of the Escrow Fund in accordance with the provisions of this Escrow Agreement. The Escrow Agent agrees (i) to release (prior to the receipt of any sale proceeds) any Escrow Shares (and the accompanying blank stock power(s)) proposed to be sold upon its receipt of written notice of the intended sale (a "Sale Notice") from the LRS Representatives, which notice shall be provided at least five (5) days prior to the proposed release date of the Escrow Shares and shall specify the number of shares to be released and appropriate delivery instructions with respect thereto, (ii) to cooperate with the LRS Representatives in their dealings with SYBRON's transfer agent in order to obtain new certificates representing Escrow Shares not sold as described herein, and (iii) to accept the proceeds from any sale of Escrow Shares as described in Section 3(b). Upon the giving of any Sale Notice to the Escrow Agent, the LRS Representatives shall provide a copy thereof to SYBRON.

         21. ACTION BY LRS REPRESENTATIVES. At any time any action is required or permitted to be taken by the LRS Representatives pursuant to the provisions of this Escrow Agreement, including without limitation the execution of any document or instrument, such action shall be deemed to have been taken if at least two (2) of the three (3) LRS Representatives so act.

         22. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund (including any Dispute Fund or Reserved Amount), or should any claim be made upon such Escrow Fund by a third party, the Escrow Agent, upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a Final Judgment. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund (including any Dispute Fund or Reserved Amount).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                    SYBRON INTERNATIONAL CORPORATION


                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    -------------------------------------------
                                    Michael Kluger, as an LRS Representative



                                    -------------------------------------------
                                    Gordon Nye, as a Holdback Participant and an LRS Representative



                                    -------------------------------------------
                                    Kenneth Rainin, as a Holdback Participant and an LRS Representative


                                    STATE STREET BANK AND TRUST COMPANY


                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    LIBERTY PARTNERS HOLDINGS 5, L.L.C.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    -------------------------------------------
                                    Robert B. Stockman, as a Holdback
                                    Participant



                                    -------------------------------------------
                                    Robert F. Johnston, as a Holdback
                                    Participant



                                    -------------------------------------------
                                    William W. Crouse, as a Holdback Participant

                                                                   SCHEDULE I


                                 ESCROW DEPOSIT



NAME OF HOLDBACK      NUMBER OF MERGER        PERCENTAGE OF
PARTICIPANT           SHARES DEPOSITED        TOTAL DEPOSIT

Liberty Partners
  Holdings 5, L.L.C.

Kenneth Rainin

Robert B. Stockman

Robert F. Johnston

William W. Crouse

Gordon Nye

[PLUS SUCH OTHER HOLDBACK PARTICIPANTS UPON WHICH SYBRON AND LRS MUTUALLY AGREE]

                                                                   SCHEDULE II


              GUIDELINES FOR DISBURSEMENTS FROM THE ESCROW DEPOSIT
                          TO THE HOLDBACK PARTICIPANTS



[TO BE ATTACHED; INCLUDED SHALL BE THE MAILING ADDRESSES AND WIRE TRANSFER INSTRUCTIONS FOR THE HOLDBACK PARTICIPANTS. IN ADDITION, THE PROCEDURE FOR SPLITTING SHARE CERTIFICATES IN THE EVENT OF A PARTIAL FORFEITURE OR DISBURSEMENT SHALL BE OUTLINED.]

                                                                 SCHEDULE III


                             SCHEDULE OF ESCROW FEES




Acceptance Fee:                             Waived

Administrative Fee:                         $3,000.00 per year or part
                                            thereof, plus
                                            $1,000.00 for each sale of all, or
                                            $500.00 for each sale of a part,
                                            of a Holdback Participant's
                                            Escrow Shares

Sweep Fee:
(SSgA US Treasury                           40 Basis Points per annum of the
Money Market Funds)                         average daily net assets

Wire Transfer Fee (outgoing):               $20.00 (domestic)
                                            $35.00 (international)
Out-of-Pocket Expenses (excluding legal
fees):                                      At Cost

Legal Fees (Peabody & Arnold):              At Cost, up to a maximum of
                                            $1,000.00 in the aggregate

                                    EXHIBIT 4

                           FORM OF EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT (the "Exchange Agreement") is entered into this _____ day of __________, 1998, by and among SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation ("SYBRON"), BANKBOSTON, N.A., a national banking association having its principal offices in Boston, Massachusetts, and MICHAEL KLUGER, GORDIE NYE and KENNETH RAININ (collectively, the "LRS Representatives").

         WHEREAS, SYBRON, Normandy Acquisition Co., LRS Acquisition Corp. ("LRS") and Liberty Partners Holdings 5, L.L.C. ("Liberty") intend to consummate the transactions (the "Merger Transactions") described in their Agreement and Plan of Reorganization dated as of January ___, 1998 (the "Agreement"), pursuant to which, among other things, each share of the issued and outstanding capital stock of LRS ("LRS Common Stock" and "LRS Preferred Stock", as the case may be), an outstanding warrant held by Liberty to purchase LRS Common Stock (the "LRS Warrant") and certain outstanding options for LRS Common Stock (each, an "LRS Option") (collectively, the LRS Common Stock, LRS Preferred Stock, LRS Warrant and LRS Options shall be referred to herein as the "LRS Securities") will be converted into or exchanged for common stock, par value $0.01 per share, of SYBRON ("Common Stock") which will be registered under the Securities Act of 1933; and

         WHEREAS, BankBoston, N.A. is presently the transfer agent and registrar for the Common Stock; and

         WHEREAS, SYBRON and the LRS Representatives desire that BankBoston, N.A. act as exchange agent in connection with the Merger Transactions, and BankBoston, N.A. (hereinafter referred to from time to time as the "Exchange Agent," the "Transfer Agent" or the "Registrar") has indicated its willingness to do so.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the parties hereto agree as follows:

         1. Appointment of Exchange Agent; Establishment of Exchange Fund. (a) SYBRON and the LRS Representatives hereby appoint BankBoston, N.A. as their agent for the purpose of exchanging certificates formerly representing shares of LRS Common Stock and LRS Preferred Stock for certificates representing shares of Common Stock upon all of the terms and conditions described in the Agreement. SYBRON and the LRS Representatives also hereby appoint BankBoston, N.A. as their agent to facilitate the exchange of the LRS Options and LRS Warrant for shares of Common Stock upon all of the terms and conditions described in the Agreement. For purposes hereof, the certificates representing the LRS Common Stock, the LRS Preferred Stock and the LRS Warrant and the agreements representing the LRS Options will be collectively referred to as the "LRS Certificates." BankBoston, N.A. hereby agrees to serve in such capacities, upon the terms and conditions set forth in Section 2.8 of the Agreement and herein. In connection with such appointment, SYBRON has delivered to the Exchange Agent a copy of the Agreement (attached hereto as Exhibit A), a copy of the letter of transmittal (the "Letter of Transmittal") to be used by holders of LRS Certificates in order to effect the exchange of their LRS Certificates for Common Stock (attached hereto as Exhibit B) and the form of Instructions (the "Instructions") to be sent to holders of LRS Certificates describing the procedures to be followed in order to effect such exchange (attached hereto as Exhibit C).

            (b) SYBRON shall make all arrangements to deposit with the Exchange Agent, upon the Effective Time of Merger (as defined in the Agreement), the following (the "Exchange Fund"): (i) certificates representing the Common Stock to be issued in connection with the Merger Transactions; and (ii) cash in the amount required in order to enable the Exchange Agent to make cash payments in lieu of fractional shares as described in the Agreement and Section 2(k) below.

         2. Notification and Processing. The Exchange Agent is hereby authorized and directed, and hereby agrees to:

            (a) Take such actions as may be necessary to permit each holder of an LRS Certificate who has provided all required documentation to receive, at the closing of the Merger Transactions (the "Closing"), the shares of Common Stock (and cash in lieu of any fractional share interest) to which such holder is entitled as a result of the Merger Transactions.

            (b) Mail, first class mail, postage prepaid, as soon as practicable following the execution of this Exchange Agreement, to each holder of record of an LRS Certificate the following materials: (a) a copy of the Letter of Transmittal (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); (b) a copy of the Instructions; and (c) an envelope addressed to the Exchange Agent for use by such holder in order to effect the exchange of his or her LRS Certificates for certificates representing Common Stock.

            (c) Accept and respond to all telephone requests for information relating to the exchange of LRS Certificates in connection with the Merger.

            (d) Receive and examine all LRS Certificates submitted for exchange and accompanying Letters of Transmittal to determine whether such documents and instruments have been properly executed in accordance with the terms thereof. Such examination shall include determination of whether such LRS Certificates formerly representing LRS Common Stock or LRS Preferred Stock are in proper form for transfer on the share registry books of LRS and verification that no stop order has been issued against any shares represented by the surrendered LRS Certificates by reason of loss, theft, destruction or other invalidity. The LRS Representatives hereby agree to cause such share registry books to be made available to the Exchange Agent for purposes of the Exchange Agent's duties pursuant to this Section 2(d). In making these determinations, the following shall apply:

                (i) If more than one person is the record holder of any such LRS Certificate, the Letter of Transmittal must be signed by each record holder.

                (ii) In the event there has occurred a transfer of ownership of shares of LRS Common Stock or LRS Preferred Stock which has not been registered in the transfer records of LRS, a certificate representing the proper number of shares of Common Stock may be issued to the transferee of such LRS Common Stock or LRS Preferred Stock if the relevant LRS Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

                (iii) In the event an LRS Certificate has been lost, stolen, destroyed or mutilated, a certificate representing the proper number of shares of Common Stock may be issued to the holder thereof upon presentation to the Exchange Agent of reasonably satisfactory evidence of ownership and the loss, theft, destruction or mutilation of the LRS Certificate (including without limitation an affidavit of loss) and, in the case of any loss, theft or destruction, an indemnity reasonably satisfactory to SYBRON and the Exchange Agent, and, in the case of a mutilation, all remaining portions of such LRS Certificate.

                (iv) If the Letter of Transmittal is signed by a person acting in a fiduciary or representative capacity, such capacity must be shown on the Letter of Transmittal and proper evidence of authority so to act must have accompanied the Letter of Transmittal.

            (e) Retain provisionally those exchange documents evidencing some deficiency in execution and make reasonable attempts to inform the former holders of the LRS Certificates of such deficiencies.

            (f) Issue, as Transfer Agent and Registrar for the Common Stock, shares of Common Stock as detailed on Schedule I hereto, to be registered in such names as are indicated in properly executed Letters of Transmittal; provided that no fractional shares of Common Stock shall be issued. Arrange for the issuance of a single certificate representing all shares of Common Stock to which each shareholder is entitled, unless otherwise required by Section 2(l).

            (g) As Transfer Agent and Registrar, record and countersign Common Stock certificates in such names and in such amounts as the Exchange Agent may request in writing and deliver such certificates to or upon the written order of the Exchange Agent.

            (h) Cancel, as Exchange Agent, all LRS Certificates accepted for exchange and retain such LRS Certificates pending further instructions from SYBRON.

            (i) Promptly deliver (following the Effective Time of Merger and at the Closing to the extent practicable), upon surrender of the LRS Certificates and properly executed Letters of Transmittal, in accordance with the instructions in the relevant Letter of Transmittal, the certificates representing Common Stock that are issued as provided in Section 2(f).

            (j) If not delivered at the Closing, deliver the certificates representing Common Stock by first class mail under the provisions of the Exchange Agent's first class mail bond protecting SYBRON and the Exchange Agent from loss or liability arising out of the non-receipt or non-delivery of such certificates representing Common Stock or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Exchange Agent's first class mail bond. Any mail delivery exceeding such amount shall be delivered by registered mail and shall be insured separately for the replacement value of its contents at the time of mailing.

            (k) Pay cash, without earnings or interest and subject to applicable tax withholding, to holders of LRS Certificates in lieu of the issuance of fractional shares upon exchange thereof, as provided in the Agreement and detailed on Schedule I hereto; provided, however, that no such payment obligation shall arise until after SYBRON has satisfied its obligation to deliver such cash to the Exchange Agent as described in Section 1(b). The Agreement provides that no fractional shares of Common Stock will be issued; rather, all fractional share interests of a holder of one or more LRS Certificates at the Effective Time of Merger shall be aggregated and in lieu of any resulting fractional share such holder shall be paid cash in an amount equal to such fraction multiplied by the Average Sybron Stock Price (as defined in the Agreement).

            (l) When an LRS Certificate registered in the name of a holder who has agreed to contribute to the "Escrow Account" to be established as described in the Agreement (a "Holdback Participant"), as identified on Schedule I hereto, is surrendered, arrange for delivery to the Escrow Agent pursuant to the Escrow Agreement (as defined in the Agreement) of a certificate registered in the name of such Holdback Participant representing the number of shares of Common Stock to be contributed to the Escrow Account by such Holdback Participant (as set forth in Schedule I hereto).

            (m) Prepare and file all appropriate tax information forms, including but not limited to Forms 1099B, covering dividend payments or any other distributions made by the Exchange Agent to any shareholder of SYBRON during each calendar year, or any portion thereof, during which the Exchange Agent performs services hereunder.

            (n) Following the Closing, establish and maintain an account for the benefit of holders of LRS Certificates whose LRS Certificates are not exchanged for Common Stock at the Closing. As such LRS Certificates are appropriately surrendered from time to time, the Exchange Agent shall exchange them for certificates representing shares of Common Stock, plus cash in lieu of any fractional share interest as described in the Agreement and this Exchange Agreement. No holder of an LRS Certificate shall be entitled to any interest on any funds awaiting exchange.

            (o) Maintain on a continuing basis a list of holders of LRS Certificates who have not yet exchanged their LRS Certificates for Common Stock and furnish such list to the LRS Representatives upon request.

            (p) At the request of SYBRON, provide to SYBRON, at any time, any and all records, information and materials concerning and representing unexchanged LRS Certificates (including the list maintained as described in Section 2(o)) and return to SYBRON, as soon as practicable after the one (1) year anniversary of the Effective Time of Merger, any remaining Exchange Fund.

         3. Indemnification. The Exchange Agent shall be indemnified and held harmless by SYBRON from and against any and all reasonable expenses, including reasonable counsel fees and disbursements, or losses suffered by the Exchange Agent in connection with any action, suit or other proceeding or investigation involving any claim or liability, that, directly or indirectly, results from or arises out of the Exchange Agent's actions hereunder; provided, however, that the Exchange Agent shall not be indemnified and held harmless with respect to such expenses or losses that result from or arise out of the Exchange Agent's gross negligence, willful misconduct or bad faith or its breach or violation of this Exchange Agreement or applicable law. Promptly after the receipt by the Exchange Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Exchange Agent shall, if a claim in respect thereof is to be made against SYBRON, notify SYBRON thereof in writing. SYBRON shall be entitled to participate in the defense of such claim, legal action or proceeding and, if so elected by SYBRON at any time after receipt of such notice, SYBRON may assume the defense of any suit brought to enforce any such claim or of any other such legal action or proceeding. For the purposes hereof, the term "expense or loss" shall mean any amount paid or payable to satisfy a claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Exchange Agent (which consent shall not be unreasonably withheld), and all reasonable costs and expenses, including without limitation reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

         4. Compensation of Agent. The Exchange Agent shall be entitled to a fee of $7,500, which shall be paid by SYBRON upon presentation of an invoice therefor, for all services rendered by the Exchange Agent hereunder. The Exchange Agent shall also be entitled to reimbursement from SYBRON for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including without limitation all reasonable services rendered in performance of this Exchange Agreement.

         5. Further Assurances; Reliance. (a) From time to time on and after the date hereof, SYBRON and the LRS Representatives shall deliver or cause to be delivered to the Exchange Agent such further documents and instruments as it shall reasonably request (it being understood that the Exchange Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Exchange Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

            (b) In performance of its duties hereunder, the Exchange Agent shall be justified in acting in reliance upon information received or contained in any instrument, certificate, opinion, notice, letter, telephone call, fax, telegram or other document delivered to such Exchange Agent and reasonably believed by it to be genuine; the Exchange Agent shall be authorized to receive instructions hereunder solely from: (i) on behalf of SYBRON, R. Jeffrey Harris, Vice President - General Counsel and Secretary, or Dennis Brown, Vice President - Finance, Chief Financial Officer and Treasurer; and (ii) on behalf of the LRS Representatives, Michael Kluger, Gordie Nye and Kenneth Rainin.

         6. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given on the day actually delivered when delivered personally or by commercial courier or by a telephonic facsimile transmission and followed by hard copy sent by United States mail, or upon receipt if deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and in each case addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

         If to SYBRON, to:              Sybron International Corporation
                                        Attn. R. Jeffrey Harris, Esq.
                                        411 East Wisconsin Avenue
                                        24th Floor
                                        Milwaukee WI  53202
                                        Fax No. 414-390-5479

                                        With a copy to (which copy shall
                                        not constitute notice to SYBRON):

                                        Quarles & Brady
                                        Attn:  Kathryn M. Coates, Esq.
                                        411 East Wisconsin Avenue
                                        Milwaukee, Wisconsin  53202
                                        Fax No. 414-277-5174

         If to the LRS
         Representatives, to:           Michael Kluger

                                        ----------------------------------
                                        ----------------------------------
                                        Fax No.
                                               ---------------------------

                                        Gordie Nye

                                        ----------------------------------
                                        ----------------------------------
                                        Fax No.
                                               ---------------------------


                                        Kenneth Rainin

                                        ----------------------------------
                                        ----------------------------------
                                        Fax No.

                                        With a copy to (which copy
                                        shall not constitute notice to any LRS
                                        Representative):

                                        Kirkland & Ellis
                                        Attn: Edward T. Swan, Esq.
                                        200 East Randolph Drive
                                        Chicago IL  60601
                                        Fax No. 312-861-2200

         If to the Exchange
         Agent, to:                     BankBoston, N.A.
                                        Shareholder Services Division
                                        Mail Stop
                                        150 Royall Street
                                        Canton, Massachusetts  02021
                                        Attn:
                                        Fax No. 617-575-2233

         7. Term. The term of this Exchange Agreement shall commence on the date hereof and continue until such time as the Exchange Fund has been completely distributed or returned to SYBRON as described in Section 2(p); provided, however, that in the event the term of this Exchange Agreement extends beyond the one (1) year anniversary of the Effective Time of Merger, SYBRON and the Exchange Agent will negotiate an additional fee for the Exchange Agent's continued service hereunder. This Exchange Agreement shall be a contract made and governed under the laws of the Commonwealth of Massachusetts.

         8. Miscellaneous.

            (a) Governing Agreement; Amendments. The Exchange Agent hereby acknowledges receipt of a copy of the Agreement, but except to the extent such Agreement is specifically referenced in this Exchange Agreement, the Exchange Agent is not charged with any duty or obligation arising under the Agreement and the responsibilities and duties of the Exchange Agent shall be governed by this Exchange Agreement. As between the Exchange Agent, on the one hand, and the other parties hereto, on the other hand, this Exchange Agreement constitutes the entire agreement with respect to the subject matter hereof. As between the other parties hereto, this Exchange Agreement shall govern to the extent of any conflict between it and the Agreement or any other agreement or writing, unless otherwise provided herein. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon any of the parties hereto unless approved in writing by the other parties hereto.

            (b) Binding Effect. This Exchange Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives. No party hereto may assign any of its rights, interests or obligations hereunder without the consent of the other parties hereto.

            (c) Counterparts; Delivery. This Exchange Agreement may be executed in two or more counterparts, each of which is an original but all of which together shall constitute one and the same instrument. Delivery of this Exchange Agreement may be accomplished by facsimile.

            (d) Interpretation. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Exchange Agreement. Unless specifically identified as a reference to another document, any reference to a "Section" herein shall be deemed to be a reference to such Section of this Agreement.

            (e) Action by LRS Representatives. At any time any action is required or permitted to be taken by the LRS Representatives pursuant to the provisions of this Exchange Agreement, including without limitation the execution of any document or instrument, such action shall be deemed to have been taken if at least two (2) of the three (3) LRS Representatives so act.

         IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed, personally or by their respective officers, hereunto duly authorized, as of the day and year first above written.

                                        SYBRON INTERNATIONAL CORPORATION


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                        ---------------------------------
                                        Michael Kluger


                                        ---------------------------------
                                        Gordie Nye

                                        ---------------------------------
                                        Kenneth Rainin


                                        BANKBOSTON, N.A.


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                    EXHIBIT 5

                          FORM OF LRS ACQUISITION CORP.
                               CLOSING CERTIFICATE


         LRS Acquisition Corp., a Delaware corporation ("LRS"), hereby certifies that:

         1. This Certificate is being delivered pursuant to the provisions of
Section 8.7(a) of the Agreement and Plan of Reorganization (the "Agreement") dated as of January ___, 1998 by and among Sybron International Corporation ("SYBRON"), Normandy Acquisition Co. ("ACQUISITION"), LRS and Liberty Partners Holdings 5, L.L.C. ("Liberty") with the intention that it shall be relied upon by SYBRON and ACQUISITION. Capitalized terms used but not defined herein shall have the meaning given in the Agreement.

         2. LRS has performed and complied in all material respects with all of its obligations under the Agreement which are to be performed or complied with by it prior to or on the date hereof.

         3. The representations and warranties made by LRS in the Agreement (as updated by any Disclosure Schedule Change) are true and correct in all material respects as of the date hereof with the same force and effect as though said representations and warranties had been made on the date hereof [, except as may be described on Schedule A attached hereto].

         4. The Merger, the Agreement and the transactions contemplated by the Agreement have received the following approvals:

            (a) The affirmative vote of the holders of __________ shares of the outstanding shares of LRS Common Stock, which constitute more than a majority of such outstanding shares;

            (b) The approval of holders of _________ shares of the LRS Preferred Stock, which constitute at least 75% of the LRS Preferred Stock; and

            (c) The approval of holders of _________ shares of the LRS
Common Stock held by Liberty, Robert B. Stockman, Robert F. Johnston, Kenneth Rainin, Joseph Mandato, Edward P. Weinsoff, William W. Crouse, Robert Clarkson, Donna Petkanics, WS Investments Company 94A, or any permitted transferee thereof, which constitute at least 75% of the shares of LRS Stock held by such LRS Stockholders.

         5. LRS has obtained and delivered to SYBRON consents from LRS Optionholders holding LRS Options covering not less than ___ shares of LRS Common Stock and consents from all holders of Nonvested Restricted Shares, in each case approving the consummation of the transactions described in the Agreement and, as appropriate, the conversion or exchange of the Nonvested Restricted Shares and LRS Options as described in Sections 2.6 and 2.7 of the Agreement.

         6. Of the outstanding shares of LRS Common Stock, ________ are Dissenting Shares on the date hereof, representing two percent (2%) or less of the outstanding shares of LRS Common Stock. Of the outstanding shares of LRS Preferred Stock, _________ are Dissenting Shares on the date hereof, representing two percent (2%) or less of the outstanding shares of LRS Preferred Stock.

         7. Holder(s) of the requisite amount of LRS Preferred Stock have not asserted their right to require LRS to redeem their LRS Preferred Stock pursuant to Article C, Section 4I of LRS's Amended and Restated Certificate of Incorporation.

         8. Other than as described in the Agreement, no shareholder, director, officer, agent or advisor of LRS or any direct or indirect subsidiary of LRS is engaged in any negotiations concerning a merger, consolidation, liquidation or dissolution of LRS or any direct or indirect subsidiary of LRS, or a sale or lease of all or substantially all of the assets of LRS or any direct or indirect subsidiary of LRS.

         IN WITNESS WHEREOF, this Certificate has been duly executed on behalf of LRS on this ____ day of _________, 1998.




                                        LRS ACQUISITION CORP.



                                        By:
                                           ----------------------------
                                        Name: Gordon Nye
                                        Its: President




[TO BE ACCOMPANIED BY AN APPROPRIATE INCUMBENCY CERTIFICATE]

                                                               EXHIBIT 6


              [FORM OF OPINION TO BE DELIVERED BY KIRKLAND & ELLIS]






                                                       , 1998
                                        ---------------

Sybron International Corporation
411 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

         We have acted as special legal counsel for LRS Acquisition Corp., a Delaware corporation ("LRS"), and Liberty Partners Holdings 5, L.L.C., a Delaware limited liability company ("Liberty"), in connection with the negotiation, preparation, execution and delivery of that certain Agreement and Plan of Reorganization (the "Agreement") dated as of January __, 1998, by and among the Sybron International Corporation, a Wisconsin corporation ("Sybron"), Normandy Acquisition Co. ("Acquisition"), LRS and Liberty, and the transactions contemplated thereby. We are furnishing this opinion at the request of LRS pursuant to Section 8.7(b) of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

         Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you that:

1. Each of LRS and AC is a corporation, validly existing and in good standing under the General Corporation Law of the State of Delaware (the "DGCL"), and has the requisite corporate power and authority to carry on its business as now being conducted. Liberty is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted.

2. LRS and Liberty each have the necessary corporate or limited liability company power and authority to enter into, execute and deliver the Agreement, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby.

3. The execution and delivery of the Agreement by LRS and the consummation by LRS of the transactions contemplated thereby have been duly authorized by all necessary actions on the part of the Board of Directors and shareholders of LRS. The execution and delivery of the Agreement by Liberty and the consummation by Liberty of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of Liberty.

4. The Agreement has been duly executed and delivered by each of LRS and Liberty, and constitutes the valid and binding obligation of each of LRS and Liberty, enforceable against each in accordance with its terms.

5. The execution and delivery of the Agreement by LRS does not, and the performance of the Agreement by LRS will not: (a) violate the Amended and Restated Certificate of Incorporation or Bylaws of LRS; (b) to our knowledge, violate any statute or regulation covered by this letter and typically applicable (or specifically known to us to be applicable) to transactions of the type contemplated by the Agreement; (c) to our knowledge, subject LRS or AC to any material fine, penalty or similar sanction under any statute or regulation covered by this letter and typically applicable (or specifically known to us to be applicable) to transactions of the type contemplated by the Agreement; or (d) to our knowledge, violate or conflict with any of the Contracts set forth on
         Schedule I attached to this letter (other than as set forth on such Schedule I).

6. The execution and delivery of the Agreement by Liberty does not, and the performance of the Agreement by Liberty will not: (a) violate the operating agreement and/or other governing instruments of Liberty; (b) to our knowledge, violate any statute or regulation covered by this letter and typically applicable (or specifically known to us to be applicable) to transactions of the type contemplated by the Agreement;
         (c) to our knowledge, subject Liberty to any material fine, penalty or similar sanction under any statute or regulation covered by this letter and typically applicable (or specifically known to us to be applicable) to transactions of the type contemplated by the Agreement; or (d) to our knowledge, violate or conflict with any contract to which Liberty is a party.

7. To our knowledge, no suit, action or other proceeding is pending before any court in which the consummation of the transactions contemplated by the Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Agreement.

8. The Proxy Statement (excluding the financial statements and other financial and statistical information included or incorporated by reference therein or omitted therefrom, and all information about, or supplied or omitted by, Sybron and Acquisition for use in the Proxy Statement, as to all of which we do not express any opinion), at the date it was first mailed to the LRS Stockholders and at the time of the LRS Special Meeting, complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                                    *********

         The purpose of our professional engagement by LRS and Liberty with respect to the transactions contemplated by the Agreement was not to establish factual matters, and preparation of the Proxy Statement and Registration Statement involved many determinations of a wholly or partially nonlegal character. We make no representation that we have independently verified the accuracy, completeness or fairness of the Proxy Statement or Registration Statement or that the actions taken in connection with the preparation of the Proxy Statement or Registration Statement (including the actions described in the next paragraph) were sufficient to cause the Proxy Statement or Registration Statement to be accurate, complete or fair. We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the Proxy Statement or the Registration Statement, except to the extent otherwise explicitly indicated in numbered paragraph 8 above.

         We can however confirm that we have participated in conferences with representatives of LRS, representatives of Sybron and Acquisition, counsel for Sybron and Acquisition and representatives of the independent accountants for LRS during which disclosures in the Proxy Statement and Registration Statement and related matters were discussed. We were not retained by LRS to serve as counsel for any reason other than the preparation, negotiation and closing of the transactions contemplated by the Agreement, and our knowledge about these matters and LRS and its subsidiaries is limited.

         Based upon our participation in the conferences identified in the preceding paragraph, our understanding of applicable law and the experience we have gained in our practice thereunder and relying as to materiality to a large extent upon the opinions and statements of officers of LRS, we can, however, advise you that nothing has come to our attention that has caused us to conclude that (i) the Registration Statement at its effective date contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement at the date it was first mailed to the LRS Stockholders and at the time of the LRS Special Meeting contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) as of the effective date of the Registration Statement, either the Registration Statement or the Proxy Statement appeared on its face not to be responsive in all material respects to the requirements of Form S-4. However, with respect to the matters contained in clauses (i), (ii) and (iii) above, we do not express any belief with respect to the financial statements and other financial and statistical information included or incorporated by reference therein or omitted therefrom, or any information about, or supplied or omitted by, Sybron or Acquisition for use in the Proxy Statement or the Registration Statement.

                                    *********

         In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon:
(i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Agreement;
(iii) factual information provided to us in the Support Certificate signed by LRS and Liberty; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given, which in each case was not more than three (3) days prior to the date hereof, and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of our opinions in paragraph 1 as to the existence and good standing of the LRS, AC and Liberty, we have relied exclusively upon a certificate issued by a governmental authority in the relevant jurisdiction, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by that certificate.

         While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong. The term "knowledge" whenever it is used in this letter with respect to our firm means conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis lawyers who have had significant involvement with negotiation or preparation of the Agreement and who are the only Kirkland & Ellis lawyers who have had significant involvement in the negotiation or preparation of the Agreement (herein called our "Designated Transaction Lawyers"): Edward T. Swan, Daniel J. Eisner, John H. Moore, Donald E. Rocap, Keith E. Villmow, Herwig Schlunk, Toni B. Merrick, Walter H. Lohmann, Jr., Tefft W. Smith, Marc L. Kovner, and Jeanne M. Moore.

         Our advice on the legal issues addressed in this letter is based exclusively on the internal law of Illinois, the federal law of the United States and the DGCL, and we have assumed that, notwithstanding the parties' choice of Delaware law with respect to the Agreement, such Agreement would be sought to be enforced in an Illinois court under Illinois law and the DGCL and such court would determine that Illinois law and the DGCL governs and controls the interpretation of the Agreement. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Agreement of any type identified in Schedule
D. Provisions in the Agreement which are not excluded by Schedule D or any other part of this letter or its attachments are called the "Relevant Agreement Terms."

         Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms.

         This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

         You may rely upon this letter only for the purpose served by the provision in the Agreement cited in the initial paragraph of this letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document other than the Proxy Statement or the Registration Statement; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any other person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

                                          Sincerely,



                                          Kirkland & Ellis

                                   SCHEDULE A

                             GENERAL QUALIFICATIONS


         All of our opinions ("our opinions") in the letter to which this
Schedule is attached ("our letter") are subject to each of the qualifications set forth in this Schedule.

1. Bankruptcy and Insolvency Exception. Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws. This exception includes:

         a. the Federal Bankruptcy Code and thus comprehends, among others, matters of turnover, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

         b. all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

         c.       state fraudulent transfer and conveyance laws; and

         d. judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2. Equitable Principles Limitation. Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

         a. governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

         b. affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

         c. requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

         d. requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

         e.       requiring consideration of the materiality of (i) a breach and
                  (ii) the consequences of the breach to the party seeking enforcement;

         f. requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

         g. affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

3. Other Qualifications. Each of our opinions is subject to the effect of rules of law that:

         a. may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and

         b. govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs.

                                   SCHEDULE B

                                   ASSUMPTIONS


         For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1. Each of Sybron and Acquisition are existing and in good standing in their respective jurisdiction of organization.

2. The Agreement constitutes valid and binding obligations of Sybron and Acquisition and its enforceable against Sybron and Acquisition in accordance with its terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

3. Sybron and Acquisition have satisfied those legal requirements that are applicable to it to the extent necessary to entitle it to enforce the Agreement against LRS or Liberty.

4. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of or on behalf of LRS or Liberty) on each such document are genuine.

5. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence.

6. The conduct of the parties to the Agreement has complied with any requirement of good faith, fair dealing, and conscionability.

7. Each of Sybron and Acquisition have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred as part of, the transactions effected under the Agreement (herein called the "Transactions").

8. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Agreement.

9. All parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreement.

10. Neither Sybron, Acquisition, LRS nor Liberty will in the future take any discretionary action (including a decision not to act) permitted under the Agreement that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which such person or entity may be subject.

11. All information required to be disclosed by Sybron or Acquisition in connection with any consent or approval by LRS's Board of Directors or stockholders (or equivalent governing group) and all other information required to be disclosed by Sybron or Acquisition in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed.

12. Each of Sybron and Acquisition has obtained (and will in the future obtain) all permits and governmental approvals required, and has taken (and will in the future take) all actions required, relevant to its consummation of the Transactions or its performance of the Agreement.

                                   SCHEDULE C

                          EXCLUDED LAW AND LEGAL ISSUES


         None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decision to the extent that they deal with any of the foregoing;

2.       fraudulent transfer and fraudulent conveyance laws;

3.       Federal and state tax laws and regulations;

4. Federal and state securities laws and regulations, other than (a) the matters contained in paragraph 8 of our letter and (b) the standards set forth in clauses (i), (ii) and (iii) of the third full paragraph of page 3 of our letter;

5. antitrust laws or trade regulations, other than the pre-merger notification requirements of the Hart-ScottRodino Antitrust Improvements Act of 1976;

6. Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

7. the effect of any law, regulation or order which hereafter becomes effective.

         We have not undertaken any research for purposes of determining whether LRS, AC, Liberty or any of the Transactions which may occur in connection with the Agreement is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in Illinois, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

                                   SCHEDULE D

                               EXCLUDED PROVISIONS


         None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Agreement:

1.       Choice-of-law provisions.

2. Covenants not to compete, including without limitation covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

3. Indemnification for negligence, willful misconduct or other wrongdoing or any indemnification for liabilities arising under securities laws.

4.       Waivers of (i) legal or equitable defenses, (ii) rights to damages,
         (iii) rights to counter claim or set off, (iv) statutes of limitations,
         (v) rights to notice, and (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver.

5. Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

6.       Provisions which purport to award attorneys' fees solely to one party.

7.       Confidentiality agreements.

8. Provisions, if any, which are contrary to the public policy of any jurisdiction.

               , 1998
---------------


SYBRON INTERNATIONAL CORPORATION
411 East Wisconsin Avenue
24th Floor
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as Mexican counsel for LRS Acquisition Corp., a Delaware corporation ("LRS"), in connection with the transactions contemplated by an Agreement and Plan of Reorganization dated as of January ___, 1998 (the "Agreement") by and among Sybron International Corporation ("SYBRON"), Normandy Acquisition Co. ("ACQUISITION"), LRS and Liberty Partners Holdings 5, L.L.C. We are furnishing this opinion at the request of LRS pursuant to Section 8.7(b) of the Agreement.

In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates of corporate and public officials and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are qualified to practice law in Mexico. We do not express any opinion herein concerning any laws, domestic or foreign, other than the laws of Mexico.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

1. Maquiladora ACI-MEX, S.A. de C.V. is a corporation duly incorporated, validly existing and in good standing under the laws of Mexico, and has the requisite corporate power and authority to carry on its business as now being conducted.

2. To the best of our knowledge, the entire authorized capital stock of Maquiladora ACI-MEX, S.A. de C.V. consists of 1,000 shares of Series "A" Common Stock, par value $1.00 peso Mex. Cy., per share, of which 1,000 shares are issued and outstanding, all of which (other than one director's share) are owned by "A" Company Orthodontics, Inc. and 6,915,704 shares of Series "B" Common Stock, par value $1.00 peso Mex. Cy., per share, of which 6,915,704 shares are issued and outstanding, all of which are owned by "A" Company Orthodontics, Inc.

3. The outstanding shares of Series "A" Common Stock and Series "B" Common Stock of Maquiladora Aci-Mex, S.A. de C.V. have been duly authorized and validly issued and are fully paid and nonassessable.

4. To the best of our knowledge, there are no options, warrants, conversion rights or other rights other than the shareholders' right of first refusal to subscribe for or purchase any capital stock of Maquiladora Aci-Mex, S.A. de C.V.

SYBRON INTERNATIONAL CORPORATION
January 16, 1998
Page 2


The opinions set forth above are delivered to you in connection with the transactions described in the Agreement. This opinion letter is rendered solely for your information and assistance in connection with such transactions described in the Agreement and may not be provided to, or used or relied upon by, any other person or for any other purpose without our prior written consent.

Very truly yours,



BAKER & MCKENZIE

EXHIBIT 6 -- ADDENDUM

In addition to the forms of opinions attached to the Agreement as Exhibit 6, the LRS Counsel Opinions shall include legal opinions from counsel reasonably acceptable to SYBRON with respect to ACIE, AC GmbH, AC Netherlands and AC Europe as follows:

         1. _______________ is a corporation duly incorporated, validly existing and in good standing under the Laws of _____________, and has the requisite corporate power and authority to carry on its business as now being conducted.

         2. The entire authorized capital stock of _____________ consists of ____ shares of Common Stock, par value $___ per share, of which ____ shares are issued and outstanding, all of which are owned by ___________________.

         3. All of the outstanding capital stock of ____________ is duly authorized, validly issued, fully paid and nonassessable.

         4. To our knowledge, there are no options, warrants, conversion rights or other rights to subscribe for or purchase any capital stock of
________________.



The LRS Counsel Opinions shall also include legal opinions from counsel reasonably acceptable to SYBRON with respect to LRS and AC as follows:

         1. LRS's authorized capital stock consists of (a) twelve thousand (12,000) shares of Common Stock, par value $0.01 per share, of which [seven thousand seven hundred fifty-five (7,755)] shares are issued and outstanding,
(b) five thousand (5,000) shares of Series A Preferred Stock, par value $1.00 per share, of which 4,110.69 shares are issued and outstanding, and (c) seven thousand (7,000) shares of Series B Preferred Stock, $1.00 par value, of which 5,192.65 shares are issued and outstanding. To the best of our knowledge, such outstanding shares of Common Stock and Preferred Stock are held of record by the Persons so identified in the Disclosure Schedule.

         2. AC's authorized capital stock consists of two thousand five hundred (2,500) shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and, to the best of our knowledge, held of record by LRS.

         3. The outstanding shares of Common Stock and Preferred Stock of LRS and the outstanding shares of Common Stock of AC have been duly authorized and validly issued and are fully paid and nonassessable.

         4. To the best of our knowledge, except as set forth on Schedule I, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to subscribe for or purchase any of the authorized but unissued capital stock of LRS or of AC, other than rights created in connection with the transactions contemplated by the Agreement, options for 437 shares issued under the LRS 1994 Stock Plan and a LRS Common Stock Purchase Warrant dated June 16, 1994 issued to Liberty Partners Holdings 5, L.L.C.

                                    EXHIBIT 7

                           FORM OF TAX OPINION LETTER








                                                                      , 1998
                                                        --------------




LRS Acquisition Corp.
9900 Old Grove Road
San Diego, CA  92131


         RE: OPINION WITH RESPECT TO THE MERGER OF NORMANDY ACQUISITION CO., A SUBSIDIARY OF SYBRON INTERNATIONAL CORPORATION, WITH AND INTO LRS ACQUISITION CORP.

Ladies and Gentlemen:

         We have acted as counsel for Sybron International Corporation, a Wisconsin corporation ("SYBRON"), and Normandy Acquisition Co., a Delaware corporation ("ACQUISITION"), in connection with the negotiation, preparation, execution and delivery of an Agreement and Plan of Reorganization dated as of January __, 1998 (the "Agreement") by and among SYBRON, ACQUISITION, LRS Acquisition Corp. ("LRS") and Liberty Partners Holdings 5, L.L.C., and the transactions contemplated thereby. We are furnishing this opinion at the request of SYBRON and ACQUISITION pursuant to Section 9.9 of the Agreement as to certain federal income tax matters. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

         In rendering our opinion, we have reviewed the Agreement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. We have assumed that the Merger provided for in the Agreement will be consummated in accordance with the Agreement. We have also relied upon the accuracy and completeness of the representations contained in separate letters received by us from SYBRON, LRS, certain LRS Stockholders and the LRS Warrantholder and have assumed that such representations will be accurate and complete as of the Effective Time of Merger, which representations we have neither investigated nor verified. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, and rulings of the Internal Revenue Service (the "I.R.S.").

         Based upon the foregoing, it is our opinion that for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) SYBRON, ACQUISITION and LRS will each be a party to that reorganization within the meaning of Section 368(b) of the Code;
(iii) no gain or loss will be recognized by SYBRON, ACQUISITION or LRS as a result of the Merger; (iv) no gain or loss will be recognized by the LRS Stockholders and the LRS Warrantholder with respect to the exchange of their shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant for Sybron Stock in the Merger (other than with respect to any cash paid in lieu of fractional shares of SYBRON Stock); (v) the tax basis of the shares of Sybron Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares), shares of LRS Preferred Stock or the LRS Warrant are converted will be the same as the basis

LRS Acquisition Corp.
              , 1998
--------------
Page 2









of the shares of LRS Common Stock, shares of LRS Preferred Stock or the LRS Warrant converted into such Sybron Stock, reduced by any amount allocable to the fractional share interests for which cash is received; and (vi) the holding period for shares of Sybron Stock into which shares of LRS Common Stock (excluding Nonvested Restricted Shares) or shares of LRS Preferred Stock are converted will include the period that such shares of LRS Common Stock or shares of LRS Preferred Stock were held by the holder, provided such shares were held as capital assets of the holder at the Effective Time of Merger. There can be no assurance that contrary positions may not be asserted by the I.R.S.

         No Person other than SYBRON, ACQUISITION, LRS, the LRS Stockholders and the LRS Warrantholder may rely on this opinion. No Person may rely on this opinion for any purpose other than for determining the federal income tax consequences of the Merger. No opinion is expressed with respect to the federal income tax treatment arising out of the Merger and/or the other transactions contemplated by the Agreement of the LRS Optionholders with respect to the LRS Options or the holders of Nonvested Restricted Shares with respect to the Nonvested Restricted Shares. No opinion is expressed as to the holding period of the shares of Sybron Stock into which the LRS Warrant is converted.

         The opinions expressed herein are given as of the date of this letter, are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.


                                                 Very truly yours,



                                                 QUARLES & BRADY

                         [TO BE TYPED ON LRS LETTERHEAD]




                                                      , 1998
                                        --------------


Quarles & Brady
411 East Wisconsin Avenue
Milwaukee  WI  53202-4497

         RE: OPINION WITH RESPECT TO THE MERGER OF NORMANDY ACQUISITION CO., A SUBSIDIARY OF SYBRON INTERNATIONAL CORPORATION, INTO LRS ACQUISITION CORP. AND LIBERTY PARTNERS HOLDINGS 5, L.L.C.

Ladies and Gentlemen:

         We have requested your opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Normandy Acquisition Co., a Delaware corporation ("ACQUISITION") and a subsidiary of Sybron International Corporation, a Wisconsin corporation ("SYBRON"), into LRS Acquisition Corp., a Delaware corporation ("LRS"). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement and Plan of Reorganization dated as of January ___, 1998 (the "Agreement") by and among SYBRON, ACQUISITION, LRS and Liberty Partners Holdings 5, L.L.C. In order to assist you in rendering your opinion, LRS makes the following representations to you with the understanding that you will rely on these representations in rendering your opinion:

         1. The fair market value of SYBRON common stock to be received by the shareholders of LRS and the LRS Warrantholder will, in each instance, be approximately equal to the fair market value of the LRS Common Stock, LRS Preferred Stock or LRS Warrant exchanged therefor.

         2. To the best of the knowledge of the management of LRS, there is no plan or intention by the shareholders of LRS who own one (1) percent or more of the LRS stock, and to the best of the knowledge of management of LRS, there is no plan or intention on the part of the remaining shareholders of LRS, to sell, exchange or otherwise dispose of a number of shares of SYBRON stock received in connection with the Merger that would reduce the LRS's shareholders' ownership of SYBRON stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of LRS as of the same date. For purposes of this representation, shares of LRS stock exchanged for cash in lieu of fractional shares of SYBRON stock or surrendered by dissenters will be treated as outstanding LRS stock on the date of the Merger. Moreover, shares of LRS stock and shares of SYBRON stock held by LRS shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

         3. Following the Merger, LRS will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of ACQUISITION'S net assets and at least 70 percent of the fair market value of ACQUISITION'S gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by LRS to dissenters, amounts paid by LRS or ACQUISITION to shareholders who receive cash or other property, amounts used by LRS or ACQUISITION to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by LRS will be included as assets of LRS or ACQUISITION, respectively, immediately prior to the Merger.

Quarles & Brady
[date]
Page 2


         4. LRS has no plan or intention to issue additional shares of its stock that would result in SYBRON losing control of LRS within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         5. SYBRON will pay or assume only those expenses of LRS that are solely and directly related to the proposed Merger in accordance with the guidelines established in Rev. Rul 73-54, 1973-1 C.B. 187. Other than those expenses of LRS paid by SYBRON, SYBRON, ACQUISITION, LRS, the shareholders of LRS, and the LRS Warrantholder will pay their respective expenses, if any, incurred in connection with the Merger.

         6. In the Merger, shares of LRS stock representing control of LRS, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of SYBRON. For purposes of this representation, shares of LRS stock exchanged for cash or other property originating with SYBRON will be treated as outstanding LRS stock on the date of the Merger.

         7. At the time of the Merger, LRS will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in LRS that, if exercised or converted, would affect SYBRON's acquisition or retention of control of LRS, as defined in
Section 368(c) of the Code.

         8. There is no intercorporate indebtedness existing between (a) LRS and SYBRON or (b) LRS and ACQUISITION that was issued, acquired, or will be settled at a discount.

         9. LRS is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         10. On the date of the Merger, the fair market value of the property of LRS will equal or exceed the sum of the liabilities of LRS plus the amount of liabilities, if any, to which the property is subject.

         11. No shares of ACQUISITION stock will be issued to LRS shareholders or the LRS Warrantholder in the proposed Merger..

         12. RS is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         13. None of the compensation received by any shareholder-employees of LRS will be separate consideration for, or allocable to, any of their shares of LRS stock; none of the shares of SYBRON stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         14. The payment of cash in lieu of fractional shares of SYBRON stock is solely for the purpose of avoiding the expense and inconvenience to SYBRON of issuing fractional shares and does not represent separately bargained-for consideration. The fractional share interests of each LRS shareholder will be aggregated, and no LRS shareholder (other than dissenters, if any) will receive cash in an amount equal to or greater than the value of one full share of SYBRON stock.

         15. Dissenters, if any, to the Merger will be entitled to appraisal rights in accordance with applicable Delaware law. Payments to dissenters, if any, will be made by LRS (as the Surviving Corporation).

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Quarles & Brady
[date]
Page 3


         16. The accrued dividends on the LRS Preferred Stock have not been declared payable by the Board of Directors of LRS.

         17. No shareholder of LRS has guaranteed the indebtedness of LRS and its affiliates to the State Board of Administration of Florida (including accrued and unpaid interest thereon and any prepayment penalties and/or fees related thereto).

         18. The LRS Warrant was acquired by the LRS Warrantholder as an investment and was not issued by LRS in connection with the performance of services.

         19. The Closing Date for the transactions contemplated by the Agreement will be after March 8, 1998.

         Notwithstanding anything herein to the contrary, the undersigned make no representations regarding any actions or conduct of LRS pursuant to SYBRON's exercise of control over LRS after the Merger.

                                               Very truly yours,

                                               LRS ACQUISITION CORP.


                                               By:
                                                  -----------------------------

                                               Title:
                                                     --------------------------

                       [TO BE TYPED ON SYBRON LETTERHEAD]


                                                      , 1998
                                       ---------------


Quarles & Brady
411 East Wisconsin Avenue
Milwaukee  WI  53202-4497

         RE: OPINION WITH RESPECT TO THE MERGER OF NORMANDY ACQUISITION CO., A SUBSIDIARY OF SYBRON INTERNATIONAL CORPORATION, INTO LRS ACQUISITION CORP.

Ladies and Gentlemen:

         We have requested your opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Normandy Acquisition Co., a Delaware corporation ("ACQUISITION") and a subsidiary of Sybron International Corporation, a Wisconsin corporation ("SYBRON"), into LRS Acquisition Corp., a Delaware corporation ("LRS"). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement and Plan of Reorganization dated as of January ___, 1998 (the "Agreement") by and among SYBRON, ACQUISITION, LRS and Liberty Partners Holdings 5, L.L.C. In order to assist you in rendering your opinion, SYBRON makes the following representations to you with the understanding that you will rely on these repre sentations in rendering your opinion:

         1. The fair market value of SYBRON common stock to be received by the shareholders of LRS and the LRS Warrantholder will, in each instance, be approximately equal to the fair market value of the LRS Common Stock, LRS Preferred Stock or LRS Warrant exchanged therefor.

         2. Following the Merger, LRS will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of ACQUISITION'S net assets and at least 70 percent of the fair market value of ACQUISITION'S gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by LRS or ACQUISITION to shareholders who receive cash or other property, amounts paid by LRS to dissenters, amounts used by LRS or ACQUISITION to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by LRS will be included as assets of LRS or ACQUISITION, respectively, immediately prior to the Merger.

         3. Prior to the Merger, SYBRON will be in control of ACQUISITION within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         4. SYBRON has no plan or intention to cause LRS to issue additional shares of its stock that would result in SYBRON losing control of LRS within the meaning of Section 368(c) of the Code.

         5. SYBRON has no plan or intention to liquidate LRS; to merge LRS with or into another corporation except for the possible merger of other corporations into LRS, with LRS being the surviving corporation; to sell or otherwise dispose of the stock of LRS except for transfers of stock to corporations controlled by SYBRON; or to cause LRS to sell or otherwise dispose of any of its assets or of any of the assets acquired from ACQUISITION, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by LRS.

         6. The liabilities of ACQUISITION assumed by LRS and the liabilities to which the transferred assets of ACQUISITION are subject were incurred by ACQUISITION in the ordinary course of its business.

         7. SYBRON will pay or assume only those expenses of LRS that are solely and directly related to the proposed transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187. Other than those expenses of LRS paid by SYBRON, SYBRON, ACQUISITION, LRS, the shareholders of LRS, and the LRS Warrantholder will pay their respective expenses, if any, incurred in connection with the transaction.

         8. In the transaction, shares of LRS stock representing control of LRS, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of SYBRON. For purposes of this representation, shares of LRS stock exchanged for cash or other property originating with SYBRON will be treated as outstanding LRS stock on the date of the transaction.

         9. At the time of the transaction, LRS will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in LRS that, if exercised or converted, would affect Sybron's acquisition or retention of control of LRS, as defined in
Section 368(c) of the Code.

         10. SYBRON does not own, nor has it owned during the past five years, any shares of the stock of LRS.

         11. Following the proposed transaction, SYBRON will cause LRS to continue LRS's historic business or to use a significant portion of LRS's historic business assets in a business.

         12. There is no intercorporate indebtedness existing between (a) LRS and SYBRON or (b) LRS and ACQUISITION that was issued, acquired, or will be settled at a discount.

         13. Neither SYBRON nor ACQUISITION is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         14. SYBRON has no plan or intention to redeem or otherwise reacquire any of its stock issued in the proposed transaction.

         15. No shares of ACQUISITION stock will be issued to LRS shareholders or the LRS Warrantholder in the proposed transaction.

         16. Neither SYBRON nor ACQUISITION is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         17. None of the compensation received by any shareholder-employees of LRS will be separate consideration for, or allocable to, any of their shares of LRS stock; none of the shares of SYBRON stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         18. The payment of cash in lieu of fractional shares of SYBRON stock is solely for the purpose of avoiding the expense and inconvenience to SYBRON of issuing fractional shares and does not represent separately bargained-for consideration. The fractional share interests of each LRS shareholder will be aggregated, and no LRS shareholder (other than dissenters, if any) will receive cash in an amount equal to or greater than the value of one full share of SYBRON stock.

         19. Dissenters, if any, to the Merger will be entitled to appraisal rights in accordance with applicable Delaware law. Payments to dissenters, if any, will be made by LRS (as the Surviving Corporation).

         20. The Closing Date for the transactions contemplated by the Agreement will be after March 8, 1998.

                                               Very truly yours,

                                               SYBRON INTERNATIONAL CORPORATION


                                               By:
                                                  ------------------------------


                                               Title:
                                                     ---------------------------

              [TO BE DELIVERED BY KENNETH RAININ, LIBERTY PARTNERS
            HOLDINGS 5, LLC, ROBERT B. STOCKMAN, ROBERT F. JOHNSTON,
                WILLIAM W. CROUSE, JOSEPH MANDATO, GORDIE NYE AND
                        STATE BOARD OF ADMIN. OF FLORIDA]





                                                          , 1998
                                              ------------


Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, WI  53202-4497

         RE: OPINION WITH RESPECT TO THE MERGER OF NORMANDY ACQUISITION CO., A SUBSIDIARY OF SYBRON INTERNATIONAL CORPORATION, INTO LRS ACQUISITION CORP.

Ladies and Gentlemen:

         In order to assist you in rendering your opinion with respect to certain federal income tax consequences of the proposed merger of Normandy Acquisition Co., a Delaware corporation ("ACQUISITION") and a subsidiary of Sybron International Corporation, a Wisconsin corporation ("SYBRON"), with and into LRS Acquisition Corp., a Delaware corporation ("LRS"), the undersigned states that the undersigned owns beneficially ______ shares of the outstanding common stock [and rights to purchase ____ shares of common stock] [and _____ shares of the outstanding preferred stock] [and a warrant to purchase 2,000 shares of common stock] of LRS and that the undersigned has no plan or intention to sell, exchange or otherwise dispose of more than 40% of the shares of SYBRON common stock to be received by the undersigned in connection with the proposed transaction involving the merger of ACQUISITION into LRS. For purposes of this representation, all sales, redemptions or other dispositions of stock occurring prior to or subsequent to the proposed transaction which are a part of that transaction (except for all fractional share interests in LRS stock which are converted into cash) will be considered in determining whether there has been a sale, exchange, or other disposition of LRS stock.

         This representation is being delivered to you solely for the purpose of assisting you in rendering the opinion referred to above and may not be relied upon for any other purpose.




                                            --------------------------------
                                            Name:
                                                 ---------------------------

                                                             , 1998
                                                 ------------


Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, WI  53202-4497

         RE: OPINION WITH RESPECT TO THE MERGER OF NORMANDY ACQUISITION CO., A SUBSIDIARY OF SYBRON INTERNATIONAL CORPORATION, INTO LRS ACQUISITION CORP.

Ladies and Gentlemen:

         In order to assist you in rendering your opinion with respect to certain federal income tax consequences of the proposed merger of Normandy Acquisition Co., a Delaware corporation ("ACQUISITION") and a subsidiary of Sybron International Corporation, a Wisconsin corporation ("SYBRON"), with and into LRS Acquisition Corp., a Delaware corporation ("LRS"), the undersigned states that it owns the right to purchase 2,000 shares of common stock of LRS and that it acquired the LRS Warrant as an investment and not in connection with performance of services.

         This representation is being delivered to you solely for the purpose of assisting you in rendering the opinion referred to above and may not be relied upon for any other purpose.



                                            LIBERTY PARTNERS HOLDINGS 5, L.L.C.

                                            By:
                                               --------------------------------
                                            Its:
                                                -------------------------------

                                    EXHIBIT 8

                      FORM OF REGISTRATION RIGHTS AGREEMENT

         This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of this ____ day of __________, 1998, by and among SYBRON INTERNATIONAL CORPORATION (the "Company") and the AFFILIATES of LRS Acquisition Corp. ("LRS") who are identified on the signature page to this Agreement (each an "Affiliate" for purposes hereof and, collectively, the "Affiliates").

         WHEREAS, pursuant to that certain Agreement and Plan of Reorganization entered into by and among the Company, Normandy Acquisition Co., a wholly owned subsidiary of the Company, LRS and Liberty Partners Holdings 5, L.L.C. ("Liberty") dated as of January ___, 1998 (the "Merger Agreement"), each share of the issued and outstanding capital stock of LRS, an outstanding warrant held by Liberty to purchase LRS capital stock and certain outstanding options for such capital stock were converted into or exchanged for common stock of the Company, par value $0.01 per share ("Common Stock"), registered on Form S-4 (the "S-4 Registration Statement") under the Securities Act of 1933, as amended (the "Act"), resulting in the issuance of an aggregate of ________ shares of Common Stock (the "Merger Shares"); and

         WHEREAS, pursuant to the Merger Agreement, each Affiliate received the number of Merger Shares that is set forth opposite such Affiliate's name on the signature page to this Agreement (collectively, the "Shares"); and

         WHEREAS, the Merger Shares have been registered on the S-4 Registration Statement for issuance pursuant to the Merger Agreement in accordance with Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Act, with the result that the Shares are eligible for resale by the Affiliates without registration under the Act in compliance with the conditions set forth in Rule 145(d); and

         WHEREAS, the Company has provided certain demand registration rights to the Affiliates with respect to the Shares, as described in the Merger Agreement, this Agreement and the Affiliate Letter delivered by each Affiliate pursuant to the Merger Agreement, to provide additional liquidity during the period that the conditions of Rule 145(d) continue to apply to the Shares; and

         WHEREAS, concurrently with the execution of this Agreement the Affiliates are exercising their demand registration rights and the Company has agreed to register the Shares for resale as described in this Agreement (the "Demand Registration").

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:



                                    ARTICLE I

                                   DEFINITIONS

         In addition to the terms defined above, when used in this Agreement the following terms shall have the meanings specified:

         1.1 "Exchange Act" shall have the meaning set forth in Section 2.3(a).

         1.2 "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement or restriction of any kind, including any rules, regulations or orders promulgated thereunder and any final orders, decrees, policies, consents or judgments of any regulatory agencies, courts or other Persons.

         1.3 "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, association, governmental entity, agency or branch or department thereof, or any other legal entity.

         1.4 "Registration Expenses" shall have the meaning set forth in Section 2.5(a).

         1.5 "Registration Shares" shall have the meanings set forth in Section 2.1(a).

         1.6 "Registration Statement" shall mean, as the case may be, either a post-effective amendment on Form S-3 to the S-4 Registration Statement or a separate Form S-3 registration statement, each as described in Section 2.1(a)(i).

         1.7 "Registration Term" shall have the meaning set forth in Section 2.3(f).


                                   ARTICLE II

                               REGISTRATION RIGHTS

         2.1      Demand Registration Rights.

                  (a) Effecting the Registration. Promptly following execution of this Agreement, the Company shall use reasonable efforts to effect the Demand Registration with respect to all of the Shares (the "Registration Shares"), provided that:

                  (i) the Company shall be required to effect the Demand Registration only if the Company is able to file a post-effective amendment on Form S-3 to the S-4 Registration Statement to include a reoffer prospectus covering resale of the Registration Shares or, alternatively, if Form S-3 under the Act (or any comparable short-form registration then in effect) is then available for use by the Company;

                  (ii) the Demand Registration shall not be required to become effective at any time prior to the date the Company issues a public earnings release reporting earnings that include at least 30 days worth of results from the operations of the LRS business; and

                  (iii) the Company's obligation to effect the Demand Registration pursuant to the provisions of this Agreement shall be deemed to have been satisfied if after the filing of the Registration Statement, the failure of such Registration Statement to become effective is due solely to the actions or inactions of the Affiliates or if, once effective, the effectiveness of the Registration Statement is withdrawn solely because of an Affiliate's actions or inactions.

                  (b) Manner of Sale. The Registration Statement shall provide that the Registration Shares will be sold by the Affiliates only through routine brokerage transactions, to dealers or in negotiated transactions.

                  (c) No Piggyback Registration. The Registration Statement shall not register any shares of Common Stock on behalf of any shareholders of the Company other than the Affiliates.

         2.2      Indemnity.

                  (a) Company Indemnification. The Company will indemnify and hold harmless each Affiliate and, if applicable, each director and officer of such Affiliate (and any Person who controls such Affiliate within the meaning of Section 15 of the Act) against all claims, losses, damages, liabilities, actions and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained in the prospectus or in the related Registration Statement, or in any notification or the like, and from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same may have been based on information furnished in writing to the Company by such Affiliate expressly for use therein and used in accordance with such writing. The Company agrees to reimburse each indemnified Person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability, action or expense.

                  (b) Affiliate Indemnification. Each Affiliate, by acceptance of the registration provisions provided herein, agrees to indemnify and hold harmless the Company, its officers and directors (and any Person who controls the Company within the meaning of Section 15 of the Act) against all claims, losses, damages, liabilities, actions and expenses resulting from any untrue statement or alleged untrue statement of a material fact furnished in writing to the Company by that Affiliate expressly for use in connection with the registration or qualification effected pursuant to this Agreement and used in accordance with such writing and from any omission therefrom or alleged omission therefrom of a material fact needed to be furnished in order to make the information that was furnished, in light of the circumstances, not misleading. Each Affiliate also agrees to reimburse each indemnified Person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability, action or expense. Notwithstanding anything in the foregoing to the contrary, the aggregate amount for which each Affiliate may be liable pursuant to this Section 2.2(b) and Section 2.2(c) shall not exceed the net proceeds to such Affiliate resulting from the sale of such Affiliate's Registration Shares pursuant to the Registration Statement.

                  (c) Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnification provided for in Sections 2.2(a) and 2.2(b) is applicable but for any reason is held to be unenforceable, the indemnifying party shall contribute to the aggregate claims, losses, damages, liabilities, actions and expenses of the nature contemplated by such indemnity incurred by the indemnified party or parties in such proportion as is just and equitable, taking into account the relative fault of the parties, provided that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

                  (d) Notice. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which indemnification is sought and (ii) unless a conflict of interest exists between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to liability for any additional legal fees of the indemnified party or for any settlement made by the indemnified party without the indemnifying party's consent. An indemnifying party which is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

         2.3 Registration Covenants of the Company. The Company covenants and agrees that the Company will use reasonable efforts to effect the Demand Registration and cooperate in the sale of the Registration Shares to be registered and, until expiration of the Registration Term, to:

                  (a) promptly prepare and file the Registration Statement (as well as any necessary amendments or supplements thereto) with the Commission and use reasonable efforts to cause such Registration Statement to become effective in accordance with Section 2.1(a)(ii);

                  (b) furnish to the Affiliates sufficient copies of the Registration Statement and any amendments or supplements thereto and any prospectus forming a part thereof, which documents will be subject to the review of counsel for the Affiliates prior to the filing thereof;

                  (c) notify the Affiliates, promptly after the Company shall receive notice thereof, of the time when the Registration Statement becomes effective or when any amendment or supplement to any prospectus forming a part of the Registration Statement has been filed;

                  (d) notify the Affiliates promptly of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information;

                  (e) advise the Affiliates after the Company shall receive notice or obtain knowledge thereof of the issuance of any order by the Commission suspending the effectiveness of the Registration Statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if such stop order should be issued;

                  (f) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus forming a part thereof as may be necessary to keep the Registration Statement effective until either the first anniversary of the execution of this Agreement or, if applicable, such shorter period of time which shall terminate (i) when all Shares covered by the Registration Statement have been sold, or (ii) on the date the resale restrictions applicable to the Shares pursuant to Rule 145(d) expire or are rescinded (the "Registration Term");

                  (g) furnish to the Affiliates such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents as the Affiliates may reasonably request in order to facilitate the disposition of the Registration Shares owned by the Affiliates;

                  (h) assist the Affiliates in satisfying their prospectus delivery obligations by furnishing to any national securities exchange on which the Registration Shares are then listed copies of the prospectus and each amendment or supplement thereto in accordance with Rule 153 under the Act (or any comparable rule then in existence);

                  (i) use reasonable efforts to register or qualify the Registration Shares under such securities or blue sky Laws of such jurisdictions as are mutually determined by the Company and the Affiliates and do any and all other acts and things which may be reasonably necessary or advisable to enable the Affiliates to consummate the disposition in such jurisdictions of the Registration Shares; provided that nothing herein shall require the Company to
(i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

                  (j) notify the Affiliates, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of an Affiliate, amend or supplement the Registration Statement so that the Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Affiliates acknowledge that any notice given by the Company hereunder may constitute material nonpublic information and that applicable securities Laws prohibit a Person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances where it is reasonably foreseeable that such Person is likely to purchase or sell such securities;

                  (k) cause all Registration Shares to continue to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                  (l) ensure the continued availability of a transfer agent and registrar for all Registration Shares;

                  (m) make available for inspection by each Affiliate and any attorney, accountant or other agent retained by such Affiliate, subject to the Company's receipt of acceptable confidentiality agreements from the recipients thereof, such financial and other records, pertinent corporate documents and other properties and personnel of the Company as may be reasonably requested in connection with the Registration Statement; and

                  (n) use its best efforts to timely file with the Commission all of the reports it is required to file under the Exchange Act as a prerequisite to availability of Form S-3.

         2.4 Registration Covenants of the Affiliates. In consideration of the benefits accruing to them pursuant to this Agreement and in addition to their other obligations set forth in this Agreement, each Affiliate covenants and agrees to:

                  (a) cooperate with the Company, its counsel, advisors and other representatives, and comply with all applicable provisions of Law (including without limitation the prospectus delivery requirements of the Act and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934, as amended) in connection with any registration effected pursuant to the provisions of this Agreement;

                  (b) promptly provide to the Company, in writing, such information as the Company or its counsel deems necessary or appropriate for inclusion in the Registration Statement, which information, when given, shall be true and correct in all material respects and shall not omit any information necessary to make the information furnished not misleading;

                  (c) refrain from transferring, by any means, ownership of or any other interest in the Shares prior to the earnings release date identified in Section 2.1(a)(ii) above;

                  (d) execute all questionnaires, powers of attorney or other documents as the Company may reasonably request;

                  (e) discontinue sales of Registration Shares upon notification of any stop order or suspension of the effectiveness of the Registration Statement;

                  (f) notify the Company immediately upon any material change in the plan of distribution or other information concerning such Person described in the prospectus;

                  (g) discontinue sales of Registration Shares and use of the related prospectus following notification by the Company that the Registration Statement must be amended or supplemented;

                  (h) not use any prospectus other than the most recent prospectus related to the Registration Statement; and

                  (i) upon presentation of a stock certificate representing Registration Shares sold under the Registration Statement, certify that the sale was made in accordance with the terms hereof and the plan of distribution described in the Registration Statement.

In the event that any Affiliate fails to comply in any material respect with its obligations pursuant to Sections 2.4(a) through (d), any Shares held by such Affiliate may be excluded from the Registration Statement and all of such Affiliate's rights pursuant to this Agreement shall terminate. In the event that any Affiliate fails to comply in any material respect with its obligations pursuant to Sections 2.4(e) through (i), all of such Affiliate's rights pursuant to this Agreement shall terminate other than with respect to Registration Shares then registered on a Registration Statement.

         2.5      Expenses.

                  (a) General. All expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

                  (b) Affiliates' Counsel. The Company will reimburse the Affiliates for the reasonable fees and disbursements of one counsel mutually chosen by the Affiliates in connection with the Demand Registration.

                  (c) Other. To the extent Registration Expenses are not required to be paid by the Company, each Affiliate will pay those Registration Expenses which are allocable to the registration of such Affiliate's securities included in the Registration Statement, and any Registration Expenses not so allocable will be borne by all of the Affiliates in proportion to the aggregate selling price of the securities to be registered.

         2.6 S-3 Qualification. The Company hereby represents and warrants to the Affiliates that, as of the date of this Agreement, it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3.



                                   ARTICLE III

                                  MISCELLANEOUS

         3.1 Survival. All agreements, representations and warranties made in this Agreement or in any document delivered pursuant to this Agreement shall survive the execution of this Agreement, the delivery of any such document and the sale of Shares pursuant to the Registration Statement.

         3.2 Governing Law. This Agreement and the other documents issued pursuant to this Agreement shall be governed by the Laws of the State of Wisconsin.

         3.3 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         3.4 Entire Agreement. This Agreement, the Affiliate Letters delivered pursuant to the Merger Agreement and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings concerning such subject matter other than those expressly set forth in this Agreement and such Affiliate Letters. This Agreement and the Affiliate Letters supersede all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

         3.5 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Person by personal delivery, commercial courier or telephonic facsimile transmission accompanied by a telephonic facsimile receipt and followed by hard copy by United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:



         If to the Company:         Sybron International Corporation
                                    Attention: R. Jeffrey Harris, Esq.
                                    411 East Wisconsin Avenue
                                    Suite 2400
                                    Milwaukee WI  53202
                                    Fax No. 414/390-5476

         with a copy to
         (which copy shall
         not be deemed
         notice to the
         Company):                  Quarles & Brady
                                    Attention: Kathryn M. Coates, Esq.
                                    411 East Wisconsin Avenue
                                    Milwaukee, WI 53202
                                    Fax No. 414/271-3552

         If to an Affiliate:        To the address of such Affiliate set
                                    forth for such Affiliate on the signature page to this Agreement.

         3.6 Amendments; Successors and Assigns. This Agreement may be amended if such amendment is in writing and is signed by the Company and Affiliates who own at least two-thirds (2/3s) of the Shares then owned by all Affiliates. This Agreement may be assigned by an Affiliate only with the prior written consent of the Company (which consent shall not be unreasonably withheld). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         3.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         3.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words indicating a gender shall extend to and include all genders. In addition, any reference to a "Section" herein shall be a reference to such Section of this Agreement unless otherwise indicated.

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the day and year first above written.

                                    SYBRON INTERNATIONAL CORPORATION


                                    By:
                                       -----------------------------------------
                                       R. Jeffrey Harris, Vice President -
                                       General Counsel and Secretary



AFFILIATES:                                              No. of Shares Received
                                                         Pursuant to the
                                                         Merger Agreement:



[Name]



         [Address]
         Fax No.:




[Name]



         [Address]
         Fax No.:




[Name]



         [Address]
         Fax No.:




[Name]



         [Address]
         Fax No.:

                                    EXHIBIT 9

                    FORM OF SYBRON INTERNATIONAL CORPORATION
                               CLOSING CERTIFICATE


         Sybron International Corporation, a Wisconsin corporation ("SYBRON"), hereby certifies that:

         1. This Certificate is being delivered pursuant to the provisions of
Section 9.6(a) of the Agreement and Plan of Reorganization (the "Agreement") dated as of January __, 1998 by and among SYBRON, Normandy Acquisition Co., a Delaware corporation ("ACQUISITION"), LRS Acquisition Corp. ("LRS") and Liberty Partners Holdings 5, L.L.C. with the intention that it shall be relied upon by LRS.

         2. SYBRON and ACQUISITION have performed and complied in all material respects with all of their obligations under the Agreement which are to be performed or complied with by them prior to or on the date hereof.

         3. The representations and warranties made by SYBRON and ACQUISITION in the Agreement are true and correct in all material respects as of the date hereof with the same force and effect as though said representations and warranties had been made on the date hereof [, except as may be described on Schedule A attached hereto].

            IN WITNESS WHEREOF, this Certificate has been duly executed on behalf of SYBRON on this ____ day of ____________, 1998.

                                              SYBRON INTERNATIONAL CORPORATION



                                              By:
                                                 -------------------------------
                                              Name:
                                              Its:

[TO BE ACCOMPANIED BY AN APPROPRIATE INCUMBENCY CERTIFICATE]

                                   EXHIBIT 10

                         FORM OF SYBRON COUNSEL OPINION



                                                          , 1998
                                            --------------




LRS Acquisition Corp.
Liberty Partners Holdings 5, L.L.C.
9900 Old Grove Road
San Diego, California  92131

Ladies and Gentlemen:

                  We have acted as counsel for Sybron International Corporation, a Wisconsin corporation ("SYBRON"), and Normandy Acquisition Co., a Delaware corporation ("ACQUISITION"), in connection with the negotiation, preparation, execution and delivery of an Agreement and Plan of Reorganization dated as of January ___, 1998 (the "Agreement") by and among SYBRON, ACQUISITION, LRS Acquisition Corp. and Liberty Partners 5, L.L.C. ("Liberty"), and the transactions contemplated thereby. We are furnishing this opinion at the request of SYBRON and ACQUISITION pursuant to Section 9.6(b) of the Agreement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

                  In rendering this opinion, we have examined such corporate records, certificates, instruments and other documents of SYBRON and ACQUISITION, and questions and matters of law, as we have considered necessary and appropriate for purposes of this opinion. In giving the various opinions set forth below, we have, with respect to factual matters, relied on certificates and similar documents furnished by public officials and by officers of SYBRON and ACQUISITION (which include certifications of SYBRON's and ACQUISITION's officers of the accuracy of the representations and warranties made by SYBRON and ACQUISITION in the Agreement).

                  We have assumed that: (i) all certificates of public officials examined by us are accurate; (ii) each document submitted to us as an original is authentic and complete; (iii) each document submitted to us as a certified or photostatic copy conforms to an authentic original; (iv) each of the parties (other than SYBRON and ACQUISITION) to the Agreement has duly and validly executed and delivered the Agreement; (v) all signatures (other than the signatures on behalf of SYBRON and ACQUISITION) on documents reviewed by us are genuine; (vi) each person executing the Agreement (other than on behalf of SYBRON or ACQUISITION) on behalf of such party is authorized to do so; (vii) the obligations of each party (other than SYBRON or ACQUISITION) under the Agreement are such party's legal, valid and binding obligations, enforceable in accordance with the terms of the Agreement; (viii) the Agreement accurately describes and contains the mutual understanding of the parties; (ix) there are no oral or written statements or agreements that purport to modify, amend or vary any of the terms of the Agreement; and (x) the certificates representing Sybron Stock to be delivered pursuant to the Agreement will (A) conform to the specimen thereof examined by us (including the facsimile signatures of the officers of SYBRON thereon) and (B) have been duly countersigned by the transfer agent and registrar for the Sybron Stock in accordance with the resolutions of the Board of Directors of SYBRON authorizing the issuance thereof.

                  Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

LRS Acquisition Corp.
Liberty Partners Holdings 5, L.L.C.
__________, 1998
Page 2

                  1. SYBRON is a corporation duly incorporated, validly existing and in active status (meaning that it has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the State of Wisconsin, and has the requisite corporate power and authority to carry on its business as now being conducted.

                  2. ACQUISITION is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted.

                  3. Each of SYBRON and ACQUISITION has the necessary corporate power and authority to enter into, execute and deliver the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

                  4. The execution and delivery of the Agreement by each of SYBRON and ACQUISITION and the consummation by SYBRON and ACQUISITION of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of SYBRON and ACQUISITION.

                  5. The Agreement has been duly executed and delivered by each of SYBRON and ACQUISITION and constitutes a valid and binding obligation of each of SYBRON and ACQUISITION, enforceable against each in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

                  6. The execution and delivery of the Agreement by each of SYBRON and ACQUISITION do not, and the performance of the Agreement by each of SYBRON and ACQUISITION will not, conflict with or violate: (a) the [Restated] Articles of Incorporation or Bylaws of SYBRON or the Certificate of Incorporation or Bylaws of ACQUISITION; (b) to our knowledge, any material Contract to which SYBRON or ACQUISITION is a party or by which it is bound; or
(c) to our knowledge, any material federal, Wisconsin state or Delaware state Law applicable to SYBRON or ACQUISITION or by which any of their respective properties is bound or affected.

                  7. To our knowledge, no suit, action or other proceeding is pending before any court in which the consummation of the transactions contemplated by the Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Agreement.

                  8. The shares of Sybron Stock to be issued pursuant to the Agreement, as set forth in the Agreement, are duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted).

                  9. The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.

                  10. The Registration Statement (excluding the financial statements and other financial and statistical information included or incorporated therein or omitted therefrom, and all information about, or supplied or omitted by, the LRS Companies and Liberty for use in the Registration Statement, as to all of which we do not express any opinion), at the time it became effective under the Securities Act, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

                  We have participated in the preparation and filing of the Proxy Statement and the Registration Statement and, in the course of such preparation, in conferences with certain officers and employees of SYBRON and ACQUISITION and representatives of the LRS Companies and Liberty with respect thereto. Although we have not independently verified, and are not passing upon or assuming any responsibility for, the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Proxy Statement or the Registration Statement, during the course of such participation no facts have come to our attention which would lead us to believe that the Proxy Statement, at the date it was first mailed to LRS Stockholders and at the time of the LRS Special Meeting, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the Registration Statement, when it became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not express any belief with respect to the financial statements and other financial and statistical information included or incorporated by reference therein or omitted therefrom, or any information about, or supplied or omitted by, any LRS Company or Liberty for use in the Proxy Statement or the Registration Statement).

                  Each of the opinions as to enforceability of any agreement or instrument is: (a) subject to the limitations set forth in the General Qualifications stated in the Legal Opinion Accord of the ABA Section of Business Law (1991), which General Qualifications are attached hereto as Schedule 1; and
(b) subject to the qualification that certain provisions of such documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such documents as a whole and each of such documents contains legally adequate provisions for the realization of the principal legal rights and benefits afforded by it.

                  The opinions expressed herein are specifically limited to the present internal Law of the States of Delaware and Wisconsin and federal Law of the United States of America, are given as of the date of this letter, are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.

                  Whenever this opinion refers to matters within our "knowledge" or "known to us," such reference is limited to facts within our actual knowledge after inquiry of the attorneys who have given substantive legal attention to the representation of SYBRON and ACQUISITION in connection with the negotiation and preparation of the Agreement and facts represented to us by officers of SYBRON and ACQUISITION.

                  The opinions set forth above are delivered to you in connection with the transactions described in the Agreement. This opinion letter is rendered solely for your information and assistance in connection with such transactions described in the Agreement and may not be provided to, or used or relied upon by, any other person or for any other purpose without our prior written consent.

                                             Very truly yours,



                                             QUARLES & BRADY

                                   EXHIBIT 11


                  At the Closing, Sybron shall make cash payments to certain employees of A Company calculated in the manner described below. These payments shall be made by Sybron only (i) to persons who are employed by the LRS Companies immediately prior to the Closing and (ii) in such amounts as directed by LRS.

                  These payments shall be calculated as of the Closing as follows:

1. Each Officer, Director[1], Manager, Supervisor and Select Professional of the LRS Companies shall receive a payment equal to a specified percentage of such employees annual base salary as of December 31, 1997. The percentages are as follows:

    Management Level                                     % of Annual Base Salary

    Officer                                                        100%
    Director                                                        50%
    Regional Managers                                               40%
    Managers                                                        20%
    Supervisors and Select Professionals                            10%

2. In addition to the payments to be made as described in 1. above, the following individuals shall receive payments in the following amounts:

    Gordon Nye                                                 $75,000
    David Milner                                                75,000
    Richard Poinsett                                            75,000
    Chuck Madsen                                                25,000
    Jan Doorschodt                                              25,000


















--------------------
         [1]The term "Director" is an employment classification of the LRS Companies and as used in this Exhibit 11 does not refer to members of the Board of Directors of any LRS Company.

                                                                      APPENDIX B


               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         SECTION 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and

              c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to
     Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date;
     provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated
   therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as] the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C



                EXAMPLE OF MERGER PRICE CALCULATION & SUMMARY

                ASSUMING MERGER OCCURRED ON JANUARY 23, 1998,
                  THE DATE OF THE REORGANIZATION AGREEMENT
--------------------------------------------------------------------------------

    UNADJUSTED MERGER PRICE                                                                        $  120,000,000
      Less:   Transaction Related Compensation                                                         (1,904,727)
                                                                                                       ----------

                                                                                                      118,095,273
    Adjustments per Merger Agreement
      Section 2.7(a) Options                                                                                   --
      Section 3.1(a) EBITDA                                                                                    --

    Equity Adjustments per Schedule 3.1(b)                                                               (175,000)
      Additional Severance Cost                                                                          (195,000)

    All Expenses of LRS per Schedule 3.13                                                              (1,926,859)

    Estimated Growth in Equity from Net Income                                                          1,362,000
                                                                                                        ---------

    GROSS MERGER PRICE                                                                                117,160,414

      Less:  Certain Indebtedness (Section 1.16)                                                      (31,393,610)
                                                                                                      -----------

    CLOSING MERGER PRICE                                                                           $   85,766,804

    Plus

    Exercise Price of Warrant                                                                             200,000
    Aggregate Exercise Price of All LRS Options x 90%                                                      78,660

    Minus

    10% of the Aggregate Original Purchase
    Price for the Non-Vested Restricted Shares                                                               (820)

    Minus

    Preferred Stock & Accrued Dividend
    Series A Preferred Stock                                              $   4,110,680
    Accrued Dividend                                                             21,020               (4,131,700)
                                                                                 ------

    Series B Preferred Stock                                                  5,192,650
    Accrued Dividend                                                          1,747,064               (6,939,714)
                                                                              ---------               ----------

    NET EQUITY MERGER PRICE                                                                        $   74,973,230
                                                                                                       ==========

    Common Equity Share Equivalents                                                                     10,046.68
    Price per Common Equity Share Equivalent                                                            $7,462.49
    Average Sybron Stock Price                                                                          $22.96145
    Number of Sybron Shares per LRS
                                                                                                         325.0008
      Common Equity Share


                              LRS ACQUISITION CORP.
             CALCULATION OF NET MERGER PRICE & PER SHARE ALLOCATION
                                     1.23.98

-----------------------------------------------------------------------------------------------------------------------------
                                                  Value              Number                                 Number of
               Allocation                          Per                 of               Extended              Sybron
                 Totals                           Share              Shares             Valuation            Shares*
-----------------------------------------------------------------------------------------------------------------------------


Common Equity Merger Price                          $ 7,462.49            7,672.99         $57,259,596           2,493,727
Non-Vested Restricted Share
Value                                                 5,382.99               82.01             441,459              19,226
Option Value                                          5,192.99              437.00           2,269,337              98,832
Warrant Price                                         7,362.49            2,000.00          14,724,976             641,291
                                                                          --------          ----------             -------
                                                                         10,192.00          74,695,369           3,253,076

Exercise Price of Warrant                                                                      200,000               8,710
Exercise Price of Options (x 90%)                                         (122.36)              78,660               3,426
Effective Repurchase of
   Un-Vested SPR's                                                         (22.96)               (820)                (36)
Rounding Differences                                                         _____                  21                   1
                                                                                                    --

                                                                         10,046.68         $74,973,230           3,265,177
                                                                         =========         ===========           =========





*Using Average Sybron Stock Price of $22.96145.

                              LRS ACQUISITION CORP.
             Calculation of Net Merger Price & Per Share Allocation
                                     1.23.98
--------------------------------------------------------------------------------

Common Equity Merger Price
Net Equity Merger Price                   /          74,973,230
                                                      10,046.68        Total Shares Deemed Outstanding

                                                       7,462.49          /      22.96145                          325.0008
                                                       ========                                                   ========

Non-Vested Restricted Share                                 72%
Value                                     /           10,046.68        Total Shares Deemed Outstanding
                                                      ---------

                                                       0.000072
                                          x          74,973,230        Net Equity Merger Price

                                                       5,372.99
                                       Plus               10.00        Repurchase Price of SPR's

                                                       5,382.99          /      22.96145                         234.43598
                                                       ========                                                  =========

Option Value                                                72%
                                          /           10,046.68        Total Shares Deemed Outstanding

                                                       0.000072
                                          x          74,973,230        Net Equity Merger Price

                                                       5,372.99
                                       Less               (180)        Exercise Proceeds

                                                       5,192.99
                                          x                1.00        Number of Shares per Option

                                                       5,192.99          /      22.96145                         226.16124
                                                       ========                                                  =========

Warrant Price                                             2,000
                                          /           10,046.68        Total Shares Deemed Outstanding

                                                       0.199071
                                          x          74,973,230        Net Equity Merger Price

                                                     14,924,976
                                       Less           (200,000)        Exercise Proceeds

                                                     14,724,976
                                          /            2,000.00        Number of Shares per Warrant

                                                       7,362.49          /      22.96145                        320.645691
                                                       ========                                                 ==========

                         CONVERSION OF LRS SECURITIES
                               TO SYBRON STOCK
--------------------------------------------------------------------------------

    Series A Preferred Stock                                                     $      4,110,680
    Accrued Dividend                                                                       21,020
                                                                                           ------

                                                                                 $      4,131,700

    Average Sybron Stock Price                                                   $       22.96145
    Number of Sybron Shares Attributable to
      Series A Stockholders                                                            179,940.73

    Number of Series A Preferred Shares                                                  4,110.68

    Number of Sybron Shares per Shares of
      Series A Preferred Stock                                                         43.7739571

    Series B Preferred Stock                                                     $      5,192,650
    Accrued Dividend                                                                    1,747,064
                                                                                        ---------

                                                                                 $      6,939,714

    Average Sybron Stock Price                                                   $       22.96145

    Number of Sybron Shares Attributable to
      Series B Stockholders                                                            302,233.26

    Number of Series B Preferred Shares                                                  5,192.65

    Number of Sybron Shares per Share of
      Series B Preferred Stock                                                          58.204050


                       COMMON EQUITY SHARE EQUIVALENTS
--------------------------------------------------------------------------------

     Original Issue                                          7,000.00
     Liberty Holdings Stock Warrant                          2,000.00
     Vested Stock Purchase Rights                              672.99
     SPR's and Stock Options                                   373.69
                                                            ---------
                                                            10,046.68
                                                            =========

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

         Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

         Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Furthermore, certain officers of the Registrant are also officers of subsidiaries of the Registrant and, as a result, such officers may be entitled to indemnification pursuant to provisions of such subsidiaries' governing corporate laws, articles of incorporation and bylaws. The Registrant has also executed an indemnity agreement with each of its directors and certain of its officers which provides certain indemnity rights to such individuals.

         Directors and officers of the Registrant are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 11, 1998.

                                SYBRON INTERNATIONAL CORPORATION
                                (Registrant)


                                By: /s/ KENNETH F. YONTZ
                                    -----------------------------------------
                                    Kenneth F. Yontz
                                    Chairman of the Board, President
                                    and Chief Executive Officer


                               ------------------

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth F. Yontz, Dennis Brown and R. Jeffrey Harris, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*


SIGNATURE                               TITLE


/s/ KENNETH F. YONTZ                    Chairman of the Board, President
---------------------------             and Chief Executive Officer and Director
Kenneth F. Yontz                        (Principal Executive Officer of the
                                        Registrant)


/s/ DENNIS BROWN                        Vice President - Finance, Chief
---------------------------             Financial Officer and Treasurer
Dennis Brown                            (Principal Financial Officer and
                                        Principal Accounting Officer of the
                                        Registrant)

/s/ DON H. DAVIS, JR.                                Director
-------------------------------------
Don H. Davis, Jr.


/s/ CHRISTOPHER L. DOERR                             Director
-------------------------------------
Christopher L. Doerr


/s/ ROBERT B. HAAS                                   Director
-------------------------------------
Robert B. Haas


/s/ THOMAS O. HICKS                                  Director
-------------------------------------
Thomas O. Hicks


/s/ WILLIAM U. PARFET                                Director
-------------------------------------
William U. Parfet


/s/ JOE L. ROBY                                      Director
-------------------------------------
Joe L. Roby


/s/ RICHARD W. VIESER                                Director
-------------------------------------
Richard W. Vieser

         *Each of these signatures is affixed as of March 11, 1998.

                        SYBRON INTERNATIONAL CORPORATION
                                (THE "REGISTRANT"
                          (COMMISSION FILE NO. 1-11091)

                                  EXHIBIT INDEX
                                       TO
                         FORM S-4 REGISTRATION STATEMENT


The following exhibits are filed with or incorporated by reference in this Registration Statement:

    EXHIBIT                                                INCORPORATED HEREIN BY
     NUMBER                    DESCRIPTION                    REFERENCE TO                       FILED HEREWITH
     ------                    -----------                 ----------------------                --------------
      2.1         Agreement and Plan of Reorganization,                                         Appendix A to the
                  dated as of January 23, 1998, by and                                          Proxy Statement/
                  among Sybron International                                                       Prospectus
                  Corporation, Normandy Acquisition                                             contained in this
                  Co., LRS Acquisition Corp. ("LRS")                                              Registration
                  and Liberty Partners Holdings 5,                                                  Statement
                  L.L.C.

      3.1         Restated Articles of Incorporation of   Exhibit 4.1 to the Registrant's
                  the Registrant                          Registration Statement on Form S-8
                                                          (File No. 333-47015)

      3.2         Bylaws of the Registrant                Exhibit C to the 1994 Annual
                                                          Meeting Proxy Statement of Sybron
                                                          Corporation dated December 17,
                                                          1993


      4.1         Articles of Incorporation and Bylaws    Exhibits 3.1 and 3.2 hereto
                  of the Registrant


      4.2         Amended and Restated Credit Agreement   Exhibit 4.1 to the Registrant's
                  dated as of July 31, 1995 (the          Current Report on Form 8-K dated
                  "Credit Agreement"), among Sybron       July 31, 1995 ("7/31/95 8-K"
                  International Corporation and certain
                  of its subsidiaries, the several
                  Lenders from time to time parties
                  thereto, Chemical Securities Inc., as
                  Arranger, and Chemical Bank, as
                  Administrative Agent for the Lenders

      4.3         Form of Revolving Credit Note, dated    Exhibit 4.2 to the 7/31/95 8-K
                  as of July 31, 1995, executed
                  pursuant to the Credit Agreement

      4.4         Form of Term Note, dated as of          Exhibit 4.3 to the 7/31/95 8-K
                  July 31, 1995, executed pursuant to
                  the Credit Agreement


    EXHIBIT                                                INCORPORATED HEREIN BY
     NUMBER                    DESCRIPTION                    REFERENCE TO                       FILED HEREWITH
     ------                    -----------                 ----------------------                --------------
      4.5         Form of Swing Line Note, dated as of    Exhibit 4.4 to the 7/31/95 8-K
                  July 31, 1995, executed pursuant to
                  the Credit Agreement

      4.6         Form of Amended and Restated Parent     Exhibit 4.5 to the 7/31/95 8-K
                  Pledge Agreement, dated as of
                  July 31, 1995, executed pursuant to
                  the Credit Agreement

      4.7         Form of Amended and Restated            Exhibit 4.6 to the 7/31/95 8-K
                  Subsidiaries Guarantee, dated as of
                  July 31, 1995, executed pursuant to
                  the Credit Agreement

      4.8         Form of Amended and Restated            Exhibit 4.7 to the 7/31/95 8-K
                  Subsidiaries Pledge Agreement, dated
                  as of July 31, 1995, executed
                  pursuant to the Credit Agreement

      4.9         First Amendment, dated as of July 9,    Exhibit 4.1 to the Registrant's
                  1996, to the Amended and Restated       Form 10-Q for the quarterly period
                  Credit Agreement, dated as of July      ended June 30, 1996 (the "6/30/96
                  31, 1995 (as amended, supplemented or   10-Q")
                  otherwise modified from time to time,
                  the "Credit Agreement"), among the
                  Registrant and certain of its
                  subsidiaries, the several Lenders
                  from time to time parties thereto,
                  Chase Securities Inc. (formerly known
                  as Chemical Securities Inc.), as
                  Arranger, and Chemical Bank (now
                  known as The Chase Manhattan Bank),
                  as Administrative Agent for the
                  Lenders

      4.10        Form of Revolving Credit Note, dated    Exhibit 4.2 to the 6/30/96 10-Q
                  as of July 9, 1996, executed pursuant
                  to the Credit Agreement

      4.11        Form of CAF Advance Note, dated as of   Exhibit 4.3 to the 6/30/96 10-Q
                  July 9, 1996, executed pursuant to
                  the Credit Agreement

      4.12        Amended and Restated Parent Pledge      Exhibit 4.4 to the 6/30/96 10-Q
                  Agreement, dated as of July 9, 1996,
                  executed pursuant to the Credit
                  Agreement

                                      EI-2


    EXHIBIT                                                INCORPORATED HEREIN BY
     NUMBER                    DESCRIPTION                    REFERENCE TO                       FILED HEREWITH
     ------                    -----------                 ----------------------                --------------
      4.13        Form of Amended and Restated            Exhibit 4.5 to the 6/30/96 10-Q
                  Subsidiaries Guarantee, dated as of
                  July 9, 1996, executed pursuant to
                  the Credit Agreement

      4.14        Form of Amended and Restated            Exhibit 4.6 to the 6/30/96 10-Q
                  Subsidiaries Pledge Agreement, dated
                  as of July 9, 1996, executed pursuant
                  to the Credit Agreement

      4.15        Second Amended and Restated Credit      Exhibit 4.1 to the Registrant's
                  Agreement, dated as of April 25,        Current Report on Form 8-K dated
                  1997, constituting the Second           April 25, 1997, (the "4/25/97 8-K")
                  Amendment to the Amended and Restated
                  Credit Agreement, dated as of
                  July 31, 1995 (as amended,
                  supplemented or otherwise modified
                  from time to time, the "Credit
                  Agreement"), among the
                  Registrant and certain of its
                  subsidiaries, the several
                  Lenders from time to time parties
                  thereto, Chase Securities,
                  Inc., as Arranger, and The Chase
                  Manhattan Bank, as
                  Administrative Agent for
                  the Lenders

      4.16        Form of Revolving Credit Note, dated    Exhibit 4.2 to the 4/25/97 8-K
                  as of April 25, 1997, executed
                  pursuant to the Credit Agreement


      4.17        Form of Term Note, dated as of          Exhibit 4.3 to the 4/25/97 8-K
                  April 25, 1997, executed pursuant to
                  the Credit Agreement

      4.18        Form of Swing Line Note, dated as of    Exhibit 4.4 to the 4/25/97 8-K
                  April 25, 1997, executed pursuant to
                  the Credit Agreement

      4.19        Form of CAF Advance Note, dated as of   Exhibit 4.5 to the 4/25/97 8-K
                  April 25, 1997, executed pursuant to
                  the Credit Agreement

      4.20        Form of Second Amended and Restated     Exhibit 4.6 to the 4/25/97 8-K
                  Parent Pledge Agreement, dated as of
                  April 25, 1997, executed pursuant to
                  the Credit Agreement

    EXHIBIT                                                INCORPORATED HEREIN BY
     NUMBER                    DESCRIPTION                    REFERENCE TO                       FILED HEREWITH
     ------                    -----------                 ----------------------                --------------
      4.21        Form of Second Amended and Restated     Exhibit 4.7 to the 4/25/97 8-K
                  Subsidiaries Guarantee, dated as of
                  April 25, 1997, executed pursuant to
                  the Credit Agreement

      4.22        Form of Second Amended and Restated     Exhibit 4.8 to the 4/25/97 8-K
                  Subsidiaries Pledge Agreement, dated
                  as of April 25, 1997, executed
                  pursuant to the Credit Agreement

Any agreements and instruments with respect to long-term debt not exceeding 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis have been omitted as permitted by related instructions. The Registrant agrees pursuant to Item 601(b)(4) of Regulation S-K to furnish to the Securities and Exchange Commission, upon request, a copy of any such agreements and instruments.

      5.1         Opinion of Quarles & Brady as to the                                                  X
                  legality of the securities being
                  registered

      8.1         Form of Tax Opinion Letter of Quarles                                           Exhibit 7 to
                  & Brady                                                                       Exhibit 2.1 above


      23.1        Consent of KPMG Peat Marwick LLP,                                                     X
                  Registrant's independent auditors

      23.2        Consent of Ernst & Young LLP, LRS'                                                    X
                  independent auditors

      23.3        Consent of Quarles & Brady                                                      Contained in
                                                                                                   Exhibit 5.1

      24.1        Powers of Attorney                                                              Contained on
                                                                                               Signatures page in
                                                                                                this Registration
                                                                                                    Statement

      99.1        Form of Proxy to be used in                                                           X
                  connection with the Special Meeting
                  of LRS Stockholders

      99.2        Form of Consent of Holders of LRS                                                     X
                  Options

      99.3        Form of Consent of Holders of LRS                                                     X
                  Nonvested Restricted Shares


                                      EI-4